SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2016
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2016 and 2015, and for the Year Ended December 31, 2016, Supplemental Schedules as of and for the year ended December 31, 2016, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2016 and 2015	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2016	3
Notes to Financial Statements as of December 31, 2016 and 2015 and for the Year Ended December 31, 2016	4
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2016	20
Form 5500, Schedule G, Part III - Schedule of Nonexempt Transactions for the Year Ended December 31, 2016	188

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the "Plan") as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedules listed in the table of contents have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 23, 2017

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2016 AND 2015

(Dollars in millions)	2016	2015
ASSETS:
Investments — interest in Master Trust	$49,689	$46,437

Receivables:
Notes receivable from participants	713	706

NET ASSETS AVAILABLE FOR BENEFITS	$50,402	$47,143
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2016

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$3,339
Interest income from notes receivable from participants	23
Contributions:
Employer	1,372
Participant	1,684
Total contributions	3,056
Total additions	6,418
DEDUCTIONS — Benefits paid	3,161
NET ADDITIONS BEFORE ASSET TRANSFER	3,257

ASSETS TRANSFERRED FROM ANOTHER PLAN	2

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	47,143
End of year	$50,402
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2016 AND 2015, AND FOR THE YEAR ENDED DECEMBER 31, 2016
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings to provide additional security for their retirement. An employee of The Boeing Company (the “Company” or “Boeing”) becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the custom target date funds.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). State Street Bank and Trust Company (“SSBT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those bases, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details.
Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contributions, employer-matching contributions, Company contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is The Boeing Employee Stock Ownership Plan Stock Fund (the “Boeing Stock Fund”), as of December

31, 2016 and 2015. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month, immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2016, with loans maturing at various dates through January 2037.
Loan repayment is made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally continue to be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 70 ½, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.

Assets Transferred from Another Plan — Effective April 1, 2016, the Narus, Inc. 401(k) Plan (“Narus Plan”) was merged into the Plan. All assets and liabilities of the Narus Plan were transferred to the Plan. The fair value of the assets transferred totaled $2.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (FBRICs) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Investments in common/collective trust funds are valued based on the year-end unit net asset value (NAV). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•
Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued using prices provided by SSBT, which are based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (TBAs) are valued similarly to fixed-income securities in active markets. TBAs are included in synthetic GICs and payables for securities purchased on the Master Trust’s statements of net assets available for benefits.

•
Investments in limited partnerships are recorded based upon the NAV provided by the partnerships. There are no unfunded commitments and the Master Trust does not have the ability to make redemption requests from limited partnerships.

•
Other investments include over-the-counter (OTC) derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

•
Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.

•
Cash and cash equivalents include certificates of deposits, commercial paper, treasury bills, discounted notes with original maturities of three months or less, cash and cash collateral. Cash collateral is related to the collateral posted on derivatives. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.

In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Valuation Controls — Plan management has implemented controls that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The controls consist of a framework that provides for oversight of the fair value methodologies and valuations, as well as validation procedures.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (EBIC). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (CIO), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets at least quarterly with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust
Limited partnerships are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (VIP SVF), which is managed by Goldman Sachs Asset Management Company LLP (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified bond portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future interest-crediting rate. Primary variables impacting the future crediting rate of the wrap contracts include current yield of the underlying assets within the wrap contract, duration of the underlying assets covered by the wrap contract, and the existing difference between market value and contract value of the underlying assets within the wrap contract. The issuer guarantees that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract and administrative expenses.

The synthetic GICs are included in the Master Trust’s statements of net assets available for benefits, as discussed in Note 2, at contract value in participant-directed investments. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued using prices provided by SSBT, which are based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust; SSBT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified bond portfolios managed by BlackRock Financial Management Inc., Voya Investment Management Co., JPMorgan Asset Management (JPMAM), Pacific Investment Management Company, Prudential Fixed Income Management, and Western Asset Management Co. In addition to the diversified bond portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPMAM.
The wrap providers are each contractually obligated to pay the principal and specified interest rate that is guaranteed to the VIP SVF. The respective interest-crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. Such interest rates are reviewed and reset on a quarterly basis. Synthetic GICs provide prospective crediting interest rates, which are adjusted quarterly based on the interest earnings, fair value, and duration of the underlying diversified bond portfolios. The crediting rate of each contract in any given quarter will reflect market experience from the previous quarter. The wrap providers may not terminate the contracts at any amount less than contract value.
Certain events, such as a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets available for benefits is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets available for benefits is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust was $49,689 and $46,437, respectively, representing 100% of the Master Trust’s net assets at December 31, 2016 and 2015.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2016, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.
The Master Trust’s statements of net assets as of December 31, 2016 and 2015, are as follows:

	2016	2015
ASSETS:
Investments — at fair value:
Common/collective trusts	$23,522	$20,750
Common and preferred stock	5,310	5,598
Government and agency securities	487	491
Corporate bonds	381	466
Mortgage and asset-backed securities	167	200
Boeing common stock	5,575	6,028
Limited partnerships	—	1
Short-term investments	112	87
Other investments	18	6
Total investments — at fair value	35,572	33,627
Investments — at contract value:
Synthetic GICs	14,239	12,903
Cash and cash equivalents	57	233
Receivables:
Receivables for securities sold	392	322
Accrued investment income	73	66
Other	21	30
Total receivables	486	418
Total assets	50,354	47,181
LIABILITIES:
Payables for securities purchased	559	644
Accrued investment and administration expenses	25	23
Other	81	77
Total liabilities	665	744
NET ASSETS	$49,689	$46,437

Changes in net assets for the Master Trust for the year ended December 31, 2016 are as follows:

Net appreciation of investments	$2,774
Interest income	371
Dividend income	279
Investment income	650
Net investment income	3,424
Amounts received from participating plans	3,392
Deductions:
Amounts paid to participating plans	3,481
Investment and administration expenses	85
Total deductions	3,566

Assets transferred from another plan	2

Increase in net assets	3,252
Beginning of year	46,437
End of year	$49,689

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Basis of Fair Value Measurement:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled	Balance as of December 31, 2016
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,150	$160	$—	$—	$5,310
Government and agency securities	—	487	—	—	487
Corporate bonds	—	381	—	—	381
Mortgage and asset-backed securities	—	135	32	—	167
Boeing common stock	5,575	—	—	—	5,575
Short-term investments	—	112	—	—	112
Other investments	3	15	—	—	18
Total investments in the fair value hierarchy	10,728	1,290	32	—	12,050
Investments measured at net asset value:
Common/collective trusts	—	—	—	23,522	23,522
Limited partnerships	—	—	—	—	—
Total investments measured at net asset value	—	—	—	23,522	23,522
Total investments at fair value	10,728	1,290	32	23,522	35,572
Receivables:
Forward contracts	—	14	—	—	14
Futures	1	—	—	—	1
Total receivables	1	14	—	—	15
Cash and cash equivalents	—	24	—	33	57
Total financial assets	$10,729	$1,328	$32	$23,555	$35,644

Investment liabilities:
Swaps	$—	$16	$—	$—	$16
Options	3	1	—	—	4
Futures	1	—	—	—	1
Forward contracts	—	15	—	—	15
Total investment liabilities	$4	$32	$—	$—	$36

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled	Balance as of December 31, 2015
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,327	$271	$—	$—	$5,598
Government and agency securities	—	491	—	—	491
Corporate bonds	—	466	—	—	466
Mortgage and asset-backed securities	—	154	46	—	200
Boeing common stock	6,028	—	—	—	6,028
Short-term investments	—	87	—	—	87
Other investments	—	6	—	—	6
Total investments in the fair value hierarchy	11,355	1,475	46	—	12,876
Investments measured at net asset value:
Common/collective trusts	—	—	—	20,750	20,750
Limited partnerships	—	—	—	1	1
Total investments measured at net asset value	—	—	—	20,751	20,751
Total investments at fair value	11,355	1,475	46	20,751	33,627
Receivables:
Forward contracts	—	12	—	—	12
Futures	1	—	—	—	1
Total receivables	1	12	—	—	13
Cash equivalents	—	4	—	229	233
Total financial assets	$11,356	$1,491	$46	$20,980	$33,873

Investment liabilities:
Swaps	$—	$11	$—	$—	$11
Options	—	1	—	—	1
Futures	3	—	—	—	3
Forward contracts	—	5	—	—	5
Total investment liabilities	$3	$17	$—	$—	$20
Total Master Trust investment assets at fair value classified within Level 3 were $32 and $46 as of December 31, 2016 and 2015, respectively, which consists of mortgage and asset-backed securities. Such amounts were 0.09% and 0.14% of “Total investments at fair value” in the Master Trust’s statements of net assets available for benefits as of December 31, 2016 and 2015, respectively.
Transfers Between Levels — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets available for benefits. There were no significant transfers between levels for the years ended December 31, 2016 and 2015.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust is exposed to the following financial instrument risk:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration.

A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.

Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal.

Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities.

Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance.

Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date.

A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2016 and 2015, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, as follows:

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2016
Assets:
Synthetic GICs - TBAs	$—	$—	$—	$—	$—	$4	$4
Other investments:
Options	3	—	1	—	—	—	4
Swaps	9	1	1	3	—	—	14
Other receivables:
Forward contracts	—	—	14	—	—	—	14
Futures	—	—	—	—	1	—	1
Total assets	$12	$1	$16	$3	$1	$4	$37
Liabilities:
Other liabilities:
Forward contracts	$—	$—	$15	$—	$—	$—	$15
Futures	—	—	—	1	—	—	1
Options	3	—	1	—	—	—	4
Swaps	6	2	8	—	—	—	16
Payable for securities purchased:
TBAs	—	—	—	—	—	8	8
Total liabilities	$9	$2	$24	$1	$—	$8	$44

December 31, 2015
Assets:
Synthetic GICs - TBAs	$—	$—	$—	$—	$—	$1	$1
Other investments:
Options	—	—	1	—	—	—	1
Swaps	2	1	—	2	—	—	5
Other receivables:
Forward contracts	—	—	12	—	—	—	12
Futures	—	—	—	—	1	—	1
Total assets	$2	$1	$13	$2	$1	$1	$20
Liabilities:
Other liabilities:
Forward contracts	$—	$—	$5	$—	$—	$—	$5
Futures	—	—	—	2	1	—	3
Options	1	—	—	—	—	—	1
Swaps	7	4	—	—	—	—	11
Payable for securities purchased:
TBAs	—	—	—	—	—	1	1
Total liabilities	$8	$4	$5	$2	$1	$1	$21

Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets available for benefits as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2016, is reflected in the following table:

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
Net gains (losses):
Forward contracts	$—	$—	$7	$—	$—	$—	$7
Futures	1	—	—	17	2	—	20
Options	—	—	2	—	—	—	2
Swaps	—	5	(6)	19	—	—	18
TBAs	—	—	—	—	—	(1)	(1)
Total net gains (losses)	$1	$5	$3	$36	$2	$(1)	$46
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2016 and 2015. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2016
Forward contracts	$—	$—	$806	$—	$—	$—	$806
Futures	1,738	—	1	274	181	—	2,194
Options	685	—	31	—	—	—	716
Swaps	765	150	119	3	—	—	1,037
TBAs	—	—	—	—	—	1,980	1,980
Total	$3,188	$150	$957	$277	$181	$1,980	$6,733
December 31, 2015
Forward contracts	$—	$—	$829	$—	$—	$—	$829
Futures	422	—	—	255	121	—	798
Options	217	—	37	—	—	—	254
Swaps	773	218	73	1	—	—	1,065
TBAs	—	—	—	—	—	1,150	1,150
Total	$1,412	$218	$939	$256	$121	$1,150	$4,096
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2016 and 2015, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with a total of $3 and $15, respectively, posted in collateral against those positions.

7.	PLAN AMENDMENTS
Effective January 1, 2016, the Plan added an enhanced defined contribution benefit contributed by the Company, including a temporary transition benefit, under the Plan for certain eligible non-union employees who previously accrued a pension benefit from a defined benefit plan and also are eligible to participate under the Plan.
Effective during 2016 as specified in the Plan provisions, the Plan added an enhanced defined contribution benefit contributed by the Company for certain union Members as specified or permitted in the applicable collective bargaining agreement for each group.
Effective January 5, 2016, the Plan began to allow non-union and certain union Members to elect to irrevocably convert all or a portion of the amounts in any of his or her eligible accounts to Roth treatment pursuant to an in-plan direct Roth rollover, in accordance with applicable Plan provisions.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2016 and 2015, to Form 5500:

	2016	2015
Net assets available for benefits per the financial statements	$50,402	$47,143
Amounts allocated to withdrawing Members	(11)	(12)
Net assets available for benefits per Form 5500	$50,391	$47,131
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2016, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$3,161
Amounts allocated to withdrawing Members — December 31, 2016	11
Amounts allocated to withdrawing Members — December 31, 2015	(12)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(7)
Total benefit payments per Form 5500	$3,153
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made, Members failed to repay the loan in full within 30 days after the end of the repayment period, or Members took a full distribution of their net account balance before the loan was paid off for the year ended December 31, 2016.

9.	RELATED-PARTY TRANSACTIONS
Certain Master Trust investments are managed by SSBT. SSBT is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.
As of December 31, 2016 and 2015, the Plan held approximately 36 million and 42 million shares of common stock of the Company, respectively, with a cost basis of $2,987 and $3,198, respectively, and recorded dividend income of $178 during the year ended December 31, 2016.

Evercore Trust Company, N.A. (“Evercore”) is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Evercore with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Evercore determined to sell or dispose of stock in the Boeing Stock Fund, Evercore would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

10.	NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS
Between June 24, 2014 and August 29, 2014, reportable nonexempt party-in-interest transactions occurred. Plan assets were inadvertently used to pay expenses that should have been paid by the plan sponsor. This was corrected according to the guiding principles of the Department of Labor’s (“DOL’s”) Voluntary Fiduciary Correction Program (“VFCP”), which involved remitting the total principal amount of two hundred forty-five thousand and thirty-five dollars and associated earnings in the amount of twelve thousand two hundred and ninety-one dollars to the Plan on February 18, 2016.
Between January 1, 2002 and December 31, 2014, reportable nonexempt party-in-interest transactions occurred. Plan assets in excess of expenses were paid to the trustee. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of three hundred and seventy-six dollars and associated earnings in the amount of four hundred and forty-seven dollars to the Plan on October 31, 2016 and April 10, 2017.

11.	TAX STATUS
The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2013.

12.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and employer contributions, including any income earned, will be distributed to the Members.

13.	SUBSEQUENT EVENTS
Effective January 1, 2017, the Aviall, Inc. Employee Savings Plan (“Aviall Plan”) was merged into the Plan. All assets and liabilities of the Aviall Plan were transferred to the Plan. The fair value of the assets transferred totaled $116.
*  *  *  *  *  *

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 23, 2017	/s/ Michael Cleary
Date	Michael Cleary
Vice President of Accounting
and Financial Reporting

SUPPLEMENTAL SCHEDULES
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2016

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
1 800 FLOWERS.COM INC CL A COMMON STOCK USD.01			**	$14,884
1ST CONSTITUTION BANCORP COMMON STOCK			**	21,150
1ST SOURCE CORP COMMON STOCK			**	120,850
21ST CENTURY FOX AMERICA COMPANY GUAR 02/21 4.5	2/15/2021	4.50%	**	133,643
21ST CENTURY FOX AMERICA COMPANY GUAR 02/41 6.15	2/15/2041	6.15%	**	41,397
21ST CENTURY FOX AMERICA COMPANY GUAR 10/25 3.7	10/15/2025	3.70%	**	101,215
2U INC COMMON STOCK USD.001			**	1,253,366
3175AR155 INT FLR US NOV17 .15 CALL	11/28/2017		**	42
3175C1606 INT FLR US DEC19 1.6 CALL	12/6/2019		**	27,272
3175JSF83 INT FLR US DEC19 1.6 CALL	12/6/2019		**	27,272
3175RW776 INT FLR US OCT17 0.4 CALL	10/26/2017		**	879
317U168L4 IRO USD 30Y P OCT18 2.86 PUT	10/23/2018		**	37,904
317U236L2 IRO JPY 10Y P MAR17 0.4 PUT	3/3/2017		**	772
317U384M0 IRO USD 30Y P 2.3000 OCT19 2.30 PUT	10/21/2019		**	709,303
317U473M2 IRO USD 30Y P 2.5000 NOV19 2.50 PUT	11/7/2019		**	441,456
317U474M1 IRO USD 30Y P 2.7500 NOV19 2.75 PUT	11/7/2019		**	202,993
317U477M8 IRO USD 30Y P 2.7500 NOV19 2.75 PUT	11/7/2019		**	299,148
317U478M7 IRO USD 30Y P 2.7250 NOV19 2.725 PUT	11/7/2019		**	306,164
317U540M1 IRO USD 2Y C 1.65000 NOV18 1.65 CALL	11/15/2018		**	48,740
317U588M4 IRO USD 1Y P 1.64000 JUN17 1.64 PUT	6/19/2017		**	78,907
317U596M4 IRO USD 1Y P 2.03000 DEC17 2.03 PUT	12/18/2017		**	110,022
317U796L4 IRO USD 30Y C 2.1500 JUN18 2.15 CALL	6/15/2018		**	7,871
317U797L3 IRO USD 30Y P 2.1500 JUN18 2.15 PUT	6/15/2018		**	30,177
317U798L2 IRO USD 30Y P 2.1500 JUN18 2.15 PUT	6/15/2018		**	90,532
317U799L1 IRO USD 30Y C 2.1500 JUN18 2.15 CALL	6/15/2018		**	23,614
317U841J4 IRO USD 30Y P 2.9050 AUG18 2.905 PUT	8/20/2018		**	80,922
317U857J5 IRO USD 30Y P 2.9400 AUG18 2.94 PUT	8/20/2018		**	25,811
3I GROUP PLC COMMON STOCK GBP.738636			**	134,234
3M CO COMMON STOCK USD.01			**	9,943,313
7AN7P Q7 NYM EPUT CRUDE OIL CS JUL17 0.5 PUT	6/19/2017		**	440
7AQ7P U7 NYM EPUT CRUDE OIL CS AUG17 0.5 PUT	7/21/2017		**	440
7AU7P V7 NYM EPUT CRUDE OIL CS SEP17 0.5 PUT	8/21/2017		**	400
7AV7P X7 NYM EPUT CRUDE OIL CS OCT17 0.5 PUT	9/19/2017		**	400
7AX7P Z7 NYM EPUT CRUDE OIL CS NOV17 0.5 PUT	10/19/2017		**	440
7AZ7P F8 NYM EPUT CRUDE OIL CS DEC17 0.5 PUT	11/17/2017		**	400
A H BELO CORP A COMMON STOCK USD.01			**	12,363
A10 SECURITIZATION A10 2013 1 A 144A	11/15/2025	2.40%	**	2,794
A10 SECURITIZATION A10 2014 1 A2 144A	4/15/2033	3.02%	**	389,054
AALBERTS INDUSTRIES NV COMMON STOCK EUR.25			**	533,121
AAR CORP COMMON STOCK USD1.0			**	46,270
AAREAL BANK AG COMMON STOCK			**	673,358
AARON S INC COMMON STOCK USD.5			**	236,054

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ABB LTD REG COMMON STOCK CHF.12			**	1,190,905
ABBOTT LABORATORIES COMMON STOCK			**	34,571,266
ABBOTT LABORATORIES SR UNSECURED 11/23 3.4	11/30/2023	3.40%	**	64,756
ABBVIE INC SR UNSECURED 05/18 1.8	5/14/2018	1.80%	**	1,300,976
ABBVIE INC SR UNSECURED 11/22 2.9	11/6/2022	2.90%	**	77,044
ABBVIE INC SR UNSECURED 11/22 3.2	11/6/2022	3.20%	**	84,055
ABERCROMBIE + FITCH CO CL A COMMON STOCK USD.01			**	76,260
ABERDEEN ASSET MGMT PLC COMMON STOCK GBP.1			**	130,181
ABIOMED INC COMMON STOCK USD.01			**	1,428,444
ABLYNX NV COMMON STOCK			**	337,651
ABM INDUSTRIES INC COMMON STOCK USD.01			**	226,049
ABN AMRO BANK NV SR UNSECURED 144A 06/20 2.45	6/4/2020	2.45%	**	596,674
ABN AMRO BANK NV SR UNSECURED 144A 10/18 2.5	10/30/2018	2.50%	**	201,576
ACADIA HEALTHCARE CO INC COMMON STOCK USD.01			**	4,031,183
ACADIA REALTY TRUST REIT USD.001			**	2,724,597
ACCELERON PHARMA INC COMMON STOCK USD.001			**	270,640
ACCENTURE PLC CL A COMMON STOCK USD.0000225			**	20,695,817
ACCESS NATIONAL CORP COMMON STOCK USD.835			**	28,454
ACCO BRANDS CORP COMMON STOCK USD.01			**	145,795
ACETO CORP COMMON STOCK USD.01			**	1,087,954
ACHILLION PHARMACEUTICALS COMMON STOCK USD.001			**	47,218
ACI WORLDWIDE INC COMMON STOCK USD.005			**	2,359,500
ACORDA THERAPEUTICS INC COMMON STOCK USD.001			**	53,072
ACS ACTIVIDADES CONS Y SERV COMMON STOCK EUR.5			**	436,293
ACTAVIS INC COMPANY GUAR 10/22 3.25	10/1/2022	3.25%	**	497,959
ACTELION LTD REG COMMON STOCK			**	3,337,819
ACTIVISION BLIZZARD INC COMMON STOCK USD.000001			**	424,076
ACTUA CORP COMMON STOCK USD.001			**	63,588
ACTUANT CORP A COMMON STOCK USD.2			**	133,435
ACXIOM CORP COMMON STOCK USD.1			**	6,500,876
ADAMS RESOURCES + ENERGY INC COMMON STOCK USD.1			**	12,173
ADARO ENERGY TBK PT COMMON STOCK IDR100.			**	104,776
ADDUS HOMECARE CORP COMMON STOCK USD.001			**	42,901
ADECCO GROUP AG REG COMMON STOCK CHF1.0			**	762,276
ADIDAS AG COMMON STOCK			**	5,178,722
ADIENT PLC COMMON STOCK USD.001			**	1,372,295
ADOBE SYSTEMS INC COMMON STOCK USD.0001			**	27,819,252
ADTRAN INC COMMON STOCK USD.01			**	1,869,890
ADVANCE AUTO PARTS INC COMMON STOCK USD.0001			**	1,203,289
ADVANCED ENERGY INDUSTRIES COMMON STOCK USD.001			**	754,510
ADVANCED MICRO DEVICES COMMON STOCK USD.01			**	470,723
ADVANTECH CO LTD COMMON STOCK TWD10.			**	592,246
ADVISORY BOARD CO/THE COMMON STOCK USD.01			**	2,527,000
AECOM COMMON STOCK USD.01			**	4,477,770
AEGION CORP COMMON STOCK USD.01			**	80,153
AEON FINANCIAL SERVICE CO LT COMMON STOCK			**	359,715

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AEON MALL CO LTD COMMON STOCK			**	19,733
AEP INDUSTRIES INC COMMON STOCK USD.01			**	36,223
AERCAP HOLDINGS NV COMMON STOCK EUR.01			**	2,579,820
AERCAP IRELAND CAP/GLOBA COMPANY GUAR 05/21 4.5	5/15/2021	4.50%	**	414,540
AERCAP IRELAND CAP/GLOBA COMPANY GUAR 10/20 4.625	10/30/2020	4.63%	**	520,000
AEROVIRONMENT INC			**	10,449
AEROVIRONMENT INC COMMON STOCK USD.0001			**	27,206
AES TIETE ENERGIA SA UNIT UNIT			**	101,085
AETNA INC COMMON STOCK USD.01			**	3,418,708
AETNA INC SR UNSECURED 06/23 2.8	6/15/2023	2.80%	**	20,685
AETNA INC SR UNSECURED 06/36 4.25	6/15/2036	4.25%	**	17,045
AETNA INC SR UNSECURED 12/17 VAR	12/8/2017	1.60%	**	4,954,023
AETNA INC SR UNSECURED 12/37 6.75	12/15/2037	6.75%	**	77,977
AEW GLOBAL PPTY SECS MASTER TR			**	2,005,056
AEW GLOBAL PPTY SECS MASTER TR MUTUAL FUND			**	299,053,664
AFFILIATED MANAGERS GROUP COMMON STOCK USD.01			**	5,851,812
AGCO CORP COMMON STOCK USD.01			**	497,249
AGEAS COMMON STOCK			**	1,430,469
AGILYSYS INC COMMON STOCK USD.3			**	21,010
AGREE REALTY CORP REIT USD.0001			**	94,955
AGRICULTURAL BANK OF CHINA H COMMON STOCK CNY1.0			**	63,984
AGRIUM INC COMMON STOCK			**	181,148
AGRIUM INC SR UNSECURED 01/45 5.25	1/15/2045	5.25%	**	145,793
AGRIUM INC SR UNSECURED 03/35 4.125	3/15/2035	4.13%	**	9,169
AGROFRESH SOLUTIONS INC COMMON STOCK			**	9,869
AGUAS ANDINAS SA A COMMON STOCK			**	35,478
AIA GROUP LTD COMMON STOCK			**	6,138,312
AIG GLOBAL FUNDING SR SECURED 144A 12/17 1.65	12/15/2017	1.65%	**	90,088
AIR CANADA 2013 1A PTT PASS THRU CE 144A 11/26 4.125	11/15/2026	4.13%	**	42,313
AIR CHINA LTD H COMMON STOCK CNY1.0			**	15,323
AIR INDUSTRIES GROUP COMMON STOCK USD.001			**	3,219
AIR LEASE CORP			**	10,622
AIR LEASE CORP COMMON STOCK USD.01			**	351,883
AIR LEASE CORP SR UNSECURED 01/20 2.125	1/15/2020	2.13%	**	56,149
AIR LEASE CORP SR UNSECURED 09/23 3	9/15/2023	3.00%	**	32,483
AIR LIQUIDE SA COMMON STOCK EUR5.5			**	6,347,411
AIR METHODS CORP COMMON STOCK USD.06			**	112,016
AIR TRANSPORT SERVICES GROUP COMMON STOCK USD.01			**	94,882
AIRASIA BHD COMMON STOCK MYR.1			**	408,177
AJINOMOTO CO INC COMMON STOCK			**	250,265
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01			**	2,814,096
AKBANK T.A.S. COMMON STOCK TRY1.			**	61,240
AKER SOLUTIONS ASA COMMON STOCK NOK1.08			**	173,502
AKSA AKRILIK KIMYA SANAYII COMMON STOCK TRY1.			**	300,119
AKZO NOBEL COMMON STOCK EUR2.			**	4,449,558
ALABAMA POWER CO SR UNSECURED 02/19 5.125	2/15/2019	5.13%	**	26,517

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ALAMO GROUP INC COMMON STOCK USD.1			**	93,603
ALAMOS GOLD INC CLASS A COMMON STOCK			**	290,012
ALASKA AIR GROUP INC COMMON STOCK USD.01			**	4,805,173
ALBA PLC ALBA 2006 2 A3B REGS	12/15/2038	0.03%	**	482,988
ALBANY INTL CORP CL A COMMON STOCK USD.001			**	128,112
ALBANY MOLECULAR RESEARCH COMMON STOCK USD.01			**	51,102
ALBEMARLE CORP COMMON STOCK USD.01			**	3,766,258
ALEXANDER + BALDWIN INC COMMON STOCK			**	234,894
ALEXANDRIA REAL ESTATE EQUIT REIT USD.01			**	102,795
ALEXION PHARMACEUTICALS INC COMMON STOCK USD.0001			**	5,043,022
ALFRESA HOLDINGS CORP COMMON STOCK			**	67,985
ALIBABA GROUP HOLDING SP ADR ADR USD.000025			**	22,265,630
ALICO INC COMMON STOCK USD1.0			**	19,467
ALIMENTATION COUCHE TARD B COMMON STOCK			**	399,995
ALKERMES PLC COMMON STOCK USD.01			**	7,954,054
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1			**	85,002
ALLEGIANT TRAVEL CO COMMON STOCK USD.001			**	3,144,960
ALLERGAN INC COMPANY GUAR 03/23 2.8	3/15/2023	2.80%	**	81,390
ALLERGAN PLC COMMON STOCK USD.0033			**	58,169,200
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			**	13,712,514
ALLIANZ SE REG COMMON STOCK			**	806,782
ALLIED PROPERTIES REAL ESTAT REIT			**	184,971
ALLIED WORLD ASSURANCE CO COMMON STOCK USD4.1			**	517,496
ALLSCRIPTS HEALTHCARE SOLUTI COMMON STOCK USD.01			**	117,160
ALLSTATE CORP COMMON STOCK USD.01			**	2,312,544
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2015 SN1 A3	12/20/2017	1.21%	**	58,617
ALLY FINANCIAL INC COMPANY GUAR 02/17 5.5	2/15/2017	5.50%	**	200,750
ALLY FINANCIAL INC COMPANY GUAR 09/18 4.75	9/10/2018	4.75%	**	309,000
ALLY FINANCIAL INC SR UNSECURED 02/18 3.25	2/13/2018	3.25%	**	301,500
ALLY FINANCIAL INC SR UNSECURED 05/18 3.6	5/21/2018	3.60%	**	2,418,000
ALLY FINANCIAL INC SR UNSECURED 09/17 3.25	9/29/2017	3.25%	**	201,250
ALMOST FAMILY INC COMMON STOCK USD.1			**	40,660
ALNYLAM PHARMACEUTICALS INC COMMON STOCK USD.01			**	1,694,796
ALON USA ENERGY INC COMMON STOCK USD.01			**	79,319
ALPHA + OMEGA SEMICONDUCTOR COMMON STOCK			**	56,685
ALPHABET INC CL A COMMON STOCK USD.001			**	94,038,457
ALPHABET INC CL C COMMON STOCK USD.001			**	76,646,357
ALPS ELECTRIC CO LTD COMMON STOCK			**	2,672,507
ALTEN SA COMMON STOCK			**	809,289
ALTICE LUXEMBOURG SA COMPANY GUAR 144A 05/22 7.75	5/15/2022	7.75%	**	1,067,500
ALTRA INDUSTRIAL MOTION CORP COMMON STOCK USD.001			**	86,973
ALTRIA GROUP INC COMMON STOCK USD.333			**	3,085,163
AMADA HOLDINGS CO LTD COMMON STOCK			**	719,437
AMADEUS IT GROUP SA COMMON STOCK EUR.01			**	3,836,566
AMAZON.COM INC COMMON STOCK USD.01			**	101,077,977
AMAZON.COM INC SR UNSECURED 12/34 4.8	12/5/2034	4.80%	**	96,858

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMBAC FINANCIAL GROUP INC COMMON STOCK USD.01			**	89,933
AMBEV SA ADR ADR			**	2,019,400
AMC ENTERTAINMENT HLDS CL A COMMON STOCK USD.01			**	78,481
AMC NETWORKS INC A COMMON STOCK			**	1,732,768
AMDOCS LTD COMMON STOCK GBP.0001			**	4,110,819
AMER AIRLINE 16 3 AA PTT PASS THRU CE 04/30 3	4/15/2030	3.00%	**	66,325
AMER NATL BNKSHS/DANVILLE VA COMMON STOCK USD1.0			**	28,536
AMER SPORTS OYJ COMMON STOCK			**	449,290
AMERCO COMMON STOCK USD.25			**	463,096
AMERESCO INC CL A COMMON STOCK USD.0001			**	15,785
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/20 5	3/30/2020	5.00%	**	85,548
AMERICA MOVIL SAB DE CV COMPANY GUAR 11/17 5.625	11/15/2017	5.63%	**	3,445,513
AMERICA MOVIL SPN ADR CL L ADR			**	142,996
AMERICA S CAR MART INC COMMON STOCK USD.01			**	48,344
AMERICAN ASSETS TRUST INC REIT USD.01			**	2,661,482
AMERICAN CAMPUS COMMUNITIES REIT USD.01			**	2,408,768
AMERICAN EAGLE OUTFITTERS COMMON STOCK USD.01			**	1,259,459
AMERICAN EQUITY INVT LIFE HL COMMON STOCK USD1.0			**	168,644
AMERICAN EXPRESS BK FSB SR UNSECURED 09/17 6	9/13/2017	6.00%	**	144,328
AMERICAN EXPRESS CO COMMON STOCK USD.2			**	20,361,629
AMERICAN EXPRESS CO SR UNSECURED 12/22 2.65	12/2/2022	2.65%	**	158,523
AMERICAN EXPRESS CO SUBORDINATED 12/24 3.625	12/5/2024	3.63%	**	28,116
AMERICAN EXPRESS CREDIT SR UNSECURED 09/17 VAR	9/22/2017	1.30%	**	2,501,458
AMERICAN EXPRESS CREDIT SR UNSECURED 11/18 VAR	11/5/2018	1.66%	**	7,044,779
AMERICAN FINANCIAL GROUP INC COMMON STOCK			**	355,829
AMERICAN HOME MORTGAGE INVESTM AHM 2005 2 4A1	9/25/2045	2.40%	**	190,025
AMERICAN HONDA FINANCE SR UNSECURED 02/19 VAR	2/22/2019	1.74%	**	1,857,655
AMERICAN HONDA FINANCE SR UNSECURED 08/19 2.25	8/15/2019	2.25%	**	126,217
AMERICAN HONDA FINANCE SR UNSECURED 09/26 2.3	9/9/2026	2.30%	**	27,069
AMERICAN HONDA FINANCE SR UNSECURED 11/18 1.5	11/19/2018	1.50%	**	4,661,046
AMERICAN HONDA FINANCE SR UNSECURED 12/17 1.55	12/11/2017	1.55%	**	89,077
AMERICAN INTERNATIONAL GROUP COMMON STOCK USD2.5			**	11,670,897
AMERICAN INTL GROUP SR UNSECURED 02/24 4.125	2/15/2024	4.13%	**	248,134
AMERICAN MONEY MANAGEMENT CORP AMMC 2012 11A A2R 144A	10/30/2023	2.28%	**	1,000,320
AMERICAN MUNI PWR OHIO INC OHR AMEPWR 02/28 FIXED 7.334	2/15/2028	7.33%	**	256,906
AMERICAN NATIONAL INSURANCE COMMON STOCK USD1.0			**	332,086
AMERICAN PUBLIC EDUCATION COMMON STOCK USD.01			**	44,141
AMERICAN RAILCAR INDUSTRIES COMMON STOCK USD.01			**	92,845
AMERICAN TOWER CORP REIT USD.01			**	9,381,214
AMERICAN TOWER CORP SR UNSECURED 01/22 2.25	1/15/2022	2.25%	**	560,353
AMERICAN TOWER TRUSTE I AMTT 13 1A 144A	3/15/2043	1.55%	**	49,959
AMERICAN VANGUARD CORP COMMON STOCK USD.1			**	51,035
AMERICAN WATER CAP CORP SR UNSECURED 12/42 4.3	12/1/2042	4.30%	**	7,330
AMERICAN WATER CAPITAL C SR UNSECURED 03/25 3.4	3/1/2025	3.40%	**	11,257
AMERICAN WATER CAPITAL C SR UNSECURED 12/26 3	12/1/2026	3.00%	**	103,213
AMERICAN WATER WORKS CO INC COMMON STOCK USD.01			**	1,765,584

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2015 2 A3	1/8/2020	1.27%	**	629,839
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2016 4 A2A	4/8/2020	1.34%	**	4,281,963
AMERIPRISE FINANCIAL INC SR UNSECURED 10/23 4	10/15/2023	4.00%	**	104,875
AMERISAFE INC COMMON STOCK USD.01			**	85,669
AMGEN INC SR UNSECURED 02/19 5.7	2/1/2019	5.70%	**	26,870
AMGEN INC SR UNSECURED 05/17 2.125	5/15/2017	2.13%	**	140,457
AMGEN INC SR UNSECURED 05/22 3.625	5/15/2022	3.63%	**	46,503
AMGEN INC SR UNSECURED 11/21 3.875	11/15/2021	3.88%	**	151,788
AMKOR TECHNOLOGY INC COMMON STOCK USD.001			**	162,206
AMOREPACIFIC GROUP COMMON STOCK KRW500.0			**	49,333
AMPCO PITTSBURGH CORP COMMON STOCK USD1.0			**	17,169
AMPHASTAR PHARMACEUTICALS IN COMMON STOCK USD.0001			**	18,752
AMPHENOL CORP CL A COMMON STOCK USD.001			**	1,902,768
AMPLIFON SPA			**	(17,150)
AMPLIFON SPA COMMON STOCK EUR.02			**	142,228
ANADARKO PETROLEUM CORP SR UNSECURED 07/24 3.45	7/15/2024	3.45%	**	127,614
ANADARKO PETROLEUM CORP SR UNSECURED 09/36 6.45	9/15/2036	6.45%	**	214,230
ANALOG DEVICES INC COMMON STOCK USD.167			**	5,143,747
ANALOG DEVICES INC SR UNSECURED 12/23 3.125	12/5/2023	3.13%	**	24,998
ANALOGIC CORP COMMON STOCK USD.05			**	1,685,544
ANDERSONS INC/THE COMMON STOCK			**	123,685
ANGIODYNAMICS INC COMMON STOCK USD.01			**	72,828
ANGLO AMERICAN PLATINUM LTD COMMON STOCK ZAR.1			**	95,014
ANGLO AMERICAN PLC COMMON STOCK USD.54945			**	787,370
ANGLOGOLD ASHANTI SPON ADR ADR			**	240,238
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 02/23 3.3	2/1/2023	3.30%	**	1,119,505
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 02/24 3.7	2/1/2024	3.70%	**	532,360
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/22 3.75	1/15/2022	3.75%	**	1,148,154
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/42 4.95	1/15/2042	4.95%	**	1,415,129
ANIKA THERAPEUTICS INC COMMON STOCK USD.01			**	24,088
ANIXTER INTERNATIONAL INC COMMON STOCK USD1.0			**	246,797
ANTHEM INC COMMON STOCK USD.01			**	7,116,615
AON PLC COMMON STOCK USD.01			**	7,320,383
AON PLC COMPANY GUAR 11/23 4	11/27/2023	4.00%	**	46,690
AON PLC COMPANY GUAR 12/42 4.25	12/12/2042	4.25%	**	42,159
AOZORA BANK LTD COMMON STOCK			**	247,867
APACHE CORP SR UNSECURED 04/22 3.25	4/15/2022	3.25%	**	81,257
APACHE CORP SR UNSECURED 09/40 5.1	9/1/2040	5.10%	**	62,771
APOLLO EDUCATION GROUP INC COMMON STOCK			**	103,505
APOLLO GLOBAL MANAGEMENT A MLP			**	2,710,400
APPLE INC COMMON STOCK USD.00001			**	86,035,845
APPLE INC SR UNSECURED 02/22 2.15	2/9/2022	2.15%	**	118,981
APPLE INC SR UNSECURED 05/18 1	5/3/2018	1.00%	**	99,625
APPLE INC SR UNSECURED 05/23 2.4	5/3/2023	2.40%	**	97,372
APPLE INC SR UNSECURED 08/46 3.85	8/4/2046	3.85%	**	59,405
APPLIED INDUSTRIAL TECH INC COMMON STOCK			**	126,938

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
APPLIED MATERIALS INC			**	(40,609)
APPLIED MATERIALS INC COMMON STOCK USD.01			**	26,871,971
APTARGROUP INC COMMON STOCK USD.01			**	4,407,000
APTEVO THERAPEUTICS INC COMMON STOCK USD.001			**	4,375
ARAMARK COMMON STOCK USD.01			**	2,964,903
ARC DOCUMENT SOLUTIONS INC COMMON STOCK USD.001			**	11,394
ARCA CONTINENTAL SAB DE CV COMMON STOCK			**	43,447
ARCADIS NV COMMON STOCK EUR.02			**	292,444
ARCBEST CORP COMMON STOCK USD.01			**	70,839
ARCELIK A.S. COMMON STOCK TRY1.			**	196,993
ARCH CAPITAL GROUP LTD COMMON STOCK USD.01			**	4,512,967
ARCHER DANIELS MIDLAND CO COMMON STOCK			**	4,011,768
ARCHROCK INC COMMON STOCK USD.01			**	2,003,562
ARCTIC CAT INC COMMON STOCK USD.01			**	16,928
ARENA PHARMACEUTICALS INC COMMON STOCK USD.0001			**	1,027,163
ARGO GROUP INTERNATIONAL COMMON STOCK USD1.0			**	202,643
ARIAD PHARMACEUTICALS INC COMMON STOCK USD.001			**	452,542
ARISTA NETWORKS INC COMMON STOCK USD.0001			**	10,897,366
ARISTOCRAT LEISURE LTD COMMON STOCK			**	212,069
ARIZONA PUBLIC SERVICE SR UNSECURED 01/20 2.2	1/15/2020	2.20%	**	23,027
ARIZONA PUBLIC SERVICE SR UNSECURED 04/42 4.5	4/1/2042	4.50%	**	26,255
ARKEMA COMMON STOCK EUR10.			**	248,306
ARMSTRONG FLOORING INC COMMON STOCK USD.0001			**	27,396
AROTECH CORP COMMON STOCK USD.01			**	9,933
ARRIS INTERNATIONAL PLC COMMON STOCK GBP.0001			**	3,127,705
ARROW ELECTRONICS INC COMMON STOCK USD1.0			**	686,976
ARROW ELECTRONICS INC SR UNSECURED 01/27 7.5	1/15/2027	7.50%	**	95,191
ARROW ELECTRONICS INC SR UNSECURED 03/18 3	3/1/2018	3.00%	**	65,740
ARROW FINANCIAL CORP COMMON STOCK USD1.0			**	52,286
ARTISAN PARTNERS ASSET MA A COMMON STOCK USD.01			**	3,213,000
ARVIND LTD COMMON STOCK INR10.			**	433,447
ARYZTA AG COMMON STOCK CHF.02			**	238,691
ASAHI KASEI CORP COMMON STOCK			**	166,078
ASALEO CARE LTD COMMON STOCK			**	465,090
ASBURY AUTOMOTIVE GROUP COMMON STOCK USD.01			**	2,461,830
ASCENA RETAIL GROUP INC COMMON STOCK USD.01			**	102,345
ASCENDAS REAL ESTATE INV TRT REIT			**	77,777
ASCENT CAPITAL GROUP INC A COMMON STOCK USD.01			**	29,382
ASHFORD HOSPITALITY PRIME IN REIT USD.01			**	2,689
ASHFORD HOSPITALITY TRUST REIT USD.01			**	37,380
ASHMORE GROUP PLC COMMON STOCK GBP.0001			**	195,967
ASHOK LEYLAND LTD COMMON STOCK INR1.			**	22,916
ASM PACIFIC TECHNOLOGY COMMON STOCK HKD.1			**	19,072
ASML HOLDING NV COMMON STOCK EUR.09			**	610,928
ASML HOLDING NV NY REG SHS NY REG SHRS EUR.09			**	2,614,148
ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD.001514456			**	360,800

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ASPEN TECHNOLOGY INC COMMON STOCK USD.1			**	2,258,284
ASSOCIATED BANC CORP COMMON STOCK USD.01			**	374,699
ASSURANT INC COMMON STOCK USD.01			**	666,271
ASSURED GUARANTY LTD COMMON STOCK USD.01			**	2,017,371
ASTA FUNDING INC COMMON STOCK USD.01			**	13,014
ASTEC INDUSTRIES INC COMMON STOCK USD.2			**	1,460,846
ASTELLAS PHARMA INC COMMON STOCK			**	1,366,894
ASTORIA FINANCIAL CORP COMMON STOCK USD.01			**	185,418
ASTRAZENECA PLC SPONS ADR ADR			**	11,154,483
ASTRAZENECA PLC SR UNSECURED 09/37 6.45	9/15/2037	6.45%	**	58,216
ASTRONOVA INC COMMON STOCK USD.05			**	11,699
ASX LTD COMMON STOCK			**	97,893
AT+T INC SR UNSECURED 01/18 1.75	1/15/2018	1.75%	**	5,503,361
AT+T INC SR UNSECURED 02/18 5.5	2/1/2018	5.50%	**	83,119
AT+T INC SR UNSECURED 02/19 5.8	2/15/2019	5.80%	**	150,532
AT+T INC SR UNSECURED 02/21 4.6	2/15/2021	4.60%	**	105,768
AT+T INC SR UNSECURED 02/23 3.6	2/17/2023	3.60%	**	418,536
AT+T INC SR UNSECURED 03/22 3.8	3/15/2022	3.80%	**	179,399
AT+T INC SR UNSECURED 03/41 6.375	3/1/2041	6.38%	**	57,581
AT+T INC SR UNSECURED 06/22 3	6/30/2022	3.00%	**	73,621
AT+T INC SR UNSECURED 08/21 3.875	8/15/2021	3.88%	**	123,894
AT+T INC SR UNSECURED 12/17 1.4	12/1/2017	1.40%	**	2,272,988
ATCO LTD CLASS I COMMON STOCK			**	70,934
ATHENAHEALTH INC COMMON STOCK USD.01			**	1,422,424
ATLAS AIR WORLDWIDE HOLDINGS COMMON STOCK USD.01			**	144,873
ATLAS COPCO AB B SHS COMMON STOCK SEK.64			**	95,148
ATLAS SENIOR LOAN FUND LTD ATCLO 2012 2A AR 144A	1/30/2024	2.12%	**	1,299,992
ATLASSIAN CORP PLC CLASS A COMMON STOCK USD.1			**	2,660,840
ATMOS ENERGY CORP SR UNSECURED 03/19 8.5	3/15/2019	8.50%	**	147,823
ATMOS ENERGY CORP SR UNSECURED 10/44 4.125	10/15/2044	4.13%	**	66,640
ATN INTERNATIONAL INC COMMON STOCK USD.01			**	123,160
ATOS SE COMMON STOCK EUR1.0			**	2,688,618
ATRESMEDIA CORP DE MEDIOS DE COMMON STOCK EUR.75			**	260,821
ATRIUM CDO CORP ATRM 8A AR 144A	10/23/2024	2.21%	**	1,799,998
ATRIUM EUROPEAN REAL ESTATE COMMON STOCK			**	239,230
ATWOOD OCEANICS INC COMMON STOCK USD1.0			**	75,366
AUBURN SECURITIES PLC AUBN 4 A2 REGS	10/1/2041	0.91%	**	25,442
AUBURN SECURITIES PLC AUBN 5 A2 REGS	12/1/2041	0.58%	**	567,180
AUROBINDO PHARMA LTD COMMON STOCK INR1.			**	40,344
AUST AND NZ BANKING GROUP COMMON STOCK			**	1,331,055
AUTO ABS COMP 2012 3 A REGS	9/27/2024	0.60%	**	465,804
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			**	18,259,895
AUTONATION INC COMMON STOCK USD.01			**	443,542
AV HOMES INC COMMON STOCK USD1.0			**	10,523
AVALONBAY COMMUNITIES SR UNSECURED 06/25 3.45	6/1/2025	3.45%	**	800,920
AVALONBAY COMMUNITIES SR UNSECURED 10/26 2.9	10/15/2026	2.90%	**	44,479

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AVIATION CAPITAL GROUP SR UNSECURED 144A 10/20 7.125	10/15/2020	7.13%	**	358,050
AVIS BUDGET GROUP INC COMMON STOCK USD.01			**	2,762,371
AVNET INC COMMON STOCK USD1.0			**	649,020
AVX CORP COMMON STOCK USD.01			**	235,497
AWE LTD COMMON STOCK			**	124,493
AXALTA COATING SYSTEMS LTD COMMON STOCK USD1.0			**	1,781,600
AXCELIS TECHNOLOGIES INC COMMON STOCK USD.001			**	40,638
AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD.0125			**	669,018
AXT INC COMMON STOCK USD.001			**	14,880
AYGAZ AS COMMON STOCK TRY1.			**	157,317
AZBIL CORP COMMON STOCK			**	761,607
AZZ INC COMMON STOCK USD1.0			**	31,375
B+G FOODS INC COMMON STOCK USD.01			**	2,122,329
B2R MORTGAGE TRUST B2R 2015 2 A 144A	11/15/2048	3.34%	**	223,302
BAIDU INC SPON ADR ADR USD.00005			**	5,245,501
BALCHEM CORP COMMON STOCK USD.0667			**	660,534
BALDWIN + LYONS INC CL B COMMON STOCK			**	30,996
BALFOUR BEATTY PLC COMMON STOCK GBP.5			**	298,707
BALTIMORE GAS + ELECTRIC SR UNSECURED 08/46 3.5	8/15/2046	3.50%	**	23,395
BANC OF AMERICA COMMERCIAL MOR BACM 2007 1 A1A	1/15/2049	5.43%	**	92,149
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A5	6/10/2049	5.38%	**	1,616,445
BANC OF AMERICA LARGE LOAN BALL 2010 UB5 A4A 144A	2/17/2051	5.74%	**	28,425
BANC OF AMERICA MERRILL LYNCH BAMLL 2015 ASHF A 144A	1/15/2028	1.65%	**	500,801
BANC OF CALIFORNIA INC COMMON STOCK USD.01			**	76,340
BANCA CARIGE SPA COVERED REGS 10/18 3.875	10/24/2018	3.88%	**	1,769,928
BANCFIRST CORP COMMON STOCK USD1.0			**	143,018
BANCO BILBAO VIZCAYA ARGENTA COMMON STOCK EUR.49			**	125,196
BANCO BRADESCO ADR ADR			**	755,532
BANCO DE CHILE COMMON STOCK			**	195,314
BANCO DE SABADELL SA COMMON STOCK EUR.125			**	74,109
BANCO DO BRASIL S.A. COMMON STOCK			**	137,226
BANCO NAC DE DESEN ECONO SR UNSECURED REGS 06/18 6.369	6/16/2018	6.37%	**	146,269
BANCO SANTANDER BRASIL ADS ADR			**	75,494
BANCO SANTANDER CHILE ADR ADR			**	240,636
BANCO SANTANDER SA COMMON STOCK EUR.5			**	1,376,041
BANCO SANTANDER SA JR SUBORDINA REGS 09/49 VAR	9/11/2049	6.25%	**	1,185,708
BANCORP INC/THE COMMON STOCK USD1.0			**	36,588
BANCORPSOUTH INC COMMON STOCK USD2.5			**	101,347
BANDAI NAMCO HOLDINGS INC COMMON STOCK			**	732,735
BANK CENTRAL ASIA TBK PT COMMON STOCK IDR62.5			**	167,282
BANK DANAMON INDONESIA TBK COMMON STOCK			**	501,817
BANK MANDIRI PERSERO TBK PT COMMON STOCK IDR500.			**	40,037
BANK MUTUAL CORP COMMON STOCK USD.01			**	44,557
BANK NEGARA INDONESIA PERSER COMMON STOCK IDR7500.			**	122,454
BANK OF AMERICA CORP COMMON STOCK USD.01			**	9,120,670
BANK OF AMERICA CORP SR UNSECURED 01/23 3.3	1/11/2023	3.30%	**	139,464

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BANK OF AMERICA CORP SR UNSECURED 01/24 4.125	1/22/2024	4.13%	**	349,188
BANK OF AMERICA CORP SR UNSECURED 04/18 6.875	4/25/2018	6.88%	**	2,444,693
BANK OF AMERICA CORP SR UNSECURED 04/24 4	4/1/2024	4.00%	**	185,641
BANK OF AMERICA CORP SR UNSECURED 05/21 5	5/13/2021	5.00%	**	119,794
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	7.63%	**	898,973
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	7/1/2020	5.63%	**	148,440
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75%	**	730,274
BANK OF AMERICA CORP SUBORDINATED 01/25 4	1/22/2025	4.00%	**	369,463
BANK OF AMERICA CREDIT CARD TR BACCT 2015 A2 A	9/15/2020	1.36%	**	924,574
BANK OF AMERICA NA SR UNSECURED 05/17 VAR	5/8/2017	1.30%	**	1,201,109
BANK OF AMERICA NA SR UNSECURED 06/18 1.75	6/5/2018	1.75%	**	699,971
BANK OF CHINA LTD H COMMON STOCK CNY1.0			**	311,915
BANK OF COMMUNICATIONS CO H COMMON STOCK CNY1.0			**	171,488
BANK OF HAWAII CORP COMMON STOCK USD.01			**	4,115,216
BANK OF MONTREAL COMMON STOCK			**	1,445,688
BANK OF MONTREAL COVERED 144A 06/22 1.75	6/15/2022	1.75%	**	681,358
BANK OF MONTREAL SR UNSECURED 11/22 2.55	11/6/2022	2.55%	**	148,170
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01			**	5,737,102
BANK OF NEW YORK MELLON SR UNSECURED 05/19 2.2	5/15/2019	2.20%	**	71,428
BANK OF NEW YORK MELLON SR UNSECURED 11/25 3.95	11/18/2025	3.95%	**	14,712
BANK OF NOVA SCOTIA COMMON STOCK			**	995,759
BANK OF NOVA SCOTIA COVERED 04/21 1.875	4/26/2021	1.88%	**	2,341,392
BANK OF NOVA SCOTIA SR UNSECURED 01/19 VAR	1/15/2019	1.71%	**	5,196,266
BANK OF NOVA SCOTIA SR UNSECURED 04/17 1.25	4/11/2017	1.25%	**	120,037
BANK OF NY MELLON CORP SR UNSECURED 03/19 2.2	3/4/2019	2.20%	**	156,106
BANK OF NY MELLON CORP SR UNSECURED 08/20 2.6	8/17/2020	2.60%	**	15,109
BANK OF QUEENSLAND LTD COMMON STOCK			**	64,386
BANK OF THE OZARKS COMMON STOCK USD.01			**	3,277,409
BANK OF THE PHILIPPINE ISLAN COMMON STOCK PHP10.			**	20,328
BANK RAKYAT INDONESIA PERSER COMMON STOCK IDR250.			**	165,777
BANK TOKYO MIT UFJ NY	8/4/2017	0.01%	**	3,869,022
BANKRATE INC COMMON STOCK USD.01			**	46,222
BANNER CORPORATION COMMON STOCK USD.01			**	2,710,301
BANQUE CANTONALE VAUDOIS REG COMMON STOCK CHF10.0			**	225,926
BAR HARBOR BANKSHARES COMMON STOCK USD2.0			**	29,108
BARCLAYS AFRICA GROUP LTD COMMON STOCK ZAR2.0			**	348,939
BARCLAYS BANK PLC	9/8/2017	1.64%	**	2,900,000
BARCLAYS BANK PLC SUBORDINATED 04/23 VAR	4/10/2023	7.75%	**	1,051,400
BARCLAYS BANK PLC SUBORDINATED 11/22 7.625	11/21/2022	7.63%	**	6,036,250
BARCLAYS PLC COMMON STOCK GBP.25			**	3,011,503
BARCLAYS PLC JR SUBORDINA 12/49 VAR	12/15/2049	8.00%	**	1,001,143
BARCLAYS PLC JR SUBORDINA 12/49 VAR	12/29/2049	6.50%	**	306,704
BARCLAYS PLC JR SUBORDINA REGS 12/49 VAR	12/29/2049	7.88%	**	492,522
BARCLAYS PLC SR UNSECURED 03/25 3.65	3/16/2025	3.65%	**	1,740,280
BARCLAYS PLC SR UNSECURED 08/21 3.2	8/10/2021	3.20%	**	197,678
BARNES + NOBLE EDUCATION INC COMMON STOCK USD.01			**	42,347

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BARNES + NOBLE INC COMMON STOCK USD.001			**	65,138
BARNES GROUP INC COMMON STOCK USD.01			**	257,585
BARRATT DEVELOPMENTS PLC COMMON STOCK GBP.1			**	889,003
BARRICK GOLD CORP COMMON STOCK			**	837,870
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	5/30/2021	4.40%	**	22,068
BASF SE COMMON STOCK			**	808,126
BAXTER INTERNATIONAL INC COMMON STOCK USD1.0			**	4,393,518
BAYER AG REG COMMON STOCK			**	9,809,781
BB UBS TRUST BBUBS 2012 TFT A 144A	6/5/2030	2.89%	**	86,921
BB+T CORPORATION SR UNSECURED 06/20 2.625	6/29/2020	2.63%	**	226,763
BB+T CORPORATION SUBORDINATED 11/19 5.25	11/1/2019	5.25%	**	51,860
BBA AVIATION PLC COMMON STOCK GBP.2976			**	703,620
BBCCRE TRUST BBCCR 2015 GTP A 144A	8/10/2033	3.97%	**	1,121,778
BCC FUNDING CORP BCCFC 2016 1 A2 144A	12/20/2021	2.20%	**	118,387
BDO UNIBANK INC COMMON STOCK PHP10.0			**	50,940
BEACON ROOFING SUPPLY INC COMMON STOCK USD.01			**	1,473,871
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 2 12A2	5/25/2034	3.14%	**	12,010
BEAR STEARNS ALT A TRUST BALTA 2006 8 3A1	2/25/2034	0.75%	**	229,247
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW16 AM	6/11/2040	5.71%	**	217,813
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 AMFL 144A	6/11/2050	1.37%	**	309,942
BECTON DICKINSON AND CO COMMON STOCK USD1.0			**	6,064,593
BED BATH + BEYOND INC COMMON STOCK USD.01			**	2,867,396
BEFIMMO REIT			**	605,476
BEIERSDORF AG COMMON STOCK			**	4,792,344
BEIJING CAPITAL INTL AIRPO H COMMON STOCK CNY1.0			**	26,291
BEIJING ENTERPRISES HLDGS COMMON STOCK			**	420,713
BEIJING JINGNENG CLEAN ENE H COMMON STOCK CNY1.0			**	362,441
BEIJING URBAN CONSTRUCTION H COMMON STOCK CNY1.0			**	388,797
BEL FUSE INC CL B COMMON STOCK USD.1			**	31,673
BELDEN INC COMMON STOCK USD.01			**	6,453,324
BELLE INTERNATIONAL HOLDINGS COMMON STOCK HKD.01			**	179,953
BELMOND LTD CLASS A COMMON STOCK USD.01			**	882,035
BEMIS COMPANY COMMON STOCK USD.1			**	24,053
BENCHMARK ELECTRONICS INC COMMON STOCK USD.1			**	156,038
BENDIGO AND ADELAIDE BANK COMMON STOCK			**	206,927
BENEFICIAL BANCORP INC COMMON STOCK USD.01			**	84,382
BERKSHIRE HATHAWAY ENERG SR UNSECURED 04/18 5.75	4/1/2018	5.75%	**	84,091
BERKSHIRE HATHAWAY INC SR UNSECURED 01/17 1.9	1/31/2017	1.90%	**	235,122
BERKSHIRE HILLS BANCORP INC COMMON STOCK USD.01			**	2,785,676
BERRY PLASTICS GROUP INC COMMON STOCK USD.01			**	4,570,484
BEST PACIFIC INTERNATIONAL H COMMON STOCK HKD.01			**	365,297
BHARAT PETROLEUM CORP LTD COMMON STOCK INR10.			**	324,700
BHP BILLITON FIN USA LTD COMPANY GUAR 02/17 1.625	2/24/2017	1.63%	**	50,038
BHP BILLITON FIN USA LTD COMPANY GUAR 09/43 5	9/30/2043	5.00%	**	83,772
BHP BILLITON LIMITED COMMON STOCK			**	825,404
BID CORP LTD COMMON STOCK			**	81,370

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BIDVEST GROUP LTD COMMON STOCK ZAR.05			**	172,012
BIG 5 SPORTING GOODS CORP COMMON STOCK USD.01			**	39,124
BIG LOTS INC COMMON STOCK USD.01			**	922,659
BIGLARI HOLDINGS INC COMMON STOCK USD.5			**	473
BILL BARRETT CORP COMMON STOCK USD.001			**	33,559
BIO RAD LABORATORIES A			**	18,247
BIO RAD LABORATORIES A COMMON STOCK USD.0001			**	2,479,008
BIOGEN INC COMMON STOCK USD.0005			**	25,297,605
BIOGEN INC SR UNSECURED 03/18 6.875	3/1/2018	6.88%	**	21,151
BIOGEN INC SR UNSECURED 09/22 3.625	9/15/2022	3.63%	**	88,276
BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD.001			**	4,855,170
BIZLINK HOLDING INC COMMON STOCK TWD10.			**	2,275,221
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 03/18 1.7	3/5/2018	1.70%	**	598,073
BLACK BOX CORP			**	2,718
BLACK BOX CORP COMMON STOCK USD.001			**	16,180
BLACK HILLS CORP COMMON STOCK USD1.0			**	2,431,824
BLACKROCK INC COMMON STOCK USD.01			**	4,601,870
BLACKROCK INC SR UNSECURED 03/24 3.5	3/18/2024	3.50%	**	90,105
BLACKROCK INC SR UNSECURED 06/22 3.375	6/1/2022	3.38%	**	77,756
BLUCORA INC COMMON STOCK USD.0001			**	55,932
BLUE BUFFALO PET PRODUCTS IN COMMON STOCK USD.01			**	2,644,400
BLUEBIRD BIO INC COMMON STOCK USD.01			**	497,179
BLUESTONE SECURITIES PLC BLST 2006 1 A1 REGS	6/9/2043	0.60%	**	952,837
BLUESTREAM VENTURES			**	159,689
BMW US CAPITAL LLC COMPANY GUAR 144A 09/19 VAR	9/13/2019	1.37%	**	3,499,143
BMW VEHICLE LEASE TRUST BMWLT 2016 2 A2	1/22/2019	1.23%	**	5,532,256
BNC BANCORP COMMON STOCK			**	40,513
BNP PARIBAS COMMON STOCK EUR2.			**	2,689,360
BNP PARIBAS NY BANCH	8/25/2017	1.53%	**	9,000,000
BNP PARIBAS SR UNSECURED 09/17 2.375	9/14/2017	2.38%	**	8,994,659
*BOEING CO/THE COMMON STOCK USD5.0			**	5,575,155,181
BOINGO WIRELESS INC COMMON STOCK			**	29,524
BOISE CASCADE CO COMMON STOCK USD.01			**	40,523
BOK FINANCIAL CORPORATION COMMON STOCK USD.00006			**	364,296
BOLIDEN AB COMMON STOCK SEK2.11			**	1,083,730
BOLSA MEXICANA DE VALORES SA COMMON STOCK			**	540,529
BONOS Y OBLIG DEL ESTADO SR UNSECURED 144A REGS 10/46 2	10/31/2046	2.90%	**	1,568,613
BOOZ ALLEN HAMILTON HOLDINGS COMMON STOCK USD.01			**	14,278,995
BOSTON PRIVATE FINL HOLDING COMMON STOCK USD1.0			**	2,235,822
BOSTON PROPERTIES LP SR UNSECURED 09/23 3.125	9/1/2023	3.13%	**	78,446
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01			**	10,175,531
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6	1/15/2020	6.00%	**	1,043,889
BP CAPITAL MARKETS PLC COMPANY GUAR 02/24 3.814	2/10/2024	3.81%	**	140,247
BP CAPITAL MARKETS PLC COMPANY GUAR 03/25 3.506	3/17/2025	3.51%	**	908,604
BP CAPITAL MARKETS PLC COMPANY GUAR 05/22 3.245	5/6/2022	3.25%	**	291,023
BP PLC COMMON STOCK USD.25			**	2,088,879
BPCE SA SUBORDINATED 144A 03/25 4.5	3/15/2025	4.50%	**	876,844

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BPCE SA SUBORDINATED 144A 07/24 4.625	7/11/2024	4.63%	**	395,227
BPER BANCA COMMON STOCK EUR3.0			**	334,098
BRADY CORPORATION CL A COMMON STOCK USD.01			**	2,289,874
BRAMMER PLC COMMON STOCK GBP.2			**	177,442
BRANCH BANKING + TRUST SR UNSECURED 05/19 VAR	5/1/2019	1.42%	**	6,509,126
BRANDYWINE REALTY TRUST REIT USD.01			**	146,394
BRASKEM SA PREF A PREFERENCE			**	214,674
BRAVO BRIO RESTAURANT GROUP COMMON STOCK			**	6,232
BRENT APO APR17C 68 EXP 04/28/2017	4/28/2017		**	590
BRENT APO AUG17C 68 EXP 08/31/2017	8/31/2017		**	1,700
BRENT APO DEC17C 68 EXP 12/29/2017	12/29/2017		**	2,350
BRENT APO FEB17C 68 EXP 02/28/2017	2/28/2017		**	70
BRENT APO JAN17C 68 EXP 01/31/2017	1/31/2017		**	10
BRENT APO JUL17C 68 EXP 07/31/2017	7/31/2017		**	1,480
BRENT APO JUN17C 68 EXP 06/30/2017	6/30/2017		**	1,220
BRENT APO MAR17C 68 EXP 03/31/2017	3/31/2017		**	280
BRENT APO MAY17C 68 EXP 05/31/2017	5/31/2017		**	940
BRENT APO NOV17C 68 EXP 11/30/2017	11/30/2017		**	2,200
BRENT APO OCT17C 68 EXP 10/31/2017	10/31/2017		**	2,090
BRENT APO SEP17C 68 EXP 09/29/2017	9/29/2017		**	1,870
BRFKREDIT A/S COVERED 10/47 2	10/1/2047	2.00%	**	246,080
BRFKREDIT A/S COVERED 10/47 3	10/1/2047	3.00%	**	73,047
BRIDGE BANCORP INC COMMON STOCK USD.01			**	42,713
BRIDGEPOINT EDUCATION INC COMMON STOCK USD.01			**	45,109
BRIGGS + STRATTON COMMON STOCK USD.01			**	102,663
BRIGHT HORIZONS FAMILY SOLUT COMMON STOCK USD.001			**	6,585,801
BRINK S CO/THE COMMON STOCK USD1.0			**	22,894
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1			**	29,514,947
BRISTOW GROUP INC COMMON STOCK USD.01			**	30,454
BRITISH LAND CO PLC REIT GBP.25			**	65,105
BRITISH TELECOM PLC SR UNSECURED 01/18 5.95	1/15/2018	5.95%	**	879,618
BRITISH TELECOM PLC SR UNSECURED 12/30 9.125	12/15/2030	9.13%	**	152,568
BRITVIC PLC COMMON STOCK GBP.2			**	535,507
BROADCOM LTD COMMON STOCK			**	30,947,124
BROADRIDGE FINANCIAL SOLUTIO COMMON STOCK USD.01			**	4,773,600
BROADSOFT INC COMMON STOCK			**	2,197,594
BROCADE COMMUNICATIONS SYS COMMON STOCK USD.001			**	296,950
BROOKDALE SENIOR LIVING INC COMMON STOCK USD.01			**	223,262
BROOKLINE BANCORP INC COMMON STOCK USD.01			**	117,670
BROOKS AUTOMATION INC COMMON STOCK USD.01			**	115,479
BROTHER INDUSTRIES LTD COMMON STOCK			**	569,585
BRUNEL INTERNATIONAL COMMON STOCK EUR.03			**	123,368
BRUNSWICK CORP COMMON STOCK USD.75			**	2,564,634
BRYN MAWR BANK CORP COMMON STOCK USD1.0			**	56,144
BT GROUP PLC COMMON STOCK GBP.05			**	986,035
BUCKEYE PARTNERS LP SR UNSECURED 10/24 4.35	10/15/2024	4.35%	**	86,745
BUCKEYE PARTNERS LP SR UNSECURED 11/18 2.65	11/15/2018	2.65%	**	60,395

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BUILD A BEAR WORKSHOP INC COMMON STOCK USD.01			**	7,521
BUONI ORDINARI DEL TES BILLS 02/17 0.00000	2/28/2017		**	422,202
BUONI POLIENNALI DEL TES BONDS 02/17 4	2/1/2017	4.00%	**	211,655
BUONI POLIENNALI DEL TES BONDS 144A REGS 03/67 2.8	3/1/2067	2.80%	**	375,451
BUONI POLIENNALI DEL TES BONDS REGS 04/20 1.65	4/23/2020	1.65%	**	3,988,877
BUONI POLIENNALI DEL TES SR UNSECURED 144A REGS 09/24 2	9/15/2024	2.35%	**	1,216,634
BURLINGTN NORTH SANTA FE SR UNSECURED 03/23 3	3/15/2023	3.00%	**	86,032
BURLINGTN NORTH SANTA FE SR UNSECURED 05/40 5.75	5/1/2040	5.75%	**	61,020
BURLINGTN NORTH SANTA FE SR UNSECURED 09/21 3.45	9/15/2021	3.45%	**	156,654
BURLINGTON STORES INC COMMON STOCK USD.0001			**	1,420,071
BURSA MALAYSIA BHD COMMON STOCK MYR.5			**	206,355
BWPC0DE12 CDS USD P F 1.00000 1 CCPCDX	6/20/2026	1.00%	**	(14,682,384)
BWPC0DE12 CDS USD R V 03MEVENT 2 CCPCDX	6/20/2026	1.00%	**	14,800,000
BWU00E7V2 IRS USD P F 2.22500 SWU00E7V2 CCPVANILLA	9/16/2025	2.23%	**	(298,558)
BWU00E7V2 IRS USD R V 03MLIBOR SWUV0E7V4 CCPVANILLA	9/16/2025	0.97%	**	300,000
BWU00FAA1 IRS USD P F 2.00000 SWU00FAA1 CCPVANILLA	6/15/2023	2.00%	**	(23,340,852)
BWU00FAA1 IRS USD R V 03MLIBOR SWUV0FAA3 CCPVANILLA	6/15/2023	0.96%	**	23,500,000
BWU00FAL7 IRS USD P F 2.50000 SWU00FAL7 CCPVANILLA	6/15/2046	2.50%	**	(4,905,451)
BWU00FAL7 IRS USD R V 03MLIBOR SWUV0FAL9 CCPVANILLA	6/15/2046	0.96%	**	5,000,000
BWU00FLJ0 IRS USD P F 2.50000 SWU00FLJ0 CCPVANILLA	6/15/2046	2.50%	**	(194,995)
BWU00FLJ0 IRS USD R V 03MLIBOR SWUV0FLJ2 CCPVANILLA	6/15/2046	0.96%	**	200,000
BWU00GU74 IRS USD P F 2.50000 SWU00GU74 CCPVANILLA	2/22/2026	2.50%	**	(7,727,355)
BWU00GU74 IRS USD R V 03MLIBOR SWUV0GU76 CCPVANILLA	2/22/2026	1.00%	**	7,800,000
BWU00H8N2 IRS USD P F 1.50000 SWU00H8N2 CCPVANILLA	6/15/2019	1.50%	**	(48,865,873)
BWU00H8N2 IRS USD R V 03MLIBOR SWUV0H8N4 CCPVANILLA	6/15/2019	1.00%	**	49,100,000
BWU00HB08 IRS USD P F 2.40000 SWU00HB08 CCPVANILLA	3/16/2026	2.40%	**	(2,958,259)
BWU00HB08 IRS USD R V 03MLIBOR SWUV0HB00 CCPVANILLA	3/16/2026	1.00%	**	3,000,000
BWU00I172 IRS USD P F 2.30000 SWU00I172 CCPVANILLA	4/27/2026	2.30%	**	(1,668,287)
BWU00I172 IRS USD R V 03MLIBOR SWUV0I174 CCPVANILLA	4/27/2026	1.00%	**	1,700,000
BWU00IN60 IRS USD P F 1.50000 SWU00IN60 CCPVANILLA	12/21/2021	1.50%	**	(1,954,621)
BWU00IN60 IRS USD R V 03MLIBOR SWUV0IN62 CCPVANILLA	12/21/2021		**	2,000,000
BWU00IN78 IRS USD P F 1.50000 SWU00IN78 CCPVANILLA	12/21/2021	1.50%	**	(36,764,623)
BWU00IN78 IRS USD R V 03MLIBOR SWUV0IN70 CCPVANILLA	12/21/2021		**	16,700,000
BWU00IN78 IRS USD R V 03MLIBOR SWUV0IN70 CCPVANILLA	12/21/2021	0.99%	**	20,900,000
BWU00IN94 IRS USD P F 1.75000 SWU00IN94 CCPVANILLA	12/21/2023	1.75%	**	(43,990,062)
BWU00IN94 IRS USD R V 03MLIBOR SWUV0IN96 CCPVANILLA	12/21/2023	0.99%	**	45,200,000
BWU00INA1 IRS USD P F 1.75000 SWU00INA1 CCPVANILLA	12/21/2026	1.75%	**	(5,292,935)
BWU00INA1 IRS USD R V 03MLIBOR SWUV0INA3 CCPVANILLA	12/21/2026		**	1,700,000
BWU00INA1 IRS USD R V 03MLIBOR SWUV0INA3 CCPVANILLA	12/21/2026	0.99%	**	3,900,000
BWU00INB9 IRS USD P F 1.75000 SWU00INB9 CCPVANILLA	12/21/2026	1.75%	**	(30,394,237)
BWU00INB9 IRS USD R V 03MLIBOR SWUV0INB1 CCPVANILLA	12/21/2026		**	16,800,000
BWU00INB9 IRS USD R V 03MLIBOR SWUV0INB1 CCPVANILLA	12/21/2026	0.99%	**	15,300,000
BWU00INI4 IRS USD P F 2.25000 SWU00INI4 CCPVANILLA	12/21/2046	2.25%	**	(3,402,618)
BWU00INI4 IRS USD R V 03MLIBOR SWUV0INI6 CCPVANILLA	12/21/2046	0.99%	**	3,700,000
BWU00ISZ1 IRS USD P F 1.45000 SWU00ISZ1 CCPVANILLA	6/28/2021	1.45%	**	(5,307,282)
BWU00ISZ1 IRS USD R V 03MLIBOR SWUV0ISZ3 CCPVANILLA	6/28/2021	1.00%	**	5,400,000
BWU00IUR6 IRS USD P F 2.09750 SWU00IUR6 CCPVANILLA	7/1/2041	2.10%	**	(5,490,091)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BWU00IUR6 IRS USD R V 03MLIBOR SWUV0IUR8 CCPVANILLA	7/1/2041	1.00%	**	5,600,000
BWU00JC37 IRS USD P F 1.85000 SWU00JC37 CCPVANILLA	7/27/2026	1.85%	**	(624,657)
BWU00JC37 IRS USD R V 03MLIBOR SWUV0JC39 CCPVANILLA	7/27/2026	1.00%	**	650,000
BWU00JF83 IRS JPY P F .50000 SWU00JF83 CCPVANILLA	9/20/2046	0.50%	**	(1,003,815)
BWU00JF83 IRS JPY R V 06MLIBOR SWUV0JF85 CCPVANILLA	9/20/2046		**	1,114,588
BWU00JKP9 IRS GBP P F .50000 SWU00JKP9 CCPVANILLA	3/15/2022	0.50%	**	(1,211,337)
BWU00JKP9 IRS GBP R V 06MLIBOR SWUV0JKP1 CCPVANILLA	3/15/2022	1.00%	**	1,235,649
BWU00JOE0 IRS GBP P F .50000 SWU00JOE0 CCPVANILLA	3/15/2019	0.50%	**	(9,490,404)
BWU00JOE0 IRS GBP R V 06MLIBOR SWUV0JOE2 CCPVANILLA	3/15/2019	1.00%	**	9,514,501
BWU00JOF7 IRS GBP P F .75000 SWU00JOF7 CCPVANILLA	3/15/2027	0.75%	**	(12,692,415)
BWU00JOF7 IRS GBP R V 06MLIBOR SWUV0JOF9 CCPVANILLA	3/15/2027	1.00%	**	13,345,014
BWU00JOH3 IRS EUR P F .00000 SWU00JOH3 CCPVANILLA	3/15/2022		**	(2,097,888)
BWU00JOH3 IRS EUR R V 06MEURIB SWUV0JOH5 CCPVANILLA	3/15/2022	1.00%	**	2,109,500
BWU00JTA3 IRS GBP P F .41000 SWU00JTA3 CCPVANILLA	3/15/2019	0.41%	**	(21,899,412)
BWU00JTA3 IRS GBP R V 06MLIBOR SWUV0JTA5 CCPVANILLA	3/15/2019	1.00%	**	21,994,561
BWU00K6B3 IRS USD P F 1.25000 SWU00K6B3 CCPVANILLA	5/15/2019	1.25%	**	(75,412,689)
BWU00K6B3 IRS USD R V 03MLIBOR SWUV0K6B5 CCPVANILLA	5/15/2019	1.00%	**	75,900,000
BWU09TZ49 IRS EUR P F .62500 INFLATIONZERO CCP LCH	9/15/2018	0.63%	**	(210,200)
BWU09TZ49 IRS EUR R V 12MHICIP CPTFEMU/INFLATIONZERO CCP LCH	9/15/2018	1.00%	**	210,950
BWU0B3298 TRS USD P E COMM SWAP SPGCINP			**	(96,814)
BWU0B3298 TRS USD R F .00000 -5.00 BPS FIXD RATE	2/15/2017		**	102,208
BWU0B4254 IRS EUR P F .87500 INFLATIONZERO CCP LCH	5/15/2021	0.88%	**	(930,178)
BWU0B4254 IRS EUR R V 12MHICP CPTFEMU/INFLATIONZERO CCP LCH	5/15/2021	1.00%	**	949,275
BWU0C0780 TRS USD P E COMM SWAP SPGCINP			**	(570,707)
BWU0C0780 TRS USD R F .00000 -5.0BPS FIXD RATE	8/15/2017	1.00%	**	602,504
BWU0C0798 TRS USD P E COMM SWAP SPGCINP			**	(534,784)
BWU0C0798 TRS USD R F .00000 -5.00 BPS FIXD RATE	2/15/2017	1.00%	**	564,580
BWU0C7900 IRS EUR P F .29000 INFLATIONZERO CCP LCH	8/15/2017	0.29%	**	(1,784,589)
BWU0C7900 IRS EUR R V 12MHICP CPTFEMU/INFLATIONZERO CCP LCH	8/15/2017	1.00%	**	1,793,075
BWU0C8262 IRS EUR P F .80625 INFLATIONZERO CCP LCH	4/15/2021	0.81%	**	(1,382,957)
BWU0C8262 IRS EUR R V 12MHICP CPTFEMU /INFLATIONZERO CCP LCH	4/15/2021	1.00%	**	1,413,365
BWX TECHNOLOGIES INC COMMON STOCK USD.01			**	3,136,300
C + F FINANCIAL CORP COMMON STOCK USD1.0			**	20,439
CABLE ONE INC COMMON STOCK USD.01			**	95,746
CABOT MICROELECTRONICS CORP COMMON STOCK USD.001			**	116,549
CACI INTERNATIONAL INC CL A COMMON STOCK USD.1			**	248,973
CADILA HEALTHCARE LTD COMMON STOCK INR1.0			**	89,086
CAI INTERNATIONAL INC COMMON STOCK USD.0001			**	18,658
CAIRN HOMES PLC COMMON STOCK EUR.001			**	283,928
CALAMOS ASSET MANAGEMENT A COMMON STOCK USD.01			**	6,840
CALATLANTIC GROUP INC COMMON STOCK USD.01			**	270,754
CALAVO GROWERS INC COMMON STOCK USD.001			**	1,490,792
CALERES INC COMMON STOCK USD.01			**	137,910
CALGON CARBON CORP COMMON STOCK USD.01			**	87,125
CALIFORNIA ST CAS 03/36 FIXED 7.95	3/1/2036	7.95%	**	11,653
CALIX INC COMMON STOCK			**	16,601
CALLAWAY GOLF COMPANY COMMON STOCK USD.01			**	925,736

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CALLIDUS SOFTWARE INC COMMON STOCK USD.001			**	964,152
CALLON PETROLEUM CO COMMON STOCK USD.01			**	2,094,516
CALPINE CORP COMMON STOCK USD.001			**	4,869,146
CALTEX AUSTRALIA LTD COMMON STOCK			**	724,145
CAMBREX CORP COMMON STOCK USD.1			**	2,568,560
CAMDEN NATIONAL CORP COMMON STOCK			**	54,674
CAN IMPERIAL BK OF COMMERCE COMMON STOCK			**	1,362,219
CANADA HOUSING TRUST GOVT GUARANT 144A 06/24 2.9	6/15/2024	2.90%	**	2,145,444
CANADA HOUSING TRUST GOVT GUARANT 144A 12/22 2.4	12/15/2022	2.40%	**	6,582,215
CANADIAN GOVERNMENT RRB BONDS 12/36 3	12/1/2036	3.00%	**	234,743
CANADIAN GOVERNMENT RRB BONDS 12/44 1.5	12/1/2044	1.50%	**	939,574
CANADIAN MORTGAGE POOLS CAN 98001289	8/1/2020	1.18%	**	318,573
CANADIAN NATL RAILWAY CO COMMON STOCK			**	6,696,460
CANADIAN NATL RESOURCES SR UNSECURED 03/38 6.25	3/15/2038	6.25%	**	56,883
CANADIAN NATL RESOURCES SR UNSECURED 04/24 3.8	4/15/2024	3.80%	**	24,914
CANADIAN PACIFIC RR CO SR UNSECURED 01/22 4.5	1/15/2022	4.50%	**	53,718
CANADIAN PACIFIC RR CO SR UNSECURED 10/31 7.125	10/15/2031	7.13%	**	81,310
CANADIAN TIRE CORP CLASS A COMMON STOCK			**	588,007
CANFOR CORP COMMON STOCK			**	494,178
CANTEL MEDICAL CORP COMMON STOCK USD.1			**	1,651,388
CAPCOM CO LTD COMMON STOCK			**	292,365
CAPGEMINI COMMON STOCK EUR8.0			**	990,365
CAPITAL AUTO RECEIVABLES ASSET AFIN 2016 2 A2A	1/22/2019	1.32%	**	9,870,668
CAPITAL BANK FINANCIAL CL A COMMON STOCK			**	120,694
CAPITAL CITY BANK GROUP INC COMMON STOCK USD.01			**	37,786
CAPITAL ONE FINANCIAL CO SR UNSECURED 06/23 3.5	6/15/2023	3.50%	**	250,946
CAPITAL ONE FINANCIAL CO SUBORDINATED 10/25 4.2	10/29/2025	4.20%	**	85,283
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01			**	6,543,000
CAPITAL ONE MULTI ASSET EXECUT COMET 2016 A1 A1	2/15/2022	1.15%	**	401,625
CAPITALAND MALL TRUST REIT			**	76,590
CAPITOL FEDERAL FINANCIAL IN COMMON STOCK USD.01			**	232,827
CARBO CERAMICS INC COMMON STOCK USD.01			**	16,077
CARDINAL FINANCIAL CORP COMMON STOCK USD1.0			**	104,174
CARDINAL HEALTH INC COMMON STOCK			**	2,927,596
CARDINAL HEALTH INC SR UNSECURED 06/17 1.9	6/15/2017	1.90%	**	1,220,336
CARDINAL HEALTH INC SR UNSECURED 09/25 3.75	9/15/2025	3.75%	**	33,050
CARDTRONICS PLC A COMMON STOCK			**	3,531,498
CARE CAPITAL PROPERTIES INC REIT USD.01			**	1,237,625
CAREER EDUCATION CORP COMMON STOCK USD.01			**	84,171
CARGILL INC SR UNSECURED 144A 05/21 4.307	5/14/2021	4.31%	**	117,407
CARGILL INC SR UNSECURED 144A 11/17 6	11/27/2017	6.00%	**	46,835
CARLSBERG AS B COMMON STOCK DKK20.			**	1,591,199
CARMAX AUTO OWNER TRUST CARMX 2015 3 A3	5/15/2020	1.63%	**	4,010,396
CARMAX AUTO OWNER TRUST CARMX 2015 4 A2A	4/15/2019	1.09%	**	5,385,128
CARMAX AUTO OWNER TRUST CARMX 2016 2 A2A	6/17/2019	1.24%	**	10,618,475
CARPENTER TECHNOLOGY COMMON STOCK USD5.0			**	1,658,937
CARRIAGE SERVICES INC COMMON STOCK USD.01			**	52,841

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CARRIZO OIL + GAS INC COMMON STOCK USD.01			**	1,986,721
CARROLS RESTAURANT GROUP INC COMMON STOCK USD.01			**	53,146
CARTER S INC COMMON STOCK USD.01			**	2,850,870
CASCADE BANCORP COMMON STOCK			**	29,459
CASETEK HOLDINGS LTD COMMON STOCK TWD10.			**	15,992
CASTELLUM AB COMMON STOCK SEK.5			**	981,646
CATCHER TECHNOLOGY CO LTD COMMON STOCK TWD10.			**	5,615,812
CATERPILLAR FINANCIAL SE SR UNSECURED 02/19 7.15	2/15/2019	7.15%	**	55,357
CATERPILLAR FINANCIAL SE SR UNSECURED 06/22 2.85	6/1/2022	2.85%	**	79,157
CATO CORP CLASS A COMMON STOCK USD.033			**	77,065
CAVCO INDUSTRIES INC COMMON STOCK USD.01			**	2,582,920
CAVIUM INC COMMON STOCK USD.001			**	16,743,161
CBIZ INC COMMON STOCK USD.01			**	84,693
CBL + ASSOCIATES PROPERTIES REIT USD.01			**	129,663
CBS CORP CLASS B NON VOTING COMMON STOCK USD.001			**	3,066,484
CBS CORP COMPANY GUAR 01/26 4	1/15/2026	4.00%	**	29,494
CBS CORP COMPANY GUAR 07/17 1.95	7/1/2017	1.95%	**	2,064,532
CBS CORP COMPANY GUAR 08/24 3.7	8/15/2024	3.70%	**	106,775
CBS CORP COMPANY GUAR 08/44 4.9	8/15/2044	4.90%	**	11,011
CCL INDUSTRIES INC CL B COMMON STOCK			**	280,707
CCSAN0020 CYS JPY P V 03MLIBOR JY0003M - 77.05	1/23/2019	1.00%	**	(1,544,156)
CCSAN0020 CYS USD R V 03MLIBOR US0003M	1/23/2019	1.00%	**	1,769,480
CCSCCG122 CYS GBP R V 03MLIBOR BP0003M - 5.5	10/13/2026	1.00%	**	5,165,275
CCSCCG122 CYS USD P V 03MLIBOR US0003M	10/13/2026	1.00%	**	(5,124,018)
CCSCCG163 CYS GBP R V 03MLIBOR BP0003M -5.85	10/13/2026	1.00%	**	1,229,625
CCSCCG163 CYS USD P V 03MLIBOR US0003M	10/13/2026	1.00%	**	(1,221,645)
CCSCGG060 CYS JPY P V 03MLIBOR JY0003M -76.75	1/23/2019	1.00%	**	(4,375,379)
CCSCGG060 CYS USD R V 03MLIBOR US0003M	1/23/2019	1.00%	**	5,012,295
CCSCGG086 CYS JPY P V 03MLIBOR JY0003M-77.5	1/23/2019	1.00%	**	(2,573,357)
CCSCGG086 CYS USD R V 03MLIBOR US0003M	1/23/2019	1.00%	**	2,949,134
CDI CORP COMMON STOCK USD.1			**	15,170
CDP FINANCIAL COMPANY GUAR 144A 11/19 4.4	11/25/2019	4.40%	**	266,703
CDW CORP/DE COMMON STOCK USD.01			**	9,951,847
CEB INC COMMON STOCK USD.01			**	3,950,514
CECO ENVIRONMENTAL CORP COMMON STOCK USD.01			**	61,715
CEDAR REALTY TRUST INC REIT USD.06			**	36,144
CELADON GROUP INC COMMON STOCK USD.033			**	17,589
CELGENE CORP COMMON STOCK USD.01			**	51,587,692
CELGENE CORP SR UNSECURED 05/24 3.625	5/15/2024	3.63%	**	33,161
CELGENE CORP SR UNSECURED 08/22 3.25	8/15/2022	3.25%	**	45,401
CELGENE CORP SR UNSECURED 10/20 3.95	10/15/2020	3.95%	**	52,272
CEMEX SAB SPONS ADR PART CER ADR			**	148,547
CENCOSUD SA COMMON STOCK			**	213,583
CENOVUS ENERGY INC COMMON STOCK			**	489,241
CENOVUS ENERGY INC SR UNSECURED 08/22 3	8/15/2022	3.00%	**	101,512
CENOVUS ENERGY INC SR UNSECURED 11/39 6.75	11/15/2039	6.75%	**	11,150
CENTERPOINT ENERGY RESOU SR UNSECURED 01/21 4.5	1/15/2021	4.50%	**	104,922

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CENTERPOINT ENERGY RESOU SR UNSECURED 01/41 5.85	1/15/2041	5.85%	**	56,572
CENTERSTATE BANKS INC COMMON STOCK USD.01			**	1,475,767
CENTRAIS ELETRICAS BRASILIER COMMON STOCK			**	296,452
CENTRAL EUROPEAN MEDIA ENT A COMMON STOCK USD.08			**	31,365
CENTRAL GARDEN AND PET CO A COMMON STOCK USD.01			**	114,021
CENTRAL PACIFIC FINANCIAL CO COMMON STOCK			**	115,940
CENTRICA PLC COMMON STOCK GBP.061728			**	383,575
CENTURY ALUMINUM COMPANY COMMON STOCK USD.01			**	18,327
CENTURY BANCORP INC CL A COMMON STOCK USD1.0			**	24,600
CENTURY COMMUNITIES INC COMMON STOCK USD.01			**	36,246
CERNER CORP COMMON STOCK USD.01			**	2,956,835
CEVA INC COMMON STOCK USD.001			**	2,910,798
CF INDUSTRIES HOLDINGS INC COMMON STOCK USD.01			**	11,648
CF INDUSTRIES INC SR SECURED 144A 12/21 3.4	12/1/2021	3.40%	**	101,917
CFC LLC CFCAT 2014 2A B 144A	11/16/2020	2.64%	**	345,741
CFC LLC CFCAT 2015 1A A 144A	6/15/2021	1.75%	**	156,753
CGI GROUP INC CLASS A COMMON STOCK			**	590,702
CHALLENGER LTD COMMON STOCK			**	854,924
CHARLES SCHWAB CORP SR UNSECURED 09/22 3.225	9/1/2022	3.23%	**	35,809
CHAROEN POKPHAND FOODS NVDR NVDR THB1.0			**	411,396
CHART INDUSTRIES INC COMMON STOCK USD.01			**	123,296
CHARTER COMM OPT LLC/CAP SR SECURED 07/22 4.464	7/23/2022	4.46%	**	1,149,534
CHARTER COMM OPT LLC/CAP SR SECURED 07/25 4.908	7/23/2025	4.91%	**	179,168
CHARTER COMM OPT LLC/CAP SR SECURED 10/35 6.384	10/23/2035	6.38%	**	1,370,198
CHARTER COMMUNICATIONS INC A COMMON STOCK USD.001			**	11,858,273
CHARTER HALL RETAIL REIT REIT			**	310,396
CHASE CORP COMMON STOCK USD.1			**	77,033
CHECK POINT SOFTWARE TECH COMMON STOCK USD.01			**	3,081,101
CHEFS WAREHOUSE INC/THE COMMON STOCK USD.01			**	34,002
CHEMICAL FINANCIAL CORP COMMON STOCK USD1.0			**	2,393,718
CHEMTURA CORP COMMON STOCK USD.01			**	282,432
CHEMUNG FINANCIAL CORP COMMON STOCK USD.01			**	18,575
CHESAPEAKE LODGING TRUST REIT USD.01			**	98,061
CHESAPEAKE UTILITIES CORP COMMON STOCK USD.4867			**	1,914,502
CHEUNG KONG INFRASTRUCTURE COMMON STOCK HKD1.0			**	63,664
CHEUNG KONG PROPERTY HOLDING COMMON STOCK HKD1.0			**	355,713
CHEVRON CORP COMMON STOCK USD.75			**	4,875,369
CHICAGO BRIDGE + IRON CO NV COMMON STOCK EUR.01			**	112,903
CHICAGO IL CHI 01/33 FIXED OID 7.375	1/1/2033	7.38%	**	207,582
CHICAGO IL CHI 01/42 FIXED OID 7.75	1/1/2042	7.75%	**	405,780
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.2	12/1/2040	6.20%	**	11,710
CHICO S FAS INC COMMON STOCK USD.01			**	123,970
CHILDREN S PLACE INC/THE COMMON STOCK USD.1			**	2,748,566
CHIMERIX INC COMMON STOCK USD.001			**	10,129
CHINA BLUECHEMICAL LTD H COMMON STOCK HKD1.			**	133,107
CHINA CINDA ASSET MANAGEME H COMMON STOCK CNY1.0			**	302,269
CHINA CITIC BANK CORP LTD H COMMON STOCK CNY1.0			**	235,908

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CHINA COMMUNICATIONS SERVI H COMMON STOCK CNY1.0			**	172,033
CHINA CONSTR BK CORP	3/16/2017	1.55%	**	4,500,000
CHINA CONSTRUCTION BANK H COMMON STOCK CNY1.0			**	1,179,655
CHINA EVERBRIGHT INTL LTD COMMON STOCK			**	45,349
CHINA EVERGRANDE GROUP COMMON STOCK USD.01			**	63,543
CHINA GALAXY SECURITIES CO H COMMON STOCK CNY1.0			**	102,328
CHINA LIFE INSURANCE CO LTD COMMON STOCK TWD10.			**	317,348
CHINA MERCHANTS PORT HOLDING COMMON STOCK			**	49,631
CHINA MOBILE LTD COMMON STOCK			**	1,908,386
CHINA OVERSEAS LAND + INVEST COMMON STOCK			**	270,355
CHINA PETROLEUM + CHEMICAL H COMMON STOCK CNY1.0			**	349,019
CHINA RESOURCES LAND LTD COMMON STOCK HKD.1			**	197,948
CHINA RESOURCES POWER HOLDIN COMMON STOCK			**	120,766
CHINA SHENHUA ENERGY CO H COMMON STOCK CNY1.0			**	255,161
CHINA TELECOM CORP LTD H COMMON STOCK CNY1.0			**	71,109
CHINA VANKE CO LTD H COMMON STOCK CNY1.0			**	90,861
CHIPBOND TECHNOLOGY CORP COMMON STOCK TWD10.			**	153,979
CHONGQING RURAL COMMERCIAL H COMMON STOCK CNY1.0			**	144,954
CHRISTOPHER + BANKS CORP COMMON STOCK USD.01			**	8,394
CHRYSLER CAPITAL AUTO RECEIVAB CCART 2016 AA A2 144A	4/15/2019	1.47%	**	968,084
CHRYSLER CAPITAL AUTO RECEIVAB CCART 2016 BA A2 144A	1/15/2020	1.36%	**	1,806,235
CHUBB CORP COMPANY GUAR 05/18 5.75	5/15/2018	5.75%	**	68,593
CHUBB INA HOLDINGS INC COMPANY GUAR 02/17 5.7	2/15/2017	5.70%	**	65,322
CHUBB INA HOLDINGS INC COMPANY GUAR 03/23 2.7	3/13/2023	2.70%	**	79,160
CHUBB LTD COMMON STOCK			**	9,469,833
CHUGAI PHARMACEUTICAL CO LTD COMMON STOCK			**	1,363,459
CHUNGHWA PRECISION TEST TECH COMMON STOCK TWD10.0			**	2,178,473
CHURCHILL DOWNS INC COMMON STOCK			**	1,969,391
CHUY S HOLDINGS INC COMMON STOCK USD.01			**	1,361,797
CIA CERVECERIAS UNI SPON ADR ADR			**	29,603
CIA ENERGETICA DE SPON ADR ADR			**	67,556
CIA SANEAMENTO BASICO DE ADR ADR			**	183,677
CIBER INC COMMON STOCK USD.01			**	4,533
CIENA CORP COMMON STOCK USD.01			**	925,139
CIFC FUNDING LTD CIFC 2012 3A A1R 144A	1/29/2025	2.08%	**	2,599,984
CIGNA CORP COMMON STOCK USD.25			**	5,130,046
CIMAREX ENERGY CO COMMON STOCK USD.01			**	2,468,216
CIMB GROUP HOLDINGS BHD COMMON STOCK MYR1.			**	86,661
CIMC ENRIC HOLDINGS LTD COMMON STOCK HKD.01			**	78,149
CIMIC GROUP LTD COMMON STOCK			**	1,525,644
CIPLA LTD COMMON STOCK INR2.			**	15,681
CIRCOR INTERNATIONAL INC COMMON STOCK USD.01			**	2,406,853
CIRRUS LOGIC INC COMMON STOCK USD.001			**	990,977
CISCO SYSTEMS INC COMMON STOCK USD.001			**	30,683,665
CISCO SYSTEMS INC SR UNSECURED 01/20 4.45	1/15/2020	4.45%	**	26,793
CISCO SYSTEMS INC SR UNSECURED 02/18 VAR	2/21/2018	1.51%	**	6,034,488
CISCO SYSTEMS INC SR UNSECURED 03/24 3.625	3/4/2024	3.63%	**	250,516

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CISCO SYSTEMS INC SR UNSECURED 06/20 2.45	6/15/2020	2.45%	**	25,252
CIT GROUP INC COMMON STOCK USD.01			**	43,619
CIT GROUP INC SR UNSECURED 03/18 5.25	3/15/2018	5.25%	**	207,250
CIT GROUP INC SR UNSECURED 05/20 5.375	5/15/2020	5.38%	**	106,250
CIT GROUP INC SR UNSECURED 144A 04/18 6.625	4/1/2018	6.63%	**	421,500
CIT GROUP INC SR UNSECURED 144A 05/18 5	5/15/2018	5.00%	**	607,500
CITI TRENDS INC COMMON STOCK USD.01			**	28,957
CITIBANK CREDIT CARD ISSUANCE CCCIT 2007 A8 A8	9/20/2019	5.65%	**	18,558,482
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A2 A2	2/22/2019	1.02%	**	5,599,783
CITIC TELECOM INTERNATIONAL COMMON STOCK			**	248,232
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2015 SHP2 A 144A	7/15/2027	1.28%	**	1,310,256
CITIGROUP INC COMMON STOCK USD.01			**	36,068,126
CITIGROUP INC SR UNSECURED 04/18 VAR	4/27/2018	1.58%	**	1,807,436
CITIGROUP INC SR UNSECURED 06/19 VAR	6/7/2019	1.88%	**	1,209,318
CITIGROUP INC SR UNSECURED 08/21 VAR	8/2/2021	2.07%	**	606,428
CITIGROUP INC SR UNSECURED 10/26 3.2	10/21/2026	3.20%	**	210,369
CITIGROUP INC SR UNSECURED 12/21 2.9	12/8/2021	2.90%	**	49,865
CITIGROUP INC SUBORDINATED 09/25 5.5	9/13/2025	5.50%	**	126,386
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2004 RES1 M1	11/25/2034	1.73%	**	820,592
CITIZENS FINANCIAL GROUP COMMON STOCK USD.01			**	7,506,065
CITIZENS HOLDING COMPANY COMMON STOCK USD.2			**	15,898
CITIZENS INC COMMON STOCK			**	49,316
CITY HOLDING CO COMMON STOCK USD2.5			**	103,901
CIVEO CORP COMMON STOCK USD.01			**	15,107
CLAYTON WILLIAMS ENERGY INC COMMON STOCK USD.1			**	107,453
CLEAN ENERGY FUELS CORP COMMON STOCK USD.0001			**	17,294
CLEAN HARBORS INC COMMON STOCK USD.01			**	285,206
CLEARWATER PAPER CORP COMMON STOCK USD.0001			**	127,626
CLICKS GROUP LTD COMMON STOCK ZAR.01			**	291,905
CLIFTON BANCORP INC COMMON STOCK USD.01			**	46,818
CLOUD PEAK ENERGY INC COMMON STOCK USD.01			**	23,001
CLP HOLDINGS LTD COMMON STOCK			**	266,505
CME GROUP INC SR UNSECURED 09/22 3	9/15/2022	3.00%	**	71,600
CMMNWLTH BNK OF AUS	12/8/2017	1.30%	**	15,000,000
CMS ENERGY CORP COMMON STOCK USD.01			**	3,581,151
CNA FINANCIAL CORP SR UNSECURED 03/26 4.5	3/1/2026	4.50%	**	33,464
CNA FINANCIAL CORP SR UNSECURED 05/24 3.95	5/15/2024	3.95%	**	44,630
CNB FINANCIAL CORP/PA COMMON STOCK			**	38,372
CNH INDUSTRIAL NV COMMON STOCK EUR.01			**	3,743,000
CNO FINANCIAL GROUP INC COMMON STOCK USD.01			**	2,209,336
CNOOC LTD COMMON STOCK			**	517,957
CNP ASSURANCES COMMON STOCK EUR1.			**	813,123
CNPC GENERAL CAPITAL LTD COMPANY GUAR 144A 05/19 2.75	5/14/2019	2.75%	**	503,661
CO OP GRP HLDS COMPANY GUAR REGS 07/20 VAR	7/8/2020	6.88%	**	1,254,632
COBIZ FINANCIAL INC COMMON STOCK USD.01			**	2,812,134
COCA COLA EAST JAPAN CO LTD COMMON STOCK			**	887,857
COCA COLA HBC AG DI COMMON STOCK CHF6.7			**	528,950

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
COCA COLA ICECEK AS COMMON STOCK TRY1.0			**	319,934
CODORUS VALLEY BANCORP INC COMMON STOCK USD2.5			**	19,550
COEUR MINING INC COMMON STOCK USD.01			**	63,357
COGENT COMMUNICATIONS HOLDIN COMMON STOCK USD.001			**	1,890,315
COGNEX CORP COMMON STOCK USD.002			**	2,366,282
COGNIZANT TECH SOLUTIONS A			**	(254,457)
COGNIZANT TECH SOLUTIONS A COMMON STOCK USD.01			**	19,630,167
COHERENT INC COMMON STOCK USD.01			**	5,284,239
COHU INC COMMON STOCK USD1.0			**	35,612
COLFAX CORP COMMON STOCK USD.001			**	275,080
COLONY AMERICAN FINANCE LTD CAFL 2016 2 A 144A	11/15/2048	2.55%	**	317,709
COLUMBIA BANKING SYSTEM INC COMMON STOCK			**	228,985
COLUMBIA SPORTSWEAR CO COMMON STOCK			**	4,154,866
COLUMBUS MCKINNON CORP/NY COMMON STOCK USD.01			**	52,647
COM HEM HOLDING AB COMMON STOCK SEK1.0			**	373,060
COMCAST CORP CLASS A COMMON STOCK USD.01			**	21,551,886
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	5.88%	**	1,673,412
COMCAST CORP COMPANY GUAR 05/18 5.7	5/15/2018	5.70%	**	8,444,960
COMCAST CORP COMPANY GUAR 08/34 4.2	8/15/2034	4.20%	**	99,083
COMERICA INC COMMON STOCK USD5.0			**	154,337
COMFORT SYSTEMS USA INC COMMON STOCK USD.01			**	42,424
COMM MORTGAGE TRUST COMM 2015 DC1 ASB	2/10/2048	3.14%	**	1,125,753
COMMERCIAL METALS CO COMMON STOCK USD.01			**	229,931
COMMERCIAL VEHICLE GROUP INC COMMON STOCK USD.01			**	10,695
COMMERZBANK FINANCE + CO COVERED 06/18 4.25	6/4/2018	4.25%	**	2,117,110
COMMONWEALTH BK AUSTR NY SR UNSECURED 03/18 1.625	3/12/2018	1.63%	**	1,803,664
COMMSCOPE HOLDING CO INC COMMON STOCK USD.01			**	5,605,854
COMMUNITY BANK SYSTEM INC COMMON STOCK USD1.0			**	245,183
COMMUNITY HEALTH SYSTEMS INC COMMON STOCK USD.01			**	593,949
COMMUNITY TRUST BANCORP INC COMMON STOCK USD5.0			**	86,403
COMMVAULT SYSTEMS INC COMMON STOCK USD.01			**	352,347
COMPAGNIE DE SAINT GOBAIN COMMON STOCK EUR4.0			**	461,972
COMPAL ELECTRONICS COMMON STOCK TWD10.			**	69,268
COMPASS GROUP PLC COMMON STOCK GBP.10625			**	6,766,241
COMPUTER SCIENCES CORP COMMON STOCK USD1.0			**	13,462,492
COMPUTER TASK GROUP INC COMMON STOCK USD.01			**	5,178
COMPUTERSHARE LTD COMMON STOCK			**	35,593
COMTECH TELECOMMUNICATIONS COMMON STOCK USD.1			**	19,434
COMUNIDAD DE MADRID SR UNSECURED 03/20 4.688	3/12/2020	4.69%	**	840,700
CONCHO RESOURCES INC COMMON STOCK USD.001			**	6,062,605
CONMED CORP COMMON STOCK USD.01			**	2,390,790
CONN S INC COMMON STOCK USD.01			**	27,223
CONNECTONE BANCORP INC COMMON STOCK			**	44,063
CONOCOPHILLIPS COMPANY GUAR 02/39 6.5	2/1/2039	6.50%	**	101,273
CONOCOPHILLIPS HLDG CO SR UNSECURED 04/29 6.95	4/15/2029	6.95%	**	113,180
CONS TOMOKA LAND CO FLORIDA COMMON STOCK USD1.0			**	32,853
CONSOL ENERGY INC COMMON STOCK USD.01			**	332,424

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CONSOLIDATED COMMUNICATIONS COMMON STOCK USD.01			**	34,475
CONSOLIDATED EDISON CO O SR UNSECURED 03/42 4.2	3/15/2042	4.20%	**	80,215
CONSOLIDATED WATER CO ORD SH COMMON STOCK USD.6			**	15,570
CONSTELLATION BRANDS INC A COMMON STOCK USD.01			**	2,313,448
CONSTELLATION ENERGY GRO COMPANY GUAR 12/20 5.15	12/1/2020	5.15%	**	86,485
CONSTELLATION SOFTWARE INC COMMON STOCK			**	856,229
CONSUMER CREDIT ORIGINATION LO CCOLT 2015 1 A 144A	3/15/2021	2.82%	**	23,602
CONSUMER PORTFOLIO SERVICES COMMON STOCK			**	12,595
CONSUMERS ENERGY CO 1ST MORTGAGE 04/20 5.65	4/15/2020	5.65%	**	33,045
CONSUMERS ENERGY CO 1ST MORTGAGE 05/22 2.85	5/15/2022	2.85%	**	91,421
CONTANGO OIL + GAS COMMON STOCK USD.04			**	30,719
CONTINENTAL BUILDING PRODUCT COMMON STOCK USD.001			**	19,658
CONTL AIRLINES 2012 2 A PASS THRU CE 04/26 4	4/29/2026	4.00%	**	12,994
CONTROL4 CORP COMMON STOCK USD.0001			**	8,874
CONVATEC GROUP PLC COMMON STOCK			**	745,465
COOPER COS INC/THE COMMON STOCK USD.1			**	2,830,192
COOPER STANDARD HOLDING COMMON STOCK USD.001			**	158,895
COOPER TIRE + RUBBER COMMON STOCK USD1.0			**	238,928
COOPERATIEVE RABOBANK UA COMPANY GUAR 02/22 3.875	2/8/2022	3.88%	**	153,093
COOPERATIEVE RABOBANK UA COMPANY GUAR 12/23 4.625	12/1/2023	4.63%	**	263,023
COOPERATIEVE RABOBANK UA JR SUBORDINA REGS 11/49 VAR	11/29/2049	8.40%	**	821,003
COPA HOLDINGS SA CLASS A COMMON STOCK			**	260,682
COPPER MOUNTAIN MINING CORP COMMON STOCK			**	52,921
CORDATUS CORDA 2007 1X A1F REGS	7/25/2024	0.04%	**	678,448
CORE MARK HOLDING CO INC COMMON STOCK USD.01			**	12,404
CORE MOLDING TECHNOLOGIES IN COMMON STOCK USD.01			**	14,030
CORELOGIC INC COMMON STOCK USD1.0			**	2,683,765
CORESITE REALTY CORP REIT USD.01			**	1,647,562
CORNERSTONE ONDEMAND INC COMMON STOCK USD.0001			**	3,469,420
CORNING INC COMMON STOCK USD.5			**	19,404,884
CORPORATE OFFICE PROPERTIES REIT USD.01			**	188,787
COSAN SA INDUSTRIA COMERCIO COMMON STOCK			**	21,099
COSTAR GROUP INC COMMON STOCK USD.01			**	5,559,324
COSTCO WHOLESALE CORP COMMON STOCK USD.005			**	5,592,322
COTIVITI HOLDINGS INC COMMON STOCK USD.001			**	2,071,568
COTY INC CL A COMMON STOCK USD.01			**	2,071,117
COUNTRY GARDEN HOLDINGS CO COMMON STOCK HKD.1			**	40,304
COUSINS PROPERTIES INC REIT USD1.0			**	203,568
COVANTA HOLDING CORP COMMON STOCK USD.1			**	138,029
COVENANT TRANSPORT GRP CL A COMMON STOCK USD.01			**	23,788
COVESTRO AG COMMON STOCK			**	2,072,427
COX COMMUNICATIONS INC SR UNSECURED 144A 01/19 9.375	1/15/2019	9.38%	**	73,432
COX COMMUNICATIONS INC SR UNSECURED 144A 02/35 4.8	2/1/2035	4.80%	**	55,889
COX COMMUNICATIONS INC SR UNSECURED 144A 09/26 3.35	9/15/2026	3.35%	**	190,988
CPS AUTO TRUST CPS 2012 D A 144A	3/16/2020	1.48%	**	13,652
CPS AUTO TRUST CPS 2014 A A 144A	8/15/2018	1.21%	**	6,760
CR BARD INC SR UNSECURED 01/18 1.375	1/15/2018	1.38%	**	8,293,879

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CRA INTERNATIONAL INC COMMON STOCK			**	28,877
CRAFT BREW ALLIANCE INC COMMON STOCK USD.005			**	31,181
CRANE CO COMMON STOCK USD1.0			**	45,003
CRAY INC COMMON STOCK USD.01			**	7,928
CRED SUIS GP FUN LTD COMPANY GUAR 03/25 3.75	3/26/2025	3.75%	**	246,201
CRED SUIS GP FUN LTD COMPANY GUAR 06/23 3.8	6/9/2023	3.80%	**	249,725
CRED SUIS GP FUN LTD COMPANY GUAR 12/20 3.125	12/10/2020	3.13%	**	498,437
CREDICORP LTD COMMON STOCK USD5.0			**	157,860
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2015 2A A 144A	2/15/2023	2.40%	**	679,335
CREDIT AGRICOLE LONDON SR UNSECURED 144A 04/19 VAR	4/15/2019	1.68%	**	1,205,212
CREDIT AGRICOLE SA SUBORDINATED 144A 09/33 VAR	9/19/2033	8.13%	**	537,875
CREDIT AGRICOLE SA SUBORDINATED REGS 09/33 VAR	9/19/2033	8.13%	**	2,043,925
CREDIT SUISSE NY	9/12/2017	1.65%	**	600,000
CREDIT SUISSE NY	5/3/2017	1.40%	**	10,908,154
CREDIT SUISSE NY	11/21/2017	1.66%	**	8,000,000
CREDIT SUISSE SUBORDINATED REGS 08/23 6.5	8/8/2023	6.50%	**	637,350
CREE INC COMMON STOCK USD.00125			**	215,976
CRESCENT POINT ENERGY CORP COMMON STOCK			**	74,848
CREW ENERGY INC COMMON STOCK			**	193,763
CROCS INC COMMON STOCK USD.001			**	24,490
CROWN CASTLE INTL CORP REIT USD.01			**	23,246,551
CROWN HOLDINGS INC COMMON STOCK USD5.0			**	2,304,511
CRUDE OIL FUT OPT DEC17C 63 EXP 11/15/2017	11/15/2017		**	60,000
CRUDE OIL FUT OPT DEC17P 48 EXP 11/15/2017	11/15/2017		**	53,200
CRUDE OIL FUT OPT JUN17C 62 EXP 05/17/2017	5/17/2017		**	32,200
CRUDE OIL FUT OPT JUN17P 47 EXP 05/17/2017	5/17/2017		**	23,000
CRYOLIFE INC COMMON STOCK USD.01			**	52,988
CSG SYSTEMS INTL INC COMMON STOCK USD.01			**	64,566
CSN ISLANDS XI CORP COMPANY GUAR 144A 09/19 6.875	9/21/2019	6.88%	**	54,250
CSN ISLANDS XI CORP COMPANY GUAR REGS 09/19 6.875	9/21/2019	6.88%	**	31,000
CSRA INC COMMON STOCK USD.001			**	10,661,465
CTBC FINANCIAL HOLDING CO LT COMMON STOCK TWD10.			**	281,813
CTRIP.COM INTERNATIONAL ADR ADR USD.01			**	351,880
CUBESMART REIT USD.01			**	3,127,726
CUBIC CORP COMMON STOCK			**	122,848
CULP INC COMMON STOCK USD.05			**	45,695
CUMMINS INC COMMON STOCK USD2.5			**	8,049,863
CUMULUS MEDIA INC CL A COMMON STOCK USD.01			**	1,973
CURTISS WRIGHT CORP COMMON STOCK USD1.0			**	2,470,016
CUSTOMERS BANCORP INC COMMON STOCK USD1.0			**	95,460
CVB FINANCIAL CORP COMMON STOCK			**	2,106,029

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CVR ENERGY INC COMMON STOCK USD.01			**	96,279
CVS HEALTH CORP COMMON STOCK USD.01			**	13,649,931
CVS HEALTH CORP SR UNSECURED 07/18 1.9	7/20/2018	1.90%	**	3,975,218
CVS HEALTH CORP SR UNSECURED 12/18 2.25	12/5/2018	2.25%	**	65,570
CVS HEALTH CORP SR UNSECURED 12/22 2.75	12/1/2022	2.75%	**	98,513
CYBERARK SOFTWARE LTD/ISRAEL COMMON STOCK ILS.01			**	3,058,738
CYNOSURE INC A COMMON STOCK USD.001			**	98,131
CYPRESS SEMICONDUCTOR CORP COMMON STOCK USD.01			**	12,057,096
CYRUSONE INC REIT USD.01			**	100,866
CZECH REPUBLIC BONDS REGS 04/17 4	4/11/2017	4.00%	**	818,612
CZECH REPUBLIC BONDS REGS 07/17 VAR	7/23/2017	1.21%	**	1,346,406
CZECH REPUBLIC BONDS REGS 08/28 2.5	8/25/2028	2.50%	**	747,335
D+L INDUSTRIES INC COMMON STOCK PHP1.0			**	550,204
DAELIM INDUSTRIAL CO LTD COMMON STOCK KRW5000.			**	61,442
DAH CHONG HONG COMMON STOCK			**	121,024
DAH SING FINANCIAL HOLDINGS COMMON STOCK			**	492,491
DAIICHI SANKYO CO LTD COMMON STOCK			**	785,308
DAIICHIKOSHO CO LTD COMMON STOCK			**	661,500
DAIKIN INDUSTRIES LTD COMMON STOCK			**	2,761,178
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/19 2.25	7/31/2019	2.25%	**	175,231
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 VAR	8/3/2017	1.59%	**	975,545
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 10/19 VAR	10/30/2019	1.51%	**	4,044,700
DAIRY CREST GROUP PLC COMMON STOCK GBP.25			**	459,283
DAITO TRUST CONSTRUCT CO LTD COMMON STOCK			**	165,799
DAIWA HOUSE INDUSTRY CO LTD COMMON STOCK			**	164,410
DAIWA OFFICE INVESTMENT CORP REIT			**	556,437
DAKTRONICS INC COMMON STOCK			**	30,784
DANA INC COMMON STOCK USD.01			**	2,679,672
DANAHER CORP COMMON STOCK USD.01			**	5,248,440
DANONE COMMON STOCK EUR.25			**	5,027,800
DANONE SPONS ADR ADR			**	1,990,647
DANSKE BANK A/S COMMON STOCK DKK10.			**	208,380
DANSKE CORP.	8/24/2017	1.43%	**	10,897,318
DARLING INGREDIENTS INC COMMON STOCK USD.01			**	2,007,440
DASSAULT SYSTEMES SA COMMON STOCK EUR.5			**	1,891,349
DATALINK CORP COMMON STOCK USD.001			**	25,391
DAVE + BUSTER S ENTERTAINMEN COMMON STOCK USD.01			**	3,765,513
DAWSON GEOPHYSICAL CO COMMON STOCK USD.01			**	11,602
DBRR TRUST DBRR 2011 C32 A3A 144A	6/17/2049	5.89%	**	97,553
DBS GROUP HOLDINGS LTD COMMON STOCK			**	4,162,464
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A XA 144A	7/10/2044	1.14%	**	39,682

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DBV TECHNOLOGIES SA SPON ADR ADR EUR.1			**	755,295
DCC PLC COMMON STOCK EUR.25			**	119,413
DCT INDUSTRIAL TRUST INC REIT USD.01			**	162,792
DDR CORP REIT USD.1			**	129,413
DE LONGHI SPA COMMON STOCK EUR1.5			**	507,286
DEAN FOODS CO COMMON STOCK USD.01			**	196,456
DECKERS OUTDOOR CORP COMMON STOCK USD.01			**	161,462
DEERE + COMPANY SR UNSECURED 06/22 2.6	6/8/2022	2.60%	**	69,660
DEL FRISCO S RESTAURANT GROU COMMON STOCK USD.001			**	34,850
DEL TACO RESTAURANTS INC COMMON STOCK			**	46,243
DELEK US HOLDINGS INC COMMON STOCK USD.01			**	145,551
DELL TECHNOLOGIES INC CL V TRACKING STK			**	125,167
DELPHI AUTOMOTIVE PLC COMMON STOCK USD.01			**	5,723,134
DELTA ELECTRONICS THAI FORGN FOREIGN SH. THB1.0 A			**	409,884
DENBURY RESOURCES INC COMMON STOCK USD.001			**	84,114
DENSO CORP COMMON STOCK			**	4,549,255
DENTSPLY SIRONA INC COMMON STOCK USD.01			**	11,385,799
DEPFA ACS BANK COVERED REGS 03/17 5.75	3/28/2017	5.75%	**	302,533
DEPOSITORY TRUST + CLEAR JR SUB DEBS 144A 12/49 VAR	12/29/2049	4.88%	**	763,125
DERMIRA INC COMMON STOCK USD.001			**	2,611,443
DESTINATION MATERNITY CORP COMMON STOCK USD.01			**	4,767
DETOUR GOLD CORP COMMON STOCK			**	380,516
DEUT PFANDBRIEFBANK AG PFANDBRIEFE REGS 08/19 1.625	8/30/2019	1.63%	**	394,159
DEUTSCHE BANK AG LONDON SR UNSECURED 02/18 1.875	2/13/2018	1.88%	**	13,920
DEUTSCHE BANK AG LONDON SR UNSECURED 05/24 3.7	5/30/2024	3.70%	**	45,704
DEUTSCHE BANK AG SR UNSECURED 05/21 3.375	5/12/2021	3.38%	**	146,503
DEUTSCHE BANK AG SR UNSECURED 08/20 2.95	8/20/2020	2.95%	**	90,567
DEUTSCHE BANK AG SR UNSECURED 144A 10/21 4.25	10/14/2021	4.25%	**	3,714,267
DEUTSCHE POST AG REG COMMON STOCK			**	321,445
DEUTSCHE WOHNEN AG BR COMMON STOCK			**	210,874
DEUTSCHLAND I/L BOND BONDS REGS 04/20 1.75	4/15/2020	1.75%	**	38,702
DEUTZ AG COMMON STOCK			**	430,152
DEVELOPMENT BK OF JAPAN GOVT GUARANT 144A 09/21 1.625	9/1/2021	1.63%	**	2,200,565
DEVRY EDUCATION GROUP INC COMMON STOCK USD.01			**	143,614
DEXCOM INC COMMON STOCK USD.001			**	96,416
DEXIA CREDIT LOCAL GOVT LIQUID 144A 09/21 1.875	9/15/2021	1.88%	**	1,833,525
DEXIA CREDIT LOCAL GOVT LIQUID REGS 01/21 2	1/22/2021	2.00%	**	2,387,736
DEXUS PROPERTY GROUP REIT			**	92,660
DG BANK NY BRANCH	4/25/2017	1.21%	**	7,300,723
DHI GROUP INC COMMON STOCK USD.01			**	23,319
DHT HOLDINGS INC COMMON STOCK USD.01			**	34,797

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DIAGEO CAPITAL PLC COMPANY GUAR 10/17 5.75	10/23/2017	5.75%	**	5,114,718
DIAGEO INVESTMENT CORP COMPANY GUAR 05/22 2.875	5/11/2022	2.88%	**	80,480
DIAGEO PLC COMMON STOCK GBP.2893518			**	3,735,260
DIAGEO PLC SPONSORED ADR ADR			**	4,813,357
DIAMOND 1 FIN/DIAMOND 2 SR SECURED 144A 06/21 4.42	6/15/2021	4.42%	**	310,424
DIAMOND OFFSHORE DRILL SR UNSECURED 11/43 4.875	11/1/2043	4.88%	**	91,633
DIAMOND OFFSHORE DRILLING COMMON STOCK USD.01			**	215,303
DIAMONDBACK ENERGY INC COMMON STOCK USD.01			**	2,084,059
DIAMONDROCK HOSPITALITY CO REIT USD.01			**	154,813
DICK S SPORTING GOODS INC COMMON STOCK USD.01			**	2,155,860
DIGI INTERNATIONAL INC COMMON STOCK USD.01			**	31,006
DIGIRAD CORP COMMON STOCK USD.0001			**	11,310
DIGITAL REALTY TRUST LP COMPANY GUAR 07/22 3.95	7/1/2022	3.95%	**	616,552
DIGITALGLOBE INC COMMON STOCK USD.001			**	202,842
DILLARDS INC CL A COMMON STOCK			**	237,720
DIME COMMUNITY BANCSHARES COMMON STOCK USD.01			**	76,219
DINEEQUITY INC COMMON STOCK USD.01			**	54,054
DIODES INC COMMON STOCK USD.667			**	118,390
DIPLOMAT PHARMACY INC COMMON STOCK			**	34,461
DIRECT LINE INSURANCE GROUP COMMON STOCK GBP.1090909			**	264,800
DISCOVER CARD EXECUTION NOTE T DCENT 2014 A5 A	4/15/2020	1.39%	**	15,022,251
DISCOVERY COMMUNICATIONS A COMMON STOCK USD.01			**	5,605,345
DISCOVERY COMMUNICATIONS C COMMON STOCK USD.01			**	8,725,727
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/22 3.3	5/15/2022	3.30%	**	59,798
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/42 4.95	5/15/2042	4.95%	**	46,116
DISH NETWORK CORP A COMMON STOCK USD.01			**	8,811,732
DIVERSIFIED REAL ASSET FUND			**	(2,279,108)
DIVERSIFIED REAL ASSET FUND WELLINGTON			**	295,651,524
DIVI S LABORATORIES LTD COMMON STOCK INR2.			**	56,752
DMC GLOBAL INC COMMON STOCK USD.05			**	19,496
DOLLAR GENERAL CORP COMMON STOCK USD.875			**	8,212,289
DOLLAR GENERAL CORP SR UNSECURED 07/17 4.125	7/15/2017	4.13%	**	5,149,653
DOLLARAMA INC COMMON STOCK			**	759,060
DOMINION DIAMOND CORP COMMON STOCK			**	35,816
DOMINION DIAMOND CORP COMMON STOCK			**	126,118
DOMINION RESOURCES	4/17/2017	1.22%	**	8,170,544
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	6.40%	**	84,846
DOMINION RESOURCES INC SR UNSECURED 09/22 2.75	9/15/2022	2.75%	**	78,726

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DOMINO S PIZZA INC COMMON STOCK USD.01			**	316,569
DOMTAR CORP COMMON STOCK USD.01			**	235,585
DON QUIJOTE HOLDINGS CO LTD COMMON STOCK			**	292,944
DONEGAL GROUP INC CL A COMMON STOCK USD.01			**	37,617
DOOSAN HEAVY INDUSTRIES COMMON STOCK KRW5000.0			**	93,324
DORMAN PRODUCTS INC COMMON STOCK USD.01			**	2,104,859
DOUGLAS DYNAMICS INC COMMON STOCK USD.01			**	75,881
DOUGLAS EMMETT INC REIT USD.01			**	355,985
DOW CHEMICAL CO/THE SR UNSECURED 11/21 4.125	11/15/2021	4.13%	**	79,247
DOW CHEMICAL CO/THE SR UNSECURED 11/22 3	11/15/2022	3.00%	**	230,105
DOWA HOLDINGS CO LTD COMMON STOCK			**	904,463
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/20 2	1/15/2020	2.00%	**	24,825
DR PEPPER SNAPPLE GROUP COMPANY GUAR 09/26 2.55	9/15/2026	2.55%	**	30,560
DRIL QUIP INC COMMON STOCK USD.01			**	83,049
DRIVE AUTO RECEIVABLES TRUST DRIVE 2016 CA D 144A	3/15/2024	4.18%	**	141,928
DSP GROUP INC COMMON STOCK USD.001			**	29,428
DSW INC CLASS A COMMON STOCK			**	157,531
DT AUTO OWNER TRUST DTAOT 2016 3A A 144A	11/15/2019	1.75%	**	349,856
DT AUTO OWNER TRUST DTAOT 2016 4A B 144A	8/17/2020	2.02%	**	42,787
DT AUTO OWNER TRUST DTAOT 2016 4A D 144A	10/17/2022	3.77%	**	71,613
DTE ELECTRIC CO GENL REF MOR 06/22 2.65	6/15/2022	2.65%	**	191,225
DU PONT (E.I.) DE NEMOURS COMMON STOCK USD.3			**	3,674,844
DUCOMMUN INC COMMON STOCK USD.01			**	41,586
DUFRY AG REG COMMON STOCK CHF5.0			**	802,099
DUKE ENERGY CAROLINAS 1ST MORTGAGE 06/20 4.3	6/15/2020	4.30%	**	106,898
DUKE ENERGY CORP COMMON STOCK USD.001			**	4,080,639
DUKE ENERGY CORP SR UNSECURED 09/19 5.05	9/15/2019	5.05%	**	86,243
DULUTH HOLDINGS INC CL B COMMON STOCK			**	558,724
DUN + BRADSTREET CORP COMMON STOCK USD.01			**	2,669,040
DUPONT FABROS TECHNOLOGY REIT USD.001			**	130,560
DXP ENTERPRISES INC COMMON STOCK USD.01			**	23,137
DYCOM INDUSTRIES INC COMMON STOCK USD.333			**	604,503
DYNEGY INC COMMON STOCK USD.01			**	101,080
E TRADE FINANCIAL CORP COMMON STOCK USD.01			**	705,890
E.SUN FINANCIAL HOLDING CO COMMON STOCK TWD10.			**	49,364
EAGLE PHARMACEUTICALS INC COMMON STOCK USD.001			**	1,689,942
EAST WEST BANCORP INC COMMON STOCK USD.001			**	3,647,510
EASTGROUP PROPERTIES INC REIT			**	15,137
EASYJET PLC COMMON STOCK GBP.2728571			**	96,130
EATON CORP PLC COMMON STOCK USD.01			**	4,233,111
EATON VANCE CDO LTD EATON 2007 10X A1 REGS	2/22/2027	0.05%	**	93,473
EATON VANCE CDO LTD EATON 2007 10X A2 REGS	2/22/2027	1.16%	**	414,193
EBAY INC COMMON STOCK USD.001			**	21,407,767
EBAY INC SR UNSECURED 07/42 4	7/15/2042	4.00%	**	62,602
EBIX INC COMMON STOCK USD.1			**	77,531
ECHO GLOBAL LOGISTICS INC COMMON STOCK USD.0001			**	30,636
ECHOSTAR CORP A COMMON STOCK USD.001			**	226,476

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ECOLAB INC SR UNSECURED 12/17 1.45	12/8/2017	1.45%	**	6,609,470
ECOPETROL SA SR UNSECURED 05/45 5.875	5/28/2045	5.88%	**	950,400
EDP ENERGIAS DO BRASIL SA COMMON STOCK			**	57,640
EDUCATION REALTY TRUST INC REIT USD.01			**	2,736,768
EDWARDS LIFESCIENCES CORP COMMON STOCK USD1.0			**	2,330,694
EIFFAGE COMMON STOCK EUR4.			**	197,193
EISAI CO LTD COMMON STOCK			**	7,164,651
ELECTRO SCIENTIFIC INDS INC COMMON STOCK			**	15,777
ELECTROLUX AB SER B COMMON STOCK SEK5.0			**	972,722
ELECTRONIC ARTS INC COMMON STOCK USD.01			**	39,582,886
ELECTRONICS FOR IMAGING COMMON STOCK USD.01			**	3,076,253
ELEMENT FLEET MANAGEMENT COR COMMON STOCK			**	1,679,501
ELEMENTIS PLC COMMON STOCK GBP.05			**	566,597
ELI LILLY + CO COMMON STOCK			**	15,271,775
ELLIE MAE INC COMMON STOCK USD.0001			**	2,850,643
ELRINGKLINGER AG COMMON STOCK			**	90,418
EMC INS GROUP INC COMMON STOCK USD1.0			**	64,582
EMCOR GROUP INC COMMON STOCK USD.01			**	3,236,209
EMERA US FINANCE LP COMPANY GUAR 144A 06/21 2.7	6/15/2021	2.70%	**	494,922
EMERGENT BIOSOLUTIONS INC COMMON STOCK USD.001			**	117,797
EMERGENT CAPITAL INC COMMON STOCK USD.01			**	3,255
EMPLOYERS HOLDINGS INC COMMON STOCK USD.01			**	125,809
ENANTA PHARMACEUTICALS INC COMMON STOCK USD.01			**	7,705
ENBRIDGE INC SR UNSECURED 12/26 4.25	12/1/2026	4.25%	**	116,724
ENCANA CORP SR UNSECURED 08/34 6.5	8/15/2034	6.50%	**	107,714
ENCORE CAPITAL GROUP INC COMMON STOCK USD.01			**	96,264
ENCORE WIRE CORP COMMON STOCK USD.01			**	79,981
ENDESA SA COMMON STOCK EUR1.2			**	2,160,850
ENDO INTERNATIONAL PLC COMMON STOCK USD.0001			**	161,027
ENDOCYTE INC COMMON STOCK			**	9,410
ENDURANCE SPECIALTY HOLDINGS COMMON STOCK USD1.0			**	593,300
ENEL AMERICAS SA ADR ADR			**	186,663
ENEL SPA COMMON STOCK EUR1.			**	1,393,245
ENERGY TRANSFER PARTNERS SR UNSECURED 02/23 3.6	2/1/2023	3.60%	**	119,004
ENERGY TRANSFER PARTNERS SR UNSECURED 03/25 4.05	3/15/2025	4.05%	**	45,536
ENERGY TRANSFER PARTNERS SR UNSECURED 12/45 6.125	12/15/2045	6.13%	**	425,576
ENERNOC INC COMMON STOCK USD.001			**	11,070
ENERSYS COMMON STOCK USD.01			**	324,818
ENGIE BRASIL ENERGIA SA COMMON STOCK			**	37,638
ENGIE COMMON STOCK EUR1.0			**	2,652,655
ENGILITY HOLDINGS INC COMMON STOCK USD.01			**	75,690
ENI SPA COMMON STOCK			**	2,863,728
ENLINK MIDSTREAM PARTNER SR UNSECURED 06/25 4.15	6/1/2025	4.15%	**	48,533
ENNIS INC COMMON STOCK USD2.5			**	46,238
ENOVA INTERNATIONAL INC COMMON STOCK USD.00001			**	22,439
ENPRO INDUSTRIES INC COMMON STOCK USD.01			**	113,771
ENSCO PLC SR UNSECURED 03/21 4.7	3/15/2021	4.70%	**	38,477

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ENSCO PLC SR UNSECURED 03/25 5.2	3/15/2025	5.20%	**	39,729
ENSCO PLC SR UNSECURED 10/44 5.75	10/1/2044	5.75%	**	21,750
ENSIGN GROUP INC/THE COMMON STOCK USD.001			**	31,938
ENSTAR GROUP LTD COMMON STOCK USD1.0			**	215,691
ENTEGRIS INC COMMON STOCK USD.01			**	214,657
ENTERCOM COMMUNICATIONS CL A COMMON STOCK USD.01			**	45,472
ENTERGY ARKANSAS INC 1ST MORTGAGE 06/23 3.05	6/1/2023	3.05%	**	34,126
ENTERGY LOUISIANA LLC COLLATERAL T 10/26 2.4	10/1/2026	2.40%	**	46,657
ENTERPRISE FINANCIAL SERVICE COMMON STOCK USD.01			**	88,150
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	1/31/2019	6.50%	**	87,207
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/24 3.9	2/15/2024	3.90%	**	74,259
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/25 3.75	2/15/2025	3.75%	**	218,453
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/26 3.7	2/15/2026	3.70%	**	34,123
ENVISION HEALTHCARE CORP COMMON STOCK			**	4,548,019
EOG RESOURCES INC COMMON STOCK USD.01			**	11,113,519
EOG RESOURCES INC SR UNSECURED 02/21 4.1	2/1/2021	4.10%	**	57,963
EOG RESOURCES INC SR UNSECURED 03/23 2.625	3/15/2023	2.63%	**	87,247
EP ENERGY CORP CL A COMMON STOCK USD.01			**	1,913
EPR PROPERTIES REIT USD.01			**	1,901,905
EQT CORP COMMON STOCK			**	1,939,633
EQT MIDSTREAM PARTNERS L SR UNSECURED 12/26 4.125	12/1/2026	4.13%	**	1,267,171
EQUATORIAL ENERGIA SA ORD COMMON STOCK			**	160,457
EQUIFAX INC			**	13,328
EQUIFAX INC COMMON STOCK USD1.25			**	7,811,220
EQUINIX INC			**	56,014
EQUINIX INC REIT USD.001			**	12,435,009
EQUITY COMMONWEALTH REIT USD.01			**	1,509,278
EQUITY COMMONWEALTH SR UNSECURED 01/18 6.65	1/15/2018	6.65%	**	76,901
EQUITY ONE INC REIT USD.01			**	128,959
ERA GROUP INC COMMON STOCK USD.01			**	31,310
ERAC USA FINANCE LLC COMPANY GUAR 144A 06/34 6.7	6/1/2034	6.70%	**	103,085
ERAC USA FINANCE LLC COMPANY GUAR 144A 10/17 6.375	10/15/2017	6.38%	**	2,514,724
EREGLI DEMIR VE CELIK FABRIK COMMON STOCK TRY1.			**	68,191
ERICSSON (LM) TEL SP ADR ADR			**	5,066,270
ERICSSON LM B SHS COMMON STOCK SEK5.0			**	265,197
ERP OPERATING LP SR UNSECURED 11/26 2.85	11/1/2026	2.85%	**	15,085
ERP OPERATING LP SR UNSECURED 12/21 4.625	12/15/2021	4.63%	**	65,172
ESCALADE INC COMMON STOCK			**	16,236
ESCO TECHNOLOGIES INC COMMON STOCK USD.01			**	150,972
ESPERION THERAPEUTICS INC COMMON STOCK USD.001			**	15,575
ESSA BANCORP INC COMMON STOCK USD.01			**	19,336
ESSENDANT INC COMMON STOCK USD.1			**	79,253
ESSENT GROUP LTD COMMON STOCK USD.015			**	1,458,366
ESSILOR INTERNATIONAL COMMON STOCK EUR.18			**	4,155,899
ESTERLINE TECHNOLOGIES CORP COMMON STOCK USD.2			**	229,601
ETHAN ALLEN INTERIORS INC COMMON STOCK USD.01			**	1,859,304
EULER HERMES GROUP COMMON STOCK EUR.32			**	449,165

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
EUROCASH SA COMMON STOCK PLN1.			**	186,121
EUROCOMMERCIAL PROPERTIE CV DUTCH CERT EUR5.0			**	435,389
EURONAV NV COMMON STOCK			**	248,612
EURONET WORLDWIDE INC COMMON STOCK USD.02			**	155,580
EUROSAIL PLC ESAIL 2007 3X A3A REGS	6/13/2045	1.52%	**	67,135
EUROSAIL PLC ESAIL 2007 3X A3C REGS	6/13/2045	1.52%	**	89,502
EVANS BANCORP INC COMMON STOCK USD.5			**	15,996
EVERBANK FINANCIAL CORP COMMON STOCK USD.01			**	96,550
EVERCORE PARTNERS INC CL A COMMON STOCK USD.01			**	609,163
EVERI HOLDINGS INC COMMON STOCK USD.001			**	12,232
EVONIK INDUSTRIES AG COMMON STOCK			**	857,274
EW SCRIPPS CO/THE A COMMON STOCK USD.01			**	115,381
EXACTECH INC COMMON STOCK USD.01			**	39,176
EXAMWORKS GROUP INC COMMON STOCK			**	3,139,744
EXAR CORP COMMON STOCK USD.0001			**	37,266
EXEDY CORP COMMON STOCK			**	516,200
EXELON CORP SR UNSECURED 06/25 3.95	6/15/2025	3.95%	**	102,804
EXELON GENERATION CO LLC SR UNSECURED 10/41 5.75	10/1/2041	5.75%	**	28,157
EXETER AUTOMOBILE RECEIVABLES EART 2016 3A B 144A	8/16/2021	2.84%	**	53,787
EXLSERVICE HOLDINGS INC COMMON STOCK USD.001			**	114,801
EXPEDIA INC COMMON STOCK USD.001			**	9,527,188
EXPERIAN PLC COMMON STOCK USD.1			**	2,143,216
EXPORT IMPORT BK KOREA SR UNSECURED 01/21 4	1/29/2021	4.00%	**	418,408
EXPRESS INC COMMON STOCK			**	76,773
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD.01			**	2,824,724
EXTERRAN CORP COMMON STOCK USD.01			**	1,182,931
EXTRACTION OIL + GAS INC COMMON STOCK			**	2,444,880
EXXON MOBIL CORP COMMON STOCK			**	5,375,164
EZCORP INC CL A COMMON STOCK USD.01			**	65,806
FABRINET COMMON STOCK USD.01			**	132,184
FACEBOOK INC A COMMON STOCK USD.000006			**	87,926,042
FAIRFAX FINANCIAL HLDGS LTD COMMON STOCK			**	248,558
FANNIE MAE FNR 1994 29 Z	2/25/2024	6.50%	**	54,667
FANNIE MAE FNR 2002 86 PG	12/25/2032	6.00%	**	201,401
FANNIE MAE FNR 2005 70 NA	8/25/2035	5.50%	**	60,743
FANNIE MAE FNR 2006 30 KF	5/25/2036	0.93%	**	205,604
FANNIE MAE FNR 2006 48 TF	6/25/2036	1.16%	**	56,780
FANNIE MAE FNR 2006 9 KZ	3/25/2036	6.00%	**	305,344
FANNIE MAE FNR 2007 106 A7	10/25/2037	6.20%	**	56,028
FANNIE MAE FNR 2009 104 FA	12/25/2039	1.56%	**	425,023
FANNIE MAE FNR 2010 18 PV	3/25/2021	5.00%	**	385,973
FANNIE MAE FNR 2012 154 PW	10/25/2042	3.00%	**	674,026
FANNIE MAE FNR 2013 13 IK	3/25/2028	2.50%	**	71,536
FANNIE MAE FNR 2013 130 FB	1/25/2044	1.21%	**	270,849
FANNIE MAE FNR 2013 83 CA	10/25/2037	3.50%	**	244,898
FANNIE MAE FNR 2013 96 YA	9/25/2038	3.50%	**	389,187
FANNIE MAE FNR 2016 38 NA	1/25/2046	3.00%	**	483,656

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FANNIE MAE NOTES 04/26 2.125	4/24/2026	2.13%	**	283,707
FANNIE MAE NOTES 09/24 2.625	9/6/2024	2.63%	**	807,744
FANNIEMAE ACES FNA 2012 M8 ASQ3	12/25/2019	1.80%	**	341,053
FANNIEMAE ACES FNA 2013 M7 A2	12/27/2022	2.28%	**	332,365
FANNIEMAE ACES FNA 2014 M1 A2	7/25/2023	3.25%	**	542,025
FANNIEMAE ACES FNA 2014 M9 A2	7/25/2024	3.10%	**	819,439
FANNIEMAE ACES FNA 2015 M7 A2	12/25/2024	2.59%	**	856,596
FANNIEMAE WHOLE LOAN FNW 2004 W1 1A7	11/25/2043	5.68%	**	470,202
FANNIEMAE WHOLE LOAN FNW 2004 W2 2A2	2/25/2044	7.00%	**	57,489
FANNIEMAE WHOLE LOAN FNW 2009 W1 A	12/25/2049	6.00%	**	145,060
FANUC CORP COMMON STOCK			**	3,125,957
FAR EASTONE TELECOMM CO LTD COMMON STOCK TWD10.			**	105,728
FARMERS CAPITAL BANK CORP COMMON STOCK USD.125			**	30,150
FARMERS NATL BANC CORP COMMON STOCK			**	38,510
FARO TECHNOLOGIES INC COMMON STOCK USD.001			**	53,172
FBL FINANCIAL GROUP INC CL A COMMON STOCK			**	171,774
FCB FINANCIAL HOLDINGS CL A COMMON STOCK USD.001			**	71,455
FED HM LN PC POOL 849407 FH 09/37 FLOATING VAR	9/1/2037	2.79%	**	625,629
FED HM LN PC POOL C03520 FG 09/40 FIXED 4	9/1/2040	4.00%	**	2,711,661
FED HM LN PC POOL D98914 FG 01/32 FIXED 4	1/1/2032	4.00%	**	151,276
FED HM LN PC POOL G03600 FG 11/37 FIXED 7	11/1/2037	7.00%	**	109,758
FED HM LN PC POOL G08653 FG 07/45 FIXED 3	7/1/2045	3.00%	**	2,685,077
FED HM LN PC POOL G30591 FG 02/28 FIXED 6	2/1/2028	6.00%	**	99,051
FED HM LN PC POOL J14494 FG 02/26 FIXED 4	2/1/2026	4.00%	**	161,270
FED HM LN PC POOL U80439 FG 07/33 FIXED 3.5	7/1/2033	3.50%	**	699,915
FED HM LN PC POOL U90291 FG 10/42 FIXED 4	10/1/2042	4.00%	**	321,551
FED HM LN PC POOL U90690 FG 06/42 FIXED 3.5	6/1/2042	3.50%	**	290,967
FED HM LN PC POOL U91619 FG 06/43 FIXED 4	6/1/2043	4.00%	**	1,189,960
FED REPUBLIC OF BRAZIL SR UNSECURED 02/47 5.625	2/21/2047	5.63%	**	263,250
FEDERAL AGRIC MTG CORP CL C COMMON STOCK USD1.0			**	52,803
FEDERAL MOGUL HOLDINGS CORP COMMON STOCK USD.01			**	92,872
FEDERAL REALTY INVS TRUST REIT USD.01			**	3,154,842
FEDERAL SIGNAL CORP COMMON STOCK USD1.0			**	94,394
FEDERATED NATIONAL HOLDING C COMMON STOCK USD.01			**	6,747
FEDERATION DES CAISSES SR UNSECURED 144A 01/18 VAR	1/29/2018	1.55%	**	2,797,147
FELCOR LODGING TRUST INC REIT USD.01			**	68,141
FENG TAY ENTERPRISE CO LTD COMMON STOCK TWD10.			**	16,810
FERRARI NV COMMON STOCK EUR.01			**	99,332
FERROGLOBE PLC COMMON STOCK USD7.5			**	53,760
FHLMC MULTIFAMILY STRUCTURED P FHMS K708 X1	1/25/2019	1.46%	**	128,653
FHLMC MULTIFAMILY STRUCTURED P FHMS KF12 A	9/25/2022	1.23%	**	528,147
FHLMC MULTIFAMILY STRUCTURED P FHMS KJ09 A2	9/25/2022	2.84%	**	130,620
FHLMC MULTIFAMILY STRUCTURED P FHMS KS06 A2	7/25/2026	2.72%	**	246,969
FHLMC STRUCTURED PASS THROUGH FSPC T 32 A1	8/25/2031	0.71%	**	8,151
FIAT CHRYSLER AUTOMOBILE SR UNSECURED 04/20 4.5	4/15/2020	4.50%	**	1,020,000
FIAT CHRYSLER AUTOMOBILES NV COMMON STOCK EUR.01			**	884,494
FIBRA UNO ADMINISTRACION SA REIT			**	100,569

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FIDELITY NATIONAL INFO SERV COMMON STOCK USD.01			**	24,616,811
FIDELITY SOUTHERN CORP COMMON STOCK			**	50,938
FIDESSA GROUP PLC COMMON STOCK GBP.1			**	220,615
FINANCIAL INSTITUTIONS INC COMMON STOCK USD.01			**	49,077
FINECOBANK SPA COMMON STOCK			**	235,914
FINISAR CORPORATION COMMON STOCK USD.001			**	268,101
FINISH LINE/THE CL A COMMON STOCK USD.01			**	75,184
FINN SQUARE CLO LTD FINNS 2012 1A A1R 144A	12/24/2023	2.05%	**	2,600,047
FINNING INTERNATIONAL INC COMMON STOCK			**	149,893
FIREEYE INC			**	66,582
FIREEYE INC COMMON STOCK USD.0001			**	1,611,688
FIRST AMERICAN FINANCIAL COMMON STOCK USD.00001			**	2,136,335
FIRST BANCORP INC/ME COMMON STOCK USD.01			**	37,304
FIRST BANCORP PUERTO RICO COMMON STOCK USD.1			**	140,244
FIRST BANCORP/NC COMMON STOCK			**	55,637
FIRST BANCSHARES INC/MS COMMON STOCK USD1.0			**	19,470
FIRST BUSEY CORP COMMON STOCK USD.001			**	118,195
FIRST BUSINESS FINANCIAL SER COMMON STOCK USD.01			**	19,450
FIRST COMMONWEALTH FINL CORP COMMON STOCK USD1.0			**	132,257
FIRST COMMUNITY BANCSHARES COMMON STOCK USD1.0			**	55,608
FIRST CONNECTICUT BANCORP COMMON STOCK USD.01			**	37,146
FIRST DATA CORP CLASS A COMMON STOCK USD.01			**	821,317
FIRST DEFIANCE FINL CORP COMMON STOCK USD.01			**	52,009
FIRST FINANCIAL BANCORP COMMON STOCK			**	169,135
FIRST FINANCIAL CORP/INDIANA COMMON STOCK			**	70,330
FIRST FINANCIAL HOLDING CO COMMON STOCK TWD10.			**	86,443
FIRST FINANCIAL NORTHWEST COMMON STOCK USD.01			**	30,340
FIRST HORIZON NATIONAL CORP COMMON STOCK USD.625			**	2,517,998
FIRST INDUSTRIAL REALTY TR REIT USD.01			**	212,759
FIRST INTERSTATE BANCSYS A COMMON STOCK			**	82,845
FIRST MERCHANTS CORP COMMON STOCK			**	157,754
FIRST MIDWEST BANCORP INC/IL COMMON STOCK USD.01			**	188,771
FIRST NBC BANK HOLDING CO COMMON STOCK			**	13,469
FIRST POTOMAC REALTY TRUST REIT USD.001			**	44,977
FIRST QUANTUM MINERALS LTD COMMON STOCK			**	335,539
FIRST SOLAR INC COMMON STOCK USD.001			**	300,459
FIRSTCASH INC COMMON STOCK USD.01			**	148,849
FISERV INC COMMON STOCK USD.01			**	9,821,972
FIVE PRIME THERAPEUTICS INC COMMON STOCK USD.001			**	475,494
FIVE STAR QUALITY CARE COMMON STOCK USD.01			**	12,153
FLAGSHIP CREDIT AUTO TRUST FCAT 2013 2 A 144A	1/15/2019	1.94%	**	4,624
FLAGSTAR BANCORP INC COMMON STOCK USD.01			**	135,293
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD.001			**	13,837,826
FLEX LTD COMMON STOCK			**	216,498
FLEXSTEEL INDS COMMON STOCK USD1.0			**	44,217
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 06/24 3.25	6/1/2024	3.25%	**	127,559
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 12/42 3.8	12/15/2042	3.80%	**	78,670

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FLUOR CORP COMMON STOCK USD.01			**	157,928
FLUSHING FINANCIAL CORP COMMON STOCK USD.01			**	90,374
FMC TECHNOLOGIES INC COMMON STOCK USD.01			**	79,729
FNB CORP COMMON STOCK USD.01			**	206,947
FNMA POOL 256901 FN 09/37 FIXED 6.5	9/1/2037	6.50%	**	13,930
FNMA POOL 256937 FN 10/37 FIXED 6.5	10/1/2037	6.50%	**	25,946
FNMA POOL 257239 FN 06/28 FIXED 5.5	6/1/2028	5.50%	**	151,210
FNMA POOL 468559 FN 08/21 FIXED 4.01	8/1/2021	4.01%	**	393,446
FNMA POOL 725229 FN 03/34 FIXED VAR	3/1/2034	6.00%	**	170,879
FNMA POOL 888365 FN 04/22 FIXED VAR	4/1/2022	6.00%	**	39,007
FNMA POOL 932850 FN 12/40 FIXED 4	12/1/2040	4.00%	**	355,864
FNMA POOL 968066 FN 10/22 FIXED 6	10/1/2022	6.00%	**	91,001
FNMA POOL AB4698 FN 03/42 FIXED 4	3/1/2042	4.00%	**	359,515
FNMA POOL AB4955 FN 04/42 FIXED 4	4/1/2042	4.00%	**	595,890
FNMA POOL AB8925 FN 04/43 FIXED 3	4/1/2043	3.00%	**	115,239
FNMA POOL AB9615 FN 06/33 FIXED 4	6/1/2033	4.00%	**	271,425
FNMA POOL AC3237 FN 10/39 FIXED 5	10/1/2039	5.00%	**	211,806
FNMA POOL AD0329 FN 09/28 FIXED VAR	9/1/2028	6.50%	**	103,230
FNMA POOL AD0752 FN 01/39 FIXED VAR	1/1/2039	7.00%	**	148,467
FNMA POOL AD0979 FN 10/35 FIXED VAR	10/1/2035	7.50%	**	205,887
FNMA POOL AE1807 FN 10/40 FIXED 4	10/1/2040	4.00%	**	15,737
FNMA POOL AE4456 FN 02/41 FIXED 4	2/1/2041	4.00%	**	131,716
FNMA POOL AE4664 FN 10/40 FIXED 4	10/1/2040	4.00%	**	153,661
FNMA POOL AE6191 FN 11/40 FIXED 4	11/1/2040	4.00%	**	67,581
FNMA POOL AE7314 FN 11/40 FIXED 4	11/1/2040	4.00%	**	3,421
FNMA POOL AE8446 FN 11/40 FIXED 4	11/1/2040	4.00%	**	6,022
FNMA POOL AE9387 FN 12/40 FIXED 4	12/1/2040	4.00%	**	4,453
FNMA POOL AH0864 FN 12/40 FIXED 4	12/1/2040	4.00%	**	25,681
FNMA POOL AH1266 FN 01/41 FIXED 4	1/1/2041	4.00%	**	576,900
FNMA POOL AH2442 FN 01/41 FIXED 4	1/1/2041	4.00%	**	60,544
FNMA POOL AK3107 FN 02/42 FIXED 4	2/1/2042	4.00%	**	270,056
FNMA POOL AL0379 FN 12/36 FIXED VAR	12/1/2036	8.00%	**	247,535
FNMA POOL AL2171 FN 06/42 FIXED VAR	6/1/2042	4.00%	**	540,126
FNMA POOL AL2382 FN 02/42 FIXED VAR	2/1/2042	4.00%	**	1,118,760
FNMA POOL AL5548 FN 05/38 FLOATING VAR	5/1/2038	2.67%	**	587,874
FNMA POOL AM1990 FN 01/23 FIXED 2.33	1/1/2023	2.33%	**	426,555
FNMA POOL AM2674 FN 03/23 FIXED 2.61	3/1/2023	2.61%	**	605,622
FNMA POOL AM2711 FN 03/23 FIXED 2.57	3/1/2023	2.57%	**	426,811
FNMA POOL AM4066 FN 08/23 FIXED 3.59	8/1/2023	3.59%	**	944,839
FNMA POOL AM4764 FN 11/23 FIXED 3.44	11/1/2023	3.44%	**	666,399
FNMA POOL AM5079 FN 01/24 FIXED 3.45	1/1/2024	3.45%	**	718,277
FNMA POOL AM5473 FN 03/24 FIXED 3.76	3/1/2024	3.76%	**	929,361
FNMA POOL AM5612 FN 05/24 FIXED 3.42	5/1/2024	3.42%	**	776,914
FNMA POOL AM7514 FN 02/25 FIXED 3.07	2/1/2025	3.07%	**	900,188
FNMA POOL AO6757 FN 06/42 FIXED 4	6/1/2042	4.00%	**	369,127
FNMA POOL AP0645 FN 07/32 FIXED 3.5	7/1/2032	3.50%	**	128,003
FNMA POOL AP7126 FN 10/27 FIXED 2.5	10/1/2027	2.50%	**	543,751

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AQ1534 FN 10/32 FIXED 3.5	10/1/2032	3.50%	**	363,587
FNMA POOL AQ1607 FN 11/32 FIXED 3.5	11/1/2032	3.50%	**	316,160
FNMA POOL AR7961 FN 03/33 FIXED 3.5	3/1/2033	3.50%	**	342,330
FNMA POOL AT3179 FN 05/43 FIXED 3	5/1/2043	3.00%	**	724,950
FNMA POOL AT5907 FN 06/43 FIXED 4	6/1/2043	4.00%	**	1,334,647
FNMA POOL AT5915 FN 06/43 FIXED 4	6/1/2043	4.00%	**	464,956
FNMA POOL AU0317 FN 06/43 FIXED 3	6/1/2043	3.00%	**	257,528
FNMA POOL AU1632 FN 07/43 FIXED 3	7/1/2043	3.00%	**	5,315,945
FNMA POOL MA0006 FN 03/39 FIXED 4	3/1/2039	4.00%	**	22,657
FNMA POOL MA0320 FN 02/30 FIXED 5	2/1/2030	5.00%	**	203,123
FNMA POOL MA1125 FN 07/42 FIXED 4	7/1/2042	4.00%	**	409,191
FNMA POOL MA1177 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	386,912
FNMA POOL MA1213 FN 10/42 FIXED 3.5	10/1/2042	3.50%	**	371,829
FNMA POOL MA1373 FN 03/43 FIXED 3.5	3/1/2043	3.50%	**	856,108
FNMA POOL MA1463 FN 06/43 FIXED 3.5	6/1/2043	3.50%	**	369,203
FNMA POOL MA1508 FN 07/43 FIXED 3.5	7/1/2043	3.50%	**	371,037
FNMA POOL MA1510 FN 07/43 FIXED 4	7/1/2043	4.00%	**	671,439
FNMA POOL MA1546 FN 08/43 FIXED 3.5	8/1/2043	3.50%	**	706,618
FORD CREDIT AUTO LEASE TRUST FORDL 2016 A A2A	11/15/2018	1.42%	**	6,255,427
FORD CREDIT AUTO OWNER TRUST FORDO 2016 B A2A	3/15/2019	1.08%	**	5,921,629
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/19 2.943	1/8/2019	2.94%	**	202,282
FORD MOTOR CREDIT CO LLC SR UNSECURED 02/21 5.75	2/1/2021	5.75%	**	219,316
FORD MOTOR CREDIT CO LLC SR UNSECURED 03/19 2.375	3/12/2019	2.38%	**	359,787
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/19 2.021	5/3/2019	2.02%	**	990,824
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/17 3	6/12/2017	3.00%	**	6,412,109
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/18 VAR	6/15/2018	1.86%	**	200,482
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/17 6.625	8/15/2017	6.63%	**	1,624,752
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/17 VAR	9/8/2017	1.47%	**	300,084
FORESTAR GROUP INC COMMON STOCK USD1.0			**	61,699
FORMFACTOR INC COMMON STOCK USD.001			**	3,879,243
FORTESCUE METALS GROUP LTD COMMON STOCK			**	722,546
FORTINET INC COMMON STOCK USD.001			**	2,815,166
FORUM ENERGY TECHNOLOGIES IN COMMON STOCK USD.01			**	1,911,624
FORWARD AIR CORP COMMON STOCK USD.01			**	18,952
FOSSIL GROUP INC COMMON STOCK USD.01			**	17,223
FOSTER (LB) CO A COMMON STOCK USD.01			**	13,940
FOUR CORNERS PROPERTY TRUST REIT USD.0001			**	655,183
FOXCONN TECHNOLOGY CO LTD COMMON STOCK TWD10.			**	124,863
FRANCE (GOVT OF) BONDS REGS 05/45 3.25	5/25/2045	3.25%	**	1,016,031
FRANCE (GOVT OF) BONDS REGS 07/24 0.25	7/25/2024	0.25%	**	7,035,479
FRANKLIN COVEY CO COMMON STOCK USD.05			**	28,915
FRANKLIN ELECTRIC CO INC COMMON STOCK USD.1			**	179,407
FRANKLIN RESOURCES INC COMMON STOCK USD.1			**	2,555,839
FRANKLIN STREET PROPERTIES C REIT USD.0001			**	79,704
FRED S INC CLASS A COMMON STOCK			**	62,770
FREDDIE MAC FHR 2113 MW	1/15/2029	6.50%	**	206,472
FREDDIE MAC FHR 2175 TH	7/15/2029	6.00%	**	211,729

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FREDDIE MAC FHR 2338 ZC	7/15/2031	6.50%	**	272,523
FREDDIE MAC FHR 2430 WF	3/15/2032	6.50%	**	96,012
FREDDIE MAC FHR 2595 DC	4/15/2023	5.00%	**	142,079
FREDDIE MAC FHR 2936 SC	3/15/2029	5.40%	**	139,642
FREDDIE MAC FHR 2980 QA	5/15/2035	6.00%	**	135,193
FREDDIE MAC FHR 3005 ED	7/15/2025	5.00%	**	108,666
FREDDIE MAC FHR 3187 Z	7/15/2036	5.00%	**	189,753
FREDDIE MAC FHR 3397 FC	12/15/2037	1.04%	**	23,701
FREDDIE MAC FHR 3648 CY	3/15/2030	4.50%	**	282,639
FREDDIE MAC FHR 3662 PJ	4/15/2040	5.00%	**	246,434
FREDDIE MAC FHR 3677 PB	5/15/2040	4.50%	**	351,027
FREDDIE MAC FHR 4219 JA	8/15/2039	3.50%	**	319,102
FREDDIE MAC FHR 4579 FD	1/15/2038	0.88%	**	946,295
FREDDIE MAC FHR 4579 SD	1/15/2038	1.98%	**	56,095
FREDDIEMAC STRIP FHS 279 35	9/15/2042	3.50%	**	272,618
FREDDIEMAC STRIP FHS 323 300	1/15/2044	3.00%	**	686,728
FREEPORT MCMORAN INC COMPANY GUAR 03/22 3.55	3/1/2022	3.55%	**	93,000
FREIGHTCAR AMERICA INC COMMON STOCK USD.01			**	15,244
FREMF MORTGAGE TRUST FREMF 2016 K59 B 144A	11/25/2049	3.58%	**	105,097
FRESENIUS SE + CO KGAA COMMON STOCK			**	464,080
FRESH DEL MONTE PRODUCE INC COMMON STOCK USD.01			**	341,771
FRONTIER COMMUNICATIONS CORP COMMON STOCK USD.25			**	363,813
FRP HOLDINGS INC COMMON STOCK USD.1			**	34,759
FRUTAROM COMMON STOCK ILS1.			**	783,555
FSMIH17AS TRS CHF P E SMH7 INDEX			**	(11,387,513)
FSMIH17AS TRS CHF R F .00000 FSMIH17_SW/20170317	3/17/2017		**	11,473,175
FTD COS INC COMMON STOCK USD.0001			**	62,413
FTI CONSULTING INC COMMON STOCK USD.01			**	2,421,382
FUBON FINANCIAL HOLDING CO COMMON STOCK TWD10.			**	216,792
FUJI HEAVY INDUSTRIES LTD COMMON STOCK			**	445,962
FUJIFILM HOLDINGS CORP COMMON STOCK			**	749,085
FUJITSU LTD COMMON STOCK			**	529,022
FULTON FINANCIAL CORP COMMON STOCK USD2.5			**	350,714
FUTUREFUEL CORP COMMON STOCK USD.0001			**	55,558
G III APPAREL GROUP LTD COMMON STOCK USD.01			**	3,248,053
GAIA INC COMMON STOCK USD.0001			**	9,844
GAIL INDIA LTD COMMON STOCK INR10.			**	87,149
GAIN CAPITAL HOLDINGS INC COMMON STOCK USD.00001			**	24,280
GALENICA AG REG COMMON STOCK CHF.1			**	114,182
GAMESTOP CORP CLASS A COMMON STOCK USD.001			**	274,450
GAMING AND LEISURE PROPERTIE REIT			**	125,542
GANNETT CO INC COMMON STOCK USD.01			**	99,994
GARMIN LTD COMMON STOCK CHF10.0			**	17,212,204
GARTNER INC COMMON STOCK USD.0005			**	3,638,520
GASLOG LTD COMMON STOCK USD.01			**	108,917
GATX CORP COMMON STOCK USD.625			**	149,393
GAZPROM PAO SPON ADR ADR			**	432,729

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GE CAPITAL INTL FUNDING COMPANY GUAR 11/20 2.342	11/15/2020	2.34%	**	249,881
GE CAPITAL INTL FUNDING COMPANY GUAR 11/35 4.418	11/15/2035	4.42%	**	221,108
GEELY AUTOMOBILE HOLDINGS LT COMMON STOCK HKD.02			**	396,632
GENERAL CABLE CORP COMMON STOCK USD.01			**	62,484
GENERAL COMMUNICATION INC A COMMON STOCK			**	47,186
GENERAL ELECTRIC CO SR SECURED 12/19 2.1	12/11/2019	2.10%	**	77,563
GENERAL ELECTRIC CO SR UNSECURED 01/38 5.875	1/14/2038	5.88%	**	201,365
GENERAL ELECTRIC CO SR UNSECURED 03/32 6.75	3/15/2032	6.75%	**	82,530
GENERAL ELECTRIC CO SR UNSECURED 09/17 5.625	9/15/2017	5.63%	**	283,455
GENERAL ELECTRIC CO SR UNSECURED 09/20 4.375	9/16/2020	4.38%	**	97,811
GENERAL ELECTRIC CO SUBORDINATED 02/21 5.3	2/11/2021	5.30%	**	221,812
GENERAL MILLS INC COMMON STOCK USD.1			**	4,820,654
GENERAL MILLS INC SR UNSECURED 12/21 3.15	12/15/2021	3.15%	**	76,607
GENERAL MOTORS CO COMMON STOCK USD.01			**	5,459,428
GENERAL MOTORS FINL CO COMPANY GUAR 07/21 3.2	7/6/2021	3.20%	**	396,663
GENERAL MOTORS FINL CO COMPANY GUAR 09/17 3	9/25/2017	3.00%	**	403,756
GENERAL MOTORS FINL CO COMPANY GUAR 10/19 VAR	10/4/2019	2.13%	**	401,765
GENERAL MOTORS FINL CO COMPANY GUAR 10/26 4	10/6/2026	4.00%	**	60,576
GENERALITAT DE CATALUNYA SR UNSECURED 02/20 4.95	2/11/2020	4.95%	**	2,138,461
GENERALITAT DE CATALUNYA SR UNSECURED 06/18 4.75	6/4/2018	4.75%	**	412,340
GENERALITAT DE CATALUNYA SR UNSECURED 09/21 4.9	9/15/2021	4.90%	**	112,639
GENERALITAT DE VALENCIA SR UNSECURED 09/17 VAR	9/3/2017	2.06%	**	212,001
GENESCO INC COMMON STOCK USD1.0			**	1,863,435
GENESEE + WYOMING INC CL A COMMON STOCK USD.01			**	5,126,831
GENPACT LTD COMMON STOCK USD.01			**	8,165,291
GENTEX CORP COMMON STOCK USD.06			**	148,423
GENTING BHD COMMON STOCK MYR.1			**	72,760
GENTING HONG KONG LTD COMMON STOCK USD.1			**	234,150
GENTING MALAYSIA BHD COMMON STOCK MYR.1			**	48,802
GENTING SINGAPORE PLC COMMON STOCK USD.1			**	175,400
GENWORTH FINANCIAL INC CL A COMMON STOCK USD.001			**	79,538
GEOSPACE TECHNOLOGIES CORP COMMON STOCK USD.01			**	18,772
GERDAU SA PREF PREFERENCE			**	33,515
GERMAN AMERICAN BANCORP COMMON STOCK			**	70,077
GETTY REALTY CORP REIT USD.01			**	47,284
GFK SE COMMON STOCK			**	23,246
GIBRALTAR INDUSTRIES INC COMMON STOCK USD.01			**	821,671
GILEAD SCIENCES INC COMMON STOCK USD.001			**	4,121,872
GILEAD SCIENCES INC SR UNSECURED 12/21 4.4	12/1/2021	4.40%	**	10,758
GLACIER BANCORP INC COMMON STOCK USD.01			**	3,371,890
GLADSTONE COMMERCIAL CORP REIT USD.001			**	24,723
GLATFELTER COMMON STOCK USD.01			**	102,846
GLAUKOS CORP COMMON STOCK USD.001			**	1,665,882
GLAXOSMITHKLINE PLC COMMON STOCK GBP.25			**	1,893,181
GLAXOSMITHKLINE PLC SPON ADR ADR			**	3,827,894
GLENCORE PLC COMMON STOCK USD.01			**	1,097,013
GLOBAL ALL CAP FUND			**	(360)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GLOBAL ALL CAP FUND WELLINGTON			**	298,821,157
GLOBAL BRANDS GROUP HOLDING			**	(2,935)
GLOBAL BRANDS GROUP HOLDING COMMON STOCK HKD.0125			**	913,737
GLOBAL EAGLE ENTERTAINMENT I COMMON STOCK USD.0001			**	32,494
GLOBAL INDEMNITY LTD COMMON STOCK USD.0001			**	50,896
GLOBAL LOGISTIC PROPERTIES L COMMON STOCK			**	52,689
GLOBAL PAYMENTS INC			**	255,455
GLOBAL PAYMENTS INC COMMON STOCK			**	29,904,466
GLOBAL POWER EQUIPMENT GROUP COMMON STOCK USD.01			**	7,255
GLOBE TELECOM INC COMMON STOCK PHP50.			**	45,380
GMAT TRUST GMAT 2013 1A A 144A	11/25/2043	6.97%	**	39,265
GMO INTERNET INC COMMON STOCK			**	514,929
GNC HOLDINGS INC CL A COMMON STOCK USD.001			**	19,618
GNMA POOL 783867 GN 08/36 FIXED 6	8/15/2036	6.00%	**	965,190
GO FINANCIAL AUTO SECURITIZATI GFAST 2015 2 A 144A	11/15/2018	3.27%	**	178,506
GODADDY INC CLASS A COMMON STOCK USD.001			**	3,834,190
GODREJ CONSUMER PRODUCTS LTD COMMON STOCK INR1.			**	43,455
GOLD RESOURCE CORP COMMON STOCK USD.001			**	22,737
GOLDCREST CO LTD COMMON STOCK			**	151,818
GOLDEN OCEAN GROUP LTD COMMON STOCK USD.05			**	5,021
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01			**	24,141,588
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	**	354,192
GOLDMAN SACHS GROUP INC SR UNSECURED 01/19 2.625	1/31/2019	2.63%	**	107,140
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	1/24/2022	5.75%	**	786,951
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	2/15/2019	7.50%	**	75,384
GOLDMAN SACHS GROUP INC SR UNSECURED 02/21 2.875	2/25/2021	2.88%	**	160,740
GOLDMAN SACHS GROUP INC SR UNSECURED 06/17 VAR	6/4/2017	1.57%	**	801,275
GOLDMAN SACHS GROUP INC SR UNSECURED 09/20 VAR	9/15/2020	2.16%	**	403,729
GOLDMAN SACHS GROUP INC SR UNSECURED 10/27 VAR	10/28/2027	2.64%	**	203,879
GOLDMAN SACHS GROUP INC SR UNSECURED 11/18 VAR	11/15/2018	2.01%	**	605,704
GOLDMAN SACHS GROUP INC SUBORDINATED 05/36 6.45	5/1/2036	6.45%	**	196,642
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	10/1/2037	6.75%	**	197,576
GOODMAN GROUP REIT			**	125,276
GOODYEAR TIRE + RUBBER CO COMMON STOCK			**	33,587
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 19 KE	3/16/2034	5.00%	**	385,331
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 35 TE	6/20/2037	6.00%	**	91,752
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 70 PE	11/20/2037	5.50%	**	141,301
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H04 BA	2/20/2063	1.65%	**	316,560
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H05 FB	2/20/2062	0.93%	**	239,631
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H11 FC	5/20/2065	1.08%	**	2,380,151
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H14 FA	6/20/2065	1.10%	**	3,666,428
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H20 FB	8/20/2065	1.13%	**	575,970
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 H32 FH	12/20/2065	1.19%	**	381,163
GOVERNMENT NATIONAL MORTGAGE A GNR 2016 H07 FM	2/20/2066	1.30%	**	746,210
GOVERNMENT NATIONAL MORTGAGE A GNR 2016 H10 FJ	4/20/2066	1.04%	**	97,126

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GOVERNMENT NATIONAL MORTGAGE A GNR 2016 H26 FC	12/20/2066	1.60%	**	125,820
GOVERNMENT PROPERTIES INCOME REIT USD.01			**	55,574
GP STRATEGIES CORP COMMON STOCK USD.01			**	49,821
GPT GROUP REIT NPV			**	74,848
GRACO INC COMMON STOCK USD1.0			**	2,243,430
GRAHAM HOLDINGS CO CLASS B COMMON STOCK USD1.0			**	262,118
GRAND CANYON EDUCATION INC COMMON STOCK USD.01			**	2,381,545
GRAND CITY PROPERTIES COMMON STOCK EUR.1			**	499,228
GRANITE CONSTRUCTION INC COMMON STOCK USD.01			**	1,312,300
GRAY TELEVISION INC COMMON STOCK			**	63,256
GREAT HALL MORTGAGES PLC GHM 2006 1 A2B REGS	6/18/2038	0.02%	**	779,466
GREAT HALL MORTGAGES PLC GHM 2007 1 A2B REGS	3/18/2039	0.09%	**	714,013
GREAT HALL MORTGAGES PLC GHM 2007 2A AC 144A	6/18/2039	1.12%	**	911,575
GREAT LAKES DREDGE + DOCK CO COMMON STOCK USD.0001			**	25,830
GREAT SOUTHERN BANCORP INC COMMON STOCK USD.01			**	72,794
GREAT WALL MOTOR COMPANY H COMMON STOCK CNY1.0			**	123,263
GREAT WEST LIFECO INC COMMON STOCK			**	112,771
GREAT WESTERN BANCORP INC COMMON STOCK USD.01			**	72,447
GREEN BANCORP INC COMMON STOCK USD.01			**	10,974
GREEN BRICK PARTNERS INC COMMON STOCK USD.01			**	44,019
GREEN DOT CORP CLASS A COMMON STOCK USD.001			**	105,174
GREEN PLAINS INC COMMON STOCK USD.001			**	54,502
GREENLIGHT CAPITAL RE LTD A COMMON STOCK USD.01			**	70,110
GREIF INC CL A COMMON STOCK			**	115,704
GREIF INC CL B COMMON STOCK			**	110,782
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD.01			**	183,705
GROUPE BRUXELLES LAMBERT SA COMMON STOCK			**	84,001
GROWTHPOINT PROPERTIES LTD REIT			**	124,100
GRUBHUB INC COMMON STOCK USD.0001			**	2,693,065
GRUMA S.A.B. B COMMON STOCK			**	624,507
GRUPO BIMBO SAB SERIES A COMMON STOCK			**	49,152
GRUPO FINANCIERO BANORTE O COMMON STOCK MXN3.5			**	202,203
GRUPO MEXICO SAB DE CV SER B COMMON STOCK			**	440,997
GRUPO TELEVISA SA SPON ADR ADR			**	2,947,161
GS MORTGAGE SECURITIES TRUST GSMS 2007 GG10 A4	8/10/2045	5.99%	**	83,474
GS MORTGAGE SECURITIES TRUST GSMS 2010 C2 A1 144A	12/10/2043	3.85%	**	11,821
GS MORTGAGE SECURITIES TRUST GSMS 2011 GC5 D 144A	8/10/2044	5.40%	**	556,318
GSI TECHNOLOGY INC COMMON STOCK USD.001			**	13,535
GUARANTY BANCORP COMMON STOCK USD.001			**	52,078
GUDANG GARAM TBK PT COMMON STOCK IDR500.			**	243,316
GUESS? INC COMMON STOCK USD.01			**	91,779
GUJARAT STATE PETRONET LTD COMMON STOCK INR10.			**	508,774
GULF ISLAND FABRICATION INC COMMON STOCK			**	18,290
H.B. FULLER CO. COMMON STOCK USD1.0			**	218,216
H+E EQUIPMENT SERVICES INC COMMON STOCK USD.01			**	12,857
H+R REAL ESTATE INV REIT UTS REIT			**	71,728
HACKETT GROUP INC/THE COMMON STOCK USD.001			**	23,329

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HAEMONETICS CORP/MASS COMMON STOCK USD.01			**	178,568
HAITONG INTERNATIONAL SECURI COMMON STOCK HKD.1			**	289,276
HALLADOR ENERGY CO COMMON STOCK USD.01			**	12,626
HALLIBURTON CO COMMON STOCK USD2.5			**	7,796,965
HALLIBURTON COMPANY SR UNSECURED 08/23 3.5	8/1/2023	3.50%	**	116,772
HALLMARK FINL SERVICES INC COMMON STOCK USD.18			**	22,644
HALYARD HEALTH INC COMMON STOCK USD.01			**	209,159
HAMMERSON PLC REIT GBP.25			**	82,046
HANA FINANCIAL GROUP COMMON STOCK KRW5000.			**	168,618
HANCOCK HOLDING CO COMMON STOCK USD3.33			**	3,394,987
HANESBRANDS INC COMMON STOCK USD.01			**	1,703,965
HANGER INC COMMON STOCK USD.01			**	27,104
HANMI FINANCIAL CORPORATION COMMON STOCK USD.001			**	110,877
HANNOVER RUECK SE COMMON STOCK			**	918,171
HANON SYSTEMS COMMON STOCK KRW100.0			**	561,255
HANOVER INSURANCE GROUP INC/ COMMON STOCK USD.01			**	2,985,765
HANWHA CHEMICAL CORP COMMON STOCK KRW5000.			**	302,298
HANWHA CORPORATION COMMON STOCK KRW5000.0			**	249,831
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	6/20/2035	1.08%	**	833,398
HARDINGE INC COMMON STOCK USD.01			**	12,487
HARLEY DAVIDSON INC COMMON STOCK USD.01			**	3,537,096
HARMAN INTERNATIONAL COMMON STOCK USD.01			**	1,749,658
HARMONIC INC COMMON STOCK USD.001			**	46,635
HARTE HANKS INC COMMON STOCK USD1.0			**	8,667
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01			**	2,696,990
HARVARD BIOSCIENCE INC COMMON STOCK USD.01			**	10,004
HARVEY NORMAN HOLDINGS LTD COMMON STOCK			**	59,330
HAULOTTE GROUP COMMON STOCK EUR.13			**	335,272
HAVERTY FURNITURE COMMON STOCK USD1.0			**	41,285
HAWAIIAN HOLDINGS INC COMMON STOCK USD.01			**	73,929
HAWAIIAN TELCOM HOLDCO INC COMMON STOCK USD.01			**	27,927
HAWKINS INC COMMON STOCK USD.05			**	55,299
HAYNES INTERNATIONAL INC COMMON STOCK USD.001			**	26,353
HC2 HOLDINGS INC COMMON STOCK USD.001			**	12,109
HCA HOLDINGS INC COMMON STOCK USD.01			**	6,455,506
HCF17A TRS HKD P F .00000 HCF17_SW 2017-01-26	1/26/2017		**	(1,897,782)
HCF17A TRS HKD R E HCF7 INDEX			**	1,937,380
HCF17I TRS HKD P F .00000 HCF17_SW/20170126	1/26/2017		**	(3,769,028)
HCF17I TRS HKD R E HCF7 INDEX			**	3,874,761
HCI GROUP INC COMMON STOCK			**	12,752
HCL TECHNOLOGIES LTD COMMON STOCK INR2.0			**	187,910
HCP INC SR UNSECURED 08/24 3.875	8/15/2024	3.88%	**	88,956
HCP INC SR UNSECURED 11/23 4.25	11/15/2023	4.25%	**	153,006
HEALTHCARE REALTY TRUST INC REIT USD.01			**	198,899
HEALTHCARE TRUST OF AME CL A REIT USD.01			**	204,381
HEALTHSOUTH CORP COMMON STOCK USD.01			**	6,589,781
HEALTHSTREAM INC COMMON STOCK			**	54,108

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HEARTLAND FINANCIAL USA INC COMMON STOCK USD1.0			**	93,456
HECLA MINING CO COMMON STOCK USD.25			**	243,629
HEIDELBERGCEMENT AG COMMON STOCK			**	567,532
HEIDRICK + STRUGGLES INTL COMMON STOCK USD.01			**	44,557
HEINEKEN NV COMMON STOCK EUR1.6			**	563,335
HEINEKEN NV SR UNSECURED 144A 04/22 3.4	4/1/2022	3.40%	**	41,086
HEINEKEN NV SR UNSECURED 144A 10/17 1.4	10/1/2017	1.40%	**	8,429,396
HELEN OF TROY LTD COMMON STOCK USD.1			**	70,347
HELIX ENERGY SOLUTIONS GROUP COMMON STOCK			**	1,397,855
HELLENIC RAILWAY ORG GOVT GUARANT REGS 12/17 5.014	12/27/2017	5.01%	**	204,885
HELLENIC REPUBLIC BONDS REGS 02/23 VAR	2/24/2023	3.00%	**	2,579
HELLENIC REPUBLIC BONDS REGS 02/25 VAR	2/24/2025	3.00%	**	2,478
HELLENIC REPUBLIC BONDS REGS 02/26 VAR	2/24/2026	3.00%	**	7,367
HELLENIC REPUBLIC BONDS REGS 02/29 VAR	2/24/2029	3.00%	**	11,290
HELLENIC REPUBLIC BONDS REGS 02/30 VAR	2/24/2030	3.00%	**	9,585
HELLENIC REPUBLIC BONDS REGS 02/31 VAR	2/24/2031	3.00%	**	10,162
HELLENIC REPUBLIC BONDS REGS 02/32 VAR	2/24/2032	3.00%	**	8,555
HELLENIC REPUBLIC BONDS REGS 02/33 VAR	2/24/2033	3.00%	**	6,290
HELLENIC REPUBLIC BONDS REGS 02/34 VAR	2/24/2034	3.00%	**	4,803
HELLENIC REPUBLIC BONDS REGS 02/37 VAR	2/24/2037	3.00%	**	9,229
HELLENIC REPUBLIC BONDS REGS 02/38 VAR	2/24/2038	3.00%	**	9,179
HELLENIC REPUBLIC BONDS REGS 02/40 VAR	2/24/2040	3.00%	**	1,963
HELLENIC REPUBLIC BONDS REGS 02/41 VAR	2/24/2041	3.00%	**	656
HELLENIC REPUBLIC BONDS REGS 02/42 VAR	2/24/2042	3.00%	**	6,576
HELMERICH + PAYNE			**	(24,501)
HELMERICH + PAYNE COMMON STOCK USD.1			**	2,397,078
HEMISPHERE MEDIA GROUP INC COMMON STOCK USD.0001			**	13,776
HENNES + MAURITZ AB B SHS COMMON STOCK			**	3,253,453
HERITAGE COMMERCE CORP COMMON STOCK			**	36,970
HERITAGE CRYSTAL CLEAN INC COMMON STOCK USD.01			**	28,967
HERITAGE FINANCIAL CORP COMMON STOCK			**	79,181
HERMAN MILLER INC COMMON STOCK USD.2			**	2,085,550
HERMES INTERNATIONAL COMMON STOCK			**	621,965
HERO FUNDING TRUST HERO 2016 3A A1 144A	9/20/2042	3.08%	**	95,169
HERO MOTOCORP LTD COMMON STOCK INR2.			**	136,496
HERSHA HOSPITALITY TRUST REIT USD.01			**	73,810
HESS CORP COMMON STOCK USD1.0			**	6,770,923
HEWLETT PACKARD ENTERPRIS COMMON STOCK USD.01			**	26,102,730
HIGHWOODS PROPERTIES INC REIT USD.01			**	5,058,152
HILL INTERNATIONAL INC COMMON STOCK USD.0001			**	14,268
HILLENBRAND INC COMMON STOCK			**	18,063
HILLTOP HOLDINGS INC COMMON STOCK USD.01			**	286,795
HILTON WORLDWIDE FIN LLC TERM LOAN	10/25/2023	1.00%	**	366,515
HINDALCO INDUSTRIES LTD COMMON STOCK INR1.			**	165,677
HINDUSTAN PETROLEUM CORP COMMON STOCK INR10.			**	288,215
HINDUSTAN UNILEVER LTD COMMON STOCK INR1.			**	134,016
HISTORIC TW INC COMPANY GUAR 02/23 9.15	2/1/2023	9.15%	**	128,245

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HITACHI CHEMICAL CO LTD COMMON STOCK			**	746,820
HITACHI CONSTRUCTION MACHINE COMMON STOCK			**	316,823
HITACHI HIGH TECHNOLOGIES CO COMMON STOCK			**	1,467,437
HITACHI LTD COMMON STOCK			**	54,186
HITACHI TRANSPORT SYSTEM LTD COMMON STOCK			**	457,774
HMS HOLDINGS CORP COMMON STOCK USD.01			**	79,958
HOCHTIEF AG COMMON STOCK			**	346,767
HOGY MEDICAL CO LTD COMMON STOCK			**	352,356
HOLLYFRONTIER CORP COMMON STOCK USD.01			**	76,003
HOME BANCORP INC COMMON STOCK USD.01			**	27,683
HOME BANCSHARES INC COMMON STOCK USD.01			**	3,796,159
HOME DEPOT INC COMMON STOCK USD.05			**	4,141,731
HOME DEPOT INC SR UNSECURED 06/22 2.625	6/1/2022	2.63%	**	85,410
HOME DEPOT INC SR UNSECURED 09/26 2.125	9/15/2026	2.13%	**	33,207
HOMESTAR MORTGAGE ACCEPTANCE C HMAC 2004 4 A3	9/25/2034	1.69%	**	104,498
HOMESTREET INC COMMON STOCK			**	60,356
HOMETRUST BANCSHARES INC COMMON STOCK			**	55,737
HON HAI PRECISION GDR REG S GDR			**	722,762
HON HAI PRECISION INDUSTRY COMMON STOCK TWD10.			**	649,666
HONDA AUTO RECEIVABLES OWNER T HAROT 2016 3 A2	10/18/2018	1.01%	**	7,263,213
HONDA MOTOR CO LTD SPONS ADR ADR			**	519,582
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.0			**	26,313,126
HONEYWELL INTERNATIONAL SR UNSECURED 11/26 2.5	11/1/2026	2.50%	**	80,456
HONG KONG EXCHANGES + CLEAR COMMON STOCK HKD1.0			**	366,251
HOOKER FURNITURE CORP COMMON STOCK			**	42,770
HOPE BANCORP INC COMMON STOCK USD.001			**	291,115
HORACE MANN EDUCATORS COMMON STOCK USD.001			**	175,480
HORIZON BANCORP INDIANA COMMON STOCK			**	38,724
HORIZON GLOBAL CORP COMMON STOCK USD.01			**	36,384
HORIZON PHARMA PLC COMMON STOCK USD.0001			**	106,837
HORNBECK OFFSHORE SERVICES COMMON STOCK USD.01			**	23,682
HOSPITALITY PROPERTIES TRUST REIT USD.01			**	322,066
HOST HOTELS + RESORTS LP SR UNSECURED 06/25 4	6/15/2025	4.00%	**	689,444
HOST HOTELS + RESORTS LP SR UNSECURED 10/23 3.75	10/15/2023	3.75%	**	49,086
HOTA INDUSTRIAL MFG CO LTD COMMON STOCK TWD10.			**	2,621,862
HOUGHTON MIFFLIN HARCOURT CO COMMON STOCK USD.01			**	61,704
HOUSING DEVELOPMENT FINANCE COMMON STOCK INR2.			**	3,103,858
HOUSTON WIRE + CABLE CO COMMON STOCK USD.001			**	11,323
HOYA CORP COMMON STOCK			**	7,722,188
HP INC COMMON STOCK USD.01			**	8,412,277
HP INC SR UNSECURED 12/21 4.65	12/9/2021	4.65%	**	169,716
HSBC BANK USA SUBORDINATED 11/34 5.875	11/1/2034	5.88%	**	116,423
HSBC FINANCE CORP SUBORDINATED 01/21 6.676	1/15/2021	6.68%	**	1,011,637
HSBC HOLDINGS PLC COMMON STOCK USD.5			**	1,344,854
HSBC HOLDINGS PLC JR SUBORDINA REGS 12/49 VAR	12/29/2049	6.00%	**	436,160
HSBC HOLDINGS PLC SR UNSECURED 01/22 4.875	1/14/2022	4.88%	**	145,738
HSBC HOLDINGS PLC SR UNSECURED 01/22 VAR	1/5/2022	2.36%	**	203,727

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HSBC HOLDINGS PLC SR UNSECURED 03/22 4	3/30/2022	4.00%	**	284,446
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	4/5/2021	5.10%	**	2,107,377
HSBC USA INC SR UNSECURED 11/17 1.5	11/13/2017	1.50%	**	5,457,358
HSIF17A TRS HKD P F .00000 HSIF17_SW 2017-01-26	1/26/2017		**	(1,112,759)
HSIF17A TRS HKD R E HIF7 INDEX			**	1,133,062
HSIF17I TRS HKD P F .00000 HSIF17_SW 2017-01-26	1/26/2017		**	(832,992)
HSIF17I TRS HKD R E HIF7 INDEX			**	849,797
HUA NAN FINANCIAL HOLDINGS C COMMON STOCK TWD10.			**	28,196
HUB GROUP INC CL A COMMON STOCK USD.01			**	134,531
HUBBELL INC COMMON STOCK USD.01			**	2,676,981
HUBSPOT INC COMMON STOCK USD.001			**	1,190,604
HULIC CO LTD COMMON STOCK			**	25,834
HUNTINGTON AUTO TRUST HUNT 2016 1 A2	5/15/2019	1.29%	**	8,061,167
HUNTINGTON BANCSHARES INC COMMON STOCK USD.01			**	375,223
HUNTINGTON BANCSHARES SR UNSECURED 03/21 3.15	3/14/2021	3.15%	**	25,352
HUNTSMAN CORP COMMON STOCK USD.01			**	202,362
HURCO COMPANIES INC COMMON STOCK			**	23,733
HURON CONSULTING GROUP INC COMMON STOCK USD.01			**	1,912,291
HUSKY ENERGY INC COMMON STOCK			**	311,029
HUSQVARNA AB B SHS COMMON STOCK SEK2.0			**	96,979
HUTCH WHAMPOA INT 11 LTD COMPANY GUAR 144A 01/17 3.5	1/13/2017	3.50%	**	6,765,307
HUTCH WHAMPOA INT 14 LTD COMPANY GUAR 144A 10/17 1.625	10/31/2017	1.63%	**	2,437,320
HYDRO QUEBEC LOCAL GOVT G 01/22 8.4	1/15/2022	8.40%	**	175,001
HYDRO QUEBEC LOCAL GOVT G 07/24 8.05	7/7/2024	8.05%	**	230,078
HYPERMARCAS SA COMMON STOCK			**	79,481
HYPROP INVESTMENTS LTD UTS REIT			**	39,924
HYSAN DEVELOPMENT CO COMMON STOCK			**	62,007
HYSTER YALE MATERIALS COMMON STOCK USD.01			**	65,364
HYUNDAI AUTO RECEIVABLES TRUST HART 2015 C A2A	11/15/2018	0.99%	**	1,073,071
HYUNDAI CAPITAL AMERICA COMPANY GUAR 144A 06/17 4	6/8/2017	4.00%	**	4,747,127
HYUNDAI DEVELOPMENT CO ENGIN COMMON STOCK KRW5000.			**	279,495
HYUNDAI ENGINEERING + CONST COMMON STOCK KRW5000.			**	220,733
HYUNDAI GLOVIS CO LTD COMMON STOCK KRW500.			**	181,900
HYUNDAI MOBIS CO LTD COMMON STOCK KRW5000.			**	198,033
HYUNDAI WIA CORP COMMON STOCK KRW5000.			**	237,350
IBERDROLA SA COMMON STOCK EUR.75			**	57,218
IBERIABANK CORP COMMON STOCK USD1.0			**	3,779,135
IBM CORP SR UNSECURED 06/42 4	6/20/2042	4.00%	**	145,037
IBM CORP SR UNSECURED 11/39 5.6	11/30/2039	5.60%	**	23,161
ICF INTERNATIONAL INC COMMON STOCK USD.001			**	113,160
ICON PLC COMMON STOCK EUR.06			**	1,907,072
ICONIX BRAND GROUP INC COMMON STOCK USD.001			**	43,496
ICU MEDICAL INC COMMON STOCK USD.1			**	119,796
IDACORP INC COMMON STOCK			**	2,526,451
IDEMITSU KOSAN CO LTD COMMON STOCK			**	367,377
IDT CORP CLASS B COMMON STOCK USD.01			**	20,320
II VI INC COMMON STOCK			**	1,001,192

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
IIDA GROUP HOLDINGS CO LTD COMMON STOCK			**	36,115
ILG INC COMMON STOCK USD.01			**	137,002
ILLINOIS ST ILS 04/35 FIXED 6.725	4/1/2035	6.73%	**	407,728
ILLINOIS TOOL WORKS COMMON STOCK USD.01			**	4,434,277
ILLINOIS TOOL WORKS INC SR UNSECURED 09/21 3.375	9/15/2021	3.38%	**	78,275
ILLUMINA INC COMMON STOCK USD.01			**	6,593,292
IMARKETKOREA INC COMMON STOCK KRW500.			**	250,270
IMAX CORP COMMON STOCK			**	2,951,600
IMPERIAL BRANDS PLC COMMON STOCK GBP.1			**	1,019,646
IMPERIAL HOLDINGS LTD COMMON STOCK ZAR.04			**	225,545
IMPERIAL OIL LTD COMMON STOCK			**	219,713
IMPERVA INC COMMON STOCK USD.0001			**	1,498,176
IMPINJ INC COMMON STOCK USD.001			**	1,718,902
IMPLENIA AG REG COMMON STOCK CHF1.02			**	632,297
INC RESEARCH HOLDINGS INC A COMMON STOCK USD.01			**	5,557,348
INCHCAPE PLC COMMON STOCK GBP.1			**	230,996
INCYTE CORP COMMON STOCK USD.001			**	11,337,028
IND + COMM BK OF CHINA H COMMON STOCK CNY1.0			**	870,846
INDEPENDENCE GROUP NL COMMON STOCK			**	399,213
INDEPENDENCE HOLDING CO COMMON STOCK USD1.0			**	34,056
INDEPENDENT BANK CORP MICH COMMON STOCK USD1.0			**	23,935
INDEPENDENT BANK CORP/MA COMMON STOCK USD.01			**	130,262
INDEPENDENT BANK GROUP INC COMMON STOCK USD.01			**	89,544
INDIABULLS HOUSING FINANCE L COMMON STOCK INR2.0			**	87,429
INDIANA MICHIGAN POWER SR UNSECURED 03/23 3.2	3/15/2023	3.20%	**	90,864
INDOFOOD CBP SUKSES MAKMUR T COMMON STOCK IDR50.0			**	99,991
INDOFOOD SUKSES MAKMUR TBK P COMMON STOCK IDR100.			**	94,529
INDONESIA GOVERNMENT SR UNSECURED 03/34 8.375	3/15/2034	8.38%	**	3,310,141
INDONESIA GOVERNMENT SR UNSECURED 05/33 6.625	5/15/2033	6.63%	**	112,022
INDONESIA GOVERNMENT SR UNSECURED 06/32 8.25	6/15/2032	8.25%	**	2,864,447
INDUSTRIA DE DISENO TEXTIL COMMON STOCK EUR.03			**	6,203,106
INDUSTRIAL ALLIANCE INSURANC COMMON STOCK			**	554,383
INDUSTRIAL BANK OF KOREA COMMON STOCK KRW5000.			**	25,268
INDUSTRIAL BANK OF KOREA SR UNSECURED 144A 07/17 2.375	7/17/2017	2.38%	**	1,303,654
INDUSTRIAS PENOLES SAB DE CV COMMON STOCK			**	237,739
INDYMAC RESIDENTIAL ASSET BACK INABS 2005 B M3	8/25/2035	0.94%	**	386,386
INFINEON TECHNOLOGIES AG COMMON STOCK			**	9,460,653
INFINERA CORP COMMON STOCK USD.001			**	69,431
INFORMA PLC COMMON STOCK GBP.001			**	655,103
INFOSYS LTD SP ADR ADR			**	321,529
INFRASTRUTTURE WIRELESS ITAL COMMON STOCK			**	244,222
ING (US) FUNDING LLC	8/11/2017	0.01%	**	11,919,979
ING BANK NV COVERED REGS 12/22 2.625	12/5/2022	2.63%	**	4,262,930
ING BANK NV SR UNSECURED 144A 11/18 2	11/26/2018	2.00%	**	1,199,521
ING GROEP NV COMMON STOCK EUR.01			**	5,894,018
INGENICO GROUP COMMON STOCK EUR1.0			**	459,817
INGERSOLL RAND PLC COMMON STOCK USD1.0			**	2,943,219

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
INGEVITY CORP COMMON STOCK USD.01			**	672,035
INGLES MARKETS INC CLASS A COMMON STOCK USD.05			**	69,024
INGREDION INC COMMON STOCK USD.01			**	125,585
INNERWORKINGS INC COMMON STOCK USD.0001			**	52,501
INNOPHOS HOLDINGS INC COMMON STOCK USD.001			**	112,464
INNOSPEC INC COMMON STOCK USD.01			**	161,455
INPHI CORP COMMON STOCK			**	4,180,180
INSIGHT ENTERPRISES INC COMMON STOCK USD.01			**	149,224
INSTEEL INDUSTRIES INC COMMON STOCK			**	65,756
INTEGER HOLDINGS CORP COMMON STOCK USD.001			**	1,875,671
INTEGRA LIFESCIENCES HOLDING COMMON STOCK USD.01			**	48,128
INTEL CORP COMMON STOCK USD.001			**	21,541,587
INTEL CORP SR UNSECURED 07/22 3.1	7/29/2022	3.10%	**	30,850
INTEL CORP SR UNSECURED 07/25 3.7	7/29/2025	3.70%	**	88,599
INTEL CORP SR UNSECURED 10/21 3.3	10/1/2021	3.30%	**	31,175
INTER PARFUMS INC COMMON STOCK USD.001			**	1,557,263
INTERACTIVE BROKERS GRO CL A COMMON STOCK USD.01			**	39,759
INTERCONTINENTAL EXCHANGE IN COMMON STOCK USD.01			**	35,415,962
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/23 4	10/15/2023	4.00%	**	65,017
INTERFACE INC			**	62,151
INTERFACE INC COMMON STOCK USD.1			**	2,473,476
INTERNAP CORP COMMON STOCK USD.001			**	7,284
INTERNATIONAL BANCSHARES CRP COMMON STOCK USD1.0			**	271,810
INTERNATIONAL GAME TECHNOLOG COMMON STOCK USD.1			**	348,501
INTERNATIONAL PAPER CO COMMON STOCK USD1.0			**	4,584,384
INTERNATIONAL PAPER CO SR UNSECURED 02/27 3	2/15/2027	3.00%	**	471,719
INTERNET INITIATIVE JAPAN COMMON STOCK			**	464,310
INTERPUBLIC GROUP OF COS INC COMMON STOCK USD.1			**	1,904,380
INTERPUMP GROUP SPA COMMON STOCK EUR.52			**	364,602
INTERSIL CORP A COMMON STOCK USD.01			**	1,926,854
INTESA SANPAOLO SPA COMPANY GUAR 01/17 2.375	1/13/2017	2.38%	**	400,055
INTESA SANPAOLO SPA SUBORDINATED 144A 01/26 5.71	1/15/2026	5.71%	**	1,145,135
INTESA SANPAOLO SPA SUBORDINATED 144A 06/24 5.017	6/26/2024	5.02%	**	462,093
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			**	3,490,272
INTL FCSTONE INC COMMON STOCK USD.01			**	68,983
INTL LEASE FINANCE CORP SR UNSECURED 03/17 8.75	3/15/2017	8.75%	**	101,375
INTL LEASE FINANCE CORP SR UNSECURED 05/19 6.25	5/15/2019	6.25%	**	215,000
INTL SPEEDWAY CORP CL A COMMON STOCK USD.01			**	98,072
INTRA CELLULAR THERAPIES INC COMMON STOCK USD.0001			**	961,293
INTRALINKS HOLDINGS INC COMMON STOCK USD.001			**	2,052,863
INTREPID POTASH INC COMMON STOCK USD.001			**	14,071
INTUIT INC COMMON STOCK USD.01			**	32,661,099
INTUIT INC SR UNSECURED 03/17 5.75	3/15/2017	5.75%	**	65,577
INVACARE CORP COMMON STOCK USD.25			**	41,460
INVENTEC CO LTD COMMON STOCK TWD10.			**	115,201
INVESTEC LTD COMMON STOCK ZAR.0002			**	39,538
INVESTEC PLC COMMON STOCK GBP.0002			**	673,832

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
INVESTMENT TECHNOLOGY GROUP COMMON STOCK USD.01			**	68,794
INVESTOR AB B SHS COMMON STOCK SEK6.25			**	170,239
INVESTORS BANCORP INC COMMON STOCK USD.01			**	351,303
INVESTORS REAL ESTATE TRUST REIT			**	54,808
INVESTORS TITLE CO COMMON STOCK			**	32,427
INVINCIBLE INVESTMENT CORP REIT			**	329,389
ION GEOPHYSICAL CORP COMMON STOCK			**	4,386
IPALCO ENTERPRISES INC SR SECURED 07/20 3.45	7/15/2020	3.45%	**	1,017,500
IPG PHOTONICS CORP COMMON STOCK USD.0001			**	1,174,649
IPSOS COMMON STOCK EUR.25			**	254,980
IRIDIUM COMMUNICATIONS INC COMMON STOCK USD.001			**	89,539
IROBOT CORP COMMON STOCK USD.01			**	1,058,296
IRONWOOD PHARMACEUTICALS INC COMMON STOCK USD.001			**	1,981,767
ISS A/S COMMON STOCK DKK1.0			**	477,304
ITAU UNIBANCO H SPON PRF ADR ADR			**	567,857
ITAUSA INVESTIMENTOS ITAU PR PREFERENCE			**	538,468
ITC LTD COMMON STOCK INR1.			**	89,760
ITOCHU CORP COMMON STOCK			**	263,468
ITRON INC COMMON STOCK			**	2,823,033
ITT INC COMMON STOCK USD1.0			**	2,455,520
IWG PLC COMMON STOCK			**	713,417
IXIA COMMON STOCK			**	72,128
IXYS CORPORATION COMMON STOCK USD.01			**	59,214
J + J SNACK FOODS CORP COMMON STOCK			**	3,952,197
J ALEXANDER S HOLDINGS COMMON STOCK USD.001			**	13,276
J P MORGAN MBS FUND COMMINGLED J P MORGAN MBS FUND COMMINGLED			**	37,175,368
J.C. PENNEY CO INC COMMON STOCK USD.5			**	242,336
J2 GLOBAL INC COMMON STOCK USD.01			**	12,943,132
JABIL CIRCUIT INC COMMON STOCK USD.001			**	441,564
JACK HENRY + ASSOCIATES INC COMMON STOCK USD.01			**	4,971,680
JACK IN THE BOX INC COMMON STOCK USD.01			**	1,481,686
JACKSON NATL LIFE GLOBAL SECURED 144A 04/21 2.25	4/29/2021	2.25%	**	49,309
JACKSON NATL LIFE GLOBAL SR SECURED 144A 10/17 VAR	10/13/2017	1.46%	**	11,577,564
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.0			**	3,644,751
JAPAN (2 YEAR ISSUE) SR UNSECURED 12/18 0.1	12/15/2018	0.10%	**	4,052,513
JAPAN (20 YEAR ISSUE) SR UNSECURED 09/34 1.4	9/20/2034	1.40%	**	99,533
JAPAN (30 YEAR ISSUE) SR UNSECURED 09/46 0.5	9/20/2046	0.50%	**	3,080,302
JAPAN FIN ORG MUNICIPAL SR UNSECURED 144A 04/21 2.125	4/13/2021	2.13%	**	1,858,405
JAPAN FIN ORG MUNICIPAL SR UNSECURED 144A 10/23 2.125	10/25/2023	2.13%	**	1,236,669
JAPAN GOVT CPI LINKED SR UNSECURED 03/26 0.1	3/10/2026	0.10%	**	8,291,419
JAPAN PRIME REALTY INVESTMEN REIT			**	71,068
JAPAN REAL ESTATE INVESTMENT REIT			**	92,845
JAPAN RETAIL FUND INVESTMENT REIT			**	66,942
JAPAN TOBACCO INC COMMON STOCK			**	3,888,987
JAPAN TREASURY DISC BILL BILLS 01/17 0.00000	1/10/2017	0.01%	**	1,286,057
JAPAN TREASURY DISC BILL BILLS 01/17 0.00000	1/16/2017		**	6,430,445
JAPAN TREASURY DISC BILL BILLS 01/17 0.00000	1/30/2017		**	2,744,137

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JAPAN TREASURY DISC BILL BILLS 02/17 0.00000	2/6/2017		**	12,091,957
JAPAN TREASURY DISC BILL BILLS 02/17 0.00000	2/13/2017	0.01%	**	2,315,613
JAPAN TREASURY DISC BILL BILLS 02/17 0.00000	2/27/2017		**	15,096,163
JAPAN TREASURY DISC BILL BILLS 03/17 0.00000	3/6/2017		**	7,119,754
JAPAN TREASURY DISC BILL BILLS 03/17 0.00000	3/13/2017	0.01%	**	19,473,286
JAPAN TREASURY DISC BILL BILLS 03/17 0.00000	3/21/2017		**	7,378,053
JAPAN TREASURY DISC BILL BILLS 03/17 0.00000	3/21/2017	0.01%	**	943,704
JAPAN TREASURY DISC BILL BILLS 03/17 0.00000	3/27/2017	0.01%	**	85,796
JASTRZEBSKA SPOLKA WEGLOWA S COMMON STOCK PLN5.			**	279,809
JBS SA COMMON STOCK			**	255,342
JD.COM INC ADR ADR USD.00002			**	250,126
JEAN COUTU GROUP INC CLASS A COMMON STOCK			**	204,356
JEFFERIES GROUP LLC SR UNSECURED 04/18 5.125	4/13/2018	5.13%	**	72,355
JEFFERIES GROUP LLC SR UNSECURED 04/21 6.875	4/15/2021	6.88%	**	79,634
JETBLUE AIRWAYS CORP COMMON STOCK USD.01			**	180,705
JG SUMMIT HOLDINGS INC COMMON STOCK PHP1.			**	46,091
JIANGXI COPPER CO LTD H COMMON STOCK CNY1.0			**	27,911
JM SMUCKER CO/THE COMMON STOCK			**	2,567,219
JOHN B. SANFILIPPO + SON INC COMMON STOCK USD.01			**	57,720
JOHN DEERE CAPITAL CORP SR UNSECURED 03/18 1.3	3/12/2018	1.30%	**	174,529
JOHN DEERE CAPITAL CORP SR UNSECURED 10/17 1.2	10/10/2017	1.20%	**	54,964
JOHNSON + JOHNSON COMMON STOCK USD1.0			**	25,077,415
JOHNSON CONTROLS INTERNATION COMMON STOCK USD.01			**	19,048,933
JOHNSON CONTROLS INTL PL SR UNSECURED 02/26 3.9	2/14/2026	3.90%	**	39,141
JOHNSON CONTROLS INTL PL SR UNSECURED 11/17 1.4	11/2/2017	1.40%	**	3,730,967
JOHNSON MATTHEY PLC COMMON STOCK GBP1.109245			**	582,423
JOHNSON OUTDOORS INC A COMMON STOCK USD.05			**	36,594
JOLLIBEE FOODS CORP COMMON STOCK PHP1.0			**	276,878
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A3	1/15/2049	5.42%	**	48,820
JPMCB LIQUIDITY FUND JP MORGAN SHORT TERM EQUITY IN			**	430,186,802
JPMORGAN CHASE + CO COMMON STOCK USD1.0			**	34,264,206
JPMORGAN CHASE + CO JR SUBORDINA 12/49 VAR	12/29/2049	5.30%	**	510,280
JPMORGAN CHASE + CO SR UNSECURED 01/20 2.25	1/23/2020	2.25%	**	1,396,704
JPMORGAN CHASE + CO SR UNSECURED 01/22 4.5	1/24/2022	4.50%	**	539,216
JPMORGAN CHASE + CO SR UNSECURED 05/21 4.625	5/10/2021	4.63%	**	1,615,095
JPMORGAN CHASE + CO SR UNSECURED 06/21 2.4	6/7/2021	2.40%	**	1,486,221
JPMORGAN CHASE + CO SR UNSECURED 07/25 3.9	7/15/2025	3.90%	**	1,028,279
JPMORGAN CHASE + CO SR UNSECURED 10/20 2.55	10/29/2020	2.55%	**	2,298,303
JPN BANK FOR INT L COOP GOVT GUARANT 11/21 2	11/4/2021	2.00%	**	975,161
JSW STEEL LTD COMMON STOCK INR10.			**	129,825
JTEKT CORP COMMON STOCK			**	429,682
JULIUS BAER GROUP LTD COMMON STOCK CHF.02			**	2,573,751
JUNGHEINRICH PRFD PREFERENCE			**	974,709
JUNIPER NETWORKS INC COMMON STOCK USD.00001			**	7,432,804
JUST EAT PLC COMMON STOCK GBP.01			**	5,317,061
JYSKE BANK REG COMMON STOCK DKK10.			**	305,676
K12 INC COMMON STOCK USD.0001			**	70,442

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
K2M GROUP HOLDINGS INC COMMON STOCK USD.001			**	747,191
KABU.COM SECURITIES CO LTD COMMON STOCK			**	382,578
KADANT INC COMMON STOCK USD.01			**	2,079,698
KAJIMA CORP COMMON STOCK			**	277,447
KAMAN CORP COMMON STOCK USD1.0			**	130,398
KANEKA CORP COMMON STOCK			**	342,813
KANSAS CITY POWER + LT SR UNSECURED 03/23 3.15	3/15/2023	3.15%	**	23,821
KANSAS CITY POWER + LT SR UNSECURED 10/41 5.3	10/1/2041	5.30%	**	69,441
KAPSTONE PAPER AND PACKAGING COMMON STOCK USD.0001			**	205,660
KAR AUCTION SERVICES INC COMMON STOCK USD.01			**	3,807,245
KARYOPHARM THERAPEUTICS INC COMMON STOCK USD.0001			**	16,920
KAZ MINERALS PLC COMMON STOCK GBP.2			**	274,093
KB FINANCIAL GROUP INC COMMON STOCK KRW5000.			**	204,149
KB HOME COMMON STOCK USD1.0			**	139,365
KBC BANK NV SUBORDINATED REGS 01/23 VAR	1/25/2023	8.00%	**	2,319,900
KBC GROEP NV COMMON STOCK			**	2,796,077
KCG HOLDINGS INC CL A COMMON STOCK USD.01			**	156,178
KDDI CORP COMMON STOCK			**	124,333
KEARNY FINANCIAL CORP/MD COMMON STOCK USD.01			**	116,516
KELLOGG CO SR UNSECURED 12/20 4	12/15/2020	4.00%	**	94,774
KELLY SERVICES INC A COMMON STOCK USD1.0			**	72,817
KEMET CORP COMMON STOCK USD.01			**	19,704
KEMPER CORP COMMON STOCK USD.1			**	231,556
KEPCO PLANT SERVICE + ENGINE COMMON STOCK KRW200.			**	258,525
KERRY PROPERTIES LTD COMMON STOCK HKD1.0			**	642,104
KEY TRONIC CORP COMMON STOCK			**	9,697
KEYCORP COMMON STOCK USD1.0			**	115,174
KEYCORP SR UNSECURED 03/21 5.1	3/24/2021	5.10%	**	218,707
KEYW HOLDING CORP/THE COMMON STOCK			**	44,708
KIA MOTORS CORP COMMON STOCK KRW5000.0			**	169,115
KILROY REALTY CORP REIT USD.01			**	200,257
KIMBALL ELECTRONICS INC COMMON STOCK			**	52,998
KIMBALL INTERNATIONAL B COMMON STOCK USD.05			**	18,789
KINDER MORGAN ENER PART COMPANY GUAR 02/17 6	2/1/2017	6.00%	**	20,061
KINDER MORGAN ENER PART COMPANY GUAR 02/20 6.85	2/15/2020	6.85%	**	891,814
KINDER MORGAN INC COMPANY GUAR 144A 02/21 5	2/15/2021	5.00%	**	532,588
KINDRED HEALTHCARE INC COMMON STOCK USD.25			**	61,677
KINGBOARD LAMINATES HLDG LTD COMMON STOCK HKD.1			**	358,732
KINGFISHER PLC COMMON STOCK GBP.157143			**	755,186
KINGPAK TECHNOLOGY INC COMMON STOCK TWD10.0			**	2,128,176
KINNEVIK AB B COMMON STOCK SEK.1			**	67,043
KINROSS GOLD CORP COMMON STOCK			**	557,437
KINTETSU WORLD EXPRESS INC COMMON STOCK			**	332,164
KIRBY CORP COMMON STOCK USD.1			**	349,657
KIRKLAND S INC COMMON STOCK			**	27,018
KITE REALTY GROUP TRUST REIT USD.01			**	84,622
KLA TENCOR CORP COMMON STOCK USD.001			**	5,546,547

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KLEPIERRE REIT EUR1.4			**	63,654
KLX INC COMMON STOCK USD.01			**	219,325
KMG CHEMICALS INC COMMON STOCK USD.01			**	43,829
KMH17A TRS KRW P F .00000 KMH17_SW 2017-03-09	3/9/2017		**	(1,032,834)
KMH17A TRS KRW R E KMH7 INDEX			**	1,076,544
KMH17I TRS KRW P F .00000 KMH17_SW 2017-03-09	3/9/2017		**	(836,700)
KMH17I TRS KRW R E KMH7 INDEX			**	861,235
KNIGHT TRANSPORTATION INC COMMON STOCK USD.01			**	1,051,816
KNOLL INC COMMON STOCK USD.01			**	2,081,763
KNOWLES CORP COMMON STOCK USD.01			**	92,490
KOMATSU LTD COMMON STOCK			**	74,907
KOMMUNALBANKEN AS SR UNSECURED 144A 06/20 VAR	6/16/2020	1.30%	**	1,301,387
KONAMI HOLDINGS CORP COMMON STOCK			**	1,238,325
KONICA MINOLTA INC COMMON STOCK			**	349,390
KONINKLIJKE AHOLD DELHAIZE N COMMON STOCK EUR.01			**	240,527
KONINKLIJKE DSM NV COMMON STOCK EUR1.5			**	206,130
KONINKLIJKE PHILIPS NV COMMON STOCK EUR.2			**	219,742
KONINKLIJKE PHILIPS NV SR UNSECURED 03/22 3.75	3/15/2022	3.75%	**	52,093
KONINKLIJKE PHILIPS NVR NY NY REG SHRS			**	3,709,425
KOREA ELECTRIC POWER CORP COMMON STOCK KRW5000.			**	117,328
KOREA LAND + HOUSING COR SR UNSECURED 144A 08/17 1.875	8/2/2017	1.88%	**	299,713
KOREA TREASURY BOND SR UNSECURED 03/17 3.5	3/10/2017	3.50%	**	978,917
KOREA TREASURY BOND SR UNSECURED 06/22 3.75	6/10/2022	3.75%	**	693,828
KOREA TREASURY BOND SR UNSECURED 09/18 5.75	9/10/2018	5.75%	**	975,994
KOREA TREASURY BOND SR UNSECURED 12/31 4	12/10/2031	4.00%	**	271,970
KOREA ZINC CO LTD COMMON STOCK KRW5000.			**	93,600
KORN/FERRY INTERNATIONAL COMMON STOCK USD.01			**	141,764
KOSMOS ENERGY LTD COMMON STOCK USD.01			**	131,445
KRAFT HEINZ FOODS CO COMPANY GUAR 02/20 5.375	2/10/2020	5.38%	**	17,330
KRAFT HEINZ FOODS CO COMPANY GUAR 06/22 3.5	6/6/2022	3.50%	**	25,424
KRAFT HEINZ FOODS CO COMPANY GUAR 06/42 5	6/4/2042	5.00%	**	76,795
KRATON CORP COMMON STOCK USD.01			**	75,757
KRATOS DEFENSE + SECURITY COMMON STOCK USD.001			**	28,823
KROGER CO COMPANY GUAR 04/31 7.5	4/1/2031	7.50%	**	67,326
KROGER CO SR UNSECURED 01/21 3.3	1/15/2021	3.30%	**	82,202
KROGER CO SR UNSECURED 02/24 4	2/1/2024	4.00%	**	142,961
KRONOS WORLDWIDE INC COMMON STOCK USD.01			**	74,649
KRUNG THAI BANK NVDR NVDR THB5.15			**	51,898
KT CORP SP ADR ADR			**	118,652
KT+G CORP COMMON STOCK KRW5000.			**	112,808
KUALA LUMPUR KEPONG BHD COMMON STOCK MYR1.			**	24,610
KUBOTA CORP COMMON STOCK			**	2,190,143
KUEHNE + NAGEL INTL AG REG COMMON STOCK CHF1.0			**	1,207,937
KULICKE + SOFFA INDUSTRIES COMMON STOCK			**	122,608
KURARAY CO LTD COMMON STOCK			**	64,739
KYOCERA CORP COMMON STOCK			**	3,278,858
KYUSHU FINANCIAL GROUP INC COMMON STOCK			**	58,471

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
L BRANDS INC COMMON STOCK USD.5			**	14,453,065
L OREAL COMMON STOCK EUR.2			**	2,655,799
LA QUINTA HOLDINGS INC COMMON STOCK USD.01			**	34,388
LA Z BOY INC COMMON STOCK USD1.0			**	136,837
LAB CORP OF AMER HLDGS SR UNSECURED 08/17 2.2	8/23/2017	2.20%	**	45,210
LAB CORP OF AMER HLDGS SR UNSECURED 11/18 2.5	11/1/2018	2.50%	**	40,353
LABORATORY CORP OF AMER SR UNSECURED 02/22 3.2	2/1/2022	3.20%	**	47,390
LABORATORY CRP OF AMER HLDGS COMMON STOCK USD.1			**	14,180,855
LADENBURG THALMANN FINANCIAL COMMON STOCK USD.0001			**	18,298
LAGARDERE SCA COMMON STOCK EUR6.1			**	591,408
LAKE SUNAPEE BANK GROUP COMMON STOCK USD.01			**	19,344
LAKELAND BANCORP INC COMMON STOCK			**	75,953
LAKELAND FINANCIAL CORP COMMON STOCK			**	116,506
LAM RESEARCH CORP COMMON STOCK USD.001			**	13,113,269
LAND MARK OPTOELECTRONICS COMMON STOCK TWD10.0			**	3,086,635
LAND SECURITIES GROUP PLC REIT GBP.1			**	165,335
LANDEC CORP COMMON STOCK USD.001			**	38,185
LANDWIRTSCH. RENTENBANK GOVT GUARANT 01/23 4.25	1/24/2023	4.25%	**	229,842
LARGAN PRECISION CO LTD COMMON STOCK TWD10.			**	9,818,792
LASALLE HOTEL PROPERTIES REIT USD.01			**	215,484
LATTICE SEMICONDUCTOR CORP COMMON STOCK USD.01			**	46,817
LAYNE CHRISTENSEN COMPANY COMMON STOCK USD.01			**	15,598
LAZARD LTD CL A COMMON STOCK USD.01			**	143,692
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	9/15/2045	5.87%	**	163,387
LCI INDUSTRIES COMMON STOCK USD.01			**	2,011,693
LEAF GROUP LTD COMMON STOCK USD.0001			**	12,753
LEASEPLAN CORPORATION NV SR UNSECURED 144A 05/18 2.5	5/16/2018	2.50%	**	1,802,617
LEE + MAN PAPER MANUFACTURIN COMMON STOCK HKD.025			**	213,526
LEGACYTEXAS FINANCIAL GROUP COMMON STOCK USD.01			**	1,252,185
LEGG MASON INC COMMON STOCK USD.1			**	346,418
LEGRAND SA COMMON STOCK EUR4.			**	1,585,396
LENDLEASE GROUP STAPLED SECURITY			**	150,961
LENNAR CORP A COMMON STOCK USD.1			**	1,918,971
LETRA TESOURO NACIONAL BILLS 01/18 0.00000	1/1/2018		**	2,811,583
LETRA TESOURO NACIONAL BILLS 04/17 0.00000	4/1/2017		**	5,162,689
LETRA TESOURO NACIONAL BILLS 04/17 0.00000	4/1/2017	0.01%	**	2,382,275
LETRA TESOURO NACIONAL BILLS 07/17 0.00000	7/1/2017	0.01%	**	11,215,450
LEXICON PHARMACEUTICALS INC COMMON STOCK USD.001			**	338,337
LEXINGTON REALTY TRUST REIT USD.0001			**	151,654
LG CORP COMMON STOCK KRW5000.			**	224,690
LG INNOTEK CO LTD COMMON STOCK KRW5000.			**	324,968
LG UPLUS CORP COMMON STOCK KRW5000.			**	48,917
LHC GROUP INC COMMON STOCK USD.01			**	84,317
LI + FUNG LTD COMMON STOCK HKD.0125			**	1,225,342
LIBBEY INC COMMON STOCK USD.01			**	19,460
LIBERTY GLOBAL PLC C COMMON STOCK USD.01			**	9,174,330
LIBERTY GLOBAL PLC A COMMON STOCK USD.01			**	2,457,050

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
LIBERTY INTERACTIVE CORP Q A TRACKING STK USD.01			**	21,741,497
LIBERTY MEDIA COR SIRIUSXM C TRACKING STK			**	7,334,182
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 05/22 4.95	5/1/2022	4.95%	**	81,834
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 06/23 4.25	6/15/2023	4.25%	**	52,349
LIBERTY TAX INC COMMON STOCK USD.01			**	10,425
LIBERTY TRIPADVISOR HDG A COMMON STOCK USD.01			**	47,603
LIFE STORAGE INC REIT USD.01			**	26,175
LIFEPOINT HEALTH INC COMMON STOCK USD.01			**	1,610,166
LIFESTYLE CHINA GROUP LTD COMMON STOCK HKD.005			**	61,801
LIFESTYLE INTL HLDGS LTD COMMON STOCK HKD.005			**	324,384
LIFETIME BRANDS INC COMMON STOCK USD.01			**	23,643
LIMELIGHT NETWORKS INC COMMON STOCK USD.001			**	25,313
LIMONEIRA CO COMMON STOCK USD.01			**	30,867
LINCOLN NATIONAL CORP SR UNSECURED 02/20 6.25	2/15/2020	6.25%	**	82,831
LINCOLN NATIONAL CORP SR UNSECURED 03/22 4.2	3/15/2022	4.20%	**	26,461
LINDE AG COMMON STOCK			**	1,872,854
LINDSAY CORP COMMON STOCK USD1.0			**	28,725
LINK REIT REIT			**	217,770
LIQUIDITY SERVICES INC COMMON STOCK USD.001			**	29,981
LITE ON TECHNOLOGY CORP COMMON STOCK TWD10.			**	72,878
LITTELFUSE INC COMMON STOCK USD.01			**	1,973,314
LLOYDS BANK PLC COVERED REGS 03/25 5.125	3/7/2025	5.13%	**	465,241
LLOYDS BANK PLC COVERED REGS 03/27 4.875	3/30/2027	4.88%	**	6,051,356
LLOYDS BANKING GROUP PLC COMMON STOCK			**	271,170
LLOYDS BANKING GROUP PLC JR SUBORDINA REGS 12/49 VAR	12/29/2049	7.63%	**	1,548,066
LLOYDS BANKING GROUP PLC JR SUBORDINA REGS 12/49 VAR	12/29/2049	7.88%	**	913,838
LMI AEROSPACE INC COMMON STOCK USD.02			**	11,482
LOBLAW COMPANIES LTD COMMON STOCK			**	1,668,296
LOCKHEED MARTIN CORP COMMON STOCK USD1.0			**	5,833,850
LOCKHEED MARTIN CORP SR UNSECURED 09/21 3.35	9/15/2021	3.35%	**	92,941
LOGMEIN INC W/I COMMON STOCK USD.01			**	3,442,201
LOJAS RENNER S.A. COMMON STOCK			**	44,849
LONDON STOCK EXCHANGE GROUP COMMON STOCK GBP.06918605			**	101,179
LONGF 2013 1A AR CLAS/ISIT/MPP	1/15/2024	2.14%	**	2,500,000
LONZA GROUP AG REG COMMON STOCK			**	2,034,211
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/39 FIXED 6.582	5/15/2039	6.58%	**	50,894
LOS ANGELES CA UNIF SCH DIST LOSSCD 07/34 FIXED 6.758	7/1/2034	6.76%	**	536,800
LOTTE CHEMICAL CORP COMMON STOCK KRW5000.0			**	541,982
LOWE S COMPANIES INC SR UNSECURED 04/22 3.12	4/15/2022	3.12%	**	122,943
LOWE S COS INC COMMON STOCK USD.5			**	11,174,374
LSB INDUSTRIES INC COMMON STOCK USD.1			**	17,261
LSI INDUSTRIES INC COMMON STOCK			**	23,960
LT GROUP INC COMMON STOCK PHP1.0			**	198,509
LUBY S INC COMMON STOCK USD.32			**	12,284
LUKOIL PJSC SPON ADR ADR RUB.025			**	334,188

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
LUMINEX CORP COMMON STOCK USD.001			**	68,357
LUMOS NETWORKS CORP COMMON STOCK USD.01			**	35,223
LUNDIN MINING CORP COMMON STOCK			**	739,242
LUXOTTICA GROUP SPA COMMON STOCK EUR.06			**	1,770,648
LVMH MOET HENNESSY LOUIS VUI COMMON STOCK EUR.3			**	5,247,270
LYDALL INC COMMON STOCK USD.1			**	2,253,196
M + T BANK CORP COMMON STOCK USD.5			**	12,345,456
M DIAS BRANCO SA COMMON STOCK			**	116,611
M/I HOMES INC COMMON STOCK USD.01			**	61,943
MACATAWA BANK CORP COMMON STOCK			**	35,207
MACK CALI REALTY CORP REIT USD.01			**	175,484
MACOM TECHNOLOGY SOLUTIONS H COMMON STOCK USD.001			**	9,555,432
MACQUARIE BANK LTD SR UNSECURED 144A 03/17 1.65	3/24/2017	1.65%	**	7,025,820
MACQUARIE BANK LTD SR UNSECURED 144A 06/19 2.6	6/24/2019	2.60%	**	55,383
MACQUARIE BANK LTD SR UNSECURED 144A 10/17 1.6	10/27/2017	1.60%	**	249,984
MACQUARIE INFRASTRUCTURE COR COMMON STOCK USD.001			**	291,587
MACQUARIE MEXICO REAL ESTATE REIT			**	271,288
MACYS RETAIL HLDGS INC COMPANY GUAR 07/17 7.45	7/15/2017	7.45%	**	123,788
MADISON SQUARE GARDEN CO A COMMON STOCK USD.01			**	241,143
MAGELLAN HEALTH INC COMMON STOCK USD.01			**	2,337,115
MAGELLAN MIDSTREAM PARTN SR UNSECURED 09/46 4.25	9/15/2046	4.25%	**	21,610
MAGNA INTERNATIONAL INC COMMON STOCK			**	1,254,260
MAGNA INTERNATIONAL INC COMMON STOCK			**	108,118
MAIDEN HOLDINGS LTD COMMON STOCK USD.01			**	126,984
MAINSOURCE FINANCIAL GROUP I COMMON STOCK			**	70,520
MALAYAN BANKING BHD COMMON STOCK MYR1.			**	36,375
MALAYSIA GOVERNMENT SR UNSECURED 03/27 3.892	3/15/2027	3.89%	**	192,554
MALAYSIA GOVERNMENT SR UNSECURED 06/31 4.232	6/30/2031	4.23%	**	787,994
MALAYSIA GOVERNMENT SR UNSECURED 10/17 3.314	10/31/2017	3.31%	**	357,166
MALAYSIA GOVERNMENT SR UNSECURED 11/19 4.378	11/29/2019	4.38%	**	250,180
MALIN CLO BV MALIN 2007 1A A1 144A	5/7/2023	0.03%	**	1,001,408
MALLINCKRODT PLC COMMON STOCK USD.2			**	209,045
MANITOWOC COMPANY INC COMMON STOCK USD.01			**	58,718
MANITOWOC FOODSERVICE INC COMMON STOCK USD.01			**	133,744
MANPOWERGROUP INC COMMON STOCK USD.01			**	1,493,105
MANTECH INTERNATIONAL CORP A COMMON STOCK USD.01			**	103,935
MAPFRE SA COMMON STOCK EUR.1			**	148,341
MARATHON OIL CORP COMMON STOCK USD1.0			**	10,415,427
MARATHON OIL CORP SR UNSECURED 11/22 2.8	11/1/2022	2.80%	**	81,282
MARICO LTD COMMON STOCK INR1.			**	266,989
MARINEMAX INC COMMON STOCK USD.001			**	47,601
MARKEL CORP COMMON STOCK			**	1,889,501
MARLIN BUSINESS SERVICES INC COMMON STOCK USD.01			**	25,707
MARRIOTT INTERNATIONAL CL A COMMON STOCK USD.01			**	8,396,154
MARRIOTT VACATIONS WORLD COMMON STOCK USD.01			**	1,347,163
MARSH + MCLENNAN COS INC SR UNSECURED 03/20 2.35	3/6/2020	2.35%	**	79,069
MARTEN TRANSPORT LTD COMMON STOCK USD.01			**	71,648

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD.002			**	8,179,513
MASSACHUSETTS EDUCATIONAL FINA MEFA 2008 1 A1	4/25/2038	1.83%	**	38,150
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 08/18 2.1	8/2/2018	2.10%	**	100,868
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 10/22 2.5	10/17/2022	2.50%	**	98,197
MASTEC INC COMMON STOCK USD.1			**	203,873
MASTERCARD INC A COMMON STOCK USD.0001			**	53,288,564
MATADOR RESOURCES CO COMMON STOCK USD.01			**	1,902,118
MATERION CORP COMMON STOCK			**	81,180
MATRIX SERVICE CO COMMON STOCK USD.01			**	58,362
MATSON INC COMMON STOCK			**	1,741,577
MATTHEWS INTL CORP CLASS A COMMON STOCK USD1.0			**	203,729
MAXIM INTEGRATED PRODUCTS COMMON STOCK USD.001			**	2,700,479
MAXIMUS INC COMMON STOCK			**	2,246,105
MAXLINEAR INC CLASS A COMMON STOCK			**	5,542,955
MAZDA MOTOR CORP COMMON STOCK			**	795,062
MB FINANCIAL INC COMMON STOCK USD.01			**	153,261
MBIA INC COMMON STOCK USD1.0			**	168,664
MBT FINANCIAL CORP COMMON STOCK			**	25,594
MCCLATCHY CO CLASS A COMMON STOCK USD.01			**	5,536
MCDERMOTT INTL INC COMMON STOCK USD1.0			**	134,306
MCDONALD S CORP SR UNSECURED 07/40 4.875	7/15/2040	4.88%	**	84,537
MCGRATH RENTCORP COMMON STOCK			**	100,405
MCKESSON CORP COMMON STOCK USD.01			**	19,321,847
MDC HOLDINGS INC COMMON STOCK USD.01			**	118,738
MEAD JOHNSON NUTRITION CO COMMON STOCK USD.01			**	1,255,424
MEDCO HEALTH SOLUTIONS COMPANY GUAR 09/20 4.125	9/15/2020	4.13%	**	125,916
MEDIA GENERAL INC COMMON STOCK			**	138,965
MEDIATEK INC COMMON STOCK TWD10.			**	497,099
MEDICAL PROPERTIES TRUST INC REIT USD.001			**	78,560
MEDICINES COMPANY COMMON STOCK USD.001			**	3,683,372
MEDIDATA SOLUTIONS INC COMMON STOCK USD.01			**	1,774,461
MEDIOBANCA SPA COMMON STOCK EUR.5			**	562,739
MEDNAX INC COMMON STOCK USD.01			**	3,456,254
MEDTRONIC PLC COMMON STOCK USD.1			**	33,979,488
MEDY TOX INC COMMON STOCK KRW500.			**	388,546
MEETME INC COMMON STOCK USD.001			**	20,154
MEGA FINANCIAL HOLDING CO LT COMMON STOCK TWD10.			**	15,700
MEIJI HOLDINGS CO LTD COMMON STOCK			**	887,452
MELIA HOTELS INTERNATIONAL COMMON STOCK EUR.2			**	768,980
MELLON RESIDENTIAL FUNDING COR MRFC 2000 TBC2 A1	6/15/2030	1.18%	**	388,297
MENTOR GRAPHICS CORP COMMON STOCK			**	266,899
MERCANTILE BANK CORP COMMON STOCK			**	65,673
MERCEDES BENZ AUTO LEASE TRUST MBALT 2016 B A2	1/15/2019	1.15%	**	3,192,947
MERCER INTERNATIONAL INC COMMON STOCK USD1.0			**	85,275
MERCHANTS BANCSHARES INC COMMON STOCK USD.01			**	33,333
MERCK + CO. INC. COMMON STOCK USD.5			**	20,897,378
MERCK KGAA COMMON STOCK			**	3,234,612

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MERCURY SYSTEMS INC COMMON STOCK USD.01			**	105,317
MEREDITH CORP COMMON STOCK USD1.0			**	2,452,477
MERIDIAN BANCORP INC COMMON STOCK			**	81,024
MERIT MEDICAL SYSTEMS INC COMMON STOCK			**	116,786
MERITAGE HOMES CORP COMMON STOCK USD.01			**	135,546
MERRILL LYNCH CAN 98001212	6/1/2020	0.98%	**	361,062
MERRILL LYNCH CAN 98001247	7/1/2020	1.18%	**	928,734
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 WMC1 M2	9/25/2035	1.39%	**	939,816
MERRILL LYNCH MORTGAGE TRUST MLMT 2008 C1 A4	2/12/2051	5.69%	**	92,735
MET LIFE GLOB FUNDING I SECURED 144A 01/18 1.5	1/10/2018	1.5%	**	8,501,394
MET LIFE GLOB FUNDING I SECURED 144A 04/20 2	4/14/2020	2%	**	889,868
MET LIFE GLOB FUNDING I SECURED 144A 09/18 1.35	9/14/2018	1.35%	**	5,961,630
MET LIFE GLOB FUNDING I SR SECURED 144A 04/22 3.875	4/11/2022	3.88%	**	301,161
MET TRANSPRTN AUTH NY REVENUE MTATRN 11/39 FIXED 6.668	11/15/2039	6.67%	**	397,842
META FINANCIAL GROUP INC COMMON STOCK USD.01			**	63,284
METAIR INVESTMENTS LTD COMMON STOCK			**	521,565
METHODE ELECTRONICS INC COMMON STOCK USD.5			**	50,985
METLIFE INC COMMON STOCK USD.01			**	7,464,843
METLIFE INC JR SUBORDINA 12/49 VAR	12/29/2049	5.25%	**	607,500
METLIFE INC SR UNSECURED 06/35 5.7	6/15/2035	5.70%	**	58,832
METRO AG COMMON STOCK			**	185,927
METRO PACIFIC INVESTMENTS CO COMMON STOCK PHP1.			**	73,630
METROPOLITAN BANK + TRUST COMMON STOCK PHP20.			**	17,481
MEXICO CETES BILLS 02/17 0.00000	2/2/2017		**	3,002,834
MGM GROWTH PROPERTIES LLC A REIT			**	520,525
MGP INGREDIENTS INC COMMON STOCK			**	31,088
MICHELIN (CGDE) COMMON STOCK EUR2.			**	555,763
MICRO STAR INTERNATIONAL CO COMMON STOCK TWD10.			**	52,524
MICROCHIP TECHNOLOGY INC COMMON STOCK USD.001			**	20,601,323
MICRON TECHNOLOGY INC COMMON STOCK USD.1			**	29,435,930
MICROSEMI CORP COMMON STOCK USD.2			**	86,514
MICROSOFT CORP COMMON STOCK USD.00000625			**	111,884,499
MICROSOFT CORP SR UNSECURED 08/23 2	8/8/2023	2%	**	81,243
MICROSOFT CORP SR UNSECURED 08/36 3.45	8/8/2036	3.45%	**	80,781
MICROSOFT CORP SR UNSECURED 11/22 2.125	11/15/2022	2.13%	**	146,168
MID AMERICA APARTMENT COMM REIT USD.01			**	332,732
MIDDLEBY CORP COMMON STOCK USD.01			**	415,927
MIDSOUTH BANCORP INC COMMON STOCK USD.1			**	15,327
MIDWESTONE FINANCIAL GROUP I COMMON STOCK USD.01			**	30,832
MILLER INDUSTRIES INC/TENN COMMON STOCK USD.01			**	29,809
MINERAL DEPOSITS LTD COMMON STOCK			**	16,005
MINERALS TECHNOLOGIES INC COMMON STOCK USD.1			**	2,766,091
MIRVAC GROUP REIT			**	69,123
MISC BHD COMMON STOCK MYR1.			**	41,452
MISSISSIPPI ST MSS 11/17 FLOATING VAR	11/1/2017	1.32%	**	1,399,538
MISTRAS GROUP INC COMMON STOCK USD.01			**	44,735
MISUMI GROUP INC COMMON STOCK			**	803,351

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MITCHAM INDUSTRIES INC COMMON STOCK USD.01			**	4,677
MITSUBISHI CHEMICAL HOLDINGS COMMON STOCK			**	328,195
MITSUBISHI CORP COMMON STOCK			**	394,950
MITSUBISHI ELECTRIC CORP COMMON STOCK			**	855,021
MITSUBISHI ESTATE CO LTD COMMON STOCK			**	359,198
MITSUBISHI GAS CHEMICAL CO COMMON STOCK			**	571,295
MITSUBISHI TANABE PHARMA COMMON STOCK			**	190,698
MITSUBISHI UFJ FIN GRP SR UNSECURED 03/21 2.95	3/1/2021	2.95%	**	503,338
MITSUBISHI UFJ FINANCIAL GRO COMMON STOCK			**	460,641
MITSUBISHITST+BNK CC	8/23/2017	1.53%	**	6,000,000
MITSUBISHITST+BNK CC	9/19/2017	1.58%	**	600,000
MITSUBISHITST+BNK CC	9/19/2017	1.71%	**	100,000
MITSUI CHEMICALS INC COMMON STOCK			**	1,449,393
MITSUI FUDOSAN CO LTD COMMON STOCK			**	324,688
MIURA CO LTD COMMON STOCK			**	657,806
MIXI INC COMMON STOCK			**	673,623
MIZUHO BANK LTD	12/8/2017	1.66%	**	8,500,000
MIZUHO BANK LTD COMPANY GUAR 144A 09/17 1.7	9/25/2017	1.70%	**	3,500,207
MIZUHO FINANCIAL GROUP INC COMMON STOCK			**	876,722
MKS INSTRUMENTS INC COMMON STOCK			**	3,175,227
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 A4	9/12/2049	5.7%	**	239,866
MLCC MORTGAGE INVESTORS INC MLCC 2005 B A1	7/25/2030	0.87%	**	280,306
MLP AG COMMON STOCK			**	172,620
MOBILE MINI INC COMMON STOCK USD.01			**	136,428
MOBILE TELESYSTEMS SP ADR ADR			**	49,440
MOBILEYE NV COMMON STOCK EUR.01			**	2,202,879
MODINE MANUFACTURING CO COMMON STOCK USD.625			**	85,720
MOELIS + CO CLASS A COMMON STOCK USD.01			**	2,261,910
MOLINA HEALTHCARE INC COMMON STOCK USD.001			**	288,446
MOLSON COORS BREWING CO B COMMON STOCK USD.01			**	12,264,952
MONADELPHOUS GROUP LTD COMMON STOCK			**	165,918
MONARCH CASINO + RESORT INC COMMON STOCK USD.01			**	26,889
MONDELEZ INTERNATIONAL INC A COMMON STOCK			**	6,898,369
MONDELEZ INTL HLDINGS NE COMPANY GUAR 144A 10/19 1.625	10/28/2019	1.63%	**	882,263
MONDI LTD COMMON STOCK			**	31,756
MONDI PLC COMMON STOCK EUR.2			**	608,499
MONMOUTH REAL ESTATE INV COR REIT USD.01			**	59,360
MONRO MUFFLER BRAKE INC COMMON STOCK USD.01			**	1,655,368
MONSANTO CO COMMON STOCK USD.01			**	1,849,592
MONSTER BEVERAGE CORP COMMON STOCK			**	4,618,853
MOODY S CORP COMMON STOCK USD.01			**	2,836,301
MOOG INC CLASS A COMMON STOCK USD1.0			**	164,200
MORGAN STANLEY BAML TRUST MSBAM 2015 C25 A4	10/15/2048	3.37%	**	704,130
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ16 A4	12/12/2049	5.81%	**	145,611
MORGAN STANLEY CAPITAL I TRUST MSC 2011 C3 A3	7/15/2049	4.05%	**	155,395
MORGAN STANLEY CAPITAL I TRUST MSC 2014 CPT B 144A	7/13/2029	3.45%	**	408,138
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	8/15/2045	5.79%	**	1,267,089

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MORGAN STANLEY REREMIC TRUST MSRR 2012 IO AXA 144A	3/27/2051	1%	**	67,779
MORGAN STANLEY SR UNSECURED 01/20 2.65	1/27/2020	2.65%	**	71,334
MORGAN STANLEY SR UNSECURED 01/45 4.3	1/27/2045	4.3%	**	143,506
MORGAN STANLEY SR UNSECURED 07/26 3.125	7/27/2026	3.13%	**	60,189
MORGAN STANLEY SR UNSECURED 10/24 3.7	10/23/2024	3.70%	**	303,574
MORGAN STANLEY SUBORDINATED 05/23 4.1	5/22/2023	4.10%	**	256,631
MORGAN STANLEY SUBORDINATED 09/26 4.35	9/8/2026	4.35%	**	30,742
MORNEAU SHEPELL INC COMMON STOCK			**	238,972
MOSAIC CO SR UNSECURED 11/23 4.25	11/15/2023	4.25%	**	146,209
MOSAIC CO SR UNSECURED 11/33 5.45	11/15/2033	5.45%	**	104,140
MOTORCAR PARTS OF AMERICA IN COMMON STOCK USD.01			**	13,998
MOVADO GROUP INC COMMON STOCK USD.01			**	53,044
MPLX LP SR UNSECURED 06/25 4.875	6/1/2025	4.88%	**	1,336,591
MRC GLOBAL INC COMMON STOCK USD.01			**	106,669
MS+AD INSURANCE GROUP HOLDIN COMMON STOCK			**	745,711
MSC INDUSTRIAL DIRECT CO A COMMON STOCK USD.001			**	44,717
MSG NETWORKS INC A COMMON STOCK USD.01			**	47,085
MTU AERO ENGINES AG COMMON STOCK			**	1,445,676
MUELLER INDUSTRIES INC COMMON STOCK USD.01			**	221,179
MUENCHENER RUECKVER AG REG COMMON STOCK			**	1,391,205
MULTI COLOR CORP COMMON STOCK			**	87,921
MULTIPLUS SA COMMON STOCK			**	345,820
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.637	4/1/2057	6.64%	**	12,402
MURPHY OIL CORP COMMON STOCK USD1.0			**	4,569,230
MURPHY USA INC COMMON STOCK			**	130,009
MUTUALFIRST FINANCIAL INC COMMON STOCK USD.01			**	23,600
MYERS INDUSTRIES INC COMMON STOCK			**	7,994
MYLAN NV COMMON STOCK EUR.01			**	6,882,260
MYR GROUP INC/DELAWARE COMMON STOCK USD.01			**	81,087
MYRIAD GENETICS INC COMMON STOCK USD.01			**	46,726
N B T BANCORP INC COMMON STOCK USD.01			**	184,565
NABORS INDUSTRIES INC COMPANY GUAR 09/20 5	9/15/2020	5%	**	25,688
NABORS INDUSTRIES INC COMPANY GUAR 09/21 4.625	9/15/2021	4.63%	**	147,395
NABORS INDUSTRIES LTD COMMON STOCK USD.001			**	459,758
NACCO INDUSTRIES CL A COMMON STOCK USD1.0			**	55,688
NAGAILEBEN CO LTD COMMON STOCK			**	439,620
NAMPAK LTD COMMON STOCK ZAR.05			**	235,071
NANOMETRICS INC COMMON STOCK			**	56,510
NASDAQ INC COMMON STOCK USD.01			**	5,234,018
NASPERS LTD N SHS COMMON STOCK ZAR.02			**	479,258
NAT GAS EURO OPT APR17C 3.1 EXP 03/28/2017	3/28/2017		**	21,836
NAT GAS EURO OPT APR17C 3.95 EXP 03/28/2017	3/28/2017		**	1,254
NAT GAS EURO OPT AUG17C 3.1 EXP 07/26/2017	7/26/2017		**	24,528
NAT GAS EURO OPT AUG17C 3.95 EXP 07/26/2017	7/26/2017		**	1,973
NAT GAS EURO OPT DEC17C 3.1 EXP 11/27/2017	11/27/2017		**	31,312
NAT GAS EURO OPT FEB17C 3.1 EXP 01/26/2017	1/26/2017		**	25,660
NAT GAS EURO OPT JUL17C 3.1 EXP 06/27/2017	6/27/2017		**	24,228

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NAT GAS EURO OPT JUL17C 3.95 EXP 06/27/2017	6/27/2017		**	1,785
NAT GAS EURO OPT JUN17C 3.1 EXP 05/25/2017	5/25/2017		**	22,808
NAT GAS EURO OPT JUN17C 3.95 EXP 05/25/2017	5/25/2017		**	1,504
NAT GAS EURO OPT MAR17C 3.1 EXP 02/23/2017	2/23/2017		**	25,276
NAT GAS EURO OPT MAY17C 3.1 EXP 04/25/2017	4/25/2017		**	21,560
NAT GAS EURO OPT MAY17C 3.95 EXP 04/25/2017	4/25/2017		**	1,262
NAT GAS EURO OPT NOV17C 3.1 EXP 10/26/2017	10/26/2017		**	27,428
NAT GAS EURO OPT OCT17C 3.1 EXP 09/26/2017	9/26/2017		**	25,624
NAT GAS EURO OPT OCT17C 3.95 EXP 09/26/2017	9/26/2017		**	2,361
NAT GAS EURO OPT SEP17C 3.1 EXP 08/28/2017	8/28/2017		**	24,580
NAT GAS EURO OPT SEP17C 3.95 EXP 08/28/2017	8/28/2017		**	2,126
NATIONAL AUSTRALIA BANK COVERED 144A 12/21 2.4	12/7/2021	2.4%	**	2,387,170
NATIONAL AUSTRALIA BANK LTD COMMON STOCK			**	1,375,772
NATIONAL AUSTRALIA BK/NY SR UNSECURED 07/18 1.875	7/23/2018	1.88%	**	1,229,702
NATIONAL BANK HOLD CL A COMMON STOCK			**	2,110,544
NATIONAL HEALTHCARE CORP COMMON STOCK USD.01			**	108,759
NATIONAL PRESTO INDS INC COMMON STOCK USD1.0			**	65,436
NATIONAL RETAIL PROP INC SR UNSECURED 11/25 4	11/15/2025	4.00%	**	85,633
NATIONAL RETAIL PROP INC SR UNSECURED 12/26 3.6	12/15/2026	3.60%	**	20,687
NATIONAL RETAIL PROPERTIES REIT USD.01			**	259,012
NATIONAL WESTERN LIFE GROU A COMMON STOCK USD.01			**	127,428
NATIONSTAR HECM LOAN TRUST NHLT 2015 2A A 144A	11/25/2025	2.88%	**	81,079
NATIONWIDE MUTUAL INSURA SUBORDINATED 144A 08/39 9.375	8/15/2039	9.38%	**	37,760
NATIXIS NY	11/1/2017	1.37%	**	12,800,000
NATURAL GAS SERVICES GROUP COMMON STOCK USD.01			**	52,308
NAVIENT CORP COMMON STOCK USD.01			**	429,020
NAVIENT CORP SR UNSECURED 06/19 4.875	6/17/2019	4.88%	**	621,000
NAVIGANT CONSULTING INC COMMON STOCK USD.001			**	131,083
NAVIGATORS GROUP INC COMMON STOCK USD.1			**	168,971
NBCUNIVERSAL ENTERPRISE COMPANY GUAR 144A 04/18 1.662	4/15/2018	1.66%	**	3,935,576
NBCUNIVERSAL ENTERPRISE COMPANY GUAR 144A 04/19 1.974	4/15/2019	1.97%	**	169,610
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/21 4.375	4/1/2021	4.38%	**	27,008
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/40 6.4	4/30/2040	6.4%	**	355,607
NCI INC A COMMON STOCK USD.019			**	14,299
NEKTAR THERAPEUTICS COMMON STOCK USD.0001			**	488,690
NELNET INC CL A COMMON STOCK USD.01			**	171,637
NEOGEN CORP COMMON STOCK USD.16			**	1,964,160
NEOPHOTONICS CORP COMMON STOCK USD.0025			**	20,907
NESTE OYJ COMMON STOCK			**	870,987
NESTLE SA REG COMMON STOCK CHF.1			**	13,139,872
NESTLE SA SPONS ADR ADR			**	7,695,909
NETAPP INC COMMON STOCK USD.001			**	13,729,553
NETEASE INC ADR ADR USD.0001			**	1,988,234
NETFLIX INC COMMON STOCK USD.001			**	34,195,788
NETGEAR INC COMMON STOCK USD.001			**	194,953
NETSCOUT SYSTEMS INC COMMON STOCK USD.001			**	24,980
NEUROCRINE BIOSCIENCES INC COMMON STOCK USD.001			**	1,933,104

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NEUSTAR INC CLASS A COMMON STOCK USD.001			**	178,022
NEVADA POWER CO GENL REF MOR 03/19 7.125	3/15/2019	7.13%	**	138,971
NEVRO CORP COMMON STOCK USD.001			**	2,129,592
NEW EUROPE PROPERTY INVEST COMMON STOCK			**	69,088
NEW HOME CO INC/THE COMMON STOCK USD.01			**	13,174
NEW MEDIA INVESTMENT GROUP COMMON STOCK USD.01			**	30,717
NEW ORIENTAL EDUCATIO SP ADR ADR USD.01			**	75,696
NEW RELIC INC COMMON STOCK USD.001			**	973,778
NEW WORLD DEVELOPMENT COMMON STOCK			**	723,422
NEW YORK + CO COMMON STOCK USD.001			**	9,539
NEW YORK CITY NY TRANSITIONAL NYCGEN 11/38 FIXED 5.572	11/1/2038	5.57%	**	169,669
NEW YORK COMMUNITY BANCORP COMMON STOCK USD.01			**	166,880
NEW YORK LIFE GLOBAL FDG SECURED 144A 07/26 2.35	7/14/2026	2.35%	**	23,299
NEW YORK LIFE GLOBAL FDG SECURED 144A 11/18 1.55	11/2/2018	1.55%	**	49,857
NEW YORK NY NYC 12/31 FIXED 6.646	12/1/2031	6.65%	**	194,319
NEW YORK ST DORM AUTH ST PERSO NYSHGR 09/27 FIXED 5.051	9/15/2027	5.05%	**	913,592
NEW YORK TIMES CO A COMMON STOCK USD.1			**	2,236,275
NEW ZEALAND INDEX LINKED SR UNSECURED REGS 09/25 2	9/20/2025	2.00%	**	73,288
NEWCREST MINING LTD COMMON STOCK			**	401,855
NEWELL BRANDS INC COMMON STOCK USD1.0			**	8,849,094
NEWFIELD EXPLORATION CO COMMON STOCK USD.01			**	273,983
NEWGATE FUNDING PLC NGATE 2006 3X A3A REGS	12/1/2050	0.57%	**	1,669,853
NEWPARK RESOURCES INC COMMON STOCK USD.01			**	85,470
NEWS CORP CLASS A COMMON STOCK USD.01			**	232,649
NEWS CORP CLASS B COMMON STOCK			**	107,227
NEWSTAR FINANCIAL INC COMMON STOCK USD.01			**	45,510
NEX GROUP PLC COMMON STOCK GBP.175			**	40,258
NEXON CO LTD COMMON STOCK			**	101,668
NH FOODS LTD COMMON STOCK			**	54,100
NIAGARA MOHAWK POWER SR UNSECURED 144A 08/19 4.881	8/15/2019	4.88%	**	122,722
NICE LTD SPON ADR ADR			**	2,819,160
NICHOLAS FINANCIAL INC COMMON STOCK			**	13,400
NIDEC CORP COMMON STOCK			**	4,534,294
NIELSEN HOLDINGS PLC COMMON STOCK EUR.07			**	10,503,567
NIEN MADE ENTERPRISE CO LTD COMMON STOCK TWD10.0			**	361,088
NIHON PARKERIZING CO LTD COMMON STOCK			**	639,451
NIKE INC CL B COMMON STOCK USD1.0			**	8,955,229
NIKON CORP COMMON STOCK			**	162,017
NINE DRAGONS PAPER HOLDINGS COMMON STOCK HKD.1			**	232,122
NINTENDO CO LTD COMMON STOCK			**	1,549,385
NIPPON BUILDING FUND INC REIT			**	99,850
NIPPON DENKO CO LTD COMMON STOCK			**	139,718
NIPPON EXPRESS CO LTD COMMON STOCK			**	760,398
NIPPON TELEGRAPH + TELEPHONE COMMON STOCK			**	1,233,949
NISOURCE FINANCE CORP COMPANY GUAR 02/45 5.65	2/1/2045	5.65%	**	67,626
NISOURCE FINANCE CORP COMPANY GUAR 03/18 6.4	3/15/2018	6.4%	**	35,807
NISSAN AUTO RECEIVABLES OWNER NAROT 2016 A A2A	2/15/2019	1.06%	**	2,533,707

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NISSAN AUTO RECEIVABLES OWNER NAROT 2016 B A2A	4/15/2019	1.05%	**	6,023,101
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 04/18 VAR	4/6/2018	1.66%	**	10,435,617
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 09/21 1.9	9/14/2021	1.9%	**	39,563
NISSHA PRINTING CO LTD COMMON STOCK			**	432,172
NITTO KOHKI CO LTD COMMON STOCK			**	663,017
NL INDUSTRIES COMMON STOCK USD.125			**	15,037
NMI HOLDINGS INC CLASS A COMMON STOCK USD.01			**	17,743
NN GROUP NV COMMON STOCK			**	2,264,026
NN INC COMMON STOCK USD.01			**	56,674
NOBLE CORP PLC COMMON STOCK USD.01			**	138,350
NOBLE ENERGY INC SR UNSECURED 05/21 5.625	5/1/2021	5.63%	**	44,861
NOKIA OYJ COMMON STOCK			**	371,456
NOMURA REAL ESTATE HOLDINGS COMMON STOCK			**	22,158
NOMURA REAL ESTATE MASTER FU REIT			**	733,667
NORDEA BANK AB SR UNSECURED 144A 03/17 3.125	3/20/2017	3.13%	**	1,707,718
NORDEA KREDIT REALKREDIT COVERED 10/17 2	10/1/2017	2.00%	**	1,197,643
NORDEA KREDIT REALKREDIT COVERED 10/37 2.5	10/1/2037	2.5%	**	98,481
NORDEA KREDIT REALKREDIT COVERED 10/47 2.5	10/1/2047	2.50%	**	1,095,372
NORDEA KREDIT REALKREDIT COVERED 10/47 3	10/1/2047	3%	**	434,389
NORDIC AMERICAN TANKERS LTD COMMON STOCK USD.01			**	76,625
NORDSON CORP COMMON STOCK			**	447,640
NORDSTROM INC COMMON STOCK			**	2,034,629
NORDSTROM INC SR UNSECURED 10/21 4	10/15/2021	4%	**	41,883
NORFOLK SOUTHERN CORP SR UNSECURED 10/42 3.95	10/1/2042	3.95%	**	23,748
NORFOLK SOUTHERN CORP SR UNSECURED 12/21 3.25	12/1/2021	3.25%	**	154,052
NORINCHUKIN BK	7/26/2017	1.43%	**	5,100,000
NORINCHUKIN BK	7/27/2017	1.43%	**	17,250,000
NORINCHUKIN BK	6/9/2017	1.40%	**	3,302,078
NORINCHUKIN BK	10/11/2017	1.59%	**	1,300,000
NORTHEAST BANCORP COMMON STOCK USD1.0			**	16,126
NORTHERN OIL AND GAS INC COMMON STOCK USD.001			**	3,850
NORTHERN TRUST RUSSELL 2000 J			**	(1,310,484)
NORTHERN TRUST RUSSELL 2000 J FUND NUMBER 386 NON LENDING			**	2,936,224,082
NORTHFIELD BANCORP INC COMMON STOCK USD.01			**	104,383
NORTHRIM BANCORP INC COMMON STOCK USD1.0			**	22,657
NORTHROP GRUMMAN CORP COMMON STOCK USD1.0			**	4,442,976
NORTHROP GRUMMAN SYSTEMS COMPANY GUAR 02/31 7.75	2/15/2031	7.75%	**	34,760
NORTHWEST BANCSHARES INC COMMON STOCK USD.01			**	170,023
NORTHWEST PIPE CO COMMON STOCK USD.01			**	1,266,118
NORWEGIAN GOVERNMENT BONDS 144A REGS 05/21 3.75	5/25/2021	3.75%	**	349,308
NORWOOD FINANCIAL CORP COMMON STOCK USD.1			**	12,958
NOVANTA INC COMMON STOCK			**	71,022
NOVARTIS AG REG COMMON STOCK CHF.5			**	7,724,598
NOVARTIS AG SPONSORED ADR ADR			**	1,089,249
NOVASTAR HOME EQUITY LOAN NHEL 2005 1 M5	6/25/2035	1.6%	**	185,760
NOVATEK MICROELECTRONICS COR COMMON STOCK TWD10.			**	340,361
NOVATEK PJSC SPONS GDR REG S GDR			**	169,000

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NOVO BANCO SA SR UNSECURED 04/19 5	4/4/2019	5.00%	**	71,724
NOVO BANCO SA SR UNSECURED REGS 04/19 5	4/23/2019	5%	**	286,895
NOVO BANCO SA SR UNSECURED REGS 05/19 5	5/23/2019	5.00%	**	286,895
NOVO NORDISK A/S B COMMON STOCK DKK.2			**	3,092,544
NOW INC COMMON STOCK USD.01			**	90,211
NRG ENERGY INC COMMON STOCK USD.01			**	2,195,766
NSK LTD COMMON STOCK			**	63,849
NTT DOCOMO INC COMMON STOCK			**	502,302
NU SKIN ENTERPRISES INC A COMMON STOCK USD.001			**	133,450
NUCOR CORP SR UNSECURED 06/18 5.85	6/1/2018	5.85%	**	36,874
NUCOR CORP SR UNSECURED 08/23 4	8/1/2023	4%	**	105,121
NUFARM LTD COMMON STOCK			**	608,502
NUFLARE TECHNOLOGY INC COMMON STOCK			**	182,621
NUTANIX INC A COMMON STOCK USD.000025			**	271,151
NUTRACEUTICAL INTL CORP COMMON STOCK USD.01			**	35,824
NUVECTRA CORP COMMON STOCK USD.001			**	4,125
NVIDIA CORP			**	(16,323)
NVIDIA CORP COMMON STOCK USD.001			**	16,665,316
NWS HOLDINGS LTD COMMON STOCK HKD1.0			**	21,194
NXP SEMICONDUCTORS NV COMMON STOCK			**	17,946,739
NXSTAGE MEDICAL INC COMMON STOCK USD.001			**	1,006,988
NY STATE ELECTRIC + GAS SR UNSECURED 144A 12/26 3.25	12/1/2026	3.25%	**	66,709
NYKREDIT COVERED 04/17 2	4/1/2017	2.00%	**	470,692
NYKREDIT COVERED 07/17 2	7/1/2017	2%	**	2,438,944
NYKREDIT COVERED 10/17 2	10/1/2017	2%	**	2,568,439
NYKREDIT REALKREDIT AS COVERED 04/17 1	4/1/2017	1%	**	796,983
NYKREDIT REALKREDIT AS COVERED 07/17 1	7/1/2017	1%	**	1,184,480
NYKREDIT REALKREDIT AS COVERED 10/37 2	10/1/2037	2%	**	1,006,781
NYKREDIT REALKREDIT AS COVERED 10/37 2.5	10/1/2037	2.5%	**	1,307,077
NYKREDIT REALKREDIT AS COVERED 10/47 2	10/1/2047	2%	**	2,811,867
NYKREDIT REALKREDIT AS COVERED 10/47 3	10/1/2047	3%	**	3,369,707
NYKREDIT REALKREDIT AS COVERED REGS 10/47 2.5	10/1/2047	2.5%	**	5,817,462
OASIS PETROLEUM INC COMMON STOCK USD.01			**	2,503,323
OBAYASHI CORP COMMON STOCK			**	92,896
OBERTHUR TECHNOLOGIES S.A. 2016 EUR TERM LOAN B2	12/14/2023	1.00%	**	1,268,269
OBIC CO LTD COMMON STOCK			**	714,134
OC OERLIKON CORP AG REG COMMON STOCK CHF1.0			**	341,615
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	2/15/2023	2.7%	**	123,788
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			**	4,200,789
OCEAN TRAILS CLO OCTR 2007 2A A1V2 144A	6/27/2022	1.11%	**	215,630
OCEANEERING INTL INC COMMON STOCK USD.25			**	254,793
OCEANFIRST FINANCIAL CORP COMMON STOCK USD.01			**	52,312
OCLARO INC COMMON STOCK USD.01			**	6,166,076
OCWEN MASTER ADVANCE RECEIVABL OMART 2015 T3 AT3 144A	11/15/2047	3.21%	**	586,877
ODBRCHT OFFSHRE DRLL FIN SR SECURED 144A 10/23 6.625	10/1/2023	6.63%	**	98,374
ODBRCHT OFFSHRE DRLL FIN SR SECURED REGS 10/23 6.625	10/1/2023	6.63%	**	147,561
ODBRCHT OFFSHRE DRLL FIN SR SECURED REGS 10/23 6.75	10/1/2023	6.75%	**	356,669

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
OFFICE DEPOT INC			**	10,386
OFFICE DEPOT INC COMMON STOCK USD.01			**	157,649
OFG BANCORP COMMON STOCK USD1.0			**	53,710
OHL MEXICO SAB DE CV COMMON STOCK			**	29,395
OIL + NATURAL GAS CORP LTD COMMON STOCK INR5.			**	411,554
OIL DRI CORP OF AMERICA COMMON STOCK USD.1			**	19,564
OIL STATES INTERNATIONAL INC COMMON STOCK USD.01			**	199,875
OKI ELECTRIC INDUSTRY CO LTD COMMON STOCK			**	225,250
OKINAWA CELLULAR TELEPHONE COMMON STOCK			**	194,217
OLD DOMINION FREIGHT LINE COMMON STOCK USD.1			**	4,495,396
OLD NATIONAL BANCORP COMMON STOCK			**	233,572
OLD REPUBLIC INTL CORP COMMON STOCK USD1.0			**	442,073
OLD SECOND BANCORP INC COMMON STOCK USD1.0			**	32,841
OLIN CORP COMMON STOCK USD1.0			**	209,413
OLYMPIC STEEL INC COMMON STOCK			**	17,373
OLYMPUS CORP COMMON STOCK			**	2,916,517
OMEGA HEALTHCARE INVESTORS REIT USD.1			**	141,920
OMEGA PROTEIN CORP COMMON STOCK USD.01			**	53,908
OMNICELL INC COMMON STOCK USD.001			**	97,327
OMNICOM GROUP COMMON STOCK USD.15			**	19,297,756
OMNOVA SOLUTIONS INC COMMON STOCK USD.1			**	41,000
ON ASSIGNMENT INC COMMON STOCK USD.01			**	203,666
ON SEMICONDUCTOR CORP COMMON STOCK USD.01			**	537,541
ONE LIBERTY PROPERTIES INC REIT USD1.0			**	23,161
ONEBEACON INSURANCE GROUP A COMMON STOCK USD.01			**	5,698
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 1A A 144A	6/18/2024	2.43%	**	343,197
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 2A A 144A	9/18/2024	2.47%	**	122,731
ONEOK PARTNERS LP COMPANY GUAR 03/25 4.9	3/15/2025	4.9%	**	150,167
ONEOK PARTNERS LP COMPANY GUAR 10/22 3.375	10/1/2022	3.38%	**	903,757
ONO PHARMACEUTICAL CO LTD COMMON STOCK			**	3,168,220
ONTARIO (PROVINCE OF) SR UNSECURED 06/26 2.4	6/2/2026	2.4%	**	4,070,545
ONTARIO (PROVINCE OF) SR UNSECURED 09/19 1.65	9/27/2019	1.65%	**	74,578
ONTARIO (PROVINCE OF) SR UNSECURED 09/21 2.5	9/10/2021	2.50%	**	4,433,876
ONTARIO (PROVINCE OF) UNSECURED 06/20 4.2	6/2/2020	4.20%	**	977,539
OPEN TEXT CORP COMMON STOCK			**	239,414
OPPENHEIMER HOLDINGS CL A COMMON STOCK USD.001			**	26,691
OPTION ONE MORTGAGE LOAN TRUST OOMLT 2005 2 M1	5/25/2035	1.42%	**	1,018,935
OPUS BANK COMMON STOCK			**	71,850
ORACLE CORP COMMON STOCK USD.01			**	26,702,372
ORACLE CORP SR UNSECURED 07/23 3.625	7/15/2023	3.63%	**	251,539
ORACLE CORP SR UNSECURED 07/36 3.85	7/15/2036	3.85%	**	68,314
ORACLE CORP SR UNSECURED 07/40 5.375	7/15/2040	5.38%	**	92,969
ORANGE COMMON STOCK EUR4.			**	563,687
ORASURE TECHNOLOGIES INC COMMON STOCK USD.000001			**	24,777
ORBCOMM INC COMMON STOCK USD.001			**	46,618
ORBITAL ATK INC COMMON STOCK USD.01			**	4,171,474
ORBOTECH LTD COMMON STOCK USD.14			**	1,230,557

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ORCHIDS PAPER PRODUCTS CO COMMON STOCK USD.001			**	21,468
ORICA LTD COMMON STOCK			**	1,242,417
ORIGIN ENERGY LTD COMMON STOCK			**	500,091
ORION GROUP HOLDINGS INC COMMON STOCK USD.01			**	27,532
ORION OYJ CLASS B COMMON STOCK EUR.65			**	1,268,845
ORITANI FINANCIAL CORP COMMON STOCK USD.01			**	86,475
ORIX CORP COMMON STOCK			**	51,607
ORMAT TECHNOLOGIES INC COMMON STOCK USD.001			**	217,590
ORRSTOWN FINL SERVICES INC COMMON STOCK			**	10,438
ORTHOFIX INTERNATIONAL NV COMMON STOCK USD.1			**	32,526
OSHKOSH CORP COMMON STOCK USD.01			**	353,352
OSI SYSTEMS INC COMMON STOCK			**	148,206
OSRAM LICHT AG COMMON STOCK			**	1,697,617
OTP BANK PLC COMMON STOCK HUF100.			**	62,190
OVERSTOCK.COM INC COMMON STOCK USD.0001			**	23,905
OWENS + MINOR INC COMMON STOCK USD2.0			**	213,399
OWENS CORNING COMMON STOCK USD.001			**	335,707
OXFORD INSTRUMENTS PLC COMMON STOCK GBP.05			**	265,922
P.A.M. TRANSPORTATION SVCS COMMON STOCK USD.01			**	10,158
PACCAR INC COMMON STOCK USD1.0			**	1,182,150
PACIFIC CONTINENTAL CORP COMMON STOCK			**	38,063
PACIFIC DRILLING SA COMMON STOCK			**	4,744
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 5.625	11/30/2017	5.63%	**	202,234
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 VAR	11/30/2017	1.13%	**	1,652,000
PACIFIC MERCANTILE BANCORP COMMON STOCK			**	21,170
PACIFIC PREMIER BANCORP INC COMMON STOCK USD.01			**	43,481
PACIFICORP 1ST MORTGAGE 01/19 5.5	1/15/2019	5.5%	**	85,775
PACIFICORP 1ST MORTGAGE 04/24 3.6	4/1/2024	3.6%	**	70,721
PACIFICORP 1ST MORTGAGE 10/37 6.25	10/15/2037	6.25%	**	64,768
PACWEST BANCORP COMMON STOCK			**	3,441,533
PAKUWON JATI TBK PT COMMON STOCK IDR25.0			**	300,774
PALO ALTO NETWORKS INC COMMON STOCK USD.0001			**	4,413,390
PANASONIC CORP COMMON STOCK			**	153,997
PANHANDLE OIL AND GAS INC A COMMON STOCK USD.01666			**	33,794
PAPA JOHN S INTL INC COMMON STOCK USD.01			**	1,797,180
PARADE TECHNOLOGIES LTD COMMON STOCK TWD10.			**	4,509,169
PARK ELECTROCHEMICAL CORP COMMON STOCK USD.1			**	38,233
PARK NATIONAL CORP COMMON STOCK			**	123,728
PARK STERLING CORP COMMON STOCK USD.01			**	49,763
PARKER DRILLING CO COMMON STOCK USD.167			**	21,052
PARKER HANNIFIN CORP COMMON STOCK USD.5			**	11,233,040
PARKWAY INC REIT USD.001			**	66,528
PARQUE ARAUCO S.A. COMMON STOCK			**	333,094

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PARSLEY ENERGY INC CLASS A COMMON STOCK USD.01			**	201,432
PARTNERS GROUP HOLDING AG COMMON STOCK CHF.01			**	498,216
PASON SYSTEMS INC COMMON STOCK			**	442,286
PATHEON NV COMMON STOCK EUR.01			**	2,104,443
PATRIOT TRANSPORTATION HOLDI COMMON STOCK USD.1			**	7,153
PATRIZIA IMMOBILIEN AG COMMON STOCK			**	412,501
PATTERSON UTI ENERGY INC COMMON STOCK USD.01			**	337,388
PAX GLOBAL TECHNOLOGY LTD COMMON STOCK HKD.1			**	195,572
PAYCHEX INC COMMON STOCK USD.01			**	5,154,101
PAYCOM SOFTWARE INC COMMON STOCK USD.01			**	17,741,828
PAYLOCITY HOLDING CORP COMMON STOCK USD.001			**	2,355,785
PAYPAL HOLDINGS INC COMMON STOCK USD.0001			**	38,502,590
PBF ENERGY INC CLASS A COMMON STOCK USD.001			**	252,927
PC CONNECTION INC COMMON STOCK USD.01			**	71,967
PCCW LTD COMMON STOCK			**	20,043
PCM INC COMMON STOCK USD.001			**	20,948
PDC ENERGY INC COMMON STOCK USD.01			**	3,706,225
PDF SOLUTIONS INC COMMON STOCK USD.00015			**	18,130
PEAPACK GLADSTONE FINL CORP COMMON STOCK			**	37,982
PEARSON PLC COMMON STOCK GBP.25			**	179,985
PEBBLEBROOK HOTEL TRUST REIT USD.01			**	1,710,298
PEGASYSTEMS INC COMMON STOCK USD.01			**	2,797,920
PEGATRON CORP COMMON STOCK TWD10.			**	279,531
PENARTH MASTER ISSUER PENAR 2015 2A A1 144A	5/18/2019	1.14%	**	1,299,359
PENN REAL ESTATE INVEST TST REIT USD1.0			**	89,396
PENNS WOODS BANCORP INC COMMON STOCK USD8.33			**	25,856
PENNSYLVANIA ELECTRIC CO SR UNSECURED 09/17 6.05	9/1/2017	6.05%	**	102,765
PENNSYLVANIA HIGHER EDUCATION PHEAA 2016 2A A 144A	11/25/2065	1.50%	**	399,949
PENSKE AUTOMOTIVE GROUP INC COMMON STOCK USD.0001			**	451,630
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 01/23 4.25	1/17/2023	4.25%	**	124,632
PENTAIR PLC COMMON STOCK USD.01			**	1,942,769
PENUMBRA INC COMMON STOCK USD.001			**	558,824
PEOPLE S INSURANCE CO GROU H COMMON STOCK CNY1.0			**	303,902
PEOPLE S UNITED FINANCIAL COMMON STOCK USD.01			**	579,445
PEOPLES BANCORP INC COMMON STOCK			**	61,934
PEOPLES BANCORP OF NC COMMON STOCK			**	15,769
PEPSICO INC COMMON STOCK USD.017			**	2,323,518
PEPSICO INC SR UNSECURED 10/26 2.375	10/6/2026	2.38%	**	85,200
PERCEPTRON INC COMMON STOCK USD.01			**	6,806
PERFICIENT INC COMMON STOCK USD.001			**	59,151
PERFORMANCE FOOD GROUP CO COMMON STOCK USD.01			**	3,000,000

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PERKINELMER INC COMMON STOCK USD1.0			**	2,628,360
PERNOD RICARD SA COMMON STOCK EUR1.55			**	6,067,814
PERRY ELLIS INTERNATIONAL COMMON STOCK USD.01			**	12,878
PERSIMMON PLC COMMON STOCK GBP.1			**	2,028,806
PETKIM PETROKIMYA HOLDING AS COMMON STOCK TRY1.			**	64,589
PETROBRAS PETROLEO BRAS PR PREFERENCE			**	129,009
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/20 5.75	1/20/2020	5.75%	**	2,592,000
PETROBRAS GLOBAL FINANCE COMPANY GUAR 01/21 5.375	1/27/2021	5.38%	**	1,442,550
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/24 6.25	3/17/2024	6.25%	**	479,600
PETROLEOS MEXICANOS COMPANY GUAR 01/26 4.5	1/23/2026	4.5%	**	177,645
PETROLEOS MEXICANOS COMPANY GUAR 06/41 6.5	6/2/2041	6.5%	**	1,034,888
PETRONAS CHEMICALS GROUP BHD COMMON STOCK MYR.1			**	191,497
PETRONET LNG LTD COMMON STOCK INR10.			**	570,160
PEUGEOT SA COMMON STOCK EUR1.			**	1,047,118
PFIZER INC COMMON STOCK USD.05			**	10,058,796
PFIZER INC SR UNSECURED 06/23 3	6/15/2023	3.00%	**	45,794
PFS TAX LIEN TRUST PFS 2014 1 NOTE 144A	5/15/2029	1.44%	**	33,756
PGE SA COMMON STOCK PLN10.25			**	122,490
PHARMATHENE INC COMMON STOCK USD.0001			**	10,075
PHARMERICA CORP COMMON STOCK USD.01			**	69,590
PHH CORP COMMON STOCK USD.01			**	81,712
PHI INC NON VOTING COMMON STOCK USD.1			**	24,003
PHI INC VOTING COMMON STOCK USD.1			**	5,250
PHILIP MORRIS INTERNATIONAL COMMON STOCK			**	15,881,658
PHILLIPS 66 PARTNERS LP SR UNSECURED 10/26 3.55	10/1/2026	3.55%	**	21,291
PHISON ELECTRONICS CORP COMMON STOCK TWD10.			**	364,672
PHOENIX SATELLITE TELEVISION COMMON STOCK HKD.1			**	276,086
PHOTRONICS INC COMMON STOCK USD.01			**	59,766
PHYSICIANS REALTY TRUST REIT USD.01			**	2,575,887
PICC PROPERTY + CASUALTY H COMMON STOCK CNY1.0			**	127,762
PICK N PAY STORES LTD COMMON STOCK ZAR.0125			**	25,465
PICO HOLDINGS INC COMMON STOCK USD.001			**	50,859
PIER 1 IMPORTS INC COMMON STOCK USD.001			**	60,591
PIMCO FDS PAC INVT MGMT SER ASSET BKD SECS PORTFOLIO			**	64,073,929
PIMCO FDS PAC INVT MGMT SER SHORT TERM PORTFOLIO INSTL CL			**	2,071,944
PIMCO FDS SHORT TERM FLTG NAV MUTUAL FUND			**	74,339,113
PINNACLE FINANCIAL PARTNERS COMMON STOCK USD1.0			**	2,274,149
PINNACLE FOODS INC			**	(44,415)
PINNACLE FOODS INC COMMON STOCK USD.01			**	3,925,421
PINNACLE HOLDINGS LTD COMMON STOCK ZAR.01			**	147,604
PIONEER CORP COMMON STOCK			**	1,983,748

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PIONEER ENERGY SERVICES CORP COMMON STOCK USD.1			**	50,039
PIRAMAL ENTERPRISES LTD COMMON STOCK INR2.			**	619,309
PKO BANK POLSKI SA COMMON STOCK PLN1.			**	105,433
PLAINS ALL AMER PIPELINE SR UNSECURED 02/45 4.9	2/15/2045	4.9%	**	133,953
PLAINS ALL AMER PIPELINE SR UNSECURED 10/25 4.65	10/15/2025	4.65%	**	77,485
PLAINS ALL AMER PIPELINE SR UNSECURED 12/19 2.6	12/15/2019	2.60%	**	54,057
PLANET FITNESS INC CL A COMMON STOCK USD.0001			**	792,262
PLAYTECH PLC COMMON STOCK			**	300,978
PLEXUS CORP COMMON STOCK USD.01			**	177,251
PNC BANK NA SR UNSECURED 02/18 1.5	2/23/2018	1.50%	**	4,824,942
PNC BANK NA SUBORDINATED 11/22 2.7	11/1/2022	2.70%	**	285,481
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.0			**	6,371,981
PNM RESOURCES INC COMMON STOCK			**	2,212,522
POLAND GOVERNMENT BOND BONDS 07/25 3.25	7/25/2025	3.25%	**	305,618
POLAND GOVERNMENT BOND BONDS 09/22 5.75	9/23/2022	5.75%	**	1,821,101
POLSKIE GORNICTWO NAFTOWE I COMMON STOCK PLN1.			**	140,440
POLYONE CORPORATION COMMON STOCK USD.01			**	1,699,626
POPEYES LOUISIANA KITCHEN IN COMMON STOCK USD.01			**	1,756,279
POPULAR INC COMMON STOCK USD.01			**	279,440
PORSCHE AUTOMOBIL HLDG PRF PREFERENCE			**	125,244
PORT AUTH OF NEW YORK NEW JE PORTRN 10/62 FIXED 4.458	10/1/2062	4.46%	**	910,260
PORT AUTH OF NEW YORK NEW JE PORTRN 12/24 FIXED 5.859	12/1/2024	5.86%	**	1,321,683
PORTLAND GENERAL ELECTRIC CO COMMON STOCK			**	2,356,285
POSCO COMMON STOCK KRW5000.			**	212,345
POSCO DAEWOO CORP COMMON STOCK KRW5000.0			**	75,984
POST HOLDINGS INC COMMON STOCK USD.01			**	603,649
POTASH CORP SASKATCHEWAN SR UNSECURED 03/24 3.625	3/15/2024	3.63%	**	168,628
POTASH CORP SASKATCHEWAN SR UNSECURED 12/17 3.25	12/1/2017	3.25%	**	101,304
POTBELLY CORP COMMON STOCK USD.01			**	19,144
POU CHEN COMMON STOCK TWD10.			**	233,250
POWELL INDUSTRIES INC COMMON STOCK USD.01			**	42,549
POWER CORP OF CANADA COMMON STOCK			**	100,835
POWER FINANCE CORPORATION COMMON STOCK INR10.			**	331,138
POWERTECH TECHNOLOGY INC COMMON STOCK TWD10.			**	318,533
PPG INDUSTRIES INC COMMON STOCK USD1.67			**	23,948,031
PPG INDUSTRIES INC SR UNSECURED 11/19 2.3	11/15/2019	2.3%	**	45,219
PPL CAPITAL FUNDING INC COMPANY GUAR 06/22 4.2	6/15/2022	4.20%	**	84,313
PPL CORP COMMON STOCK USD.01			**	932,970
PPL ELECTRIC UTILITIES 1ST MORTGAGE 06/44 4.125	6/15/2044	4.13%	**	54,727
PRA HEALTH SCIENCES INC COMMON STOCK USD.01			**	3,021,678
PRAXAIR INC SR UNSECURED 08/22 2.2	8/15/2022	2.20%	**	112,354

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PREFERRED BANK/LOS ANGELES COMMON STOCK			**	69,823
PREFORMED LINE PRODUCTS CO COMMON STOCK USD2.0			**	35,744
PREMIER FINANCIAL BANCORP COMMON STOCK			**	18,130
PRESTIGE BRANDS HOLDINGS INC COMMON STOCK USD.01			**	3,658,879
PRGX GLOBAL INC COMMON STOCK USD.01			**	13,906
PRICELINE GROUP INC/THE COMMON STOCK USD.008			**	23,758,968
PRICOA GLOBAL FUNDING 1 SECURED 144A 06/18 VAR	6/27/2018	1.5%	**	5,017,226
PRICOA GLOBAL FUNDING 1 SECURED 144A 06/21 2.2	6/3/2021	2.2%	**	196,444
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 05/18 1.6	5/29/2018	1.6%	**	2,362,409
PRIMERICA INC COMMON STOCK			**	31,256
PRIMORIS SERVICES CORP COMMON STOCK USD.0001			**	84,605
PRINCIPAL LFE GLB FND II SECURED 144A 05/18 VAR	5/21/2018	1.21%	**	5,428,871
PRINCIPAL LFE GLB FND II SECURED 144A 11/21 2.375	11/21/2021	2.38%	**	83,831
PRINCIPAL LFE GLB FND II SR SECURED 144A 10/18 2.25	10/15/2018	2.25%	**	212,087
PRINCIPAL LFE GLB FND II SR SECURED 144A 12/17 VAR	12/1/2017	1.43%	**	7,018,247
PRIVATE EXPORT FUNDING US GOVT GUAR 03/19 4.375	3/15/2019	4.38%	**	521,107
PRIVATE EXPORT FUNDING US GOVT GUAR 11/22 2.05	11/15/2022	2.05%	**	379,433
PRIVATEBANCORP INC COMMON STOCK			**	1,996,902
PROASSURANCE CORP COMMON STOCK USD.01			**	5,077,333
PROCTER + GAMBLE CO WHEN DIS COMMON STOCK			**	1,896,088
PROGRESS ENERGY INC SR UNSECURED 04/22 3.15	4/1/2022	3.15%	**	126,130
PROGRESS RESIDENTIAL TRUST PROG 2015 SFR2 A 144A	6/12/2032	2.74%	**	740,682
PROGRESS SOFTWARE CORP COMMON STOCK USD.01			**	153,807
PROGRESSIVE CORP SR UNSECURED 04/44 4.35	4/25/2044	4.35%	**	64,308
PROOFPOINT INC COMMON STOCK USD.0001			**	16,575,408
PROSIEBENSAT.1 MEDIA SE COMMON STOCK			**	1,714,634
PROSPERITY BANCSHARES INC COMMON STOCK USD1.0			**	3,542,343
PROTECTIVE LIFE GLOBAL SR SECURED 144A 06/18 VAR	6/8/2018	1.5%	**	7,000,945
PROTO LABS INC COMMON STOCK USD.001			**	2,639,390
PROV ST JOSEPH HLTH OBL UNSECURED 10/26 2.746	10/1/2026	2.75%	**	22,720
PROVIDENCE SERVICE CORP COMMON STOCK USD.001			**	45,318
PROVIDENT FINANCIAL HLDGS COMMON STOCK USD.01			**	18,643
PROVIDENT FINANCIAL SERVICES COMMON STOCK USD.01			**	185,648
PROVINCE OF ALBERTA UNSECURED 06/20 1.25	6/1/2020	1.25%	**	1,335,548
PROVINCE OF ALBERTA UNSECURED 06/25 2.35	6/1/2025	2.35%	**	1,407,619
PROVINCE OF QUEBEC NOTES 12/21 4.25	12/1/2021	4.25%	**	166,874
PROVINCE OF QUEBEC SR UNSECURED 12/18 4.5	12/1/2018	4.5%	**	158,914
PROXIMUS COMMON STOCK			**	267,340
PRUDENTIAL BANCORP INC COMMON STOCK USD.01			**	15,768
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01			**	4,400,385
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/20 5.375	6/21/2020	5.38%	**	98,582

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PRUDENTIAL PLC COMMON STOCK GBP.05			**	1,711,559
PRYSMIAN SPA COMMON STOCK EUR.1			**	962,368
PSEG POWER LLC COMPANY GUAR 09/21 4.15	9/15/2021	4.15%	**	114,716
PSP SWISS PROPERTY AG REG COMMON STOCK CHF.1			**	291,876
PTT EXPLOR + PROD PCL NVDR NVDR THB1.0			**	31,984
PTT GLOBAL CHEMICAL PCL NVDR NVDR THB10.0			**	304,000
PUB SVC NEW HAMP 1ST MORTGAGE 11/23 3.5	11/1/2023	3.50%	**	42,813
PUBLIC BANK BERHAD COMMON STOCK MYR1.			**	264,633
PUBLIC SERVICE COLORADO 1ST MORTGAGE 09/22 2.25	9/15/2022	2.25%	**	30,508
PUBLIC SERVICE OKLAHOMA SR UNSECURED 12/19 5.15	12/1/2019	5.15%	**	107,532
PULTEGROUP INC COMMON STOCK USD.01			**	620,362
PURE STORAGE INC CLASS A COMMON STOCK USD.0001			**	4,631,083
QBE INSURANCE GROUP LTD COMMON STOCK			**	575,384
QCR HOLDINGS INC COMMON STOCK USD1.0			**	35,203
QEP RESOURCES INC COMMON STOCK USD.01			**	88,497
QORVO INC COMMON STOCK USD.0001			**	336,470
QUAD GRAPHICS INC COMMON STOCK USD.025			**	93,677
QUALCOMM INC COMMON STOCK USD.0001			**	36,155,160
QUALCOMM INC SR UNSECURED 05/45 4.8	5/20/2045	4.80%	**	534,315
QUALICORP SA COMMON STOCK			**	135,443
QUALYS INC COMMON STOCK USD.001			**	1,628,234
QUANEX BUILDING PRODUCTS COMMON STOCK USD.01			**	74,907
QUANTA SERVICES INC COMMON STOCK USD.00001			**	739,412
QUEBECOR INC CL B COMMON STOCK			**	623,368
QUIDEL CORP COMMON STOCK USD.001			**	27,910
QUINSTREET INC COMMON STOCK USD.001			**	12,904
QUINTILES IMS HOLDINGS INC COMMON STOCK USD.01			**	15,605,004
QUORUM HEALTH CORP COMMON STOCK USD.0001			**	13,340
RAC BOND CO PLC SR SECURED REGS 05/23 4.565	5/6/2023	4.57%	**	1,073,082
RACE POINT CLO LTD RACEP 2012 7A AR 144A	11/8/2024	1.2%	**	1,299,991
RADIAN GROUP INC COMMON STOCK USD.001			**	3,907,414
RALPH LAUREN CORP COMMON STOCK USD.01			**	1,737,034
RAMBUS INC COMMON STOCK USD.001			**	52,064
RAMCO GERSHENSON PROPERTIES REIT USD.01			**	88,371
RAMI LEVY CHAIN STORES HASHI COMMON STOCK ILS.01			**	295,517
RAMIRENT OYJ COMMON STOCK			**	527,695
RANDSTAD HOLDING NV COMMON STOCK EUR.1			**	5,097,605
RANGE RESOURCES CORP COMMON STOCK USD.01			**	2,117,469
RAUBEX GROUP LTD COMMON STOCK ZAR.01			**	249,148
RAVEN INDUSTRIES INC COMMON STOCK USD1.0			**	15,851
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01			**	3,250,287

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RAYTHEON COMPANY SR UNSECURED 12/22 2.5	12/15/2022	2.5%	**	79,600
RBC BEARINGS INC COMMON STOCK USD.01			**	97,265
RCI HOSPITALITY HOLDINGS INC COMMON STOCK USD.01			**	17,528
RE/MAX HOLDINGS INC CL A COMMON STOCK USD.0001			**	46,928
READING INTERNATIONAL INC A COMMON STOCK USD.01			**	13,313
REALKREDIT DANMARK COVERED 01/17 1	1/1/2017	1.00%	**	432,652
REALKREDIT DANMARK COVERED 01/17 2	1/1/2017	2.00%	**	177,316
REALKREDIT DANMARK COVERED 04/17 1	4/1/2017	1.00%	**	7,000,037
REALKREDIT DANMARK COVERED 04/17 2	4/1/2017	2.00%	**	6,360,872
REALKREDIT DANMARK COVERED 04/18 1	4/1/2018	1.00%	**	1,469,299
REALKREDIT DANMARK COVERED 10/37 2	10/1/2037	2.00%	**	620,695
REALKREDIT DANMARK COVERED 10/37 2.5	10/1/2037	2.50%	**	1,344,253
REALKREDIT DANMARK COVERED 10/47 2	10/1/2047	2.00%	**	1,192,365
REALKREDIT DANMARK COVERED 10/47 2.5	10/1/2047	2.50%	**	2,371,019
REALKREDIT DANMARK COVERED 10/47 3	10/1/2047	3.00%	**	3,027,899
REALNETWORKS INC COMMON STOCK USD.001			**	17,433
REALOGY HOLDINGS CORP COMMON STOCK USD.01			**	90,775
REALTEK SEMICONDUCTOR CORP COMMON STOCK TWD10.			**	325,980
REALTY INCOME CORP SR UNSECURED 01/27 3	1/15/2027	3.00%	**	21,654
REALTY INCOME CORP SR UNSECURED 07/24 3.875	7/15/2024	3.88%	**	76,583
RECKITT BENCKISER GROUP PLC COMMON STOCK GBP.1			**	6,239,672
RECKITT BENCKISER TREAS	8/30/2017	1.35%	**	9,909,625
RED HAT INC COMMON STOCK USD.0001			**	6,563,928
RED ROBIN GOURMET BURGERS COMMON STOCK USD.001			**	68,357
REDEFINE PROPERTIES LTD REIT			**	92,308
REDROW PLC COMMON STOCK GBP.1			**	177,051
REGAL BELOIT CORP COMMON STOCK USD.01			**	212,182
REGENCY CENTERS CORP REIT USD.01			**	103,701
REGENERON PHARMACEUTICALS COMMON STOCK USD.001			**	13,333,443
REGIONAL MANAGEMENT CORP COMMON STOCK USD.1			**	29,618
REINSURANCE GROUP OF AMERICA COMMON STOCK USD.01			**	587,374
RELIANCE CAPITAL LTD COMMON STOCK INR10.			**	285,816
RELIANCE INDUSTRIES LTD COMMON STOCK INR10.			**	86,478
RELIANCE STEEL + ALUMINUM COMMON STOCK			**	4,911,913
RELX NV COMMON STOCK EUR.07			**	1,757,802
RELX PLC COMMON STOCK GBP.144397			**	293,653
REMGRO LTD COMMON STOCK			**	111,093
RENAISSANCERE HOLDINGS LTD COMMON STOCK USD1.0			**	7,378,493
RENASANT CORP COMMON STOCK USD5.0			**	2,920,948
RENAULT SA COMMON STOCK EUR3.81			**	141,193
RENEWABLE ENERGY GROUP INC COMMON STOCK USD.0001			**	41,759

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RENT A CENTER INC COMMON STOCK USD.01			**	59,963
REPLIGEN CORP COMMON STOCK USD.01			**	3,602,550
REPO BNP PARIBAS SECURITIES CO REPO DUMMY ASSET	2/23/2017		**	11,589,825
REPSOL SA COMMON STOCK EUR1.			**	1,637,690
REPUBLIC BANCORP INC CLASS A COMMON STOCK			**	76,984
REPUBLIC OF CYPRUS SR UNSECURED 144A REGS 02/20 4	2/3/2020	4.63%	**	798,129
REPUBLIC OF INDONESIA SR UNSECURED 144A 06/23 2.625	6/14/2023	2.63%	**	4,555,961
REPUBLIC OF INDONESIA SR UNSECURED 144A 07/21 2.875	7/8/2021	2.88%	**	1,100,236
REPUBLIC OF INDONESIA SR UNSECURED REGS 03/20 5.875	3/13/2020	5.88%	**	605,723
REPUBLIC OF PHILIPPINES SR UNSECURED 01/36 6.25	1/14/2036	6.25%	**	1,511,648
REPUBLIC OF SLOVENIA SR UNSECURED REGS 02/19 4.125	2/18/2019	4.13%	**	1,867,788
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/18 4.75	5/10/2018	4.75%	**	828,480
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/23 5.85	5/10/2023	5.85%	**	4,055,134
REPUBLIC OF SLOVENIA SR UNSECURED REGS 10/22 5.5	10/26/2022	5.50%	**	7,955,827
REPUBLIC OF SOUTH AFRICA BONDS 12/26 10.5	12/21/2026	10.50%	**	96,753
REPUBLIC OF SOUTH AFRICA SR UNSECURED 05/19 6.875	5/27/2019	6.88%	**	1,294,080
REPUBLIC OF SOUTH AFRICA SR UNSECURED 07/26 3.75	7/24/2026	3.75%	**	430,127
REPUBLIC OF SOUTH AFRICA SR UNSECURED 07/44 5.375	7/24/2044	5.38%	**	688,800
REPUBLIC SERVICES INC SR UNSECURED 09/19 5.5	9/15/2019	5.50%	**	130,589
RESILIENT REIT LTD REIT			**	58,598
RESOLUTE FOREST PRODUCTS COMMON STOCK USD.001			**	50,451
RESONA HOLDINGS INC COMMON STOCK			**	1,132,335
RESOURCE CAPITAL CORP LTD RSO 2015 CRE4 A 144A	8/15/2032	2.11%	**	887,726
RESOURCES CONNECTION INC COMMON STOCK USD.01			**	72,996
RESTAURANT GROUP PLC COMMON STOCK GBP.28125			**	176,025
RETAIL OPPORTUNITY INVESTMEN REIT USD.0001			**	1,950,193
RETAILMENOT INC COMMON STOCK USD.001			**	39,990
REXEL SA COMMON STOCK EUR5.			**	628,423
REXNORD CORP COMMON STOCK USD.01			**	2,534,162
REYNOLDS AMERICAN INC COMPANY GUAR 08/45 5.85	8/15/2045	5.85%	**	828,888
RICE ENERGY INC COMMON STOCK USD.01			**	5,128,206
RICE PARK FINANCING TRUST RICE 2016 A A 144A	10/31/2041	4.63%	**	413,697
RICHTER GEDEON NYRT COMMON STOCK HUF100.			**	54,438
RICOH LEASING CO LTD COMMON STOCK			**	411,082
RIGHTMOVE PLC COMMON STOCK GBP.01			**	250,782
RING ENERGY INC COMMON STOCK USD.001			**	29,292
RIO OIL FINANCE TRUST SR SECURED 144A 07/24 9.25	7/6/2024	9.25%	**	949,865
RIO TINTO LTD COMMON STOCK			**	268,179
RIO TINTO PLC COMMON STOCK GBP.1			**	3,300,012
RIOCAN REAL ESTATE INVST TR REIT			**	95,316
RIVERVIEW BANCORP INC COMMON STOCK USD.01			**	14,945

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RLJ LODGING TRUST REIT			**	176,695
RMAC SECURITIES PLC RMACS 2006 NS3X A2A REGS	6/12/2044	0.53%	**	3,172,514
RMAC SECURITIES PLC RMACS 2006 NS4X A3A REGS	6/12/2044	0.55%	**	1,130,753
RMAC SECURITIES PLC RMACS 2007 NS1X A2A REGS	6/12/2044	0.53%	**	1,751,773
RMB HOLDINGS LTD COMMON STOCK ZAR.01			**	91,207
RMR GROUP INC/THE A COMMON STOCK			**	9,401
ROADRUNNER TRANSPORTATION SY COMMON STOCK USD.01			**	36,209
ROBERT HALF INTL INC COMMON STOCK USD.001			**	1,011,941
ROBINSONS LAND CO COMMON STOCK PHP1.0			**	204,705
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK			**	15,363,249
ROCHE HOLDINGS LTD SPONS ADR ADR			**	975,212
ROCKWELL AUTOMATION INC COMMON STOCK USD1.0			**	376,992
ROCKY BRANDS INC COMMON STOCK			**	9,471
ROGERS COMMUNICATIONS IN COMPANY GUAR 05/32 8.75	5/1/2032	8.75%	**	61,308
ROGERS COMMUNICATIONS INC B COMMON STOCK			**	218,081
ROGERS CORP COMMON STOCK USD1.0			**	133,803
ROHM CO LTD COMMON STOCK			**	63,472
ROLLS ROYCE HOLDINGS PLC COMMON STOCK GBP.2			**	1,699,040
ROSNEFT OIL CO PJSC REG GDR GDR			**	108,732
ROSS STORES INC COMMON STOCK USD.01			**	180,531
ROWAN COMPANIES PLC A COMMON STOCK USD.125			**	224,451
ROYAL BANK OF CANADA COVERED 03/21 2.3	3/22/2021	2.30%	**	1,092,300
ROYAL BANK OF CANADA COVERED 09/17 1.2	9/19/2017	1.20%	**	245,670
ROYAL BANK OF CANADA SR UNSECURED 04/19 VAR	4/15/2019	1.59%	**	6,280,361
ROYAL BK OF SCOTLAND PLC SUBORDINATED 04/18 6.934	4/9/2018	6.93%	**	792,213
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	3/16/2022	9.50%	**	609,276
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	3/19/2022	13.13%	**	2,438,407
ROYAL BK SCOTLND GRP PLC JR SUBORDINA 12/49 VAR	12/29/2049	8.63%	**	918,000
ROYAL BK SCOTLND GRP PLC JR SUBORDINA 12/49 VAR	12/29/2049	8.00%	**	574,500
ROYAL DUTCH SHELL PLC A SHS COMMON STOCK EUR.07			**	335,312
ROYAL DUTCH SHELL PLC B SHS COMMON STOCK EUR.07			**	1,530,917
ROYAL DUTCH SHELL SPON ADR A ADR			**	22,167,135
ROYAL GOLD INC COMMON STOCK USD.01			**	140,257
ROYAL MAIL PLC COMMON STOCK GBP.01			**	1,408,459
RPC INC COMMON STOCK USD.1			**	26,506
RPM INTERNATIONAL INC COMMON STOCK USD.01			**	4,811,379
RPX CORP COMMON STOCK USD.0001			**	53,136
RSP PERMIAN INC COMMON STOCK USD.01			**	3,129,022
RTI SURGICAL INC COMMON STOCK USD.001			**	16,617
RUBICON PROJECT INC/THE COMMON STOCK USD.00001			**	19,522
RUBY TUESDAY INC COMMON STOCK USD.01			**	44,157

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
RUDOLPH TECHNOLOGIES INC COMMON STOCK USD.001			**	78,970
RUSH ENTERPRISES INC CL A COMMON STOCK USD.01			**	91,553
RWE AG COMMON STOCK			**	968,674
RYDER SYSTEM INC COMMON STOCK USD.5			**	396,765
RYDER SYSTEM INC SR UNSECURED 06/17 3.5	6/1/2017	3.50%	**	134,125
RYDER SYSTEM INC SR UNSECURED 09/20 2.875	9/1/2020	2.88%	**	69,750
RYMAN HOSPITALITY PROPERTIES REIT USD.01			**	90,419
S + T BANCORP INC COMMON STOCK USD2.5			**	131,643
S+P GLOBAL INC COMMON STOCK USD1.0			**	4,967,810
SABRA HEALTH CARE REIT INC REIT USD.01			**	2,442
SAF HOLLAND SA COMMON STOCK EUR.01			**	513,420
SAFEGUARD SCIENTIFICS INC			**	(3,631)
SAFEGUARD SCIENTIFICS INC COMMON STOCK USD.1			**	780,221
SAFETY INSURANCE GROUP INC COMMON STOCK USD.01			**	69,941
SAGA COMMUNICATIONS INC CL A COMMON STOCK USD.01			**	25,754
SAGE GROUP PLC/THE COMMON STOCK GBP.01051948			**	947,159
SAIA INC COMMON STOCK USD.001			**	1,820,569
SAKAI CHEMICAL INDUSTRY CO COMMON STOCK			**	157,560
SALEM MEDIA GROUP INC COMMON STOCK USD.01			**	10,888
SALESFORCE.COM INC COMMON STOCK USD.001			**	20,150,106
SAM YUNG TRADING CO LTD COMMON STOCK KRW500.			**	435,478
SAMSUNG BIOLOGICS CO LTD COMMON STOCK KRW2500.0			**	828,137
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.0			**	14,037,935
SAN A CO LTD COMMON STOCK			**	572,624
SANDERSON FARMS INC COMMON STOCK USD1.0			**	233,809
SANDY SPRING BANCORP INC COMMON STOCK USD1.0			**	102,454
SANGAMO THERAPEUTICS INC COMMON STOCK USD.01			**	11,675
SANKEN ELECTRIC CO LTD COMMON STOCK			**	329,232
SANMINA CORP COMMON STOCK USD.01			**	293,017
SANOFI ADR ADR			**	5,665,644
SANOFI COMMON STOCK EUR2.			**	625,847
SANTANDER DRIVE AUTO RECEIVABL SDART 2016 3 A2	11/15/2019	1.34%	**	3,901,878
SANTANDER HOLDINGS USA SR UNSECURED 05/19 2.7	5/24/2019	2.70%	**	399,696
SANTANDER UK GROUP HLDGS JR SUBORDINA REGS 12/49 VAR	12/29/2049	7.38%	**	741,428
SANTANDER UK GROUP HLDGS SR UNSECURED 01/21 3.125	1/8/2021	3.13%	**	997,664
SANTANDER UK GROUP HLDGS SR UNSECURED 10/20 2.875	10/16/2020	2.88%	**	990,991
SANTANDER UK PLC SR UNSECURED 03/19 2.5	3/14/2019	2.5%	**	771,479
SANTANDER UK PLC SUBORDINATED 144A 11/23 5	11/7/2023	5.00%	**	712,127
SAP SE COMMON STOCK			**	6,592,189
SAPUTO INC COMMON STOCK			**	237,825
SARTORIUS STEDIM BIOTECH COMMON STOCK EUR.2			**	1,233,440

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SASOL LTD COMMON STOCK			**	142,700
SATO CORP COMMON STOCK			**	339,203
SATS LTD COMMON STOCK			**	707,005
SAUDI INTERNATIONAL BOND SR UNSECURED 144A 10/21 2.375	10/26/2021	2.38%	**	9,029,705
SAUDI INTERNATIONAL BOND SR UNSECURED 144A 10/26 3.25	10/26/2026	3.25%	**	948,024
SAUDI INTERNATIONAL BOND SR UNSECURED 144A 10/46 4.5	10/26/2046	4.50%	**	287,350
SCANA CORPORATION SR UNSECURED 02/22 4.125	2/1/2022	4.13%	**	101,039
SCANSOURCE INC COMMON STOCK			**	115,805
SCENTRE GROUP REIT			**	252,088
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 08/22 2.4	8/1/2022	2.4%	**	98,169
SCHLUMBERGER LTD COMMON STOCK USD.01			**	6,024,000
SCHNEIDER ELECTRIC SE COMMON STOCK EUR4.0			**	6,033,695
SCHNITZER STEEL INDS INC A COMMON STOCK USD1.0			**	72,140
SCHOLASTIC CORP COMMON STOCK USD.01			**	146,032
SCHULMAN (A.) INC COMMON STOCK USD1.0			**	96,002
SCHWAB (CHARLES) CORP COMMON STOCK USD.01			**	13,330,322
SCHWEITZER MAUDUIT INTL INC COMMON STOCK USD.1			**	135,315
SCICLONE PHARMACEUTICALS INC COMMON STOCK USD.001			**	16,967
SCOR SE COMMON STOCK EUR7.876972			**	435,925
SCORPIO TANKERS INC COMMON STOCK USD.01			**	77,540
SCSK CORP COMMON STOCK			**	420,800
SDL PLC COMMON STOCK GBP.01			**	181,632
SE09H17AS TRS SEK P E M7SE9/20170315/E09H17ASS			**	(2,542,755)
SE09H17AS TRS SEK R V 01MSTIBO STBB1M/-0.0035 /E09H17ASS	3/15/2017	1.00%	**	2,595,384
SEABOARD CORP COMMON STOCK USD1.0			**	173,888
SEACHANGE INTERNATIONAL INC COMMON STOCK USD.01			**	460
SEACOAST BANKING CORP/FL COMMON STOCK USD.1			**	72,357
SEACOR HOLDINGS INC COMMON STOCK USD.01			**	131,512
SEAGATE TECHNOLOGY COMMON STOCK USD.00001			**	9,752,473
SEALED AIR CORP COMMON STOCK USD.1			**	2,482,320
SEARS HOMETOWN AND OUTLET ST COMMON STOCK USD.01			**	9,870
SEASPINE HOLDINGS CORP COMMON STOCK USD.01			**	4,448
SEATTLE GENETICS INC COMMON STOCK USD.001			**	159,260
SEAWORLD ENTERTAINMENT INC COMMON STOCK USD.01			**	21,353
SECOM CO LTD COMMON STOCK			**	58,631
SECURITY BANK CORP COMMON STOCK PHP10.			**	182,859
SEGA SAMMY HOLDINGS INC COMMON STOCK			**	198,300
SEGRO PLC REIT GBP.1			**	881,047
SEIKO EPSON CORP COMMON STOCK			**	691,773
SEKISUI HOUSE LTD COMMON STOCK			**	116,762
SELECT BANCORP INC COMMON STOCK USD1.0			**	16,105

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SELECT INCOME REIT REIT USD.01			**	68,998
SELECT MEDICAL HOLDINGS CORP COMMON STOCK USD.001			**	167,043
SELECTIVE INSURANCE GROUP COMMON STOCK USD2.0			**	3,035,757
SEMBCORP INDUSTRIES LTD COMMON STOCK			**	27,618
SEMGROUP CORP CLASS A COMMON STOCK			**	170,298
SEMICONDUCTOR MANUFACTURING COMMON STOCK USD.004			**	2,252,777
SEMPRA ENERGY SR UNSECURED 10/39 6	10/15/2039	6%	**	142,986
SEMPRA ENERGY SR UNSECURED 12/23 4.05	12/1/2023	4.05%	**	105,487
SENECA FOODS CORP CL A COMMON STOCK USD.25			**	36,926
SENIOR PLC COMMON STOCK GBP.1			**	312,593
SENSATA TECHNOLOGIES HOLDING COMMON STOCK EUR.01			**	7,341,686
SENSIENT TECHNOLOGIES CORP COMMON STOCK USD.1			**	2,405,727
SEOBU T+D COMMON STOCK KRW500.			**	531,418
SEQUOIA MORTGAGE TRUST SEMT 2004 3 A	5/20/2034	1.4%	**	13,576
SEQUOIA MORTGAGE TRUST SEMT 2005 2 A2	3/20/2035	1.12%	**	468,160
SERVICE CORP INTERNATIONAL COMMON STOCK USD1.0			**	11,360
SERVICEMASTER GLOBAL HOLDING COMMON STOCK USD.01			**	2,749,910
SERVICENOW INC COMMON STOCK USD.001			**	22,480,416
SEVERSTAL GDR REG S GDR			**	415,553
SHAKE SHACK INC CLASS A COMMON STOCK USD.01			**	578,259
SHANKS GROUP PLC COMMON STOCK GBP.1			**	455,642
SHELL INTERNATIONAL FIN COMPANY GUAR 05/26 2.875	5/10/2026	2.88%	**	108,281
SHELL INTERNATIONAL FIN COMPANY GUAR 05/35 4.125	5/11/2035	4.13%	**	109,254
SHELL INTERNATIONAL FIN COMPANY GUAR 05/46 4	5/10/2046	4%	**	103,276
SHELL INTERNATIONAL FIN COMPANY GUAR 08/23 3.4	8/12/2023	3.4%	**	71,833
SHELL INTERNATIONAL FIN COMPANY GUAR 08/43 4.55	8/12/2043	4.55%	**	26,071
SHENANDOAH TELECOMMUNICATION COMMON STOCK			**	112,285
SHENZHEN EXPRESSWAY CO H COMMON STOCK CNY1.0			**	502,820
SHERWIN WILLIAMS CO/THE COMMON STOCK USD1.0			**	2,775,547
SHILOH INDUSTRIES INC COMMON STOCK USD.01			**	10,621
SHIMAMURA CO LTD COMMON STOCK			**	200,146
SHIN ETSU CHEMICAL CO LTD COMMON STOCK			**	2,184,445
SHINHAN FINANCIAL GROUP LTD COMMON STOCK KRW5000.			**	70,359
SHINSEI BANK LTD COMMON STOCK			**	50,414
SHIONOGI + CO LTD COMMON STOCK			**	4,987,663
SHIP FINANCE INTL LTD COMMON STOCK USD.01			**	138,506
SHIP HEALTHCARE HOLDINGS INC COMMON STOCK			**	465,555
SHIRE ACQ INV IRELAND DA COMPANY GUAR 09/23 2.875	9/23/2023	2.88%	**	44,671
SHIRE PLC ADR ADR			**	7,303,679
SHIRE PLC COMMON STOCK GBP.05			**	726,482
SHOE CARNIVAL INC COMMON STOCK USD.01			**	49,778

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SHOPIFY INC CLASS A COMMON STOCK			**	502,951
SHORE BANCSHARES INC COMMON STOCK USD.01			**	18,056
SHORETEL INC COMMON STOCK USD.001			**	23,595
SHUTTERFLY INC COMMON STOCK USD.0001			**	99,607
SI FINANCIAL GROUP INC COMMON STOCK USD.01			**	20,313
SIAM CEMENT PCL NVDR NVDR THB1.0			**	73,409
SIBANYE GOLD LTD COMMON STOCK			**	126,699
SIEMENS AG REG COMMON STOCK NPV			**	1,918,020
SIEMENS FINANCIERINGSMAT COMPANY GUAR 144A 09/19 VAR	9/13/2019	1.28%	**	5,550,470
SIERRA BANCORP COMMON STOCK			**	38,157
SIFCO INDUSTRIES COMMON STOCK USD1.0			**	3,917
SIGMA DESIGNS INC COMMON STOCK			**	21,000
SIGNATURE BANK COMMON STOCK USD.01			**	2,027,700
SIKA AG BR COMMON STOCK CHF.6			**	760,502
SILERGY CORP COMMON STOCK TWD10.0			**	2,887,772
SILGAN HOLDINGS INC COMMON STOCK USD.01			**	1,721,030
SILICON LABORATORIES INC COMMON STOCK USD.0001			**	1,240,265
SIMMONS FIRST NATL CORP CL A COMMON STOCK USD.01			**	144,126
SIMON PROPERTY GROUP LP SR UNSECURED 03/21 4.375	3/1/2021	4.38%	**	251,210
SIMPSON MANUFACTURING CO INC COMMON STOCK USD.01			**	1,763,563
SINCLAIR BROADCAST GROUP A COMMON STOCK USD.01			**	78,139
SINGAPORE AIRLINES LTD COMMON STOCK			**	52,878
SINGAPORE EXCHANGE LTD COMMON STOCK			**	59,473
SINGAPORE TECH ENGINEERING COMMON STOCK			**	42,479
SINGAPORE TELECOMMUNICATIONS COMMON STOCK NPV			**	1,193,002
SINO BIOPHARMACEUTICAL COMMON STOCK HKD.025			**	721,131
SINO LAND CO COMMON STOCK			**	707,408
SINOFERT HOLDINGS LTD COMMON STOCK HKD.1			**	178,495
SINOPEC SHANGHAI PETROCHEM H COMMON STOCK CNY1.0			**	287,109
SINOPHARM GROUP CO H COMMON STOCK CNY1.0			**	370,882
SINOTRANS LIMITED H COMMON STOCK CNY1.0			**	233,399
SISTEMA PJSC REG S SPONS GDR GDR			**	254,430
SITEONE LANDSCAPE SUPPLY INC COMMON STOCK USD.01			**	1,248,544
SK HYNIX INC COMMON STOCK KRW5000.			**	429,347
SK INNOVATION CO LTD COMMON STOCK KRW5000.			**	444,546
SK NETWORKS CO LTD COMMON STOCK KRW2500.			**	53,799
SK TELECOM COMMON STOCK KRW500.			**	343,474
SKANDINAVISKA ENSKILDA SR UNSECURED 144A 03/18 1.75	3/19/2018	1.75%	**	199,648
SKANSKA AB B SHS COMMON STOCK			**	118,150
SKYWEST INC COMMON STOCK			**	190,524
SKYWORKS SOLUTIONS INC COMMON STOCK USD.25			**	1,117,138

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SLC AGRICOLA SA COMMON STOCK			**	118,705
SLM CORP COMMON STOCK USD.2			**	41,127
SLM STUDENT LOAN TR 03 7 SLM STUDENT LOAN TR 03 7 REGS	12/15/2033	0.23%	**	455,388
SLM STUDENT LOAN TRUST SLMA 2005 10 A4	10/25/2019	0.75%	**	7,069
SLM STUDENT LOAN TRUST SLMA 2006 B A4	3/15/2024	1.14%	**	94,948
SLM STUDENT LOAN TRUST SLMA 2007 A A4A	12/16/2041	1.2%	**	692,153
SM ENERGY CO COMMON STOCK USD.01			**	58,133
SM PRIME HOLDINGS INC COMMON STOCK PHP1.0			**	31,765
SMART + FINAL STORES INC COMMON STOCK USD.001			**	24,238
SMITH (A.O.) CORP COMMON STOCK USD1.0			**	1,396,825
SMITH + NEPHEW PLC COMMON STOCK USD.2			**	3,723,782
SMITHS GROUP PLC COMMON STOCK GBP.375			**	1,866,488
SNAM SPA COMMON STOCK			**	399,082
SNC LAVALIN GROUP INC COMMON STOCK			**	63,649
SNYDERS LANCE INC COMMON STOCK USD.833			**	95,122
SOCIAL PROFESSIONAL LOAN PROGR SOFI 2016 F A2 144A	2/25/2040	3.02%	**	1,495,272
SOCIETE GENERALE INSTL	10/19/2017	1.47%	**	3,200,000
SOCIETE GENERALE INSTL	10/20/2017	1.45%	**	6,500,000
SOCIETE GENERALE SA COMMON STOCK EUR1.25			**	1,652,976
SOCIETE GENERALE SUBORDINATED 144A 04/25 4.25	4/14/2025	4.25%	**	1,067,109
SODEXO COMMON STOCK EUR4.			**	110,226
SOFTBANK GROUP CORP COMMON STOCK			**	885,450
SOMPO HOLDINGS INC COMMON STOCK			**	400,634
SONIC AUTOMOTIVE INC CLASS A COMMON STOCK USD.01			**	86,837
SONIC CORP COMMON STOCK USD.01			**	2,172,070
SONOCO PRODUCTS CO COMMON STOCK			**	34,202
SONUS NETWORKS INC COMMON STOCK USD.001			**	20,299
SONY CORP COMMON STOCK			**	112,316
SOTHEBY S COMMON STOCK USD.01			**	130,183
SOUTH STATE CORP COMMON STOCK USD2.5			**	3,202,074
SOUTH32 LTD COMMON STOCK			**	650,924
SOUTHERN CAL EDISON 1ST REF MORT 01/36 5.55	1/15/2036	5.55%	**	199,193
SOUTHERN CO GAS CAPITAL COMPANY GUAR 03/41 5.875	3/15/2041	5.88%	**	29,120
SOUTHERN CO GAS CAPITAL COMPANY GUAR 09/21 3.5	9/15/2021	3.5%	**	154,166
SOUTHERN COPPER CORP COMMON STOCK USD.01			**	81,543
SOUTHERN MISSOURI BANCORP COMMON STOCK USD.01			**	29,365
SOUTHERN NATL BANCORP OF VA COMMON STOCK USD.01			**	20,098
SOUTHERN POWER CO SR UNSECURED 09/41 5.15	9/15/2041	5.15%	**	40,284
SOUTHERN POWER CO SR UNSECURED 12/19 1.95	12/15/2019	1.95%	**	71,396
SOUTHERN POWER CO SR UNSECURED 12/25 4.15	12/1/2025	4.15%	**	20,723
SOUTHSIDE BANCSHARES INC COMMON STOCK USD1.25			**	65,094

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SOUTHWEST BANCORP INC/OKLA COMMON STOCK USD1.0			**	59,450
SOUTHWEST GAS HOLDINGS INC COMMON STOCK USD1.0			**	2,330,014
SOUTHWESTERN ELEC POWER SR UNSECURED 01/19 6.45	1/15/2019	6.45%	**	81,436
SOUTHWESTERN ELEC POWER SR UNSECURED 04/45 3.9	4/1/2045	3.9%	**	89,419
SOUTHWESTERN ENERGY CO COMMON STOCK USD.01			**	98,797
SP PLUS CORP COMMON STOCK USD.001			**	60,579
SPAIN LETRAS DEL TESORO BILLS 04/17 0.00000	4/7/2017		**	7,075,298
SPAR GROUP LIMITED/THE COMMON STOCK			**	189,141
SPAREBANK 1 SR BANK ASA COMMON STOCK NOK25.0			**	338,061
SPARK INFRASTRUCTURE GROUP STAPLED SECURITY			**	559,852
SPARTAN MOTORS INC COMMON STOCK USD.01			**	32,236
SPARTANNASH CO COMMON STOCK			**	3,046,517
SPARTON CORP COMMON STOCK USD1.25			**	24,446
SPECTRA ENERGY CAPITAL COMPANY GUAR 03/20 5.65	3/1/2020	5.65%	**	146,833
SPECTRA ENERGY CAPITAL COMPANY GUAR 10/19 8	10/1/2019	8%	**	85,305
SPECTRUM PHARMACEUTICALS INC COMMON STOCK USD.001			**	25,003
SPEEDWAY MOTORSPORTS INC COMMON STOCK USD.01			**	82,173
SPIRE INC COMMON STOCK USD1.0			**	2,266,673
SPIRIT AIRLINES INC COMMON STOCK USD.0001			**	487,413
SPIRIT ISSUER PLC SR SECURED REGS 12/27 6.582	12/28/2027	6.58%	**	985,697
SPIRIT REALTY CAPITAL INC REIT USD.01			**	285,270
SPLUNK INC COMMON STOCK USD.001			**	4,348,364
SPOK HOLDINGS INC COMMON STOCK USD.0001			**	46,791
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M1 144A	12/25/2065	3.52%	**	311,956
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M2 144A	12/25/2065	4.48%	**	300,773
SPS COMMERCE INC COMMON STOCK USD.001			**	1,703,918
SPX FLOW INC COMMON STOCK USD.01			**	75,149
SQUARE INC A COMMON STOCK USD.000001			**	8,562,843
*SSGA S+P 500 INDEX SER A			**	(20,911,813)
*SSGA S+P 500 INDEX SER A S+P 500 FLAGSHIP NON LENDING			**	10,384,752,727
*SSGA US BND INDEX SER A			**	4,640,199
*SSGA US BND INDEX SER A MUTUAL FUND			**	4,433,125,698
ST JAMES S PLACE PLC COMMON STOCK GBP.15			**	676,592
ST JUDE MEDICAL INC COMMON STOCK USD.1			**	8,487,229
STADSHYPOTEK AB COVERED 144A 10/19 1.875	10/2/2019	1.88%	**	248,715
STAG INDUSTRIAL INC REIT USD.01			**	80,728
STAGE STORES INC COMMON STOCK USD.01			**	12,542
STANDARD BANK GROUP LTD COMMON STOCK ZAR.1			**	560,826
STANDARD CHRTRD BNKN	6/2/2017	1.4%	**	12,000,000
STANDARD CHRTRD BNKN	9/12/2017	1.68%	**	5,000,000

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
STANDARD MOTOR PRODS COMMON STOCK USD2.0			**	120,011
STANDEX INTERNATIONAL CORP			**	81,679
STANDEX INTERNATIONAL CORP COMMON STOCK USD1.5			**	2,323,984
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5			**	2,430,625
STAPLES INC COMMON STOCK USD.0006			**	109,795
STARBUCKS CORP COMMON STOCK USD.001			**	7,124,993
STARBUCKS CORP SR UNSECURED 06/22 2.7	6/15/2022	2.70%	**	93,484
STARBUCKS CORP SR UNSECURED 06/45 4.3	6/15/2045	4.30%	**	630,085
STARRETT (L.S.) CO CL A COMMON STOCK USD1.0			**	6,668
STARTEK INC COMMON STOCK USD.01			**	12,988
STATE AUTO FINANCIAL CORP COMMON STOCK			**	112,656
STATE BANK FINANCIAL CORP COMMON STOCK USD.01			**	44,668
STATE OF QATAR SR UNSECURED 144A 06/46 4.625	6/2/2046	4.63%	**	1,697,865
*STATE STR BK TR CO INVT FDS			**	(4,244,766)
*STATE STR BK TR CO INVT FDS EX US INDX NL CL A (CMLH1)			**	4,585,798,626
*STATE STREET CORP COMMON STOCK USD1.0			**	10,090,776
*STATE STREET CORP SR SUBORDINA 05/23 3.1	5/15/2023	3.10%	**	49,902
*STATE STREET CORP SR UNSECURED 11/23 3.7	11/20/2023	3.70%	**	114,518
STATOIL ASA COMPANY GUAR 01/22 3.15	1/23/2022	3.15%	**	67,346
STATOIL ASA COMPANY GUAR 01/23 2.45	1/17/2023	2.45%	**	58,568
STATOIL ASA COMPANY GUAR 05/18 1.15	5/15/2018	1.15%	**	59,631
STEEL DYNAMICS INC COMMON STOCK USD.005			**	169,218
STEELCASE INC CL A COMMON STOCK			**	36,767
STEIN MART INC COMMON STOCK USD.01			**	3,666
STEPAN CO COMMON STOCK USD1.0			**	167,034
STERIS PLC COMMON STOCK			**	1,973,247
STERLING BANCORP/DE COMMON STOCK USD.01			**	1,930,921
STERLING CONSTRUCTION CO COMMON STOCK USD.01			**	15,609
STEVEN MADDEN LTD COMMON STOCK USD.0001			**	6,066,954
STEWART INFORMATION SERVICES COMMON STOCK USD1.0			**	108,611
STHREE PLC COMMON STOCK GBP.01			**	395,085
STILLWATER MINING CO COMMON STOCK USD.01			**	169,848
STOCK YARDS BANCORP INC COMMON STOCK			**	101,036
STOCKLAND REIT NPV			**	106,502
STONERIDGE INC COMMON STOCK			**	48,948
STOREBRAND ASA COMMON STOCK NOK5.			**	253,401
STRATASYS LTD COMMON STOCK ILS.01			**	64,473
STRATUS PROPERTIES INC COMMON STOCK USD.01			**	26,921
STRIPS 02/22 0.00000	2/15/2022		**	2,418,154
STRIPS 02/29 0.00000	2/15/2029		**	1,021,643
STRIPS 02/33 0.00000	2/15/2033		**	873,569
STRIPS 05/20 0.00000	5/15/2020	0.01%	**	3,595,868
STRIPS 05/21 0.00000	5/15/2021		**	1,443,863
STRIPS 05/22 0.00000	5/15/2022	0.01%	**	1,873,544
STRIPS 05/23 0.00000	5/15/2023	0.01%	**	2,625,481
STRIPS 05/26 0.00000	5/15/2026		**	1,567,816
STRIPS 05/27 0.00000	5/15/2027		**	1,291,238

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
STRIPS 05/30 0.00000	5/15/2030		**	1,360,787
STRIPS 05/31 0.00000	5/15/2031		**	705,704
STRIPS 05/33 0.00000	5/15/2033		**	927,680
STRIPS 05/34 0.00000	5/15/2034		**	686,004
STRIPS 08/21 0.00000	8/15/2021	0.01%	**	569,941
STRIPS 08/23 0.00000	8/15/2023		**	300,629
STRIPS 08/29 0.00000	8/15/2029		**	703,671
STRIPS 08/32 0.00000	8/15/2032	0.01%	**	1,048,463
STRIPS 08/34 0.00000	8/15/2034	0.01%	**	1,024,100
STRIPS 11/30 0.00000	11/15/2030		**	1,687,860
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 4 2A	4/25/2034	3.09%	**	654,554
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 5 3A1	5/25/2034	3.18%	**	876,055
STRUCTURED ASSET INVESTMENT LO SAIL 2003 BC2 A2	4/25/2033	1.24%	**	237,356
STRUCTURED ASSET INVESTMENT LO SAIL 2004 2 A4	3/25/2034	1.29%	**	551,723
STRUCTURED ASSET MORTGAGE INVE SAMI 2004 AR1 1A1	3/19/2034	1.44%	**	199,360
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 2A1	6/25/2033	2.89%	**	309,615
STRYKER CORP COMMON STOCK USD.1			**	6,721,700
SUFFOLK BANCORP COMMON STOCK USD2.5			**	48,258
SUL AMERICA SA UNITS UNIT			**	92,912
SUMITOMO CHEMICAL CO LTD COMMON STOCK			**	119,175
SUMITOMO DAINIPPON PHARMA CO COMMON STOCK			**	835,813
SUMITOMO ELECTRIC INDUSTRIES COMMON STOCK			**	198,097
SUMITOMO HEAVY INDUSTRIES COMMON STOCK			**	755,356
SUMITOMO MITSUI BANKING COMPANY GUAR 07/17 1.35	7/11/2017	1.35%	**	8,069,938
SUMITOMO MITSUI BANKING COMPANY GUAR 07/17 1.8	7/18/2017	1.80%	**	3,006,981
SUMITOMO MITSUI BKG CORP	9/15/2017	1.55%	**	1,400,000
SUMITOMO MITSUI BKG CORP	9/15/2017	1.55%	**	3,500,000
SUMITOMO MITSUI BKG CORP	9/15/2017	1.66%	**	300,000
SUMITOMO MITSUI BKG CORP	10/12/2017	1.50%	**	8,000,000
SUMITOMO MITSUI FINANCIAL GR COMMON STOCK			**	1,246,590
SUMITOMO MITSUI FINL GRP SR UNSECURED 07/26 2.632	7/14/2026	2.63%	**	92,926
SUMITOMO MITSUI FINL GRP SR UNSECURED 10/21 2.442	10/19/2021	2.44%	**	2,459,413
SUMITOMO MITSUI TR BK LT COMPANY GUAR 144A 03/18 1.8	3/28/2018	1.80%	**	498,078
SUMITOMO MITSUI TRUST HOLDIN COMMON STOCK			**	516,442
SUMITOMO REALTY + DEVELOPMEN COMMON STOCK			**	133,150
SUMITOMO TR & BKNG C	10/6/2017	1.57%	**	400,000
SUMITOMO TR + BKNG C	8/8/2017	1.53%	**	7,000,000
SUMMIT HOTEL PROPERTIES INC REIT			**	93,647
SUMMIT MATERIALS INC CL A COMMON STOCK USD.01			**	996,571
SUN BANCORP INC NJ COMMON STOCK USD5.0			**	11,882
SUN HUNG KAI + CO LTD COMMON STOCK			**	273,644
SUN HUNG KAI PROPERTIES COMMON STOCK			**	442,401
SUNCOKE ENERGY INC COMMON STOCK USD.01			**	72,066
SUNCOR ENERGY INC COMMON STOCK			**	5,407,322
SUNCOR ENERGY INC SR UNSECURED 12/34 5.95	12/1/2034	5.95%	**	59,035
SUNCORP GROUP LTD COMMON STOCK			**	387,961
SUNDRUG CO LTD COMMON STOCK			**	721,362

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SUNNY OPTICAL TECH COMMON STOCK HKD.1			**	7,118,240
SUNOCO LOGISTICS PARTNER COMPANY GUAR 02/22 4.65	2/15/2022	4.65%	**	52,884
SUNOCO LOGISTICS PARTNER COMPANY GUAR 04/21 4.4	4/1/2021	4.40%	**	66,345
SUNOCO LOGISTICS PARTNER COMPANY GUAR 04/24 4.25	4/1/2024	4.25%	**	176,352
SUNSTONE HOTEL INVESTORS INC REIT USD.01			**	219,539
SUNTRUST BANKS INC SR UNSECURED 05/19 2.5	5/1/2019	2.50%	**	68,580
SUPER MICRO COMPUTER INC COMMON STOCK USD.001			**	92,509
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001			**	233,569
SUPERIOR UNIFORM GROUP INC COMMON STOCK			**	6,808
SUPERNUS PHARMACEUTICALS INC COMMON STOCK USD.001			**	2,616,658
SUPREME INDS INC CLASS A COMMON STOCK USD.1			**	24,131
SURGERY PARTNERS INC COMMON STOCK USD.01			**	2,155,600
SURGICAL CARE AFFILIATES INC COMMON STOCK USD.01			**	2,559,240
SURGUTNEFTEGAS SP ADR ADR			**	102,333
SURUGA BANK LTD COMMON STOCK			**	890,283
SURYA CITRA MEDIA PT TBK COMMON STOCK IDR50.0			**	422,977
SUZUKEN CO LTD COMMON STOCK			**	57,643
SUZUKI MOTOR CORP COMMON STOCK			**	373,888
SVB FINANCIAL GROUP COMMON STOCK USD.001			**	2,717,721
SVENSKA CELLULOSA AB SCA B COMMON STOCK SEK3.33			**	753,156
SVENSKA HANDELSBANKEN AB COMPANY GUAR 09/21 1.875	9/7/2021	1.88%	**	241,429
SVENSKA HANDLSBNKN A	7/5/2017	1.16%	**	14,910,969
SWEDBANK AB SR UNSECURED 144A 03/18 1.75	3/12/2018	1.75%	**	4,291,579
SWEDBANK AB SR UNSECURED 144A 03/20 2.2	3/4/2020	2.20%	**	694,274
SWEDISH MATCH AB COMMON STOCK SEK1.9823			**	1,346,250
SWISS LIFE HOLDING AG REG COMMON STOCK CHF5.1			**	1,183,028
SWISS RE AG COMMON STOCK CHF.1			**	753,789
SWPC05DU6 CDS USD P V 03MEVENT FLO CORPORATE	9/20/2019	1.00%	**	(1,800,000)
SWPC05DU6 CDS USD R F 1.00000 FIX CORPORATE	9/20/2019	1.00%	**	1,805,369
SWPC05DV4 CDS USD P V 03MEVENT FLO CORPORATE	9/20/2019	1.00%	**	(1,000,000)
SWPC05DV4 CDS USD R F 1.00000 FIX CORPORATE	9/20/2019	1.00%	**	1,002,983
SWPC06O40 CDS USD P V 03MEVENT FLO SOVEREIGN	12/20/2019	1.00%	**	(1,000,000)
SWPC06O40 CDS USD R F 1.00000 FIX SOVEREIGN	12/20/2019	1.00%	**	1,001,881
SWPC06OH1 CDS USD P V 03MEVENT FLO SOVEREIGN	12/20/2019	1.00%	**	(2,900,000)
SWPC06OH1 CDS USD R F 1.00000 FIX SOVEREIGN	12/20/2019	1.00%	**	2,905,455
SWPC06RQ8 CDS USD P V 03MEVENT FLO SOVEREIGN	12/20/2019	1.00%	**	(1,900,000)
SWPC06RQ8 CDS USD R F 1.00000 FIX SOVEREIGN	12/20/2019	1.00%	**	1,903,574
SWPC07UE9 CDS USD P V 03MEVENT FLO SOVEREIGN	12/20/2019	1.00%	**	(4,700,000)
SWPC07UE9 CDS USD R F 1.00000 FIX SOVEREIGN	12/20/2019	1.00%	**	4,708,840
SWPC0B7H9 CDS USD P V 03MEVENT FLO CORPORATE	12/20/2020	1.00%	**	(300,000)
SWPC0B7H9 CDS USD R F 1.00000 FIX CORPORATE	12/20/2020	1.00%	**	303,280
SWPC0BBB7 CDS USD P V 03MEVENT FLO CORPORATE	12/20/2020	1.00%	**	(700,000)
SWPC0BBB7 CDS USD R F 1.00000 FIX CORPORATE	12/20/2020	1.00%	**	710,423
SWPC0CKW9 CDS USD P V 03MEVENT 2 CCPCDX	6/20/2021	1.00%	**	(1,600,000)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWPC0CKW9 CDS USD R F 5.00000 1 CCPCDX	6/20/2021	5.00%	**	1,711,982
SWPC0D520 CDS USD P F 1.00000 FIX CORPORATE	3/20/2026	1.00%	**	(1,200,000)
SWPC0D520 CDS USD R V 03MEVENT FLO CORPORATE	3/20/2026	1.00%	**	1,391,984
SWPC0DKQ0 CDS EUR P F 1.00000 FIX CORPORATE	6/20/2021	1.00%	**	(738,325)
SWPC0DKQ0 CDS EUR R V 03MEVENT FLO CORPORATE	6/20/2021	1.00%	**	751,869
SWPC0DKR8 CDS EUR P F 1.00000 FIX CORPORATE	6/20/2021	1.00%	**	(632,850)
SWPC0DKR8 CDS EUR R V 03MEVENT FLO CORPORATE	6/20/2021	1.00%	**	644,459
SWPC0DLF3 CDS EUR P F 1.00000 FIX CORPORATE	6/20/2021	1.00%	**	(843,800)
SWPC0DLF3 CDS EUR R V 03MEVENT FLO CORPORATE	6/20/2021	1.00%	**	869,212
SWPC0DTU2 CDS USD P V 03MEVENT 2 CCPCDX	12/20/2021	1.00%	**	(26,400,000)
SWPC0DTU2 CDS USD R F 1.00000 1 CCPCDX	12/20/2021	1.00%	**	26,799,458
SWPC0DU30 CDS USD P V 03MEVENT 2 CCPCORPORATE	12/20/2021	1.00%	**	(1,100,000)
SWPC0DU30 CDS USD R F 1.00000 1 CCPCORPORATE	12/20/2021	1.00%	**	1,108,540
SWPC0DVJ4 CDS EUR P F 1.00000 FIX CORPORATE	12/20/2021	1.00%	**	(316,425)
SWPC0DVJ4 CDS EUR R V 03MEVENT FLO CORPORATE	12/20/2021	1.00%	**	322,990
SWPC0DVK1 CDS EUR P F 1.00000 FIX CORPORATE	12/20/2021	1.00%	**	(316,425)
SWPC0DVK1 CDS EUR R V 03MEVENT FLO CORPORATE	12/20/2021	1.00%	**	324,076
SWPC0DVL9 CDS EUR P F 1.00000 FIX CORPORATE	12/20/2021	1.00%	**	(316,425)
SWPC0DVL9 CDS EUR R V 03MEVENT FLO CORPORATE	12/20/2021	1.00%	**	323,705
SWPC0DVQ8 CDS EUR P F 1.00000 FIX ITRAXX	12/20/2021	1.00%	**	(316,425)
SWPC0DVQ8 CDS EUR R V 03MEVENT FLO ITRAXX	12/20/2021	1.00%	**	334,545
SWPC0DVS4 CDS EUR P F 1.00000 FIX ITRAXX	12/20/2021	1.00%	**	(1,265,700)
SWPC0DVS4 CDS EUR R V 03MEVENT FLO ITRAXX	12/20/2021	1.00%	**	1,338,178
SWPC0DVW5 CDS EUR P F 1.00000 FIX ITRAXX	12/20/2021	1.00%	**	(421,900)
SWPC0DVW5 CDS EUR R V 03MEVENT FLO ITRAXX	12/20/2021	1.00%	**	446,059
SWPC0DXA1 CDS USD P V 03MEVENT 2 CCPCDX	12/20/2021	1.00%	**	(1,400,000)
SWPC0DXA1 CDS USD R F 5.00000 1 CCPCDX	12/20/2021	5.00%	**	1,486,671
SWPC0EE85 CDS EUR P V 03MEVENT 2 CCPCORPORATE	12/20/2017	1.00%	**	(632,850)
SWPC0EE85 CDS EUR R F 1.00000 1 CCPCORPORATE	12/20/2017	1.00%	**	637,124
SWPC0EOD3 CDS USD P V 03MEVENT 2 CCPCORPORATE	12/20/2023	1.00%	**	(400,000)
SWPC0EOD3 CDS USD R F 5.00000 1 CCPCORPORATE	12/20/2023	5.00%	**	476,032
SWPC824S0 CDS USD P V 00MEVENT	6/20/2017	1.00%	**	(2,200,000)
SWPC824S0 CDS USD R F 1.00000	6/20/2017	1.00%	**	2,203,676
SWU00BOT4 IRS SEK P V 03MSTIBO SWUV0BOT6 CCPVANILLA	1/23/2025		**	(616,428)
SWU00BOT4 IRS SEK R F 1.02250 SWU00BOT4 CCPVANILLA	1/23/2025	1.02%	**	626,051
SWU00BOU1 IRS SEK P V 03MSTIBO SWUV0BOU3 CCPVANILLA	1/23/2025		**	(759,527)
SWU00BOU1 IRS SEK R F 1.01250 SWU00BOU1 CCPVANILLA	1/23/2025	1.01%	**	770,783
SWU00BOW7 IRS SEK P V 03MSTIBO SWUV0BOW9 CCPVANILLA	1/23/2025		**	(198,138)
SWU00BOW7 IRS SEK R F 1.03250 SWU00BOW7 CCPVANILLA	1/23/2025	1.03%	**	201,388
SWU00BPW6 IRS JPY P V 06MLIBOR SWUV0BPW8 CCPVANILLA	6/17/2035	0.02%	**	(2,400,652)
SWU00BPW6 IRS JPY R F 1.25000 SWU00BPW6 CCPVANILLA	6/17/2035	1.25%	**	2,678,295
SWU00D991 IRS USD P V 03MLIBOR CCP CME	12/16/2022	0.97%	**	(1,500,000)
SWU00D991 IRS USD R F 2.25000 CCP CME	12/16/2022	2.25%	**	1,514,733
SWU00DZH4 IRS JPY P V 06MLIBOR SWUV0DZH6 CCPVANILLA	9/18/2020		**	(5,487,204)
SWU00DZH4 IRS JPY R F .25000 SWU00DZH4 CCPVANILLA	9/18/2020	0.25%	**	5,528,552
SWU00DZI2 IRS JPY P V 06MLIBOR SWUV0DZI4 CCPVANILLA	3/22/2018		**	(24,349,466)
SWU00DZI2 IRS JPY R F .15000 SWU00DZI2 CCPVANILLA	3/22/2018	0.15%	**	24,388,999

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWU00FP15 IRS JPY P V 06MLIBOR SWUV0FP17 CCPVANILLA	3/18/2026		**	(23,835,041)
SWU00FP15 IRS JPY R F .30000 SWU00FP15 CCPVANILLA	3/18/2026	0.30%	**	24,063,066
SWU00IY84 IRS JPY P V 06MLIBOR SWUV0IY86 CCPVANILLA	3/18/2026		**	(7,887,855)
SWU00IY84 IRS JPY R F .30000 SWU00IY84 CCPVANILLA	3/18/2026	0.30%	**	7,964,816
SWU00JGA7 IRS GBP P V 06MLIBOR SWUV0JGA9 CCPVANILLA	3/15/2047	1.00%	**	(2,285,952)
SWU00JGA7 IRS GBP R F 1.50000 SWU00JGA7 CCPVANILLA	3/15/2047	1.50%	**	2,326,330
SWU00JLZ6 IRS ZAR P V 03MJIBAR SWUV0JLZ8 CCPVANILLA	3/15/2027	1.00%	**	(2,537,477)
SWU00JLZ6 IRS ZAR R F 8.50000 SWU00JLZ6 CCPVANILLA	3/15/2027	8.50%	**	2,557,492
SWU00JMG7 IRS EUR P V 06MEURIB SWUV0JMG9 CCPVANILLA	9/5/2026		**	(11,391,300)
SWU00JMG7 IRS EUR R F 1.00000 SWU00JMG7 CCPVANILLA	9/5/2026	1.00%	**	11,805,817
SWU00JQX6 IRS ZAR P V 03MJIBAR SWUV0JQX8 CCPVANILLA	3/15/2019	1.00%	**	(416,819)
SWU00JQX6 IRS ZAR R F 7.50000 SWU00JQX6 CCPVANILLA	3/15/2019	7.50%	**	416,867
SWU00K8T2 IRS ZAR P V 03MJIBAR SWUV0K8T4 CCPVANILLA	3/15/2022	1.00%	**	(8,862,888)
SWU00K8T2 IRS ZAR R F 8.25000 SWU00K8T2 CCPVANILLA	3/15/2022	8.25%	**	8,998,526
SWU029980 IRS USD P F 1.67750 INFLATIONZERO CCP LCH	5/24/2021	1.68%	**	(1,200,000)
SWU029980 IRS USD R V 12MCPI CPURNSA/INFLATIONZERO CCP LCH	5/24/2021	1.00%	**	1,232,874
SWU09GJ52 IRS GBP P V 12MUKPRI INFLATIONZERO UKRPI CCP LCH	10/15/2046	1.00%	**	(481,903)
SWU09GJ52 IRS GBP R F 3.58500 INFLATIONZERO CCP LCH	10/15/2046	3.59%	**	498,911
SWU09TE42 IRS EUR P F .80625 FIX INFLATIONZERO	4/15/2021	0.81%	**	(421,900)
SWU09TE42 IRS EUR R V 12MCPTFE INF INFLATIONZERO	4/15/2021	1.00%	**	431,031
SWU0AH041 TRS USD P F .00000 VARS GOLDLNPM	4/29/2020		**	(909,091)
SWU0AH041 TRS USD R F .00000	4/29/2020		**	958,789
SWU0AHP02 TRS USD P E			**	300
SWU0AHP02 TRS USD P E COM FWD OREXIO 4Q16			**	(300)
SWU0AHP02 TRS USD R E			**	(9,375)
SWU0AHP02 TRS USD R E MATUTIRY DATE 12/31/16			**	9,375
SWU0AHP10 TRS USD P E			**	(1,588,143)
SWU0AHP10 TRS USD R E			**	1,588,143
SWU0AHP28 TRS USD P E			**	(160,160)
SWU0AHP28 TRS USD R E			**	160,160
SWU0AM842 TRS USD P E COM FWD EURMARG CAL17			**	(36,000)
SWU0AM842 TRS USD R E			**	74,572
SWU0AN006 TRS USD P F .00000 VARS GOLDLNPM 0.09	7/24/2020		**	(666,667)
SWU0AN006 TRS USD R F .00000	7/24/2020		**	690,138
SWU0AN345 TRS USD P E			**	4,000
SWU0AN345 TRS USD P E COM FWD EURMARG CAL 16			**	(4,000)
SWU0AN345 TRS USD R E			**	(4,912)
SWU0AN345 TRS USD R E			**	8,283
SWU0AP522 TRS USD P E COM FWD EURMARG 1Q17 4.66			**	(900)
SWU0AP522 TRS USD R E MATURITY DATE 3/31/17			**	3,202
SWU0AP530 TRS USD P E COMMODITYFORWARD			**	(9,300)
SWU0AP530 TRS USD R E COMMODITYFORWARD			**	22,572
SWU0AP555 TRS USD P E COMMODITYFORWARD			**	(4,200)
SWU0AP555 TRS USD R E COMMODITYFORWARD			**	10,568
SWU0AP563 TRS USD P E COMMODITYFORWARD			**	(3,000)
SWU0AP563 TRS USD R E COMMODITYFORWARD			**	7,845
SWU0B0575 TRS USD P E COM FWD EURSIMP			**	(12,000)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWU0B0575 TRS USD R E MATURITY DATE 12/31/17			**	33,621
SWU0B0708 IRS USD P F 1.58000 FIX INFLATIONZERO	5/23/2018	1.58%	**	(2,500,000)
SWU0B0708 IRS USD R V 12MUSCPI INF INFLATIONZERO	5/23/2018	1.00%	**	2,518,351
SWU0B1052 TRS USD P E COM FWD GOLDLNPM 1365			**	(600)
SWU0B1052 TRS USD R E MATURITY DATE 2017/07/05			**	124,576
SWU0B2134 TRS USD P E COMMODITYFORWARD			**	(36,000)
SWU0B2134 TRS USD R E COMMODITYFORWARD			**	120,030
SWU0B2316 TRS USD P E			**	1,000
SWU0B2316 TRS USD P E COMMODITYFORWARD			**	(2,990)
SWU0B2316 TRS USD R E			**	(3,537)
SWU0B2316 TRS USD R E COMMODITYFORWARD			**	2,990
SWU0C1218 TRS USD P V 03MTBILL TBILDI3M + 13	2/15/2017	0.65%	**	(15,298,324)
SWU0C1218 TRS USD R E BCOMTR			**	15,421,299
SWU0C1226 TRS USD P V 03MTBILL TBILDI3M + 13	8/15/2017	0.66%	**	(3,245,387)
SWU0C1226 TRS USD R E BCOMTR			**	3,271,475
SWU0C1267 TRS USD P V 03MTBILL TBILDI3M + 12	2/15/2017	0.65%	**	(16,553,472)
SWU0C1267 TRS USD R E BCOMTR			**	16,686,537
SWU0C1275 TRS USD P V 03MTBILL	2/15/2017	0.65%	**	2,872,560
SWU0C1275 TRS USD P V 03MTBILL TBILDI3M + 12	2/15/2017	0.65%	**	(12,401,771)
SWU0C1275 TRS USD R E			**	(2,895,651)
SWU0C1275 TRS USD R E BCOMTR			**	12,501,462
SWU0C1374 TRS USD P V 03MTBILL TBILDI3M + 15	2/15/2017	0.68%	**	(5,193,835)
SWU0C1374 TRS USD R E BCOMF1T			**	5,231,975
SWU0C1382 TRS USD P V 01MTBILL TBILDI3M14BPS	8/15/2017	0.67%	**	(6,430,310)
SWU0C1382 TRS USD R E COMM SWAP TBL BCOMFIT			**	6,477,531
SWU0C1408 TRS USD P V 03MTBILL TBILDI3M + 14	2/15/2017	0.67%	**	(18,365,978)
SWU0C1408 TRS USD R E BCOMF1T			**	18,500,849
SWU0C2018 IRS USD P F 1.56500 FIX INFLATIONZERO	6/7/2018	1.57%	**	(200,000)
SWU0C2018 IRS USD R V 12MUSCPI INF INFLATIONZERO	6/7/2018	1.00%	**	201,530
SWU0C2299 TRS USD P E COM FWD OREXIO 1Q17			**	(4,877)
SWU0C2299 TRS USD R E MATURITY DATE 2017/03/31			**	134,254
SWU0C3271 TRS USD P E COMMODITYFORWARD			**	(246)
SWU0C3271 TRS USD R E COMMODITYFORWARD			**	246
SWU0C3602 TRS USD P E COMMODITYFORWARD			**	(1,500)
SWU0C3602 TRS USD R E COMMODITYFORWARD			**	32,411
SWU0C4360 TRS USD P V 03MTBILL TBILDI3M + 12	2/15/2017	0.65%	**	(2,813,689)
SWU0C4360 TRS USD R E COMM SWAP TBL-BCOMTR2			**	2,836,439
SWU0C4402 TRS USD P V 03MTBILL TBILDI3M + 12	2/15/2017	0.65%	**	(12,546,181)
SWU0C4402 TRS USD R E COMM SWAP TBL-BCOMTR1			**	12,647,037
SWU0C4592 TRS USD P V 03MTBILL TBILDI3M + 13	2/15/2017	0.66%	**	(27,808,114)
SWU0C4592 TRS USD R E COMM SWAP TBL-BCOMTR2			**	28,030,699
SWU0C4824 TRS USD P E COMMODITYFORWARD			**	(252,000)
SWU0C4824 TRS USD R E COMMODITYFORWARD			**	1,875,985
SWU0C7090 TRS USD P E COMMODITYFORWARD			**	(6,600)
SWU0C7090 TRS USD R E COMMODITYFORWARD			**	11,055
SWU0C7462 TRS USD P E COMMODITYFORWARD			**	(4,200)
SWU0C7462 TRS USD R E COMMODITYFORWARD			**	9,342

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWU0C7470 TRS USD P E COMMODITYFORWARD			**	(1,800)
SWU0C7470 TRS USD R E COMMODITYFORWARD			**	4,159
SWU0C7975 TRS USD P E COMMODITYFORWARD			**	(1,800)
SWU0C7975 TRS USD R E COMMODITYFORWARD			**	3,209
SWU0C9815 TRS USD P E COMMODITYSPREAD			**	(2,250)
SWU0C9815 TRS USD R E COMMODITYSPREAD			**	5,408
SWU0C9872 TRS USD P E COMMODITYSPREAD			**	(2)
SWU0C9872 TRS USD R E COMMODITYSPREAD			**	2
SWU0CF290 TRS USD P E COM FWD EURMARG			**	(7,800)
SWU0CF290 TRS USD R E MATURITY DATE 03/31/2017			**	26,659
SWU0CF340 TRS USD P E COM FWD EURSIMP CAL17			**	(6,000)
SWU0CF340 TRS USD R E MATURITY DATE 2017/12/31			**	18,123
SWU0CF365 TRS USD P E COMMODITYFORWARD			**	(12,000)
SWU0CF365 TRS USD R E COMMODITYFORWARD			**	36,126
SWU0GC566 TRS CHF P E VOLS EURCHF .085			**	(7,871)
SWU0GC566 TRS CHF R E			**	29,311
SWU0GC582 TRS CHF P E VOLS EURCHF			**	(4,920)
SWU0GC582 TRS CHF R E			**	15,977
SWU0GC764 TRS USD P E			**	2,000
SWU0GC764 TRS USD P E COM FWD EURMARG			**	(2,000)
SWU0GC764 TRS USD R E			**	(6,096)
SWU0GC764 TRS USD R E MATURITY DATE 2016/12/31			**	7,782
SWU0GG054 TRS USD P F .00000 VARS GOLDLNPM 0.1089	4/29/2020		**	(757,576)
SWU0GG054 TRS USD R F .00000	4/29/2020		**	798,991
SWU0KB035 TRS USD P F .00000 VARS GOLDLNPM 0.111556	5/7/2020		**	(748,503)
SWU0KB035 TRS USD R F .00000	5/7/2020		**	791,268
SWU0KB860 TRS USD P E			**	1,500
SWU0KB860 TRS USD P E COM FWD EURMARG CAL16			**	(1,500)
SWU0KB860 TRS USD R E			**	(1,693)
SWU0KB860 TRS USD R E			**	2,956
SWU0NN333 TRS USD P E			**	3,000
SWU0NN333 TRS USD P E COM FWD EURMARG 4Q16 4.85			**	(3,000)
SWU0NN333 TRS USD R E			**	(8,334)
SWU0NN333 TRS USD R E			**	10,862
SWU0NN556 TRS USD P E COM FWD EURMARG CAL17			**	(2,400)
SWU0NN556 TRS USD R E			**	4,971
SWU0RWP19 TRS USD P E			**	3,400
SWU0RWP19 TRS USD R E			**	(6,008)
SWU0RWPD3 TRS USD P E			**	3,000
SWU0RWPD3 TRS USD P E COM FWD EURSIMP			**	(3,000)
SWU0RWPD3 TRS USD R E			**	(9,351)
SWU0RWPD3 TRS USD R E			**	11,450
SWU0VOL24 TRS CHF P E			**	(6,887)
SWU0VOL24 TRS CHF R E			**	24,442
SWU0VS143 TRS CHF P E			**	(3,936)
SWU0VS143 TRS CHF R E			**	12,166
SWU0VS150 TRS CHF P E			**	(3,092)

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SWU0VS150 TRS CHF R E			**	3,936
SYKES ENTERPRISES INC COMMON STOCK USD.01			**	121,270
SYMANTEC CORP COMMON STOCK USD.01			**	14,132,201
SYNALLOY CORP COMMON STOCK USD1.0			**	10,096
SYNAPTICS INC COMMON STOCK USD.001			**	2,411,207
SYNCHRONOSS TECHNOLOGIES INC COMMON STOCK USD.0001			**	31,559
SYNCHRONY FINANCIAL SR UNSECURED 08/26 3.7	8/4/2026	3.70%	**	79,785
SYNCHRONY FINANCIAL SR UNSECURED 11/17 VAR	11/9/2017	2.29%	**	1,006,548
SYNERGY RESOURCES CORP COMMON STOCK USD.001			**	97,244
SYNGENTA AG REG COMMON STOCK CHF.1			**	550,475
SYNNEX CORP COMMON STOCK USD.001			**	472,583
SYNTHOMER PLC COMMON STOCK GBP.1			**	624,515
SYSTEMAX INC COMMON STOCK USD.01			**	33,256
T+D HOLDINGS INC COMMON STOCK			**	53,003
T4F ENTRETENIMENTO SA COMMON STOCK			**	291,583
TA25F17A TRS ILS P F .00000 TA25F17_SW 2017-01-27	1/27/2017		**	(1,670,669)
TA25F17A TRS ILS R E TAF7 INDEX			**	1,681,264
TABLEAU SOFTWARE INC CL A COMMON STOCK USD.0001			**	2,443,646
TAHOE RESOURCES INC COMMON STOCK			**	457,496
TAISEI CORP COMMON STOCK			**	245,467
TAIWAN SEMICONDUCTOR MANUFAC COMMON STOCK TWD10.			**	6,625,913
TAIWAN SEMICONDUCTOR SP ADR ADR			**	7,685,738
TAKARA LEBEN CO LTD COMMON STOCK			**	680,796
TAKE TWO INTERACTIVE SOFTWRE COMMON STOCK USD.01			**	19,716
TAKEDA PHARMACEUTICAL CO LTD COMMON STOCK			**	1,915,180
TANGER FACTORY OUTLET CENTER REIT USD.01			**	2,160,504
TARGA RESOURCES CORP COMMON STOCK USD.001			**	379,706
TARGET CORP COMMON STOCK USD.0833			**	4,203,714
TARGET CORP SR UNSECURED 04/26 2.5	4/15/2026	2.50%	**	28,621
TARGET CORP SR UNSECURED 06/19 2.3	6/26/2019	2.30%	**	81,289
TATA CONSULTANCY SVCS LTD COMMON STOCK INR1.			**	3,635,289
TATA MOTORS LTD SPON ADR ADR USD.1			**	186,394
TATA STEEL LTD COMMON STOCK INR10.			**	74,542
TATE + LYLE PLC COMMON STOCK GBP.25			**	1,228,221
TATNEFT PAO SPONSORED ADR ADR			**	383,635
TAUBMAN CENTERS INC REIT USD.01			**	22,697
TAURON POLSKA ENERGIA SA COMMON STOCK PLN5.			**	19,978
TAYLOR MORRISON HOME CORP A COMMON STOCK USD.00001			**	392,846
TAYLOR WIMPEY PLC COMMON STOCK GBP.01			**	389,240
TCC INTL HLDGS LTD COMMON STOCK HKD.1			**	363,721
TCF AUTO RECEIVABLES OWNER TRU TCFAT 2015 2A A2 144A	1/15/2019	1.64%	**	181,143
TCF FINANCIAL CORP COMMON STOCK USD.01			**	279,471
TDC A/S COMMON STOCK DKK1.			**	1,002,794
TDK CORP COMMON STOCK			**	523,891
TEAM HEALTH HOLDINGS INC COMMON STOCK USD.01			**	2,107,325
TEAM INC COMMON STOCK USD.3			**	99,460
TECAN GROUP AG REG COMMON STOCK CHF.1			**	910,233

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TECH DATA CORP COMMON STOCK USD.0015			**	758,902
TECH MAHINDRA LTD COMMON STOCK INR5.0			**	55,722
TECHTARGET COMMON STOCK USD.001			**	43
TECHTRONIC INDUSTRIES CO LTD COMMON STOCK			**	1,346,408
TECK RESOURCES LTD CLS B COMMON STOCK			**	899,060
TECNICAS REUNIDAS SA COMMON STOCK EUR.1			**	649,354
TECO FINANCE INC COMPANY GUAR 03/20 5.15	3/15/2020	5.15%	**	159,287
TEEKAY CORP COMMON STOCK USD.001			**	2,248
TEEKAY TANKERS LTD CLASS A COMMON STOCK USD.01			**	16,446
TEGMA GESTAO LOGISTICA COMMON STOCK			**	64,030
TEGNA INC COMMON STOCK USD1.0			**	470,409
TEIJIN LTD COMMON STOCK			**	491,532
TELECOM ITALIA SPA SR UNSECURED 06/19 6.375	6/24/2019	6.38%	**	810,693
TELEDYNE TECHNOLOGIES INC COMMON STOCK USD.01			**	108,732
TELEFONICA EMISIONES SAU COMPANY GUAR 02/21 5.462	2/16/2021	5.46%	**	185,312
TELEFONICA EMISIONES SAU COMPANY GUAR 04/20 5.134	4/27/2020	5.13%	**	60,002
TELEKOMUNIKASI INDONESIA PER COMMON STOCK IDR50.			**	263,837
TELENAV INC COMMON STOCK USD.001			**	15,510
TELEPERFORMANCE COMMON STOCK EUR2.5			**	352,717
TELEPHONE AND DATA SYSTEMS COMMON STOCK USD.01			**	289,999
TELETECH HOLDINGS INC COMMON STOCK USD.01			**	77,470
TELKOM SA SOC LTD COMMON STOCK ZAR10.			**	251,950
TEMPUR SEALY INTERNATIONAL I COMMON STOCK USD.01			**	2,116,680
TENAGA NASIONAL BHD COMMON STOCK MYR1.			**	384,837
TENCENT HOLDINGS LTD COMMON STOCK HKD.00002			**	18,090,321
TENN VALLEY AUTHORITY SR UNSECURED 01/48 4.875	1/15/2048	4.88%	**	241,719
TENN VALLEY AUTHORITY SR UNSECURED 09/65 4.25	9/15/2065	4.25%	**	79,265
TEREX CORP COMMON STOCK USD.01			**	222,980
TERRENO REALTY CORP REIT USD.01			**	1,209,457
TERRITORIAL BANCORP INC COMMON STOCK USD.01			**	33,661
TERUMO CORP COMMON STOCK			**	5,360,685
TESARO INC COMMON STOCK USD.0001			**	915,943
TESCO CORP COMMON STOCK			**	45,045
TESCO PLC SR UNSECURED 04/47 5.125	4/10/2047	5.13%	**	1,039,351
TESLA INC COMMON STOCK USD.001			**	3,723,762
TESSCO TECHNOLOGIES INC COMMON STOCK USD.01			**	10,660
TETRA TECH INC COMMON STOCK USD.01			**	278,620
TETRA TECHNOLOGIES INC COMMON STOCK USD.01			**	26,757
TETRAPHASE PHARMACEUTICALS I COMMON STOCK USD.001			**	9,708
TEVA PHARM FIN IV BV COMPANY GUAR 11/21 3.65	11/10/2021	3.65%	**	37,475
TEVA PHARMACEUTICALS NE COMPANY GUAR 07/18 1.4	7/20/2018	1.40%	**	4,694,407
TEVA PHARMACEUTICALS NE COMPANY GUAR 10/26 3.15	10/1/2026	3.15%	**	18,439
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01			**	1,585,718
TEXAS INSTRUMENTS INC COMMON STOCK USD1.0			**	14,057,816
TEXAS INSTRUMENTS INC SR UNSECURED 03/21 2.75	3/12/2021	2.75%	**	101,870
TEXTAINER GROUP HOLDINGS LTD COMMON STOCK USD.01			**	40,468
TFI INTERNATIONAL INC COMMON STOCK			**	478,711

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
THAI OIL PCL NVDR NVDR THB10.0			**	372,442
THAI UNION GROUP PCL NVDR NVDR THB.25			**	257,145
THALES SA COMMON STOCK EUR3.			**	1,401,542
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.0			**	10,226,928
THERMON GROUP HOLDINGS INC COMMON STOCK USD.001			**	60,649
THK CO LTD COMMON STOCK			**	625,243
THOMSON REUTERS CORP COMMON STOCK			**	195,991
THOMSON REUTERS CORP SR UNSECURED 09/21 3.95	9/30/2021	3.95%	**	109,097
THOR INDUSTRIES INC COMMON STOCK USD.1			**	2,238,819
TIDEWATER INC COMMON STOCK USD.1			**	11,185
TILE SHOP HLDGS INC COMMON STOCK USD.0001			**	1,087,410
TIMAH PERSERO TBK PT COMMON STOCK IDR50.			**	86,291
TIMBERLAND BANCORP INC COMMON STOCK USD.01			**	21,177
TIME INC COMMON STOCK USD.01			**	193,940
TIME WARNER CABLE LLC SR SECURED 02/21 4.125	2/15/2021	4.13%	**	284,307
TIME WARNER INC COMMON STOCK USD.01			**	9,839,786
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	4.75%	**	74,991
TIMKENSTEEL CORP COMMON STOCK			**	86,796
TITAN INTERNATIONAL INC COMMON STOCK			**	66,229
TITAN MACHINERY INC COMMON STOCK USD.00001			**	28,368
TIVITY HEALTH INC COMMON STOCK USD.001			**	69,956
TIVO CORP			**	10,522
TIVO CORP COMMON STOCK USD.001			**	205,865
TJX COMPANIES INC COMMON STOCK USD1.0			**	4,718,765
TK CORPORATION COMMON STOCK KRW500.			**	63,647
TOKYO ELECTRON LTD COMMON STOCK			**	4,706,447
TOKYO METROPOLITAN GOVT SR UNSECURED 144A 05/21 2	5/17/2021	2.00%	**	873,036
TOKYO OHKA KOGYO CO LTD COMMON STOCK			**	371,587
TOKYO TATEMONO CO LTD COMMON STOCK			**	218,433
TOKYU FUDOSAN HOLDINGS CORP COMMON STOCK			**	39,636
TOLL BROTHERS INC COMMON STOCK USD.01			**	527,062
TOMPKINS FINANCIAL CORP COMMON STOCK USD.1			**	122,335
TONGDA GROUP HOLDINGS LTD COMMON STOCK HKD.01			**	1,865,048
TOOTSIE ROLL INDS COMMON STOCK USD.694			**	103,231
TOPBUILD CORP COMMON STOCK			**	89,819
TOPPAN PRINTING CO LTD COMMON STOCK			**	133,956
TORONTO DOMINION BANK SR UNSECURED 01/19 1.95	1/22/2019	1.95%	**	40,062
TORONTO DOMINION BANK SR UNSECURED 01/19 VAR	1/22/2019	1.72%	**	6,049,194
TORONTO DOMINION BANK SR UNSECURED 07/18 VAR	7/23/2018	1.42%	**	5,011,360
TORONTO DOMINION BANK SR UNSECURED 11/19 2.25	11/5/2019	2.25%	**	130,774
TORRENT PHARMACEUTICALS LTD COMMON STOCK INR5.			**	378,738
TOSHIBA CORP COMMON STOCK			**	1,896,880
TOTAL CAPITAL CANADA LTD COMPANY GUAR 07/23 2.75	7/15/2023	2.75%	**	192,966
TOTAL CAPITAL INTL SA COMPANY GUAR 01/24 3.7	1/15/2024	3.70%	**	26,103
TOTAL CAPITAL INTL SA COMPANY GUAR 06/17 1.55	6/28/2017	1.55%	**	26,043
TOTAL CAPITAL SA COMPANY GUAR 08/18 2.125	8/10/2018	2.13%	**	50,383
TOTAL ENERGY SERVICES INC COMMON STOCK			**	176,128

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TOTAL SA COMMON STOCK EUR2.5			**	139,517
TOTAL SA SPON ADR ADR			**	12,846,989
TOTAL SYSTEM SERVICES INC			**	256,387
TOTAL SYSTEM SERVICES INC COMMON STOCK USD.1			**	8,372,412
TOWER BERSAMA INFRASTRUCTURE COMMON STOCK IDR100.0			**	302,811
TOWER INTERNATIONAL INC COMMON STOCK USD.01			**	25,997
TOWNE BANK COMMON STOCK USD1.667			**	119,268
TOWNSQUARE MEDIA INC CL A COMMON STOCK USD.01			**	10,701
TOYOTA AUTO RECEIVABLES OWNER TAOT 2014 A A3	12/15/2017	0.67%	**	214,525
TOYOTA MOTOR CORP COMMON STOCK			**	984,804
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/18 1.45	1/12/2018	1.45%	**	170,049
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/19 2.1	1/17/2019	2.10%	**	221,208
TP ICAP PLC COMMON STOCK GBP.25			**	30,684
TRAFIGURA SECURITISATION FINAN TRFIG 2014 1A A 144A	10/15/2018	1.65%	**	503,781
TRANSCANADA CORP COMMON STOCK			**	972,802
TRANSCANADA PIPELINES SR UNSECURED 08/18 6.5	8/15/2018	6.50%	**	251,487
TRANSCANADA PIPELINES SR UNSECURED 08/38 7.25	8/15/2038	7.25%	**	87,749
TRANSOCEAN LTD COMMON STOCK CHF.1			**	379,187
TRANSUNION COMMON STOCK USD.01			**	11,781,701
TRAVELERS COS INC/THE COMMON STOCK			**	13,050,829
TRC COS INC COMMON STOCK USD.1			**	31,503
TREASURY BILL 02/17 0.00000	2/23/2017	0.01%	**	250,831
TREASURY BILL 03/17 0.00000	3/2/2017		**	5,895,772
TREASURY BILL 05/17 0.00000	5/4/2017		**	9,483,122
TREASURY WINE ESTATES LTD COMMON STOCK			**	157,421
TRECORA RESOURCES COMMON STOCK USD.1			**	32,644
TREDEGAR CORP COMMON STOCK			**	71,328
TREEHOUSE FOODS INC COMMON STOCK USD.01			**	87,783
TRI POINTE GROUP INC COMMON STOCK USD.01			**	204,229
TRILOGY ENERGY CORP COMMON STOCK			**	66,996
TRIMAS CORP COMMON STOCK USD.01			**	89,112
TRINITY INDUSTRIES INC COMMON STOCK USD.01			**	364,211
TRINSEO SA COMMON STOCK USD.01			**	2,195,701
TRIPADVISOR INC COMMON STOCK USD.001			**	13,063,774
TRIPLE S MANAGEMENT CORP B COMMON STOCK USD1.0			**	53,033
TRISTATE CAPITAL HLDGS INC COMMON STOCK			**	62,167
TRITON INTERNATIONAL LTD/BER COMMON STOCK USD.01			**	53,436
TRIUMPH GROUP INC COMMON STOCK USD.001			**	127,094
TRONOX LTD CL A COMMON STOCK USD.01			**	65,520
TRUEBLUE INC COMMON STOCK			**	101,065
TRUSTCO BANK CORP NY COMMON STOCK USD1.0			**	81,611
TRUSTMARK CORP COMMON STOCK			**	241,172
TSY 0 1/8 2024 I/L GILT BONDS REGS 03/24 0.125	3/22/2024	0.13%	**	5,561,684
TSY INFL IX N/B 01/22 0.125	1/15/2022	0.13%	**	1,176,759
TSY INFL IX N/B 01/23 0.125	1/15/2023	0.13%	**	311,843
TSY INFL IX N/B 01/24 0.625	1/15/2024	0.63%	**	737,907
TSY INFL IX N/B 01/25 0.25	1/15/2025	0.25%	**	16,563,196

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TSY INFL IX N/B 01/25 2.375	1/15/2025	2.38%	**	2,429,463
TSY INFL IX N/B 01/29 2.5	1/15/2029	2.50%	**	9,818,520
TSY INFL IX N/B 02/40 2.125	2/15/2040	2.13%	**	41,553
TSY INFL IX N/B 02/42 0.75	2/15/2042	0.75%	**	364,589
TSY INFL IX N/B 02/44 1.375	2/15/2044	1.38%	**	1,528,017
TSY INFL IX N/B 04/18 0.125	4/15/2018	0.13%	**	4,480,339
TSY INFL IX N/B 04/19 0.125	4/15/2019	0.13%	**	3,008,037
TSY INFL IX N/B 04/20 0.125	4/15/2020	0.13%	**	2,502,995
TSY INFL IX N/B 07/18 1.375	7/15/2018	1.38%	**	58,160
TSY INFL IX N/B 07/20 1.25	7/15/2020	1.25%	**	1,158,881
TSY INFL IX N/B 07/21 0.625	7/15/2021	0.63%	**	143,870
TSY INFL IX N/B 07/22 0.125	7/15/2022	0.13%	**	5,479,658
TSY INFL IX N/B 07/24 0.125	7/15/2024	0.13%	**	64,288,204
TSY INFL IX N/B 07/25 0.375	7/15/2025	0.38%	**	1,013,753
TSY INFL IX N/B 07/26 0.125	7/15/2026	0.13%	**	682,600
TTM TECHNOLOGIES COMMON STOCK USD.001			**	130,725
TUESDAY MORNING CORP COMMON STOCK USD.01			**	29,727
TULLOW OIL PLC COMMON STOCK GBP.1			**	293,655
TUNG THIH ELECTRONIC CO LTD COMMON STOCK TWD10.			**	1,958,205
TUPRAS TURKIYE PETROL RAFINE COMMON STOCK TRY1.			**	267,887
TURKIYE GARANTI BANKASI COMMON STOCK TRY1.			**	31,213
TURKIYE HALK BANKASI COMMON STOCK TRY1.			**	92,144
TUTOR PERINI CORP COMMON STOCK USD1.0			**	489,440
TVA PRIN STRIP BONDS 06/35 0.00000	6/15/2035		**	153,736
TWENTY FIRST CENTURY FOX A COMMON STOCK USD.01			**	9,073,464
TWF17A TRS USD P F .00000 TWF17_SW/20170123	1/23/2017		**	(135,649)
TWF17A TRS USD R E TWF7 INDEX			**	137,520
TWF17I TRS USD P F .00000	1/30/2017		**	(103,261)
TWF17I TRS USD P F .00000 TWF17_SW 2017-01-23	1/30/2017		**	(1,188,654)
TWF17I TRS USD R E	1/30/2017		**	103,261
TWF17I TRS USD R E TWF7 INDEX			**	1,203,300
TWIN DISC INC COMMON STOCK			**	14,965
TXF17A TRS TWD P F .00000	1/18/2017		**	(57,150)
TXF17A TRS TWD P F .00000 TXF17_SW 2017-01-18	1/18/2017		**	(804,111)
TXF17A TRS TWD R E	1/18/2017		**	57,150
TXF17A TRS TWD R E FTF7 INDEX			**	804,667
TYLER TECHNOLOGIES INC COMMON STOCK USD.01			**	4,771,373
TYSON FOODS INC COMPANY GUAR 08/34 4.875	8/15/2034	4.88%	**	67,257
UBS AG JERSEY BRANCH SUBORDINATED REGS 02/22 VAR	2/22/2022	7.25%	**	704,142
UBS AG STAMFORD BRAN	9/20/2017	1.65%	**	11,000,000
UBS AG STAMFORD CT SR UNSECURED 03/18 1.8	3/26/2018	1.80%	**	9,531,582
UBS AG STAMFORD CT SR UNSECURED 08/17 1.375	8/14/2017	1.38%	**	4,528,519
UBS AG STAMFORD CT SUBORDINATED 08/22 7.625	8/17/2022	7.63%	**	453,500
UBS AG SUBORDINATED REGS 05/24 5.125	5/15/2024	5.13%	**	807,536
UBS BAMLL TRUST UBSBM 2012 WRM A 144A	6/10/2030	3.66%	**	159,356
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C2 A4	5/10/2063	3.53%	**	155,066
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2013 C5 XA 144A	3/10/2046	1.03%	**	781,990

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 D 144A	5/10/2045	5.55%	**	559,937
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 XA 144A	5/10/2045	2.09%	**	85,859
UBS GROUP AG REG COMMON STOCK CHF.1			**	6,055,068
UBS GROUP FUNDING COMPANY GUAR 144A 02/22 VAR	2/1/2022	2.42%	**	609,702
UBS GROUP FUNDING COMPANY GUAR 144A 04/21 VAR	4/14/2021	2.66%	**	1,443,378
UBS GROUP FUNDING COMPANY GUAR 144A 09/25 4.125	9/24/2025	4.13%	**	815,414
UCB SA COMMON STOCK			**	4,604,747
UDG HEALTHCARE PLC COMMON STOCK EUR.05			**	252,766
UDG HEALTHCARE PLC COMMON STOCK EUR.05			**	482,402
UDR INC COMPANY GUAR 09/26 2.95	9/1/2026	2.95%	**	14,966
UFP TECHNOLOGIES INC COMMON STOCK USD.01			**	10,460
UIL HOLDINGS CORP SR UNSECURED 10/20 4.625	10/1/2020	4.63%	**	114,852
UK TSY 3.5 2045 UNSECURED REGS 01/45 3.5	1/22/2045	3.50%	**	836,784
ULTA BEAUTY INC COMMON STOCK USD.01			**	556,789
ULTIMATE SOFTWARE GROUP INC COMMON STOCK USD.01			**	5,791,436
ULTRA CLEAN HOLDINGS INC COMMON STOCK USD.001			**	38,393
ULTRAGENYX PHARMACEUTICAL IN COMMON STOCK USD.001			**	6,066,769
ULTRAPAR PARTICIPACOES SA COMMON STOCK			**	18,928
ULTRATECH INC COMMON STOCK USD.001			**	61,437
UMH PROPERTIES INC REIT USD.1			**	18,512
UMICORE COMMON STOCK			**	134,334
UMPQUA HOLDINGS CORP COMMON STOCK			**	3,008,274
UNI PRESIDENT ENTERPRISES CO COMMON STOCK TWD10.			**	320,269
UNIBAIL RODAMCO SE REIT EUR5.0			**	352,050
UNIFIRST CORP/MA COMMON STOCK USD.1			**	171,662
UNILEVER PLC COMMON STOCK GBP.0311			**	751,877
UNION BANKSHARES CORP COMMON STOCK USD1.33			**	146,534
UNION PACIFIC CORP COMMON STOCK USD2.5			**	3,678,463
UNION PACIFIC CORP SR UNSECURED 01/23 2.95	1/15/2023	2.95%	**	151,325
UNIT CORP COMMON STOCK USD.2			**	146,092
UNITED AIR 2016 1 AA PTT PASS THRU CE 01/30 3.1	1/7/2030	3.10%	**	38,600
UNITED COMMUNITY BANKS/GA COMMON STOCK USD1.0			**	145,493
UNITED COMMUNITY FINANCIAL COMMON STOCK			**	44,897
UNITED FINANCIAL BANCORP INC COMMON STOCK			**	98,645
UNITED FIRE GROUP INC COMMON STOCK USD.001			**	107,682
UNITED INSURANCE HOLDINGS CO COMMON STOCK USD.0001			**	24,708
UNITED MEXICAN STATES SR UNSECURED 01/21 3.5	1/21/2021	3.50%	**	203,200
UNITED MEXICAN STATES SR UNSECURED 01/45 5.55	1/21/2045	5.55%	**	102,250
UNITED MEXICAN STATES SR UNSECURED 01/47 4.35	1/15/2047	4.35%	**	2,315,250
UNITED MEXICAN STATES SR UNSECURED 03/49 4	3/15/2049	4.00%	**	1,413,213
UNITED MEXICAN STATES SR UNSECURED 10/23 4	10/2/2023	4.00%	**	200,480
UNITED NATURAL FOODS INC COMMON STOCK USD.01			**	244,326
UNITED OVERSEAS BANK LTD COMMON STOCK			**	125,673
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01			**	7,439,907
UNITED PARCEL SERVICE SR UNSECURED 10/22 2.45	10/1/2022	2.45%	**	74,690
UNITED RENTALS INC COMMON STOCK USD.01			**	553,767
UNITED STATES LIME + MINERAL COMMON STOCK USD.1			**	46,586

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
UNITED STATES STEEL CORP COMMON STOCK USD1.0			**	2,294,063
UNITED STATES TREAS BILLS 01/17 0.00000	1/5/2017	0.01%	**	82,998,340
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.0			**	22,466,948
UNITED TECHNOLOGIES CORP SR UNSECURED 11/21 1.95	11/1/2021	1.95%	**	166,199
UNITED TRACTORS TBK PT COMMON STOCK IDR250.0			**	338,328
UNITED URBAN INVESTMENT CORP REIT			**	77,789
UNITEDHEALTH GROUP INC COMMON STOCK USD.01			**	15,576,213
UNITEDHEALTH GROUP INC SR UNSECURED 07/25 3.75	7/15/2025	3.75%	**	310,570
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	11/15/2021	3.38%	**	202,357
UNITEDHEALTH GROUP INC SR UNSECURED 11/37 6.625	11/15/2037	6.63%	**	39,242
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/12 FIXED 4.858	5/15/2112	4.86%	**	869,859
UNIVERSAL AMERICAN CORP COMMON STOCK USD.01			**	81,590
UNIVERSAL CORP/VA COMMON STOCK			**	133,556
UNIVERSAL ELECTRONICS INC COMMON STOCK USD.01			**	64,098
UNIVERSAL FOREST PRODUCTS COMMON STOCK			**	209,469
UNIVERSAL ROBINA CORP COMMON STOCK PHP1.			**	29,830
UNIVERSAL STAINLESS + ALLOY COMMON STOCK USD.001			**	8,309
UNIVERSAL TECHNICAL INSTITUT COMMON STOCK USD.0001			**	7,159
UNIVEST CORP OF PENNSYLVANIA COMMON STOCK USD5.0			**	67,609
UOA DEVELOPMENT BHD COMMON STOCK MYR.05			**	238,143
US BANCORP COMMON STOCK USD.01			**	11,577,873
US BANCORP SR UNSECURED 01/24 3.7	1/30/2024	3.70%	**	80,055
US BANCORP SR UNSECURED 11/18 1.95	11/15/2018	1.95%	**	7,923,109
US CELLULAR CORP COMMON STOCK USD1.0			**	89,626
US ECOLOGY INC COMMON STOCK USD.01			**	90,682
US TREASURY N/B 02/22 1.75	2/28/2022	1.75%	**	2,964,141
US TREASURY N/B 02/36 4.5	2/15/2036	4.50%	**	569,390
US TREASURY N/B 02/40 4.625	2/15/2040	4.63%	**	12,779,690
US TREASURY N/B 02/46 2.5	2/15/2046	2.50%	**	710,875
US TREASURY N/B 05/30 6.25	5/15/2030	6.25%	**	1,556,200
US TREASURY N/B 05/40 4.375	5/15/2040	4.38%	**	1,556,740
US TREASURY N/B 05/41 4.375	5/15/2041	4.38%	**	247,461
US TREASURY N/B 05/42 3	5/15/2042	3.00%	**	198,328
US TREASURY N/B 05/43 2.875	5/15/2043	2.88%	**	482,949
US TREASURY N/B 05/45 3	5/15/2045	3.00%	**	690,539
US TREASURY N/B 05/46 2.5	5/15/2046	2.50%	**	177,734
US TREASURY N/B 06/21 2.125	6/30/2021	2.13%	**	2,324,796
US TREASURY N/B 07/23 1.25	7/31/2023	1.25%	**	564,844
US TREASURY N/B 08/21 1.125	8/31/2021	1.13%	**	9,372,247
US TREASURY N/B 08/26 1.5	8/15/2026	1.50%	**	9,473,188
US TREASURY N/B 08/39 4.5	8/15/2039	4.50%	**	477,197
US TREASURY N/B 08/42 2.75	8/15/2042	2.75%	**	283,418
US TREASURY N/B 08/44 3.125	8/15/2044	3.13%	**	1,416,953
US TREASURY N/B 08/46 2.25	8/15/2046	2.25%	**	(1,597,558)
US TREASURY N/B 10/18 0.75	10/31/2018	0.75%	**	18,664,866
US TREASURY N/B 11/21 1.75	11/30/2021	1.75%	**	2,084,332
US TREASURY N/B 11/25 2.25	11/15/2025	2.25%	**	1,974,376

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREASURY N/B 11/26 2	11/15/2026	2.00%	**	11,160,917
US TREASURY N/B 11/39 4.375	11/15/2039	4.38%	**	1,086,319
US TREASURY N/B 11/40 4.25	11/15/2040	4.25%	**	182,109
US TREASURY N/B 11/42 2.75	11/15/2042	2.75%	**	3,116,824
US TREASURY N/B 11/44 3	11/15/2044	3.00%	**	296,356
US TREASURY N/B 11/46 2.875	11/15/2046	2.88%	**	1,448,204
USA TRUCK INC COMMON STOCK USD.01			**	8,928
VAIL RESORTS INC COMMON STOCK USD.01			**	3,207,972
VALE SA PREF PREFERENCE			**	104,699
VALEANT PHARMACEUTICALS INTE COMMON STOCK			**	66,785
VALEO SA COMMON STOCK EUR1.0			**	317,318
VALIDUS HOLDINGS LTD COMMON STOCK USD.175			**	501,801
VALLEY NATIONAL BANCORP COMMON STOCK			**	250,295
VALMONT INDUSTRIES COMMON STOCK USD1.0			**	2,220,161
VALVOLINE INC COMMON STOCK USD.01			**	2,289,750
VANTIV INC CL A COMMON STOCK USD.00001			**	17,577,765
VASCULAR SOLUTIONS INC COMMON STOCK USD.01			**	2,041,760
VEECO INSTRUMENTS INC COMMON STOCK USD.01			**	107,505
VEEVA SYSTEMS INC CLASS A COMMON STOCK USD.00001			**	368,376
VENTAS REALTY LP/CAP CRP COMPANY GUAR 03/22 4.25	3/1/2022	4.25%	**	126,861
VEOLIA ENVIRONNEMENT COMMON STOCK EUR5.			**	218,461
VERA BRADLEY INC COMMON STOCK			**	37,457
VERICREST OPPORTUNITY LOAN TRA VOLT 2014 NP11 A1 144A	4/25/2055	3.88%	**	95,181
VERICREST OPPORTUNITY LOAN TRA VOLT 2015 NPL3 A1 144A	10/25/2058	3.38%	**	385,264
VERICREST OPPORTUNITY LOAN TRA VOLT 2016 NP10 A1 144A	9/25/2046	3.50%	**	310,946
VERICREST OPPORTUNITY LOAN TRA VOLT 2016 NP13 A1 144A	12/26/2046	3.88%	**	171,000
VERICREST OPPORTUNITY LOAN TRA VOLT 2016 NPL9 A1 144A	9/25/2046	3.50%	**	237,382
VERIFONE SYSTEMS INC COMMON STOCK USD.01			**	4,241,903
VERITIV CORP COMMON STOCK USD.01			**	88,150
VERIZON COMMUNICATIONS INC COMMON STOCK USD.1			**	6,889,276
VERIZON COMMUNICATIONS SR UNSECURED 03/21 3.45	3/15/2021	3.45%	**	35,102
VERIZON COMMUNICATIONS SR UNSECURED 03/24 4.15	3/15/2024	4.15%	**	52,249
VERIZON COMMUNICATIONS SR UNSECURED 03/55 4.672	3/15/2055	4.67%	**	82,642
VERIZON COMMUNICATIONS SR UNSECURED 08/21 1.75	8/15/2021	1.75%	**	383,720
VERIZON COMMUNICATIONS SR UNSECURED 08/46 4.862	8/21/2046	4.86%	**	141,861
VERIZON COMMUNICATIONS SR UNSECURED 08/54 5.012	8/21/2054	5.01%	**	45,759
VERIZON COMMUNICATIONS SR UNSECURED 09/20 4.5	9/15/2020	4.50%	**	37,454
VERIZON COMMUNICATIONS SR UNSECURED 09/23 5.15	9/15/2023	5.15%	**	315,137
VERIZON COMMUNICATIONS SR UNSECURED 09/33 6.4	9/15/2033	6.40%	**	48,261
VERIZON COMMUNICATIONS SR UNSECURED 09/48 4.522	9/15/2048	4.52%	**	92,056
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	11/1/2022	2.45%	**	178,693
VERIZON OWNER TRUST VZOT 2016 1A A 144A	1/20/2021	1.42%	**	125,170
VERTEX PHARMACEUTICALS INC COMMON STOCK USD.01			**	2,257,028
VESTAS WIND SYSTEMS A/S COMMON STOCK DKK1.			**	1,774,458
VIACOM INC SR UNSECURED 03/23 3.25	3/15/2023	3.25%	**	76,732

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
VIACOM INC SR UNSECURED 12/34 4.85	12/15/2034	4.85%	**	31,202
VIAD CORP COMMON STOCK USD1.5			**	90,405
VIAVI SOLUTIONS INC COMMON STOCK USD.001			**	119,862
VICINITY CENTRES REIT			**	86,301
VILLAGE SUPER MARKET CLASS A COMMON STOCK			**	31,673
VINCI SA COMMON STOCK EUR2.5			**	622,575
VIPSHOP HOLDINGS LTD ADR ADR USD.0001			**	61,271
VIRGINIA ELEC + POWER CO SR UNSECURED 02/24 3.45	2/15/2024	3.45%	**	25,691
VIRGINIA ELEC + POWER CO SR UNSECURED 02/44 4.45	2/15/2044	4.45%	**	80,840
VIRTUSA CORP COMMON STOCK USD.01			**	42,654
VISA INC CLASS A SHARES COMMON STOCK USD.0001			**	86,257,820
VISHAY INTERTECHNOLOGY INC COMMON STOCK USD.1			**	182,315
VISHAY PRECISION GROUP COMMON STOCK			**	25,175
VISTA OUTDOOR INC COMMON STOCK USD.01			**	62,103
VISTEON CORP COMMON STOCK			**	103,799
VITAMIN SHOPPE INC COMMON STOCK USD.01			**	70,585
VNO MORTGAGE TRUST VNDO 2012 6AVE A 144A	11/15/2030	3.00%	**	239,152
VODAFONE GROUP PLC SP ADR ADR			**	10,122,717
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	2/27/2017	5.63%	**	160,920
VOLTRONIC POWER TECHNOLOGY COMMON STOCK TWD10.0			**	2,480,626
VONAGE HOLDINGS CORP COMMON STOCK USD.001			**	869,532
VONOVIA SE COMMON STOCK			**	232,939
VOXX INTERNATIONAL CORP COMMON STOCK USD.01			**	9,151
VSE CORP COMMON STOCK USD.05			**	39,772
VULCAN MATERIALS CO COMMON STOCK USD1.0			**	448,788
VWR CORP COMMON STOCK USD.01			**	120,970
WABASH NATIONAL CORP COMMON STOCK USD.01			**	94,050
WABCO HOLDINGS INC COMMON STOCK USD.01			**	3,502,950
WABTEC CORP COMMON STOCK USD.01			**	2,977,014
WACHOVIA CORP SR UNSECURED 06/17 5.75	6/15/2017	5.75%	**	50,952
WAGEWORKS INC			**	(254,162)
WAGEWORKS INC COMMON STOCK USD.001			**	9,412,748
WAL MART STORES INC COMMON STOCK USD.1			**	2,467,584
WALGREENS BOOTS ALLIANCE INC COMMON STOCK USD.01			**	10,752,345
WALKER + DUNLOP INC COMMON STOCK			**	105,518
WALMART DE MEXICO SAB DE CV COMMON STOCK			**	278,050
WALT DISNEY CO/THE COMMON STOCK USD.01			**	1,213,746
WALT DISNEY COMPANY/THE SR UNSECURED 02/22 2.55	2/15/2022	2.55%	**	100,406
WALT DISNEY COMPANY/THE SR UNSECURED 06/44 4.125	6/1/2044	4.13%	**	32,049
WALTER INVESTMENT MANAGEMENT COMMON STOCK USD.01			**	12,170
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR8 2A1A	7/25/2045	0.74%	**	178,242
WASHINGTON FEDERAL INC COMMON STOCK USD1.0			**	255,633
WASHINGTON REIT REIT USD.01			**	150,766
WASHINGTON TRUST BANCORP COMMON STOCK USD.0625			**	91,922
WASTE MANAGEMENT INC COMPANY GUAR 06/20 4.75	6/30/2020	4.75%	**	161,696
WATERSTONE FINANCIAL INC COMMON STOCK USD.01			**	64,124
WATSCO INC COMMON STOCK USD.5			**	1,777,440

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WATTS WATER TECHNOLOGIES A COMMON STOCK USD.1			**	50,986
WCI COMMUNITIES INC COMMON STOCK USD.01			**	16,040
WEBSTER FINANCIAL CORP COMMON STOCK USD.01			**	2,315,476
WEG SA COMMON STOCK			**	50,957
WEINGARTEN REALTY INVESTORS REIT USD.03			**	293,478
WEIS MARKETS INC COMMON STOCK			**	178,129
WELLCARE HEALTH PLANS INC COMMON STOCK USD.01			**	4,136,800
WELLS FARGO + CO COMMON STOCK USD1.666			**	40,354,518
WELLS FARGO + COMPANY SR UNSECURED 01/20 2.15	1/30/2020	2.15%	**	14,929
WELLS FARGO + COMPANY SR UNSECURED 01/20 VAR	1/30/2020	1.57%	**	499,755
WELLS FARGO + COMPANY SR UNSECURED 03/22 3.5	3/8/2022	3.50%	**	159,472
WELLS FARGO + COMPANY SR UNSECURED 04/21 4.6	4/1/2021	4.60%	**	257,890
WELLS FARGO + COMPANY SR UNSECURED 07/20 2.6	7/22/2020	2.60%	**	10,058
WELLS FARGO + COMPANY SR UNSECURED 07/21 2.1	7/26/2021	2.10%	**	778,444
WELLS FARGO + COMPANY SR UNSECURED 09/24 3.3	9/9/2024	3.30%	**	2,078,469
WELLS FARGO + COMPANY SR UNSECURED 10/23 VAR	10/31/2023	2.12%	**	506,172
WELLS FARGO + COMPANY SR UNSECURED 12/20 2.55	12/7/2020	2.55%	**	1,176,343
WELLS FARGO + COMPANY SUBORDINATED 02/23 3.45	2/13/2023	3.45%	**	85,306
WELLS FARGO + COMPANY SUBORDINATED 06/26 4.1	6/3/2026	4.10%	**	235,060
WELLS FARGO + COMPANY SUBORDINATED 11/45 4.9	11/17/2045	4.90%	**	48,275
WELLS FARGO BANK NA	11/16/2017	1.26%	**	9,000,000
WELLS FARGO BANK NA SR UNSECURED 01/18 VAR	1/22/2018	1.62%	**	9,292,042
WELLS FARGO BANK NA SR UNSECURED 11/18 VAR	11/28/2018	1.45%	**	8,001,536
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR10 3A1	7/25/2036	2.96%	**	134,194
WELLTOWER INC SR UNSECURED 03/23 3.75	3/15/2023	3.75%	**	76,508
WELLTOWER INC SR UNSECURED 06/25 4	6/1/2025	4.00%	**	56,210
WENDY S CO/THE COMMON STOCK USD.1			**	73,981
WERNER ENTERPRISES INC COMMON STOCK USD.01			**	187,842
WESBANCO INC COMMON STOCK USD2.0833			**	145,198
WESCO AIRCRAFT HOLDINGS INC COMMON STOCK USD.001			**	82,793
WESCO INTERNATIONAL INC COMMON STOCK USD.01			**	143,881
WEST MARINE INC COMMON STOCK USD.001			**	22,531
WESTERN ALLIANCE BANCORP COMMON STOCK USD.0001			**	8,080,258
WESTERN DIGITAL CORP COMMON STOCK USD.01			**	21,506,039
WESTERN ENERGY SERVICES CORP COMMON STOCK			**	265,143
WESTERN GAS PARTNERS LP SR UNSECURED 06/25 3.95	6/1/2025	3.95%	**	78,884
WESTERN GAS PARTNERS SR UNSECURED 06/21 5.375	6/1/2021	5.38%	**	72,062
WESTERN NEW ENGLAND BANCORP COMMON STOCK USD.01			**	34,025
WESTERN REFINING INC COMMON STOCK USD.01			**	233,080
WESTFIELD CORP MISC.			**	197,194
WESTGATE RESORTS WESTR 2014 1A A 144A	12/20/2026	2.15%	**	472,505
WESTLAKE AUTOMOBILE RECEIVABLE WLAKE 2016 2A A2 144A	6/17/2019	1.57%	**	221,194
WESTLAKE CHEMICAL CORP COMMON STOCK USD.01			**	64,389
WESTPAC BANKING CORP COVERED 144A 11/20 2.25	11/9/2020	2.25%	**	2,200,922
WESTPAC BANKING CORP SR UNSECURED 05/18 1.55	5/25/2018	1.55%	**	6,485,213
WESTPAC BANKING CORP SR UNSECURED 08/17 2	8/14/2017	2.00%	**	8,114,354
WESTPAC BANKING CORP.	10/4/2017	1.39%	**	7,222,206

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WESTROCK CO COMMON STOCK			**	1,948,908
WEX INC COMMON STOCK USD.01			**	13,379,278
WEYCO GROUP INC COMMON STOCK USD1.0			**	35,275
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 D 144A	3/15/2045	4.21%	**	364,396
WH GROUP LTD COMMON STOCK USD.0001			**	304,881
WHARF HOLDINGS LTD COMMON STOCK			**	272,605
WHEELOCK + CO LTD COMMON STOCK			**	320,908
WHIRLPOOL CORP COMMON STOCK USD1.0			**	13,615,482
WHITE MOUNTAINS INSURANCE GP COMMON STOCK USD1.0			**	157,177
WHITECAP RESOURCES INC COMMON STOCK			**	309,202
WHITESTONE REIT REIT USD.001			**	22,102
WHITING PETROLEUM CORP COMMON STOCK USD.001			**	174,230
WIENERBERGER AG COMMON STOCK			**	544,561
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.0			**	100,553
WILLBROS GROUP INC COMMON STOCK USD.05			**	11,379
WILLIAM DEMANT HOLDING COMMON STOCK DKK.2			**	119,272
WILLIAM HILL PLC COMMON STOCK GBP.1			**	1,180,001
WILLIAM LYON HOMES CL A COMMON STOCK USD.01			**	48,755
WILLIAMS PARTNERS/ACMP SR UNSECURED 05/23 4.875	5/15/2023	4.88%	**	50,933
WILMAR INTERNATIONAL LTD COMMON STOCK			**	74,548
WIN SEMICONDUCTORS CORP COMMON STOCK TWD10.			**	3,253,810
WIND ACQUISITION FIN SA SECURED REGS 04/21 7	4/23/2021	7.00%	**	2,523,544
WINDSTREAM HOLDINGS INC COMMON STOCK USD.0001			**	71,123
WINNEBAGO INDUSTRIES COMMON STOCK USD.5			**	774,539
WINTRUST FINANCIAL CORP COMMON STOCK			**	334,693
WISC ELEC POWER SR UNSECURED 09/21 2.95	9/15/2021	2.95%	**	71,459
WISDOMTREE INVESTMENTS INC COMMON STOCK USD.01			**	1,398,070
WISTRON CORP COMMON STOCK TWD10.			**	236,813
WISTRON NEWEB CORP COMMON STOCK TWD10.			**	567,094
WIX.COM LTD COMMON STOCK ILS.01			**	1,518,932
WM MORRISON SUPERMARKETS COMMON STOCK GBP.1			**	450,282
WNS HOLDINGS LTD ADR ADR USD.16			**	4,270,250
WOLTERS KLUWER COMMON STOCK EUR.12			**	1,190,860
WOLVERINE WORLD WIDE INC COMMON STOCK USD1.0			**	2,122,785
WOOD GROUP (JOHN) PLC COMMON STOCK GBP.042857			**	680,848
WOODWARD INC COMMON STOCK USD.00292			**	3,083,566
WOORI BANK COMMON STOCK KRW5000.0			**	119,572
WORKDAY INC CLASS A COMMON STOCK USD.001			**	12,756,890
WORTHINGTON INDUSTRIES COMMON STOCK			**	186,392
WP CAREY INC REIT USD.001			**	223,419
WPP PLC COMMON STOCK GBP.1			**	8,728,206
WPX ENERGY INC COMMON STOCK			**	248,025
WR BERKLEY CORP COMMON STOCK USD.2			**	189,620
WSFS FINANCIAL CORP COMMON STOCK USD.01			**	3,252,194
WYNN MACAU LTD SR UNSECURED 144A 10/21 5.25	10/15/2021	5.25%	**	856,375
XCEL ENERGY INC COMMON STOCK USD2.5			**	1,470,613
XCEL ENERGY INC SR UNSECURED 03/22 2.6	3/15/2022	2.60%	**	59,755

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
XCEL ENERGY INC SR UNSECURED 07/36 6.5	7/1/2036	6.50%	**	75,443
XCERRA CORP COMMON STOCK USD.05			**	43,846
XEBIO HOLDINGS CO LTD COMMON STOCK			**	221,424
XEROX CORPORATION SR UNSECURED 12/19 5.625	12/15/2019	5.63%	**	55,919
XPO LOGISTICS INC COMMON STOCK USD.001			**	1,636,800
XYLEM INC SR UNSECURED 11/26 3.25	11/1/2026	3.25%	**	29,132
YADKIN FINANCIAL CORP COMMON STOCK USD1.0			**	2,756,080
YAMAHA CORP COMMON STOCK			**	309,144
YAMANA GOLD INC COMMON STOCK			**	130,270
YAMAZAKI BAKING CO LTD COMMON STOCK			**	168,428
YANGZIJIANG SHIPBUILDING COMMON STOCK			**	432,181
YOKOGAWA ELECTRIC CORP COMMON STOCK			**	223,537
YTL CORP BHD COMMON STOCK MYR.1			**	50,722
YUASA TRADING CO LTD COMMON STOCK			**	410,299
YUE YUEN INDUSTRIAL HLDG COMMON STOCK HKD.25			**	782,434
YUM BRANDS INC COMMON STOCK			**	2,220,286
YUM CHINA HOLDINGS INC COMMON STOCK USD.01			**	3,453,613
YUME INC COMMON STOCK USD.001			**	10,640
ZAGG INC COMMON STOCK USD.001			**	21,833
ZAYO GROUP HOLDINGS INC COMMON STOCK USD.001			**	3,859,013
ZEDGE INC CL B COMMON STOCK			**	1,142
ZEE ENTERTAINMENT ENTERPRISE COMMON STOCK INR1.			**	32,225
ZELTIQ AESTHETICS INC COMMON STOCK USD.001			**	1,060,713
ZENDESK INC COMMON STOCK USD.01			**	2,685,552
ZHUZHOU CRRC TIMES ELECTRI H COMMON STOCK CNY1.0			**	106,582
ZILLOW GROUP INC C COMMON STOCK			**	5,517,364
ZIMMER BIOMET HOLDINGS INC COMMON STOCK USD.01			**	2,187,840
ZIMMER BIOMET HOLDINGS SR UNSECURED 04/25 3.55	4/1/2025	3.55%	**	1,753,177
ZIMMER BIOMET HOLDINGS SR UNSECURED 12/22 1.414	12/13/2022	1.41%	**	2,351,681
ZIONS BANCORPORATION COMMON STOCK			**	784,146
ZOGENIX INC COMMON STOCK USD.001			**	21,408
ZUMIEZ INC COMMON STOCK			**	32,950
ZUMTOBEL GROUP AG COMMON STOCK			**	356,612
ZURICH INSURANCE GROUP AG COMMON STOCK CHF.1			**	4,133,924
ZYNGA INC CL A COMMON STOCK USD.00000625			**	158,641
Bank of Tokyo (wrap contract)			**	(10,466,054)
Pacific Life (wrap contract)			**	(24,032,412)
Prudential (wrap contract)			**	(17,964,413)
Royal Bank of Canada (wrap contract)			**	(24,737,983)
Voya (wrap contract)			**	(35,868,132)
1166 AVENUE OF THE AMERICAS CO AACMT 2005 C6A D 144A	10/13/2037	5.69%	**	561,380
1166 AVENUE OF THE AMERICAS CO AACMT 2005 C6A F 144A	10/13/2037	5.69%	**	445,983
1166 AVENUE OF THE AMERICAS CO AACMT 2005 C6A G 144A	10/13/2037	5.69%	**	1,331,845
1166 AVENUE OF THE AMERICAS CO AACMT 2005 C6A H 144A	10/13/2037	5.69%	**	2,747,333
21ST CENTURY FOX AMERICA COMPANY GUAR 02/21 4.5	2/15/2021	4.50%	**	235,211
21ST CENTURY FOX AMERICA COMPANY GUAR 03/19 6.9	3/1/2019	6.90%	**	2,652,479
21ST CENTURY FOX AMERICA COMPANY GUAR 05/18 7.25	5/18/2018	7.25%	**	107,197

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
21ST CENTURY FOX AMERICA COMPANY GUAR 08/20 5.65	8/15/2020	5.65%	**	221,055
21ST CENTURY FOX AMERICA COMPANY GUAR 09/22 3	9/15/2022	3.00%	**	1,154,548
321 HENDERSON RECEIVABLES LLC HENDR 2010 3A A 144A	12/15/2048	3.82%	**	1,811,772
A10 SECURITIZATION A10 2015 1 A1 144A	4/15/2034	2.10%	**	334,432
ABBOTT LABORATORIES SR UNSECURED 11/19 2.35	11/22/2019	2.35%	**	10,862,793
ABBOTT LABORATORIES SR UNSECURED 11/21 2.9	11/30/2021	2.90%	**	8,495,718
ABBOTT LABORATORIES SR UNSECURED 11/23 3.4	11/30/2023	3.40%	**	3,277,633
ABBVIE INC SR UNSECURED 05/18 1.8	5/14/2018	1.80%	**	13,239,935
ABBVIE INC SR UNSECURED 05/20 2.5	5/14/2020	2.50%	**	11,107,898
ABBVIE INC SR UNSECURED 05/25 3.6	5/14/2025	3.60%	**	4,378,948
ABBVIE INC SR UNSECURED 05/36 4.3	5/14/2036	4.30%	**	1,048,201
ABBVIE INC SR UNSECURED 05/46 4.45	5/14/2046	4.45%	**	1,436,291
ABBVIE INC SR UNSECURED 11/18 2	11/6/2018	2.00%	**	6,350,897
ABBVIE INC SR UNSECURED 11/22 2.9	11/6/2022	2.90%	**	22,169,039
ABBVIE INC SR UNSECURED 11/22 3.2	11/6/2022	3.20%	**	5,761,789
ABN AMRO BANK NV SR UNSECURED 144A 06/20 2.45	6/4/2020	2.45%	**	2,108,247
ACCESS GROUP INC ACCSS 2005 A A3	7/25/2034	1.28%	**	6,598,558
ACCREDITED MORTGAGE LOAN TRUST ACCR 2004 3 2A2	10/25/2034	1.96%	**	1,341,214
ACE SECURITIES CORP. ACE 2004 HE3 M1	11/25/2034	1.52%	**	788,630
ACE SECURITIES CORP. ACE 2004 SD1 A1	11/25/2033	1.08%	**	107,619
ACTAVIS FUNDING SCS COMPANY GUAR 03/18 2.35	3/12/2018	2.35%	**	4,566,245
ACTAVIS FUNDING SCS COMPANY GUAR 03/20 3	3/12/2020	3.00%	**	3,756,363
ACTAVIS FUNDING SCS COMPANY GUAR 03/22 3.45	3/15/2022	3.45%	**	13,047,940
ACTAVIS FUNDING SCS COMPANY GUAR 03/25 3.8	3/15/2025	3.80%	**	1,171,378
ACTAVIS FUNDING SCS COMPANY GUAR 06/19 2.45	6/15/2019	2.45%	**	567,392
ACTAVIS FUNDING SCS COMPANY GUAR 06/24 3.85	6/15/2024	3.85%	**	3,026,751
ACTAVIS INC COMPANY GUAR 08/19 6.125	8/15/2019	6.13%	**	895,874
ACTAVIS INC COMPANY GUAR 10/17 1.875	10/1/2017	1.88%	**	1,447,761
ACTAVIS INC COMPANY GUAR 10/22 3.25	10/1/2022	3.25%	**	826,612
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2004 2 7A2	2/25/2035	1.43%	**	25,968
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2005 5 2A1	9/25/2035	3.32%	**	1,164,622
ADVENT HEALTH SYSTEM UNSECURED 03/23 3.378	3/1/2023	3.38%	**	3,944,200
AEGON NV JR SUBORDINA 07/49 VAR	7/29/2049	1.68%	**	2,753,959
AEP TRANSMISSION CO LLC SR UNSECURED 144A 12/26 3.1	12/1/2026	3.10%	**	748,512
AETNA INC SR UNSECURED 03/19 2.2	3/15/2019	2.20%	**	4,746,937
AETNA INC SR UNSECURED 05/17 1.75	5/15/2017	1.75%	**	6,505,883
AETNA INC SR UNSECURED 06/19 1.9	6/7/2019	1.90%	**	10,601,635
AETNA INC SR UNSECURED 06/21 2.4	6/15/2021	2.40%	**	1,095,019
AETNA INC SR UNSECURED 06/23 2.8	6/15/2023	2.80%	**	275,803
AETNA INC SR UNSECURED 06/26 3.2	6/15/2026	3.20%	**	5,089,789
AETNA INC SR UNSECURED 11/22 2.75	11/15/2022	2.75%	**	785,917
AGRIUM INC SR UNSECURED 01/19 6.75	1/15/2019	6.75%	**	297,154
AGRIUM INC SR UNSECURED 06/23 3.5	6/1/2023	3.50%	**	633,418
AID ISRAEL US GOVT GUAR 04/24 5.5	4/26/2024	5.50%	**	10,009,554
AID ISRAEL US GOVT GUAR 12/23 5.5	12/4/2023	5.50%	**	339,046
AID JORDAN US GOVT GUAR 06/22 2.578	6/30/2022	2.58%	**	2,619,375
AID JORDAN US GOVT GUAR 06/25 3	6/30/2025	3.00%	**	1,351,553

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AID TUNISIA US GOVT GUAR 08/21 1.416	8/5/2021	1.42%	**	966,642
AID UKRAINE US GOVT GUAR 05/19 1.844	5/16/2019	1.84%	**	12,967,188
AID UKRAINE US GOVT GUAR 09/21 1.471	9/29/2021	1.47%	**	2,733,483
AIG GLOBAL FUNDING SR SECURED 144A 12/17 1.65	12/15/2017	1.65%	**	6,005,898
AIG GLOBAL FUNDING SR SECURED 144A 12/21 2.7	12/15/2021	2.70%	**	598,711
AIR LEASE CORP SR UNSECURED 01/20 2.125	1/15/2020	2.13%	**	4,876,131
AIR LIQUIDE FINANCE COMPANY GUAR 144A 09/21 1.75	9/27/2021	1.75%	**	1,715,762
ALABAMA ECON SETTLEMENT AUTH B ABMGEN 09/25 FIXED 3.163	9/15/2025	3.16%	**	806,920
ALABAMA POWER CO SR UNSECURED 10/20 3.375	10/1/2020	3.38%	**	309,988
ALIBABA GROUP HOLDING SR UNSECURED 11/17 1.625	11/28/2017	1.63%	**	4,171,703
ALLERGAN INC COMPANY GUAR 03/18 1.35	3/15/2018	1.35%	**	268,056
ALLSTATE CORP SR UNSECURED 05/18 6.75	5/15/2018	6.75%	**	212,910
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 1 A4	4/15/2019	1.53%	**	1,802,935
ALLY AUTO RECEIVABLES TRUST ALLYA 2015 1 A2	2/15/2018	0.92%	**	548,942
ALLY AUTO RECEIVABLES TRUST ALLYA 2015 1 A3	9/16/2019	1.39%	**	1,624,226
ALLY AUTO RECEIVABLES TRUST ALLYA 2016 2 A3	5/15/2020	1.35%	**	2,231,614
ALLY MASTER OWNER TRUST AMOT 2014 4 A2	6/17/2019	1.43%	**	1,000,591
ALTERA CORP COMPANY GUAR 11/18 2.5	11/15/2018	2.50%	**	574,757
ALTRIA GROUP INC COMPANY GUAR 01/24 4	1/31/2024	4.00%	**	2,583,429
ALTRIA GROUP INC COMPANY GUAR 05/21 4.75	5/5/2021	4.75%	**	5,083,908
ALTRIA GROUP INC COMPANY GUAR 08/19 9.25	8/6/2019	9.25%	**	4,583,011
ALTRIA GROUP INC COMPANY GUAR 08/22 2.85	8/9/2022	2.85%	**	1,161,421
AMAZON.COM INC SR UNSECURED 11/17 1.2	11/29/2017	1.20%	**	780,300
AMAZON.COM INC SR UNSECURED 12/19 2.6	12/5/2019	2.60%	**	519,028
AMAZON.COM INC SR UNSECURED 12/34 4.8	12/5/2034	4.80%	**	5,503,300
AMAZON.COM INC SR UNSECURED 12/44 4.95	12/5/2044	4.95%	**	2,052,983
AMER AIRLN 14 1 A PTT PASS THRU CE 04/28 3.7	4/1/2028	3.70%	**	223,518
AMERICAN AIRLINES 2013 2 PASS THRU CE 07/24 4.95	7/15/2024	4.95%	**	660,343
AMERICAN CAMPUS CMNTYS COMPANY GUAR 07/24 4.125	7/1/2024	4.13%	**	1,025,286
AMERICAN ELECTRIC POWER SR UNSECURED 12/17 1.65	12/15/2017	1.65%	**	1,395,464
AMERICAN EXPR CENTURION SR UNSECURED 09/17 6	9/13/2017	6.00%	**	257,729
AMERICAN EXPRESS CO SR UNSECURED 05/18 1.55	5/22/2018	1.55%	**	5,988,342
AMERICAN EXPRESS CO SR UNSECURED 05/19 8.125	5/20/2019	8.13%	**	193,356
AMERICAN EXPRESS CO SR UNSECURED 12/22 2.65	12/2/2022	2.65%	**	2,998,156
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2013 2 A	5/17/2021	1.12%	**	6,519,950
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2013 2 B	5/17/2021	1.40%	**	3,012,080
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2014 3 A	4/15/2020	1.49%	**	1,575,567
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2014 4 A	6/15/2020	1.43%	**	490,812
AMERICAN EXPRESS CREDIT SR UNSECURED 05/21 2.25	5/5/2021	2.25%	**	494,042
AMERICAN EXPRESS CREDIT SR UNSECURED 07/18 1.8	7/31/2018	1.80%	**	4,645,967
AMERICAN EXPRESS CREDIT SR UNSECURED 08/19 2.25	8/15/2019	2.25%	**	1,106,122
AMERICAN EXPRESS CREDIT SR UNSECURED 09/17 1.55	9/22/2017	1.55%	**	7,691,559
AMERICAN HONDA FINANCE SR UNSECURED 03/18 1.5	3/13/2018	1.50%	**	549,922
AMERICAN HONDA FINANCE SR UNSECURED 07/18 1.6	7/13/2018	1.60%	**	461,003
AMERICAN HONDA FINANCE SR UNSECURED 08/19 2.25	8/15/2019	2.25%	**	313,018
AMERICAN HONDA FINANCE SR UNSECURED 09/20 2.45	9/24/2020	2.45%	**	713,671
AMERICAN HONDA FINANCE SR UNSECURED 09/21 1.7	9/9/2021	1.70%	**	1,930,124

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
AMERICAN HONDA FINANCE SR UNSECURED 10/18 2.125	10/10/2018	2.13%	**	302,346
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	5.85%	**	291,974
AMERICAN INTL GROUP SR UNSECURED 03/21 3.3	3/1/2021	3.30%	**	6,808,409
AMERICAN INTL GROUP SR UNSECURED 06/22 4.875	6/1/2022	4.88%	**	781,334
AMERICAN INTL GROUP SR UNSECURED 07/19 2.3	7/16/2019	2.30%	**	874,106
AMERICAN INTL GROUP SR UNSECURED 12/20 6.4	12/15/2020	6.40%	**	734,387
AMERICAN TOWER CORP SR UNSECURED 01/27 3.125	1/15/2027	3.13%	**	2,860,249
AMERICAN TOWER CORP SR UNSECURED 02/24 5	2/15/2024	5.00%	**	14,725,534
AMERICAN TOWER CORP SR UNSECURED 02/26 4.4	2/15/2026	4.40%	**	817,482
AMERICOLD LLC TRUST ACRE 2010 ARTA A2FL 144A	1/14/2029	2.19%	**	5,667,916
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 4 B	9/10/2018	1.66%	**	300,982
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 5 B	1/8/2019	1.52%	**	1,335,894
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 2 A3	2/8/2019	0.94%	**	1,136,655
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2015 2 A3	1/8/2020	1.27%	**	2,031,355
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2016 1 A3	10/8/2020	1.81%	**	1,002,224
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2016 3 A2B	11/8/2019	1.21%	**	6,607,121
AMERIPRISE FINANCIAL INC SR UNSECURED 03/20 5.3	3/15/2020	5.30%	**	303,495
AMERIQUEST MORTGAGE SECURITIES AMSI 2004 R11 A1	11/25/2034	1.19%	**	2,079
AMGEN INC SR UNSECURED 02/19 5.7	2/1/2019	5.70%	**	6,878,790
AMGEN INC SR UNSECURED 05/17 1.25	5/22/2017	1.25%	**	300,030
AMGEN INC SR UNSECURED 05/17 2.125	5/15/2017	2.13%	**	266,868
AMGEN INC SR UNSECURED 05/19 2.2	5/22/2019	2.20%	**	5,743,999
AMGEN INC SR UNSECURED 05/19 VAR	5/22/2019	1.52%	**	603,657
AMGEN INC SR UNSECURED 05/22 3.625	5/15/2022	3.63%	**	206,680
AMGEN INC SR UNSECURED 05/24 3.625	5/22/2024	3.63%	**	4,745,411
AMGEN INC SR UNSECURED 06/17 5.85	6/1/2017	5.85%	**	203,667
AMGEN INC SR UNSECURED 06/18 6.15	6/1/2018	6.15%	**	344,678
AMGEN INC SR UNSECURED 06/21 4.1	6/15/2021	4.10%	**	173,938
AMGEN INC SR UNSECURED 08/26 2.6	8/19/2026	2.60%	**	6,485,300
AMGEN INC SR UNSECURED 11/21 3.875	11/15/2021	3.88%	**	6,856,651
ANADARKO PETROLEUM CORP SR UNSECURED 03/19 8.7	3/15/2019	8.70%	**	454,587
ANADARKO PETROLEUM CORP SR UNSECURED 03/21 4.85	3/15/2021	4.85%	**	5,908,031
ANADARKO PETROLEUM CORP SR UNSECURED 03/26 5.55	3/15/2026	5.55%	**	3,637,595
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 02/19 1.9	2/1/2019	1.90%	**	10,339,817
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 02/21 2.65	2/1/2021	2.65%	**	15,121,376
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 02/23 3.3	2/1/2023	3.30%	**	3,088,817
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/19 7.75	1/15/2019	7.75%	**	417,701
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/20 5.375	1/15/2020	5.38%	**	3,381,151
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/20 5	4/15/2020	5.00%	**	1,320,639
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 08/18 2.2	8/1/2018	2.20%	**	604,054
ANTHEM INC SR UNSECURED 01/18 1.875	1/15/2018	1.88%	**	300,132
ANTHEM INC SR UNSECURED 06/17 5.875	6/15/2017	5.88%	**	4,279,890
ANZ NEW ZEALAND INTL/LDN COMPANY GUAR 144A 03/18 1.75	3/29/2018	1.75%	**	1,183,041
APACHE CORP SR UNSECURED 04/22 3.25	4/15/2022	3.25%	**	6,175,511
APPALACHIAN POWER CO SR UNSECURED 06/17 5	6/1/2017	5.00%	**	202,688
APPLE INC SR UNSECURED 02/21 VAR	2/23/2021	2.05%	**	6,399,840
APPLE INC SR UNSECURED 05/21 2.85	5/6/2021	2.85%	**	6,083,646

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
APPLE INC SR UNSECURED 08/26 2.45	8/4/2026	2.45%	**	5,556,198
APPLE INC SR UNSECURED 08/46 3.85	8/4/2046	3.85%	**	4,790,705
ARCH CAPITAL FINANCE LLC COMPANY GUAR 12/26 4.011	12/15/2026	4.01%	**	694,858
ARGENT SECURITIES INC. ARSI 2003 W3 M1	9/25/2033	1.88%	**	270,828
ARGENT SECURITIES INC. ARSI 2004 W11 M2	11/25/2034	1.81%	**	3,186,668
ARGENT SECURITIES INC. ARSI 2004 W5 AV3B	4/25/2034	1.66%	**	763,289
ARIZONA PUBLIC SERVICE SR UNSECURED 01/20 2.2	1/15/2020	2.20%	**	114,134
ARROW ELECTRONICS INC SR UNSECURED 03/18 3	3/1/2018	3.00%	**	202,278
ARROW ELECTRONICS INC SR UNSECURED 06/18 6.875	6/1/2018	6.88%	**	95,648
ASIAN DEVELOPMENT BANK SR UNSECURED 01/20 1.5	1/22/2020	1.50%	**	20,892,720
ASIAN DEVELOPMENT BANK SR UNSECURED 03/19 1.75	3/21/2019	1.75%	**	13,640,320
ASSET BACKED SECURITIES CORP H ABSHE 2003 HE7 M1	12/15/2033	1.51%	**	1,624,527
ASTRAZENECA PLC SR UNSECURED 11/18 1.75	11/16/2018	1.75%	**	3,255,808
ASTRAZENECA PLC SR UNSECURED 11/25 3.375	11/16/2025	3.38%	**	7,050,953
AT+T INC SR UNSECURED 01/18 1.75	1/15/2018	1.75%	**	410,251
AT+T INC SR UNSECURED 02/17 1.6	2/15/2017	1.60%	**	800,215
AT+T INC SR UNSECURED 02/18 5.5	2/1/2018	5.50%	**	2,987,102
AT+T INC SR UNSECURED 02/19 5.8	2/15/2019	5.80%	**	430,091
AT+T INC SR UNSECURED 02/21 2.8	2/17/2021	2.80%	**	198,411
AT+T INC SR UNSECURED 02/22 3	2/15/2022	3.00%	**	425,803
AT+T INC SR UNSECURED 02/26 4.125	2/17/2026	4.13%	**	3,645,238
AT+T INC SR UNSECURED 02/47 5.65	2/15/2047	5.65%	**	4,289,980
AT+T INC SR UNSECURED 03/17 2.4	3/15/2017	2.40%	**	300,737
AT+T INC SR UNSECURED 03/19 2.3	3/11/2019	2.30%	**	11,895,433
AT+T INC SR UNSECURED 03/22 3.8	3/15/2022	3.80%	**	1,501,829
AT+T INC SR UNSECURED 05/21 4.45	5/15/2021	4.45%	**	52,879
AT+T INC SR UNSECURED 05/25 3.4	5/15/2025	3.40%	**	19,180,078
AT+T INC SR UNSECURED 06/20 2.45	6/30/2020	2.45%	**	7,020,736
AT+T INC SR UNSECURED 06/22 3	6/30/2022	3.00%	**	701,851
AT+T INC SR UNSECURED 08/21 3.875	8/15/2021	3.88%	**	41,298
ATLANTA GA ARPT REVENUE ATLAPT 01/19 FIXED 5	1/1/2019	5.00%	**	3,320,609
ATLANTA GA WTR WSTWTR REVENU ATLUTL 11/26 FIXED OID 6	11/1/2026	6.00%	**	3,200,493
ATMOS ENERGY CORP SR UNSECURED 06/17 6.35	6/15/2017	6.35%	**	536,969
AUST + NZ BANKING GRP NY SR UNSECURED 01/18 1.5	1/16/2018	1.50%	**	249,827
AUST + NZ BANKING GRP NY SR UNSECURED 09/19 2.05	9/23/2019	2.05%	**	13,116,714
AUTOZONE INC SR UNSECURED 04/19 1.625	4/21/2019	1.63%	**	2,378,093
AUTOZONE INC SR UNSECURED 04/21 2.5	4/15/2021	2.50%	**	1,072,809
AVALONBAY COMMUNITIES IN SR UNSECURED 10/20 3.625	10/1/2020	3.63%	**	5,191,920
AVIATION CAPITAL GROUP SR UNSECURED 144A 04/21 6.75	4/6/2021	6.75%	**	1,201,200
AVIS BUDGET RENTAL CAR FUNDING AESOP 2013 1A A 144A	9/20/2019	1.92%	**	14,327,596
AVIS BUDGET RENTAL CAR FUNDING AESOP 2015 1A A 144A	7/20/2021	2.50%	**	12,801,857
AVIS BUDGET RENTAL CAR FUNDING AESOP 2015 2A A 144A	12/20/2021	2.63%	**	5,432,726
AXIS SPECIALTY FINAN PLC COMPANY GUAR 04/19 2.65	4/1/2019	2.65%	**	2,517,228
AXIS SPECIALTY FINANCE COMPANY GUAR 06/20 5.875	6/1/2020	5.88%	**	920,746
BACARDI LTD COMPANY GUAR 144A 04/19 8.2	4/1/2019	8.20%	**	186,451
BALTIMORE GAS + ELECTRIC SR UNSECURED 07/23 3.35	7/1/2023	3.35%	**	342,925
BALTIMORE GAS + ELECTRIC SR UNSECURED 08/26 2.4	8/15/2026	2.40%	**	5,508,724

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BALTIMORE GAS + ELECTRIC SR UNSECURED 08/46 3.5	8/15/2046	3.50%	**	5,398,734
BAMLL DB TRUST BMLDB 2012 OSI A1 144A	4/13/2029	2.34%	**	179,723
BANC OF AMERICA COMMERCIAL MOR BACM 2006 3 A4	7/10/2044	5.89%	**	18,291
BANC OF AMERICA COMMERCIAL MOR BACM 2007 1 A4	1/15/2049	5.45%	**	82,826
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A1A	6/10/2049	5.55%	**	320,711
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A4	6/10/2049	5.55%	**	11,624,254
BANC OF AMERICA COMMERCIAL MOR BACM 2007 4 A1A	2/10/2051	5.77%	**	3,524,684
BANC OF AMERICA COMMERCIAL MOR BACM 2007 4 A4	2/10/2051	5.75%	**	1,456,138
BANC OF AMERICA COMMERCIAL MOR BACM 2016 UB10 A3	7/15/2049	2.90%	**	9,725,593
BANC OF AMERICA COMMERCIAL MOR BACM 2016 UB10 ASB	7/15/2049	3.02%	**	1,998,166
BANC OF AMERICA LARGE LOAN BALL 2009 UB2 A4AA 144A	2/24/2051	5.84%	**	1,170,031
BANC OF AMERICA MERRILL LYNCH BAMLL 2014 FL1 A 144A	12/15/2031	2.10%	**	8,527,339
BANC OF AMERICA SEURITIES LLC TBA CASH COLLATERAL USD			**	280,000
BANK OF AMERICA CORP SR UNSECURED 01/18 2	1/11/2018	2.00%	**	11,723,915
BANK OF AMERICA CORP SR UNSECURED 01/19 2.6	1/15/2019	2.60%	**	9,751,651
BANK OF AMERICA CORP SR UNSECURED 01/23 3.3	1/11/2023	3.30%	**	4,113,694
BANK OF AMERICA CORP SR UNSECURED 01/24 4.125	1/22/2024	4.13%	**	3,393,155
BANK OF AMERICA CORP SR UNSECURED 01/44 5	1/21/2044	5.00%	**	1,138,897
BANK OF AMERICA CORP SR UNSECURED 03/17 3.875	3/22/2017	3.88%	**	673,794
BANK OF AMERICA CORP SR UNSECURED 04/18 6.875	4/25/2018	6.88%	**	28,251,085
BANK OF AMERICA CORP SR UNSECURED 04/19 2.65	4/1/2019	2.65%	**	33,803,366
BANK OF AMERICA CORP SR UNSECURED 04/20 2.25	4/21/2020	2.25%	**	3,260,878
BANK OF AMERICA CORP SR UNSECURED 04/24 4	4/1/2024	4.00%	**	13,247,549
BANK OF AMERICA CORP SR UNSECURED 04/26 3.5	4/19/2026	3.50%	**	4,109,489
BANK OF AMERICA CORP SR UNSECURED 05/18 1.95	5/12/2018	1.95%	**	3,577,015
BANK OF AMERICA CORP SR UNSECURED 05/21 5	5/13/2021	5.00%	**	14,418,864
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	7.63%	**	943,922
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	7/1/2020	5.63%	**	1,770,280
BANK OF AMERICA CORP SR UNSECURED 08/17 6.4	8/28/2017	6.40%	**	14,059,302
BANK OF AMERICA CORP SR UNSECURED 08/25 3.875	8/1/2025	3.88%	**	1,626,930
BANK OF AMERICA CORP SR UNSECURED 09/17 6	9/1/2017	6.00%	**	23,188,042
BANK OF AMERICA CORP SR UNSECURED 10/20 2.625	10/19/2020	2.63%	**	9,105,196
BANK OF AMERICA CORP SR UNSECURED 11/20 2.151	11/9/2020	2.15%	**	2,672,799
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75%	**	3,977,660
BANK OF AMERICA CORP SUBORDINATED 01/25 4	1/22/2025	4.00%	**	790,992
BANK OF AMERICA CORP SUBORDINATED 03/19 5.49	3/15/2019	5.49%	**	318,254
BANK OF AMERICA CORP SUBORDINATED 03/26 4.45	3/3/2026	4.45%	**	963,553
BANK OF AMERICA CORP SUBORDINATED 04/25 3.95	4/21/2025	3.95%	**	1,891,429
BANK OF AMERICA CORP SUBORDINATED 08/24 4.2	8/26/2024	4.20%	**	6,132,598
BANK OF AMERICA CREDIT CARD TR BACCT 2014 A3 A	1/15/2020	0.99%	**	17,412,077
BANK OF AMERICA CREDIT CARD TR BACCT 2015 A2 A	9/15/2020	1.36%	**	2,998,617
BANK OF AMERICA NA SR UNSECURED 12/18 2.05	12/7/2018	2.05%	**	502,679
BANK OF MONTREAL COVERED 144A 06/22 1.75	6/15/2022	1.75%	**	20,401,814
BANK OF MONTREAL SR UNSECURED 01/19 2.375	1/25/2019	2.38%	**	504,329
BANK OF MONTREAL SR UNSECURED 04/18 1.4	4/10/2018	1.40%	**	598,450
BANK OF MONTREAL SR UNSECURED 04/18 1.45	4/9/2018	1.45%	**	1,072,463
BANK OF MONTREAL SR UNSECURED 07/18 1.8	7/31/2018	1.80%	**	3,312,079

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BANK OF MONTREAL SR UNSECURED 09/17 1.4	9/11/2017	1.40%	**	130,007
BANK OF MONTREAL SR UNSECURED 12/19 2.1	12/12/2019	2.10%	**	3,099,988
BANK OF NOVA SCOTIA COVERED 04/21 1.875	4/26/2021	1.88%	**	18,340,904
BANK OF NOVA SCOTIA COVERED 09/19 2.125	9/11/2019	2.13%	**	8,050,795
BANK OF NOVA SCOTIA SR UNSECURED 06/19 1.65	6/14/2019	1.65%	**	3,299,484
BANK OF NOVA SCOTIA SR UNSECURED 06/19 2.05	6/5/2019	2.05%	**	1,961,607
BANK OF NOVA SCOTIA SR UNSECURED 10/18 2.05	10/30/2018	2.05%	**	602,411
BANK OF NY MELLON CORP SR UNSECURED 02/20 2.15	2/24/2020	2.15%	**	548,380
BANK OF NY MELLON CORP SR UNSECURED 03/19 2.2	3/4/2019	2.20%	**	1,158,204
BANK OF NY MELLON CORP SR UNSECURED 04/21 2.5	4/15/2021	2.50%	**	2,017,241
BANK OF NY MELLON CORP SR UNSECURED 08/23 2.2	8/16/2023	2.20%	**	6,115,691
BANK OF NY MELLON CORP SR UNSECURED 11/20 2.45	11/27/2020	2.45%	**	200,073
BANK TOKYO MIT UFJ NY	1/4/2017		**	9,997,733
BANK TOKYO MIT UFJ NY	1/5/2017		**	14,996,263
BANK TOKYO MIT UFJ NY	1/5/2017	0.01%	**	9,998,736
BARCLAYS BANK PLC SUBORDINATED 144A 06/21 10.179	6/12/2021	10.18%	**	13,100,041
BARCLAYS BANK PLC SUBORDINATED 144A 12/17 6.05	12/4/2017	6.05%	**	898,786
BARCLAYS CAPITAL INC TBA CASH COLLATERAL			**	310,000
BARCLAYS CAPITAL REPO REPO	1/3/2017	0.62%	**	150,000,000
BARCLAYS PLC SR UNSECURED 01/26 4.375	1/12/2026	4.38%	**	1,569,874
BARCLAYS PLC SR UNSECURED 08/21 3.2	8/10/2021	3.20%	**	1,912,537
BARCLAYS PLC SR UNSECURED 08/45 5.25	8/17/2045	5.25%	**	6,317,065
BARCLAYS PLC SR UNSECURED 11/19 2.75	11/8/2019	2.75%	**	2,888,354
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	4/1/2019	6.95%	**	539,271
BARRICK GOLD CORP SR UNSECURED 05/23 4.1	5/1/2023	4.10%	**	505,740
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	5/30/2021	4.40%	**	452,919
BAT INTL FINANCE PLC COMPANY GUAR 144A 06/18 1.85	6/15/2018	1.85%	**	6,753,058
BAT INTL FINANCE PLC COMPANY GUAR 144A 06/20 2.75	6/15/2020	2.75%	**	6,444,287
BAT INTL FINANCE PLC COMPANY GUAR 144A 06/22 3.5	6/15/2022	3.50%	**	1,229,924
BAXALTA INC COMPANY GUAR 06/18 2	6/22/2018	2.00%	**	3,390,180
BAYER US FINANCE LLC COMPANY GUAR 144A 10/17 1.5	10/6/2017	1.50%	**	3,969,781
BAYER US FINANCE LLC COMPANY GUAR 144A 10/19 2.375	10/8/2019	2.38%	**	400,708
BB+T CORPORATION SR UNSECURED 01/20 2.45	1/15/2020	2.45%	**	12,456,865
BB+T CORPORATION SR UNSECURED 02/19 2.25	2/1/2019	2.25%	**	604,674
BB+T CORPORATION SR UNSECURED 06/18 2.05	6/19/2018	2.05%	**	3,247,698
BB+T CORPORATION SR UNSECURED 06/20 2.625	6/29/2020	2.63%	**	2,328,097
BB+T CORPORATION SR UNSECURED 08/17 1.6	8/15/2017	1.60%	**	5,619,354
BB+T CORPORATION SUBORDINATED 11/19 5.25	11/1/2019	5.25%	**	59,423
BEAM SUNTORY INC COMPANY GUAR 05/17 1.875	5/15/2017	1.88%	**	450,644
BEAR STEARNS ADJUSTABLE RATE M BSARM 2000 2 A1	11/25/2030	2.75%	**	26,355
BEAR STEARNS ADJUSTABLE RATE M BSARM 2002 11 1A1	2/25/2033	2.75%	**	2,965
BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 9 2A1	2/25/2034	3.33%	**	505,495
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 10 22A1	1/25/2035	3.59%	**	75,586
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A1	3/25/2035	2.92%	**	2,467,983

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A2	3/25/2035	3.13%	**	19,274
BEAR STEARNS ALT A TRUST BALTA 2005 4 23A2	5/25/2035	2.98%	**	1,446,657
BEAR STEARNS ASSET BACKED SECU BSABS 2004 BO1 M4	10/25/2034	1.79%	**	100,512
BEAR STEARNS ASSET BACKED SECU BSABS 2005 SD1 1A3	8/25/2043	1.16%	**	251,728
BEAR STEARNS ASSET BACKED SECU BSABS 2006 SD3 1A1A	8/25/2036	5.50%	**	826,496
BEAR STEARNS ASSET BACKED SECU BSABS 2007 HE7 1A1	10/25/2037	1.58%	**	733,001
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW15 A1A	2/11/2044	5.32%	**	4,537,477
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T26 A1A	1/12/2045	5.45%	**	1,854,547
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T26 A4	1/12/2045	5.47%	**	6,328,211
BEAR STEARNS COS LLC COMPANY GUAR 02/18 7.25	2/1/2018	7.25%	**	10,217,288
BEAR STEARNS COS LLC COMPANY GUAR 10/17 6.4	10/2/2017	6.40%	**	5,159,011
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 1A1	1/26/2036	2.97%	**	82,043
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 2A1	12/26/2046	2.78%	**	2,695,852
BECTON DICKINSON AND CO SR UNSECURED 04/18 4.9	4/15/2018	4.90%	**	207,976
BECTON DICKINSON AND CO SR UNSECURED 12/17 1.8	12/15/2017	1.80%	**	10,082,876
BECTON DICKINSON AND CO SR UNSECURED 12/19 2.675	12/15/2019	2.68%	**	2,899,758
BECTON DICKINSON AND CO SR UNSECURED 12/24 3.734	12/15/2024	3.73%	**	260,769
BECTON DICKINSON AND CO SR UNSECURED 12/44 4.685	12/15/2044	4.69%	**	673,364
BELGIUM KINGDOM SR UNSECURED 144A REGS 08/19 1	8/3/2019	1.13%	**	3,171,077
BERKSHIRE HATHAWAY ENERG SR UNSECURED 02/20 2.4	2/1/2020	2.40%	**	5,815,793
BERKSHIRE HATHAWAY ENERG SR UNSECURED 02/25 3.5	2/1/2025	3.50%	**	5,099,065
BERKSHIRE HATHAWAY ENERG SR UNSECURED 04/18 5.75	4/1/2018	5.75%	**	2,212,643
BERKSHIRE HATHAWAY ENERG SR UNSECURED 05/17 1.1	5/15/2017	1.10%	**	200,003
BERKSHIRE HATHAWAY FIN COMPANY GUAR 03/19 1.7	3/15/2019	1.70%	**	2,987,351
BERKSHIRE HATHAWAY FIN COMPANY GUAR 08/19 1.3	8/15/2019	1.30%	**	3,319,196
BERKSHIRE HATHAWAY INC SR UNSECURED 03/23 2.75	3/15/2023	2.75%	**	2,590,240
BHP BILLITON FIN USA LTD COMPANY GUAR 02/17 1.625	2/24/2017	1.63%	**	2,576,939
BHP BILLITON FIN USA LTD COMPANY GUAR 04/19 6.5	4/1/2019	6.50%	**	510,442
BHP BILLITON FIN USA LTD COMPANY GUAR 09/18 2.05	9/30/2018	2.05%	**	6,081,899
BIOGEN INC SR UNSECURED 03/18 6.875	3/1/2018	6.88%	**	370,135
BIOGEN INC SR UNSECURED 09/20 2.9	9/15/2020	2.90%	**	202,551
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 03/18 1.7	3/5/2018	1.70%	**	4,570,273
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 03/19 2.3	3/10/2019	2.30%	**	400,157
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 03/20 2.3	3/5/2020	2.30%	**	296,670
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 09/24 3.25	9/8/2024	3.25%	**	20,011,962
BLACK HILLS CORP SR UNSECURED 01/19 2.5	1/11/2019	2.50%	**	6,606,235
BLACKROCK INC SR UNSECURED 12/19 5	12/10/2019	5.00%	**	635,339
BMW US CAPITAL LLC COMPANY GUAR 144A 09/19 1.45	9/13/2019	1.45%	**	5,287,132
BMW VEHICLE LEASE TRUST BMWLT 2015 2 A4	2/20/2019	1.55%	**	1,250,864
BMW VEHICLE LEASE TRUST BMWLT 2016 1 A3	1/22/2019	1.34%	**	1,035,899
BMW VEHICLE LEASE TRUST BMWLT 2016 2 A3	9/20/2019	1.43%	**	1,095,449
BMW VEHICLE OWNER TRUST BMWOT 2016 A A4	12/27/2022	1.37%	**	5,784,967
BNP PARIBAS SR UNSECURED 08/18 2.7	8/20/2018	2.70%	**	3,423,984
BNP PARIBAS SR UNSECURED 09/17 2.375	9/14/2017	2.38%	**	5,566,924
BNZ INTL FUNDING/LONDON COMPANY GUAR 144A 03/19 2.35	3/4/2019	2.35%	**	4,094,566
BOARDWALK PIPELINES LLC COMPANY GUAR 02/17 5.5	2/1/2017	5.50%	**	250,666
BOSTON PROPERTIES LP SR UNSECURED 05/21 4.125	5/15/2021	4.13%	**	739,582

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
BOSTON PROPERTIES LP SR UNSECURED 11/18 3.7	11/15/2018	3.70%	**	293,561
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6	1/15/2020	6.00%	**	4,430,487
BOSTON SCIENTIFIC CORP SR UNSECURED 05/20 2.85	5/15/2020	2.85%	**	1,050,435
BOSTON SCIENTIFIC CORP SR UNSECURED 10/23 4.125	10/1/2023	4.13%	**	3,008,611
BP CAP MARKETS AMERICA COMPANY GUAR 06/18 4.2	6/15/2018	4.20%	**	310,205
BP CAPITAL MARKETS PLC COMPANY GUAR 01/27 3.017	1/16/2027	3.02%	**	2,036,285
BP CAPITAL MARKETS PLC COMPANY GUAR 02/18 1.674	2/13/2018	1.67%	**	4,378,418
BP CAPITAL MARKETS PLC COMPANY GUAR 03/19 4.75	3/10/2019	4.75%	**	202,473
BP CAPITAL MARKETS PLC COMPANY GUAR 03/25 3.506	3/17/2025	3.51%	**	2,009,024
BP CAPITAL MARKETS PLC COMPANY GUAR 05/18 1.375	5/10/2018	1.38%	**	213,340
BP CAPITAL MARKETS PLC COMPANY GUAR 05/19 1.676	5/3/2019	1.68%	**	4,334,109
BP CAPITAL MARKETS PLC COMPANY GUAR 05/22 3.245	5/6/2022	3.25%	**	1,128,352
BP CAPITAL MARKETS PLC COMPANY GUAR 05/26 3.119	5/4/2026	3.12%	**	244,167
BP CAPITAL MARKETS PLC COMPANY GUAR 09/21 2.112	9/16/2021	2.11%	**	5,523,875
BP CAPITAL MARKETS PLC COMPANY GUAR 11/17 1.375	11/6/2017	1.38%	**	999,433
BP CAPITAL MARKETS PLC COMPANY GUAR 11/23 3.216	11/28/2023	3.22%	**	1,838,180
BPCE SA BANK GUARANT 12/21 2.75	12/2/2021	2.75%	**	494,582
BPCE SA COMPANY GUAR 01/18 1.625	1/26/2018	1.63%	**	498,785
BPCE SA COMPANY GUAR 02/17 1.625	2/10/2017	1.63%	**	3,440,774
BPCE SA SR UNSECURED 07/17 1.6125	7/25/2017	1.61%	**	1,632,760
BPCE SA SUBORDINATED 144A 07/24 4.625	7/11/2024	4.63%	**	5,730,794
BRAINTREE MA BRA 05/27 FIXED 5	5/15/2027	5.00%	**	2,598,768
BRANCH BANKING + TRUST SR UNSECURED 04/21 2.85	4/1/2021	2.85%	**	304,593
BRITISH COLUMBIA PROV OF SR UNSECURED 10/22 2	10/23/2022	2.00%	**	5,519,406
BRITISH TELECOM PLC SR UNSECURED 01/18 5.95	1/15/2018	5.95%	**	4,347,024
BRITISH TELECOM PLC SR UNSECURED 02/19 2.35	2/14/2019	2.35%	**	3,862,395
BRIXMOR OPERATING PART SR UNSECURED 02/25 3.85	2/1/2025	3.85%	**	2,166,364
BUCKEYE PARTNERS LP SR UNSECURED 01/18 6.05	1/15/2018	6.05%	**	581,960
BUCKEYE PARTNERS LP SR UNSECURED 11/18 2.65	11/15/2018	2.65%	**	196,282
BUNGE LIMITED FINANCE CO COMPANY GUAR 06/17 3.2	6/15/2017	3.20%	**	100,753
BURLINGTN NORTH SANTA FE SR UNSECURED 03/18 5.75	3/15/2018	5.75%	**	1,340,230
BURLINGTN NORTH SANTA FE SR UNSECURED 03/23 3	3/15/2023	3.00%	**	4,554,635
BURLINGTN NORTH SANTA FE SR UNSECURED 05/17 5.65	5/1/2017	5.65%	**	349,652
BURLINGTN NORTH SANTA FE SR UNSECURED 06/21 4.1	6/1/2021	4.10%	**	159,886
BURLINGTN NORTH SANTA FE SR UNSECURED 09/44 4.55	9/1/2044	4.55%	**	935,658
CABELA S MASTER CREDIT CARD TR CABMT 2016 1 A1	6/15/2022	1.78%	**	9,776,997
CALIFORNIA ST CAS 03/19 FIXED 6.2	3/1/2019	6.20%	**	545,460
CALIFORNIA ST CAS 03/22 FIXED 6.65	3/1/2022	6.65%	**	12,660,775
CALIFORNIA ST CAS 03/40 FIXED 7.625	3/1/2040	7.63%	**	147,952
CALIFORNIA ST CAS 04/34 FIXED 7.5	4/1/2034	7.50%	**	1,095,463
CALIFORNIA ST CAS 08/19 FIXED 5	8/1/2019	5.00%	**	7,951,160
CALIFORNIA ST CAS 10/19 FIXED 6.2	10/1/2019	6.20%	**	1,999,620
CALIFORNIA ST UNIV REVENUE CASHGR 11/40 FIXED 6	11/1/2040	6.00%	**	2,000,865
CANADIAN IMPERIAL BANK SR UNSECURED 01/18 1.55	1/23/2018	1.55%	**	250,044
CANADIAN IMPERIAL BANK SR UNSECURED 09/19 1.6	9/6/2019	1.60%	**	2,916,969
CANADIAN NATL RAILWAY SR UNSECURED 03/19 5.55	3/1/2019	5.55%	**	3,419,871
CANADIAN NATL RAILWAY SR UNSECURED 07/18 6.8	7/15/2018	6.80%	**	661,224

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CANADIAN NATL RESOURCES SR UNSECURED 02/18 5.9	2/1/2018	5.90%	**	405,974
CANADIAN NATL RESOURCES SR UNSECURED 05/17 5.7	5/15/2017	5.70%	**	355,210
CANADIAN PACIFIC RR CO SR UNSECURED 05/18 6.5	5/15/2018	6.50%	**	254,623
CANADIAN PACIFIC RR CO SR UNSECURED 05/19 7.25	5/15/2019	7.25%	**	3,273,341
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A3	6/20/2018	1.32%	**	75,482
CAPITAL AUTO RECEIVABLES ASSET AFIN 2015 2 A2	9/20/2018	1.39%	**	2,596,547
CAPITAL AUTO RECEIVABLES ASSET AFIN 2015 3 A3	1/21/2020	1.94%	**	3,015,201
CAPITAL AUTO RECEIVABLES ASSET AFIN 2015 4 A2	3/20/2019	1.62%	**	680,486
CAPITAL AUTO RECEIVABLES ASSET AFIN 2016 1 A3	4/20/2020	1.73%	**	2,092,936
CAPITAL ONE BANK USA NA SR UNSECURED 11/18 2.15	11/21/2018	2.15%	**	7,478,490
CAPITAL ONE FINANCIAL CO SR UNSECURED 02/17 5.25	2/21/2017	5.25%	**	8,540,817
CAPITAL ONE FINANCIAL CO SR UNSECURED 04/19 2.45	4/24/2019	2.45%	**	3,018,996
CAPITAL ONE FINANCIAL CO SR UNSECURED 09/17 6.75	9/15/2017	6.75%	**	207,144
CAPITAL ONE MULTI ASSET EXECUT COMET 2015 A7 A7	8/16/2021	1.45%	**	3,602,455
CAPITAL ONE MULTI ASSET EXECUT COMET 2016 A4 A4	6/15/2022	1.33%	**	3,945,347
CAPITAL ONE MULTI ASSET EXECUT COMET 2016 A5 A5	6/17/2024	1.66%	**	9,722,205
CAPITAL ONE MULTI ASSET EXECUT COMET 2016 A6 A6	9/15/2022	1.82%	**	3,788,347
CAPITAL ONE NA SR UNSECURED 02/18 1.65	2/5/2018	1.65%	**	673,689
CAPITAL ONE NA SR UNSECURED 07/21 2.95	7/23/2021	2.95%	**	7,884,111
CAPITAL ONE NA SR UNSECURED 08/18 2.35	8/17/2018	2.35%	**	7,482,735
CAPITAL ONE NA SR UNSECURED 09/19 1.85	9/13/2019	1.85%	**	4,972,824
CAPITAL ONE NA SR UNSECURED 09/21 2.25	9/13/2021	2.25%	**	2,512,453
CARDINAL HEALTH INC SR UNSECURED 03/18 1.7	3/15/2018	1.70%	**	199,799
CARDINAL HEALTH INC SR UNSECURED 06/17 1.9	6/15/2017	1.90%	**	200,548
CARDINAL HEALTH INC SR UNSECURED 06/18 1.95	6/15/2018	1.95%	**	2,292,975
CARDINAL HEALTH INC SR UNSECURED 12/20 4.625	12/15/2020	4.63%	**	541,585
CARGILL INC SR UNSECURED 144A 03/17 1.9	3/1/2017	1.90%	**	420,580
CARGILL INC SR UNSECURED 144A 03/19 7.35	3/6/2019	7.35%	**	333,697
CARGILL INC SR UNSECURED 144A 11/17 6	11/27/2017	6.00%	**	364,274
CARMAX AUTO OWNER TRUST CARMX 2013 4 A3	7/16/2018	0.80%	**	84,739
CARMAX AUTO OWNER TRUST CARMX 2014 3 A3	6/17/2019	1.16%	**	1,719,818
CARMAX AUTO OWNER TRUST CARMX 2014 4 A3	11/15/2019	1.25%	**	1,098,959
CARMAX AUTO OWNER TRUST CARMX 2015 2 A4	3/15/2021	1.80%	**	4,899,006
CARMAX AUTO OWNER TRUST CARMX 2015 3 A3	5/15/2020	1.63%	**	6,887,855
CARMAX AUTO OWNER TRUST CARMX 2015 4 A3	11/16/2020	1.56%	**	3,001,141
CARMAX AUTO OWNER TRUST CARMX 2016 1 A3	11/16/2020	1.61%	**	1,263,008
CARMAX AUTO OWNER TRUST CARMX 2016 2 A3	2/16/2021	1.52%	**	1,493,335
CARMAX AUTO OWNER TRUST CARMX 2016 2 A4	9/15/2021	1.68%	**	4,765,681
CARMAX AUTO OWNER TRUST CARMX 2016 4 A3	8/15/2021	1.40%	**	1,517,338
CARMAX AUTO OWNER TRUST CARMX 2016 4 A4	6/15/2022	1.60%	**	2,202,274
CATERPILLAR FINANCIAL SE SR UNSECURED 06/19 2.1	6/9/2019	2.10%	**	652,367
CATERPILLAR FINANCIAL SE SR UNSECURED 09/17 5.85	9/1/2017	5.85%	**	1,132,137
CATERPILLAR FINANCIAL SE SR UNSECURED 10/18 7.05	10/1/2018	7.05%	**	272,483
CATERPILLAR FINANCIAL SE SR UNSECURED 12/19 2.25	12/1/2019	2.25%	**	4,386,839
CATERPILLAR FINL SERVICE SR UNSECURED 05/19 1.35	5/18/2019	1.35%	**	522,669
CATERPILLAR FINL SERVICE SR UNSECURED 11/18 1.8	11/13/2018	1.80%	**	200,002
CATERPILLAR INC SR UNSECURED 05/21 3.9	5/27/2021	3.90%	**	2,383,263

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CATHOLIC HEALTH INITIATI SECURED 11/17 1.6	11/1/2017	1.60%	**	140,613
CBS CORP COMPANY GUAR 02/21 4.3	2/15/2021	4.30%	**	243,847
CBS CORP COMPANY GUAR 04/20 5.75	4/15/2020	5.75%	**	629,190
CC HOLDINGS GS V LLC/CRO SR SECURED 04/23 3.849	4/15/2023	3.85%	**	609,738
CCBPGTUS0 FWCC BNP USD FORWARDS CASH COLLATERAL USD			**	500,000
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A1A	12/11/2049	5.29%	**	1,143,428
CD COMMERCIAL MORTGAGE TRUST CD 2016 CD2 A4	11/10/2049	3.53%	**	1,917,928
CD COMMERCIAL MORTGAGE TRUST CD 2016 CD2 ASB	11/10/2049	3.35%	**	3,075,968
CDGJ COMMERCIAL MORTGAGE TRUST CDGJ 2014 BXCH A 144A	12/15/2027	2.10%	**	12,882,575
CDP FINANCIAL COMPANY GUAR 144A 11/19 4.4	11/25/2019	4.40%	**	2,133,626
CELGENE CORP SR UNSECURED 05/19 2.25	5/15/2019	2.25%	**	360,205
CELGENE CORP SR UNSECURED 05/24 3.625	5/15/2024	3.63%	**	361,760
CELGENE CORP SR UNSECURED 08/18 2.125	8/15/2018	2.13%	**	9,329,316
CELGENE CORP SR UNSECURED 08/18 2.3	8/15/2018	2.30%	**	301,834
CELGENE CORP SR UNSECURED 08/22 3.55	8/15/2022	3.55%	**	266,653
CELGENE CORP SR UNSECURED 08/25 3.875	8/15/2025	3.88%	**	1,805,472
CENOVUS ENERGY INC SR UNSECURED 10/19 5.7	10/15/2019	5.70%	**	866,489
CENTERPOINT ENER HOUSTON GENL REF MOR 09/26 2.4	9/1/2026	2.40%	**	2,210,250
CENTERPOINT ENERGY RESOU SR UNSECURED 01/21 4.5	1/15/2021	4.50%	**	257,058
CF INDUSTRIES INC COMPANY GUAR 05/18 6.875	5/1/2018	6.88%	**	857,902
CF INDUSTRIES INC COMPANY GUAR 06/23 3.45	6/1/2023	3.45%	**	445,005
CGBAM COMMERCIAL MORTGAGE TRUS CGBAM 2016 IMC D 144A	11/15/2021	6.10%	**	4,476,777
CGGS COMMERCIAL MORTGAGE TRUST CGGS 2016 RNDA AFX 144A	2/10/2033	2.76%	**	5,950,050
CHARLES SCHWAB CORP SR UNSECURED 03/18 1.5	3/10/2018	1.50%	**	4,766,125
CHARTER COMM OPT LLC/CAP SR SECURED 07/20 3.579	7/23/2020	3.58%	**	11,804,119
CHARTER COMM OPT LLC/CAP SR SECURED 07/22 4.464	7/23/2022	4.46%	**	5,982,802
CHARTER COMM OPT LLC/CAP SR SECURED 07/25 4.908	7/23/2025	4.91%	**	2,740,218
CHASE ISSUANCE TRUST CHAIT 2007 C1 C1	4/15/2019	1.16%	**	17,048,590
CHASE ISSUANCE TRUST CHAIT 2012 A4 A4	8/16/2021	1.58%	**	1,241,835
CHASE ISSUANCE TRUST CHAIT 2015 A4 A4	4/15/2022	1.84%	**	10,299,643
CHASE ISSUANCE TRUST CHAIT 2015 A7 A7	7/15/2020	1.62%	**	6,012,001
CHASE ISSUANCE TRUST CHAIT 2016 A2 A	6/15/2021	1.37%	**	3,614,801
CHASE ISSUANCE TRUST CHAIT 2016 A3 A3	6/15/2023	1.25%	**	10,431,714
CHASE ISSUANCE TRUST CHAIT 2016 A4 A4	7/15/2022	1.49%	**	21,593,405
CHASE ISSUANCE TRUST CHAIT 2016 A5 A5	7/15/2021	1.27%	**	2,663,111
CHASE MORTGAGE FINANCE CORPORA CHASE 2007 A1 1A1	2/25/2037	3.13%	**	89,701
CHEVRON CORP SR UNSECURED 03/18 1.365	3/2/2018	1.37%	**	6,343,764
CHEVRON CORP SR UNSECURED 03/19 4.95	3/3/2019	4.95%	**	528,942
CHEVRON CORP SR UNSECURED 03/20 1.961	3/3/2020	1.96%	**	498,337
CHEVRON CORP SR UNSECURED 05/21 2.1	5/16/2021	2.10%	**	3,222,135
CHEVRON CORP SR UNSECURED 05/26 2.954	5/16/2026	2.95%	**	2,223,099
CHEVRON CORP SR UNSECURED 06/18 1.718	6/24/2018	1.72%	**	300,919
CHEVRON CORP SR UNSECURED 11/18 1.79	11/16/2018	1.79%	**	3,065,617
CHEVRON CORP SR UNSECURED 11/20 2.419	11/17/2020	2.42%	**	189,339
CHEVRON PHILLIPS CHEM CO SR UNSECURED 144A 05/18 1.7	5/1/2018	1.70%	**	1,970,207
CHICAGO IL CHI 01/33 FIXED OID 7.375	1/1/2033	7.38%	**	1,660,656
CHICAGO IL CHI 01/42 FIXED OID 7.75	1/1/2042	7.75%	**	2,739,015

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90%	**	502,840
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.90%	**	625,860
CHRYSLER CAPITAL AUTO RECEIVAB CCART 2015 BA A2 144A	12/17/2018	1.46%	**	3,875,538
CHRYSLER CAPITAL AUTO RECEIVAB CCART 2016 BA A2 144A	1/15/2020	1.36%	**	2,395,008
CHUBB CORP COMPANY GUAR 05/18 5.75	5/15/2018	5.75%	**	596,229
CHUBB INA HOLDINGS INC COMPANY GUAR 03/23 2.7	3/13/2023	2.70%	**	1,029,084
CHUBB INA HOLDINGS INC COMPANY GUAR 05/26 3.35	5/3/2026	3.35%	**	486,197
CHUBB INA HOLDINGS INC COMPANY GUAR 11/20 2.3	11/3/2020	2.30%	**	3,799,129
CHUBB INA HOLDINGS INC COMPANY GUAR 11/22 2.875	11/3/2022	2.88%	**	3,866,378
CIGNA CORP SR UNSECURED 02/22 4	2/15/2022	4.00%	**	3,823,690
CIGNA CORP SR UNSECURED 03/17 5.375	3/15/2017	5.38%	**	972,358
CIGNA CORP SR UNSECURED 12/20 4.375	12/15/2020	4.38%	**	1,004,588
CISCO SYSTEMS INC SR UNSECURED 02/18 1.4	2/28/2018	1.40%	**	285,489
CISCO SYSTEMS INC SR UNSECURED 02/19 4.95	2/15/2019	4.95%	**	187,073
CISCO SYSTEMS INC SR UNSECURED 03/19 2.125	3/1/2019	2.13%	**	531,918
CISCO SYSTEMS INC SR UNSECURED 06/18 1.65	6/15/2018	1.65%	**	3,981,977
CIT GROUP HOME EQUITY LOAN TRU CITHE 2002 1 AF5	2/25/2033	7.21%	**	414,294
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A1 A1	1/23/2023	2.88%	**	8,765,470
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A2 A2	2/22/2019	1.02%	**	2,599,899
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A6 A6	7/15/2021	2.15%	**	705,487
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A8 A8	4/9/2020	1.73%	**	2,208,430
CITIBANK CREDIT CARD ISSUANCE CCCIT 2016 A1 A1	11/19/2021	1.75%	**	8,960,355
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A1A	12/10/2049	5.71%	**	7,407,533
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A4	12/10/2049	5.71%	**	13,702,779
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2015 GC27 A2	2/10/2048	2.69%	**	6,092,310
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2015 GC27 A3	2/10/2048	3.06%	**	1,929,022
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2015 GC33 A4	9/10/2058	3.78%	**	1,896,206
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2016 C2 AAB	8/10/2049	2.71%	**	8,817,462
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2016 C3 A3	11/15/2049	2.90%	**	6,781,640
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2016 GC36 A2	2/10/2049	2.29%	**	6,546,319
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2016 P3 AAB	4/15/2049	3.13%	**	11,058,266
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2016 P6 A3	12/10/2049	3.65%	**	3,794,869
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2016 P6 A5	12/10/2049	3.72%	**	1,922,100
CITIGROUP INC SR UNSECURED 01/26 3.7	1/12/2026	3.70%	**	6,536,178
CITIGROUP INC SR UNSECURED 02/18 1.8	2/5/2018	1.80%	**	1,244,304
CITIGROUP INC SR UNSECURED 02/20 2.4	2/18/2020	2.40%	**	928,113
CITIGROUP INC SR UNSECURED 03/17 VAR	3/10/2017	1.49%	**	21,313,227
CITIGROUP INC SR UNSECURED 04/18 1.7	4/27/2018	1.70%	**	4,515,027
CITIGROUP INC SR UNSECURED 05/18 1.75	5/1/2018	1.75%	**	1,297,230
CITIGROUP INC SR UNSECURED 05/19 8.5	5/22/2019	8.50%	**	969,711
CITIGROUP INC SR UNSECURED 06/19 2.05	6/7/2019	2.05%	**	498,113
CITIGROUP INC SR UNSECURED 07/45 4.65	7/30/2045	4.65%	**	361,538
CITIGROUP INC SR UNSECURED 08/21 2.35	8/2/2021	2.35%	**	4,890,995
CITIGROUP INC SR UNSECURED 09/18 2.5	9/26/2018	2.50%	**	6,178,538
CITIGROUP INC SR UNSECURED 11/17 1.85	11/24/2017	1.85%	**	15,679,579
CITIGROUP INC SR UNSECURED 12/18 2.05	12/7/2018	2.05%	**	7,083,207
CITIGROUP INC SUBORDINATED 05/23 3.5	5/15/2023	3.50%	**	5,701,536

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CITIGROUP INC SUBORDINATED 06/25 4.4	6/10/2025	4.40%	**	1,892,643
CITIGROUP INC SUBORDINATED 09/25 5.5	9/13/2025	5.50%	**	1,923,269
CITIGROUP INC SUBORDINATED 09/27 4.45	9/29/2027	4.45%	**	6,450,622
CITIGROUP INC SUBORDINATED 11/26 4.3	11/20/2026	4.30%	**	1,241,227
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A1	9/25/2035	2.69%	**	27,694
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2008 AR4 1A1A 144A	11/25/2038	3.00%	**	161,886
CITIZENS BANK NA/RI SR UNSECURED 05/21 2.55	5/13/2021	2.55%	**	1,267,173
CITIZENS BANK NA/RI SR UNSECURED 12/17 1.6	12/4/2017	1.60%	**	3,069,773
CITIZENS FINANCIAL GROUP SUBORDINATED 06/23 VAR	6/29/2023	5.16%	**	4,264,129
CITYLINE COMMERCIAL MORTGAGE T CLMT 2016 CLNE A 144A	11/10/2031	2.78%	**	5,732,549
CLEVELAND ELEC ILLUMINAT SR SECURED 11/17 7.88	11/1/2017	7.88%	**	157,768
CLEVELAND ELECTRIC ILLUM 1ST MORTGAGE 11/18 8.875	11/15/2018	8.88%	**	365,227
CLEVELAND ELECTRIC ILLUM SR UNSECURED 04/17 5.7	4/1/2017	5.70%	**	52,472
CNA FINANCIAL CORP SR UNSECURED 01/18 6.95	1/15/2018	6.95%	**	183,839
CNH EQUIPMENT TRUST CNH 2013 C A3	8/15/2018	1.02%	**	29,180
CNH EQUIPMENT TRUST CNH 2014 A A3	5/15/2019	0.84%	**	515,024
CNH EQUIPMENT TRUST CNH 2014 B A3	5/15/2019	0.91%	**	429,532
CNH EQUIPMENT TRUST CNH 2016 B A3	8/15/2021	1.63%	**	558,719
COBALT CMBS COMMERCIAL MORTGAG CWCI 2007 C2 A1A	4/15/2047	5.48%	**	574,450
COMCAST CABLE COMMUNICAT COMPANY GUAR 05/17 8.875	5/1/2017	8.88%	**	1,455,719
COMCAST CORP COMPANY GUAR 01/17 6.5	1/15/2017	6.50%	**	3,853,414
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	5.88%	**	1,682,849
COMCAST CORP COMPANY GUAR 02/25 3.375	2/15/2025	3.38%	**	2,021,092
COMCAST CORP COMPANY GUAR 03/20 5.15	3/1/2020	5.15%	**	3,454,832
COMCAST CORP COMPANY GUAR 05/18 5.7	5/15/2018	5.70%	**	844,496
COMCAST CORP COMPANY GUAR 07/19 5.7	7/1/2019	5.70%	**	109,399
COMERICA BANK SR UNSECURED 06/20 2.5	6/2/2020	2.50%	**	299,890
COMERICA INC SR UNSECURED 05/19 2.125	5/23/2019	2.13%	**	4,141,940
COMM MORTGAGE TRUST COMM 2012 CR3 A3	10/15/2045	2.82%	**	101,234
COMM MORTGAGE TRUST COMM 2012 CR4 A2	10/15/2045	1.80%	**	1,775,213
COMM MORTGAGE TRUST COMM 2013 CR12 A4	10/10/2046	4.05%	**	10,787,884
COMM MORTGAGE TRUST COMM 2013 CR12 AM	10/10/2046	4.30%	**	307,564
COMM MORTGAGE TRUST COMM 2013 CR12 B	10/10/2046	4.76%	**	279,533
COMM MORTGAGE TRUST COMM 2013 CR12 C	10/10/2046	5.08%	**	124,122
COMM MORTGAGE TRUST COMM 2013 CR8 A4	6/10/2046	3.33%	**	937,755
COMM MORTGAGE TRUST COMM 2013 CR9 ASB	7/10/2045	3.83%	**	14,705,547
COMM MORTGAGE TRUST COMM 2013 LC6 A3	1/10/2046	2.67%	**	3,512,341
COMM MORTGAGE TRUST COMM 2013 WWP A2 144A	3/10/2031	3.42%	**	164,333
COMM MORTGAGE TRUST COMM 2014 277P A 144A	8/10/2049	3.61%	**	901,421
COMM MORTGAGE TRUST COMM 2014 BBG A 144A	3/15/2029	1.50%	**	751,715
COMM MORTGAGE TRUST COMM 2014 CR15 A2	2/10/2047	2.93%	**	4,288,444
COMM MORTGAGE TRUST COMM 2014 CR18 ASB	7/15/2047	3.45%	**	4,166,236
COMM MORTGAGE TRUST COMM 2014 CR21 A2	12/10/2047	3.10%	**	12,097,738
COMM MORTGAGE TRUST COMM 2014 FL5 A 144A	10/15/2031	2.07%	**	24,542,186
COMM MORTGAGE TRUST COMM 2014 PAT A 144A	8/13/2027	1.48%	**	592,507
COMM MORTGAGE TRUST COMM 2014 UBS6 A4	12/10/2047	3.38%	**	8,415,821
COMM MORTGAGE TRUST COMM 2015 CR22 A2	3/10/2048	2.86%	**	5,092,618

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
COMM MORTGAGE TRUST COMM 2015 CR23 ASB	5/10/2048	3.26%	**	2,887,578
COMM MORTGAGE TRUST COMM 2015 CR24 A4	8/10/2048	3.43%	**	7,652,878
COMM MORTGAGE TRUST COMM 2015 CR26 ASB	10/10/2048	3.37%	**	2,671,517
COMM MORTGAGE TRUST COMM 2015 DC1 A2	2/10/2048	2.87%	**	5,512,009
COMM MORTGAGE TRUST COMM 2015 LC23 ASB	10/10/2048	3.60%	**	23,148,826
COMM MORTGAGE TRUST COMM 2016 GCT A 144A	8/10/2029	2.68%	**	8,728,934
COMMONWEALTH BANK AUST SR UNSECURED 144A 09/18 1.375	9/6/2018	1.38%	**	5,672,685
COMMONWEALTH BK AUSTR NY SR UNSECURED 09/18 2.5	9/20/2018	2.50%	**	252,885
COMMONWEALTH EDISON CO 1ST MORTGAGE 03/18 5.8	3/15/2018	5.80%	**	105,011
COMMONWEALTH EDISON CO 1ST MORTGAGE 08/20 4	8/1/2020	4.00%	**	194,984
COMMONWEALTH EDISON CO 1ST MORTGAGE 09/17 6.15	9/15/2017	6.15%	**	273,709
COMPASS BANK SR UNSECURED 09/17 1.85	9/29/2017	1.85%	**	6,423,386
CONNECTICUT ST HLTH EDUCTNLF CTSMED 07/33 ADJUSTABLE VAR	7/1/2033	1.00%	**	3,182,172
CONOCOPHILLIPS COMPANY COMPANY GUAR 05/18 1.5	5/15/2018	1.50%	**	149,494
CONOCOPHILLIPS COMPANY COMPANY GUAR 05/20 2.2	5/15/2020	2.20%	**	1,786,261
CONOCOPHILLIPS COMPANY COMPANY GUAR 12/17 1.05	12/15/2017	1.05%	**	198,977
CONOCOPHILLIPS COMPANY COMPANY GUAR 12/22 2.4	12/15/2022	2.40%	**	870,228
CONOCOPHILLIPS COMPANY GUAR 01/20 6	1/15/2020	6.00%	**	287,128
CONOCOPHILLIPS COMPANY GUAR 02/19 5.75	2/1/2019	5.75%	**	4,255,564
CONSECO FINANCIAL CORP GT 1997 8 A	10/15/2027	6.78%	**	5,200,341
CONSOLIDATED EDISON CO O SR UNSECURED 12/45 4.5	12/1/2045	4.50%	**	1,007,339
CONSUMERS ENERGY CO 1ST MORTGAGE 05/22 2.85	5/15/2022	2.85%	**	304,738
CONSUMERS ENERGY CO 1ST MORTGAGE 08/46 3.25	8/15/2046	3.25%	**	6,179,747
CONTL AIRLINES 2007 1 PASS THRU CE 10/23 5.983	10/19/2023	5.98%	**	1,608,975
CONTL AIRLINES 2012 1 A PASS THRU CE 10/25 4.15	10/11/2025	4.15%	**	280,664
CONTL AIRLINES 2012 2 A PASS THRU CE 04/26 4	4/29/2026	4.00%	**	264,210
CORE INDUSTRIAL TRUST CORE 2015 CALW A 144A	2/10/2034	3.04%	**	2,142,633
CORNING INC SR UNSECURED 05/18 1.5	5/8/2018	1.50%	**	3,270,334
CORP ANDINA DE FOMENTO SR UNSECURED 05/19 2	5/10/2019	2.00%	**	3,040,058
CORP ANDINA DE FOMENTO SR UNSECURED 09/21 2.125	9/27/2021	2.13%	**	4,879,577
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2004 J7 2A1	9/25/2034	1.36%	**	8,392
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA9 2A1A	7/20/2046	0.95%	**	131,182
COUNTRYWIDE ASSET BACKED CERTI CWL 2001 BC3 A	12/25/2031	0.83%	**	163,564
COUNTRYWIDE ASSET BACKED CERTI CWL 2004 5 2A	10/25/2034	1.08%	**	8,950,097
COUNTRYWIDE ASSET BACKED CERTI CWL 2004 6 1A1	12/25/2034	1.30%	**	3,935,767
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 13 2A2	10/25/2047	1.56%	**	3,988,289
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 4 A4W	4/25/2047	5.17%	**	12,207,094
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A1	4/25/2035	2.44%	**	824,236
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A3	4/25/2035	2.44%	**	105,438
COVENTRY HEALTH CARE INC SR UNSECURED 03/17 5.95	3/15/2017	5.95%	**	161,578
COVENTRY HEALTH CARE INC SR UNSECURED 06/21 5.45	6/15/2021	5.45%	**	5,080,583
COVIDIEN INTL FINANCE SA COMPANY GUAR 06/20 4.2	6/15/2020	4.20%	**	213,019
COVIDIEN INTL FINANCE SA COMPANY GUAR 10/17 6	10/15/2017	6.00%	**	207,124
CPS AUTO TRUST CPS 2012 C A 144A	12/16/2019	1.82%	**	280,179
CPS AUTO TRUST CPS 2012 D A 144A	3/16/2020	1.48%	**	86,390
CPS AUTO TRUST CPS 2013 A A 144A	6/15/2020	1.31%	**	131,061
CPS AUTO TRUST CPS 2014 A A 144A	8/15/2018	1.21%	**	15,753

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
CPS AUTO TRUST CPS 2014 C A 144A	2/15/2019	1.31%	**	450,822
CPS AUTO TRUST CPS 2014 D A 144A	4/15/2019	1.49%	**	483,495
CPS AUTO TRUST CPS 2015 A A 144A	7/15/2019	1.53%	**	172,786
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2014 2A A 144A	3/15/2022	1.88%	**	1,015,122
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2015 2A A 144A	2/15/2023	2.40%	**	808,780
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2016 3A A 144A	4/15/2024	2.15%	**	1,540,820
CREDIT AGRICOLE LONDON SR UNSECURED 144A 06/20 VAR	6/10/2020	1.92%	**	13,044,408
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	10/29/2049	8.38%	**	3,236,209
CREDIT AGRICOLE SA SUBORDINATED REGS 09/33 VAR	9/19/2033	8.13%	**	215,150
CREDIT BASED ASSET SERVICING A CBASS 2006 CB2 AF4	12/25/2036	3.50%	**	537,371
CREDIT SUISSE FIRST BOSTON MOR CSFB 2004 8 6A1	12/25/2019	4.50%	**	102,095
CREDIT SUISSE MORTGAGE TRUST CSMC 2009 15R 2A1 144A	10/26/2036	3.07%	**	3,417,508
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 TIKI A 144A	9/15/2038	1.60%	**	2,830,751
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 USA D 144A	9/15/2037	4.37%	**	1,234,121
CREDIT SUISSE MORTGAGE TRUST CSMC 2016 BDWN B 144A	2/15/2029	5.01%	**	1,760,333
CREDIT SUISSE NEW YORK SR UNSECURED 01/18 1.75	1/29/2018	1.75%	**	499,008
CREDIT SUISSE NEW YORK SR UNSECURED 04/18 1.7	4/27/2018	1.70%	**	6,834,903
CREDIT SUISSE NEW YORK SR UNSECURED 05/17 1.375	5/26/2017	1.38%	**	4,628,073
CREDIT SUISSE NEW YORK SR UNSECURED 05/19 2.3	5/28/2019	2.30%	**	12,104,548
CREDIT SUISSE NEW YORK SR UNSECURED 08/20 4.375	8/5/2020	4.38%	**	1,276,384
CREDIT SUISSE NEW YORK SUBORDINATED 02/18 6	2/15/2018	6.00%	**	972,497
CREDIT SUISSE SEC (USD) LLC TBA CASH COLLATERAL			**	1,470,000
CROWN CASTLE INTL CORP SR UNSECURED 04/22 4.875	4/15/2022	4.88%	**	4,259,200
CROWN CASTLE TOWERS LLC SR SECURED 144A 08/40 4.883	8/15/2040	4.88%	**	425,948
CSAIL COMMERCIAL MORTGAGE TRUS CSAIL 2015 C4 ASB	11/15/2048	3.62%	**	2,578,967
CSAIL COMMERCIAL MORTGAGE TRUS CSAIL 2016 C5 ASB	11/15/2048	3.53%	**	10,302,752
CSAIL COMMERCIAL MORTGAGE TRUS CSAIL 2016 C6 A2	1/15/2049	2.66%	**	6,071,885
CSAIL COMMERCIAL MORTGAGE TRUS CSAIL 2016 C6 A4	1/15/2049	2.82%	**	2,229,334
CSAIL COMMERCIAL MORTGAGE TRUS CSAIL 2016 C6 ASB	1/15/2049	2.96%	**	12,148,810
CSAIL COMMERCIAL MORTGAGE TRUS CSAIL 2016 C7 A3	11/15/2049	2.61%	**	4,316,832
CSX CORP SR UNSECURED 11/23 3.7	11/1/2023	3.70%	**	155,672
CVS HEALTH CORP SR UNSECURED 05/21 4.125	5/15/2021	4.13%	**	264,529
CVS HEALTH CORP SR UNSECURED 06/21 2.125	6/1/2021	2.13%	**	6,976,571
CVS HEALTH CORP SR UNSECURED 07/20 2.8	7/20/2020	2.80%	**	14,574,801
CVS HEALTH CORP SR UNSECURED 07/25 3.875	7/20/2025	3.88%	**	7,132,482
CVS HEALTH CORP SR UNSECURED 12/18 2.25	12/5/2018	2.25%	**	3,364,232
CVS HEALTH CORP SR UNSECURED 12/22 2.75	12/1/2022	2.75%	**	3,112,995
CVS HEALTH CORP SR UNSECURED 12/23 4	12/5/2023	4.00%	**	3,160,935
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 01/18 1.875	1/11/2018	1.88%	**	5,472,460
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/19 1.5	7/5/2019	1.50%	**	7,669,306
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 1.375	8/1/2017	1.38%	**	150,002
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/18 2	8/3/2018	2.00%	**	300,415
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 09/19 2.25	9/3/2019	2.25%	**	200,122
DALLAS CNTY TX CMNTY CLG DIST DALHGR 02/19 FIXED 5	2/15/2019	5.00%	**	876,516
DANONE SA SR UNSECURED 144A 10/19 1.691	10/30/2019	1.69%	**	4,107,917
DANONE SA SR UNSECURED 144A 11/21 2.077	11/2/2021	2.08%	**	2,913,291
DANSKE BANK A/S SR UNSECURED 144A 09/19 1.65	9/6/2019	1.65%	**	492,670

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DBRR TRUST DBRR 2011 C32 A3A 144A	6/17/2049	5.52%	**	4,750,846
DBRR TRUST DBRR 2013 EZ3 A 144A	12/18/2049	1.64%	**	78,940
DDR CORP SR UNSECURED 04/18 4.75	4/15/2018	4.75%	**	4,730,930
DEERE + COMPANY SR UNSECURED 06/22 2.6	6/8/2022	2.60%	**	686,649
DELMARVA PWR + LIGHT CO 1ST MORTGAGE 11/23 3.5	11/15/2023	3.50%	**	720,204
DELTA AIR LINES 2007 1 A PASS THRU CE 02/24 6.821	2/10/2024	6.82%	**	1,058,364
DELTA AIR LINES 2009 1A PASS THRU CE 06/21 7.75	6/17/2021	7.75%	**	212,286
DEUTSCHE BANK AG LONDON SR UNSECURED 02/18 1.875	2/13/2018	1.88%	**	4,881,827
DEUTSCHE BANK AG LONDON SR UNSECURED 05/17 1.35	5/30/2017	1.35%	**	498,917
DEUTSCHE BANK AG LONDON SR UNSECURED 09/17 6	9/1/2017	6.00%	**	307,098
DEUTSCHE BANK AG SR UNSECURED 05/21 3.375	5/12/2021	3.38%	**	2,177,754
DEUTSCHE BANK COMMERCIAL MORTG DBJPM 2016 C1 ASB	5/10/2049	3.04%	**	3,401,411
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 03/17 2.25	3/6/2017	2.25%	**	150,213
DEVELOPMENT BK OF JAPAN GOVT GUARANT 144A 09/21 1.625	9/1/2021	1.63%	**	12,533,652
DEVON ENERGY CORPORATION SR UNSECURED 05/22 3.25	5/15/2022	3.25%	**	7,042,033
DEVON ENERGY CORPORATION SR UNSECURED 12/25 5.85	12/15/2025	5.85%	**	1,124,776
DEXIA CREDIT LOCAL GOVT LIQUID 144A 09/21 1.875	9/15/2021	1.88%	**	2,653,786
DIAGEO CAPITAL PLC COMPANY GUAR 05/17 1.5	5/11/2017	1.50%	**	3,616,308
DIAGEO CAPITAL PLC COMPANY GUAR 07/20 4.828	7/15/2020	4.83%	**	3,557,393
DIAMOND 1 FIN/DIAMOND 2 SR SECURED 144A 06/19 3.48	6/1/2019	3.48%	**	14,091,206
DIAMOND 1 FIN/DIAMOND 2 SR SECURED 144A 06/21 4.42	6/15/2021	4.42%	**	4,589,094
DISCOVER BANK SR UNSECURED 02/18 2	2/21/2018	2.00%	**	7,098,708
DISCOVER BANK SR UNSECURED 08/23 4.2	8/8/2023	4.20%	**	2,604,578
DISCOVER BANK SUBORDINATED 11/19 8.7	11/18/2019	8.70%	**	417,828
DISCOVER CARD EXECUTION NOTE T DCENT 2012 A6 A6	1/18/2022	1.67%	**	5,499,001
DISCOVER CARD EXECUTION NOTE T DCENT 2014 A4 A4	12/15/2021	2.12%	**	5,406,028
DISCOVER CARD EXECUTION NOTE T DCENT 2015 A2 A	10/17/2022	1.90%	**	16,723,781
DISCOVER CARD EXECUTION NOTE T DCENT 2015 A3 A	3/15/2021	1.45%	**	4,622,826
DISCOVER CARD EXECUTION NOTE T DCENT 2015 A4 A4	4/17/2023	2.19%	**	17,121,062
DISCOVER CARD EXECUTION NOTE T DCENT 2016 A4 A4	3/15/2022	1.39%	**	9,881,757
DISCOVER FINANCIAL SVS SR UNSECURED 03/25 3.75	3/4/2025	3.75%	**	962,996
DISCOVER FINANCIAL SVS SR UNSECURED 11/22 3.85	11/21/2022	3.85%	**	1,758,384
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/22 3.3	5/15/2022	3.30%	**	4,983,200
DOMINION GAS HLDGS LLC SR UNSECURED 11/20 2.8	11/15/2020	2.80%	**	88,801
DOMINION GAS HLDGS LLC SR UNSECURED 12/19 2.5	12/15/2019	2.50%	**	202,199
DOMINION RESOURCES INC SR UNSECURED 03/17 1.25	3/15/2017	1.25%	**	170,012
DOMINION RESOURCES INC SR UNSECURED 06/18 1.9	6/15/2018	1.90%	**	850,444
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	6.40%	**	1,018,157
DOMINION RESOURCES INC SR UNSECURED 08/19 1.6	8/15/2019	1.60%	**	1,319,570
DOMINION RESOURCES INC SR UNSECURED 08/26 2.85	8/15/2026	2.85%	**	580,463
DOMINION RESOURCES INC SR UNSECURED 09/17 1.4	9/15/2017	1.40%	**	199,785
DOW CHEMICAL CO/THE SR UNSECURED 05/19 8.55	5/15/2019	8.55%	**	618,884
DOW CHEMICAL CO/THE SR UNSECURED 11/20 4.25	11/15/2020	4.25%	**	5,170,429
DOW CHEMICAL CO/THE SR UNSECURED 11/21 4.125	11/15/2021	4.13%	**	147,928
DOW CHEMICAL CO/THE SR UNSECURED 11/22 3	11/15/2022	3.00%	**	685,312
DT AUTO OWNER TRUST DTAOT 2015 3A A 144A	3/15/2019	1.66%	**	410,994
DTE ELECTRIC CO GENL REF MOR 06/21 3.9	6/1/2021	3.90%	**	301,651

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
DTE ENERGY CO SR UNSECURED 12/19 2.4	12/1/2019	2.40%	**	6,743,093
DUKE ENERGY CAROLINAS 1ST MORTGAGE 06/20 4.3	6/15/2020	4.30%	**	5,243,337
DUKE ENERGY CAROLINAS 1ST REF MORT 03/23 2.5	3/15/2023	2.50%	**	3,766,218
DUKE ENERGY CORP SR UNSECURED 06/18 2.1	6/15/2018	2.10%	**	401,701
DUKE ENERGY CORP SR UNSECURED 09/26 2.65	9/1/2026	2.65%	**	1,292,659
DUKE ENERGY CORP SR UNSECURED 10/23 3.95	10/15/2023	3.95%	**	13,006,075
DUKE ENERGY FLORIDA LLC 1ST MORTGAGE 06/18 5.65	6/15/2018	5.65%	**	301,299
DUKE ENERGY INDIANA INC 1ST MORTGAGE 07/20 3.75	7/15/2020	3.75%	**	1,038,815
E BATON ROUGE PARISH LA SWR CO EASUTL 02/39 FIXED OID 5.25	2/1/2039	5.25%	**	8,626,800
E.I. DU PONT DE NEMOURS SR UNSECURED 01/20 4.625	1/15/2020	4.63%	**	977,356
E.I. DU PONT DE NEMOURS SR UNSECURED 02/23 2.8	2/15/2023	2.80%	**	516,037
EASTMAN CHEMICAL CO SR UNSECURED 01/20 2.7	1/15/2020	2.70%	**	5,280,713
EASTMAN CHEMICAL CO SR UNSECURED 03/25 3.8	3/15/2025	3.80%	**	3,524,669
EATON CORP COMPANY GUAR 11/17 1.5	11/2/2017	1.50%	**	1,261,049
EATON CORP COMPANY GUAR 11/22 2.75	11/2/2022	2.75%	**	4,040,971
EBAY INC SR UNSECURED 03/18 2.5	3/9/2018	2.50%	**	2,007,470
EBAY INC SR UNSECURED 07/17 1.35	7/15/2017	1.35%	**	455,189
ECOLAB INC SR UNSECURED 01/18 1.55	1/12/2018	1.55%	**	5,005,665
ECOLAB INC SR UNSECURED 12/17 1.45	12/8/2017	1.45%	**	299,704
ECOLAB INC SR UNSECURED 12/21 4.35	12/8/2021	4.35%	**	1,323,806
EDISON INTERNATIONAL SR UNSECURED 09/17 3.75	9/15/2017	3.75%	**	182,804
ELECTRONIC ARTS INC SR UNSECURED 03/21 3.7	3/1/2021	3.70%	**	1,943,685
ELI LILLY + CO SR UNSECURED 03/18 1.25	3/1/2018	1.25%	**	2,455,579
EMERA US FINANCE LP COMPANY GUAR 144A 06/19 2.15	6/15/2019	2.15%	**	4,851,967
EMERA US FINANCE LP COMPANY GUAR 144A 06/26 3.55	6/15/2026	3.55%	**	1,130,485
EMERSON ELECTRIC CO SR UNSECURED 04/19 5	4/15/2019	5.00%	**	288,773
ENCANA CORP SR UNSECURED 05/19 6.5	5/15/2019	6.50%	**	80,718
ENERGY TRANSFER PARTNERS SR UNSECURED 06/18 2.5	6/15/2018	2.50%	**	3,407,443
ENERGY TRANSFER PARTNERS SR UNSECURED 06/21 4.65	6/1/2021	4.65%	**	6,082,174
ENERGY TRANSFER PARTNERS SR UNSECURED 07/18 6.7	7/1/2018	6.70%	**	1,002,871
ENLINK MIDSTREAM PARTNER SR UNSECURED 04/19 2.7	4/1/2019	2.70%	**	400,264
ENTERGY CORP SR UNSECURED 09/20 5.125	9/15/2020	5.13%	**	835,414
ENTERGY CORP SR UNSECURED 09/26 2.95	9/1/2026	2.95%	**	1,384,454
ENTERGY LOUISIANA LLC 1ST MORTGAGE 05/18 6	5/1/2018	6.00%	**	211,085
ENTERGY LOUISIANA LLC 1ST MORTGAGE 09/18 6.5	9/1/2018	6.50%	**	214,996
ENTERGY LOUISIANA LLC 1ST MORTGAGE 10/24 5.59	10/1/2024	5.59%	**	463,983
ENTERGY LOUISIANA LLC 1ST MORTGAGE 11/24 5.4	11/1/2024	5.40%	**	1,374,907
ENTERPRISE FLEET FINANCING LLC EFF 2016 2 A2 144A	2/22/2022	1.74%	**	5,783,581
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	1/31/2019	6.50%	**	2,513,733
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/25 3.75	2/15/2025	3.75%	**	360,702
ENTERPRISE PRODUCTS OPER COMPANY GUAR 03/23 3.35	3/15/2023	3.35%	**	1,710,882
ENTERPRISE PRODUCTS OPER COMPANY GUAR 05/18 1.65	5/7/2018	1.65%	**	4,856,321
ENTERPRISE PRODUCTS OPER COMPANY GUAR 09/17 6.3	9/15/2017	6.30%	**	2,578,398
ENTERPRISE PRODUCTS OPER COMPANY GUAR 10/19 2.55	10/15/2019	2.55%	**	2,182,043
EOG RESOURCES INC SR UNSECURED 01/26 4.15	1/15/2026	4.15%	**	774,406
EOG RESOURCES INC SR UNSECURED 02/21 4.1	2/1/2021	4.10%	**	584,896

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
EOG RESOURCES INC SR UNSECURED 04/20 2.45	4/1/2020	2.45%	**	350,527
EOG RESOURCES INC SR UNSECURED 04/25 3.15	4/1/2025	3.15%	**	1,471,805
EOG RESOURCES INC SR UNSECURED 06/19 5.625	6/1/2019	5.63%	**	286,364
EOG RESOURCES INC SR UNSECURED 06/20 4.4	6/1/2020	4.40%	**	5,171,415
EQUIFAX INC SR UNSECURED 06/21 2.3	6/1/2021	2.30%	**	455,699
ERAC USA FINANCE LLC COMPANY GUAR 144A 03/17 2.75	3/15/2017	2.75%	**	3,950,559
ERAC USA FINANCE LLC COMPANY GUAR 144A 11/18 2.8	11/1/2018	2.80%	**	3,346,431
ERAC USA FINANCE LLC COMPANY GUAR 144A 11/24 3.85	11/15/2024	3.85%	**	4,065,040
ERP OPERATING LP SR UNSECURED 06/17 5.75	6/15/2017	5.75%	**	164,154
ERP OPERATING LP SR UNSECURED 07/19 2.375	7/1/2019	2.38%	**	121,954
EUROPEAN BK RECON + DEV SR UNSECURED 06/18 1	6/15/2018	1.00%	**	14,905,530
EUROPEAN INVESTMENT BANK SR UNSECURED 03/19 1.875	3/15/2019	1.88%	**	8,829,890
EUROPEAN INVESTMENT BANK SR UNSECURED 12/19 1.25	12/16/2019	1.25%	**	7,084,721
EUROPEAN INVESTMENT BANK SR UNSECURED 12/20 1.625	12/15/2020	1.63%	**	12,813,086
EXELON GENERATION CO LLC SR UNSECURED 01/20 2.95	1/15/2020	2.95%	**	526,184
EXELON GENERATION CO LLC SR UNSECURED 10/41 5.75	10/1/2041	5.75%	**	187,712
EXETER AUTOMOBILE RECEIVABLES EART 2014 3A A 144A	1/15/2019	1.32%	**	50,957
EXXON MOBIL CORPORATION SR UNSECURED 03/19 1.708	3/1/2019	1.71%	**	5,632,145
EXXON MOBIL CORPORATION SR UNSECURED 03/21 2.222	3/1/2021	2.22%	**	2,220,075
EXXON MOBIL CORPORATION SR UNSECURED 03/26 3.043	3/1/2026	3.04%	**	13,232,047
FANNIE MAE 01/25 2.829	1/25/2025	2.83%	**	6,050,774
FANNIE MAE FNR 1994 15 ZK	2/25/2024	5.50%	**	505,100
FANNIE MAE FNR 1994 43 PK	2/25/2024	6.35%	**	295,796
FANNIE MAE FNR 1997 89 ZA	12/20/2027	7.00%	**	247,946
FANNIE MAE FNR 1999 6 PB	3/25/2019	6.00%	**	71,564
FANNIE MAE FNR 2001 81 HE	1/25/2032	6.50%	**	750,547
FANNIE MAE FNR 2003 21 OU	3/25/2033	5.50%	**	110,921
FANNIE MAE FNR 2003 92 PE	9/25/2018	4.50%	**	116,414
FANNIE MAE FNR 2004 38 FK	5/25/2034	1.11%	**	346,856
FANNIE MAE FNR 2004 40 FY	5/25/2034	1.21%	**	2,153,242
FANNIE MAE FNR 2004 80 WB	11/25/2019	4.00%	**	278,245
FANNIE MAE FNR 2005 64 PL	7/25/2035	5.50%	**	1,378,846
FANNIE MAE FNR 2007 100 YF	10/25/2037	1.31%	**	747,197
FANNIE MAE FNR 2007 114 A6	10/27/2037	0.96%	**	607,031
FANNIE MAE FNR 2007 73 A1	7/25/2037	0.82%	**	710,960
FANNIE MAE FNR 2008 25 EF	4/25/2038	1.71%	**	2,981,494
FANNIE MAE FNR 2008 6 BF	2/25/2038	1.26%	**	1,392,371
FANNIE MAE FNR 2009 29 LA	5/25/2039	1.43%	**	1,310,485
FANNIE MAE FNR 2009 62 HJ	5/25/2039	6.00%	**	481,426
FANNIE MAE FNR 2009 87 NF	11/25/2039	1.51%	**	1,312,544
FANNIE MAE FNR 2010 110 AE	11/25/2018	9.75%	**	245,487

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FANNIE MAE FNR 2010 111 AE	4/25/2038	5.50%	**	242,439
FANNIE MAE FNR 2010 54 FT	4/25/2037	1.52%	**	3,429,791
FANNIE MAE FNR 2010 64 DM	6/25/2040	5.00%	**	509,942
FANNIE MAE FNR 2011 15 AB	8/25/2019	9.75%	**	80,420
FANNIE MAE FNR 2011 59 NZ	7/25/2041	5.50%	**	3,616,124
FANNIE MAE FNR 2012 17 FG	3/25/2042	1.26%	**	4,557,577
FANNIE MAE FNR 2012 28 B	6/25/2039	6.50%	**	245,927
FANNIE MAE FNR 2013 23 NH	3/25/2028	2.00%	**	1,298,543
FANNIE MAE FNR 2013 83 CA	10/25/2037	3.50%	**	1,457,725
FANNIE MAE FNR 2013 9 BC	7/25/2042	6.50%	**	3,221,672
FANNIE MAE FNR 2013 9 CB	4/25/2042	5.50%	**	5,397,212
FANNIE MAE FNR 2013 90 A	11/25/2038	4.00%	**	2,038,414
FANNIE MAE FNR 2014 23 PA	8/25/2036	3.50%	**	2,081,729
FANNIE MAE FNR 2016 31 UP	8/25/2044	3.00%	**	9,900,109
FANNIE MAE FNR 2016 32 EA	8/25/2042	3.50%	**	12,600,106
FANNIE MAE FNR 2016 46 UP	11/25/2044	3.00%	**	6,027,643
FANNIE MAE NOTES 04/26 2.125	4/24/2026	2.13%	**	7,187,252
FANNIE MAE NOTES 06/17 5.375	6/12/2017	5.38%	**	3,061,491
FANNIE MAE NOTES 07/18 1.125	7/20/2018	1.13%	**	2,755,044
FANNIE MAE NOTES 08/21 1.25	8/17/2021	1.25%	**	30,487,296
FANNIE MAE NOTES 09/24 2.625	9/6/2024	2.63%	**	8,077,440
FANNIE MAE NOTES 10/21 1.375	10/7/2021	1.38%	**	21,403,140
FANNIE MAE SUBORDINATED 10/19 0.00000	10/9/2019	0.01%	**	28,970,657
FANNIE MAE UNSECURED 09/26 1.875	9/24/2026	1.88%	**	780,916
FANNIEMAE ACES FNA 2011 M2 A1	4/25/2021	2.02%	**	21,560
FANNIEMAE ACES FNA 2014 M13 AB2	8/25/2024	2.95%	**	12,932,523
FANNIEMAE ACES FNA 2015 M1 AB1	9/25/2024	2.04%	**	5,636
FANNIEMAE ACES FNA 2015 M1 AB2	9/25/2024	2.47%	**	5,824,025
FANNIEMAE ACES FNA 2015 M12 A1	5/25/2025	2.33%	**	5,753,239
FANNIEMAE ACES FNA 2015 M15 AB1	10/25/2025	2.38%	**	2,261,387
FANNIEMAE ACES FNA 2015 M4 ABV2	7/25/2022	2.37%	**	3,927,623
FANNIEMAE ACES FNA 2015 M8 AB1	1/25/2025	2.10%	**	1,801,620
FANNIEMAE ACES FNA 2016 M11 A2	7/25/2026	2.37%	**	1,489,408
FANNIEMAE ACES FNA 2016 M11 AB2	7/25/2026	2.25%	**	6,386,790
FANNIEMAE ACES FNA 2016 M11 AL	7/25/2039	2.94%	**	1,926,860
FANNIEMAE ACES FNA 2016 M12 AB1	9/25/2026	1.93%	**	3,259,949
FANNIEMAE ACES FNA 2016 M12 AB2	9/25/2026	2.36%	**	6,918,420
FANNIEMAE ACES FNA 2016 M3 AB1	2/25/2026	2.06%	**	3,190,115
FANNIEMAE ACES FNA 2016 M3 AB2	2/25/2026	2.61%	**	4,902,631
FANNIEMAE ACES FNA 2016 M4 AB1	3/25/2026	1.99%	**	3,010,414
FANNIEMAE ACES FNA 2016 M5 AB1	4/25/2026	1.87%	**	5,368,100

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FANNIEMAE ACES FNA 2016 M5 AB2	4/25/2026	2.38%	**	5,994,711
FANNIEMAE ACES FNA 2016 M7 AV2	10/25/2023	2.16%	**	3,171,439
FANNIEMAE STRIP FNS 404 F13	5/25/2040	1.18%	**	593,054
FANNIEMAE WHOLE LOAN FNW 2003 W1 1A1	12/25/2042	5.59%	**	154,424
FANNIEMAE WHOLE LOAN FNW 2003 W15 1A	7/25/2043	6.50%	**	132,602
FANNIEMAE WHOLE LOAN FNW 2004 W1 2A1	12/25/2043	6.50%	**	185,998
FARMER MAC GTD TR 07 1 SECURED 144A 04/17 5.125	4/19/2017	5.13%	**	7,305,763
FBR SECURITIZATION TRUST FBRSI 2005 5 AV24	11/25/2035	1.33%	**	46,945
FED HM LN PC POOL 1B1580 FH 03/34 FLOATING VAR	3/1/2034	3.09%	**	113,419
FED HM LN PC POOL 1B8062 FH 03/41 FLOATING VAR	3/1/2041	3.12%	**	278,455
FED HM LN PC POOL 1G1381 FH 12/36 FLOATING VAR	12/1/2036	3.14%	**	70,337
FED HM LN PC POOL 1G2201 FH 09/37 FLOATING VAR	9/1/2037	3.04%	**	4,122
FED HM LN PC POOL 1G2511 FH 05/36 FLOATING VAR	5/1/2036	3.09%	**	635,938
FED HM LN PC POOL 1J1467 FH 12/36 FLOATING VAR	12/1/2036	3.24%	**	270,137
FED HM LN PC POOL 1J1492 FH 11/36 FLOATING VAR	11/1/2036	3.24%	**	182,626
FED HM LN PC POOL 2B0646 FH 07/42 FLOATING VAR	7/1/2042	2.04%	**	583,090
FED HM LN PC POOL 2B4296 FH 06/45 FLOATING VAR	6/1/2045	2.84%	**	3,922,626
FED HM LN PC POOL 360077 FH 08/19 FIXED 9	8/1/2019	9.00%	**	149
FED HM LN PC POOL 410792 FH 02/30 FLOATING VAR	2/1/2030	2.72%	**	26,383
FED HM LN PC POOL 538275 FH 12/19 FIXED 9	12/1/2019	9.00%	**	248
FED HM LN PC POOL 547356 FH 03/20 FIXED 9	3/1/2020	9.00%	**	122
FED HM LN PC POOL 549820 FH 09/20 FIXED 9	9/1/2020	9.00%	**	595
FED HM LN PC POOL 555152 FH 07/20 FIXED 9	7/1/2020	9.00%	**	85
FED HM LN PC POOL 555248 FH 01/20 FIXED 8.5	1/1/2020	8.50%	**	642
FED HM LN PC POOL 555330 FH 10/19 FIXED 10	10/1/2019	10.00%	**	1,030
FED HM LN PC POOL 846004 FH 12/24 FLOATING VAR	12/1/2024	3.33%	**	14,068
FED HM LN PC POOL 846313 FH 02/26 FLOATING VAR	2/1/2026	2.80%	**	882
FED HM LN PC POOL 846661 FH 02/29 FLOATING VAR	2/1/2029	2.70%	**	1,292
FED HM LN PC POOL 847153 FH 05/33 FLOATING VAR	5/1/2033	2.79%	**	215,077
FED HM LN PC POOL 849790 FH 03/45 FLOATING VAR	3/1/2045	2.62%	**	10,315,723
FED HM LN PC POOL A01672 FG 09/19 FIXED 9.5	9/1/2019	9.50%	**	2,342
FED HM LN PC POOL A17092 FG 12/33 FIXED 6	12/1/2033	6.00%	**	27,658
FED HM LN PC POOL A39803 FG 11/35 FIXED 5.5	11/1/2035	5.50%	**	460,357
FED HM LN PC POOL A47038 FG 09/35 FIXED 5	9/1/2035	5.00%	**	163,603
FED HM LN PC POOL A53630 FG 10/36 FIXED 6	10/1/2036	6.00%	**	110,166
FED HM LN PC POOL A62077 FG 06/37 FIXED 6	6/1/2037	6.00%	**	68,227
FED HM LN PC POOL A62378 FG 06/37 FIXED 6	6/1/2037	6.00%	**	56,254
FED HM LN PC POOL A63809 FG 08/37 FIXED 6	8/1/2037	6.00%	**	95,597
FED HM LN PC POOL A69654 FG 12/37 FIXED 6	12/1/2037	6.00%	**	45,300
FED HM LN PC POOL A71410 FG 01/38 FIXED 6	1/1/2038	6.00%	**	1,116
FED HM LN PC POOL A75218 FG 04/38 FIXED 6	4/1/2038	6.00%	**	84,512

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL A85726 FG 04/39 FIXED 5	4/1/2039	5.00%	**	179,360
FED HM LN PC POOL A90826 FG 01/40 FIXED 4.5	1/1/2040	4.50%	**	663,012
FED HM LN PC POOL A91235 FG 02/40 FIXED 4.5	2/1/2040	4.50%	**	340,116
FED HM LN PC POOL A93318 FG 08/40 FIXED 5	8/1/2040	5.00%	**	942,137
FED HM LN PC POOL A93625 FG 08/40 FIXED 5	8/1/2040	5.00%	**	513,300
FED HM LN PC POOL A93652 FG 09/40 FIXED 5	9/1/2040	5.00%	**	259,132
FED HM LN PC POOL A93713 FG 09/40 FIXED 5	9/1/2040	5.00%	**	767,321
FED HM LN PC POOL A94069 FG 09/40 FIXED 5	9/1/2040	5.00%	**	249,910
FED HM LN PC POOL A94113 FG 10/40 FIXED 5	10/1/2040	5.00%	**	386,508
FED HM LN PC POOL A94132 FG 09/40 FIXED 5	9/1/2040	5.00%	**	41,373
FED HM LN PC POOL A94898 FG 11/40 FIXED 4.5	11/1/2040	4.50%	**	345,416
FED HM LN PC POOL A95085 FG 11/40 FIXED 4	11/1/2040	4.00%	**	602,543
FED HM LN PC POOL A95519 FG 12/40 FIXED 4.5	12/1/2040	4.50%	**	154,938
FED HM LN PC POOL A95561 FG 12/40 FIXED 4	12/1/2040	4.00%	**	907,290
FED HM LN PC POOL A95575 FG 12/40 FIXED 4	12/1/2040	4.00%	**	674,124
FED HM LN PC POOL A95825 FG 12/40 FIXED 4	12/1/2040	4.00%	**	763,958
FED HM LN PC POOL A95831 FG 12/40 FIXED 4.5	12/1/2040	4.50%	**	1,354,931
FED HM LN PC POOL A97040 FG 02/41 FIXED 4	2/1/2041	4.00%	**	635,237
FED HM LN PC POOL C00098 FG 02/22 FIXED 8	2/1/2022	8.00%	**	4,138
FED HM LN PC POOL C00371 FG 09/24 FIXED 7	9/1/2024	7.00%	**	1,299
FED HM LN PC POOL C00516 FG 05/27 FIXED 8	5/1/2027	8.00%	**	7,868
FED HM LN PC POOL C00522 FG 05/27 FIXED 7	5/1/2027	7.00%	**	9,398
FED HM LN PC POOL C00632 FG 07/28 FIXED 7	7/1/2028	7.00%	**	8,961
FED HM LN PC POOL C00636 FG 07/28 FIXED 7.5	7/1/2028	7.50%	**	20,541
FED HM LN PC POOL C00650 FG 09/28 FIXED 7	9/1/2028	7.00%	**	4,802
FED HM LN PC POOL C00984 FG 05/30 FIXED 8	5/1/2030	8.00%	**	1,626
FED HM LN PC POOL C00987 FG 05/30 FIXED 7.5	5/1/2030	7.50%	**	1,818
FED HM LN PC POOL C01116 FG 01/31 FIXED 7.5	1/1/2031	7.50%	**	41,897
FED HM LN PC POOL C03517 FG 09/40 FIXED 4.5	9/1/2040	4.50%	**	449,596
FED HM LN PC POOL C03520 FG 09/40 FIXED 4	9/1/2040	4.00%	**	1,207,170
FED HM LN PC POOL C03545 FG 08/40 FIXED 5	8/1/2040	5.00%	**	682,355
FED HM LN PC POOL C03613 FG 11/40 FIXED 4	11/1/2040	4.00%	**	600,504
FED HM LN PC POOL C03792 FG 04/42 FIXED 3.5	4/1/2042	3.50%	**	1,966,679
FED HM LN PC POOL C04240 FG 09/42 FIXED 3.5	9/1/2042	3.50%	**	767,592
FED HM LN PC POOL C04272 FG 10/42 FIXED 3	10/1/2042	3.00%	**	2,171,114
FED HM LN PC POOL C04422 FG 12/42 FIXED 3	12/1/2042	3.00%	**	858,563
FED HM LN PC POOL C09022 FG 01/43 FIXED 3	1/1/2043	3.00%	**	4,220,851
FED HM LN PC POOL C09055 FG 12/43 FIXED 4	12/1/2043	4.00%	**	1,018,596
FED HM LN PC POOL C10542 FG 06/28 FIXED 7	6/1/2028	7.00%	**	10,543
FED HM LN PC POOL C12585 FG 07/28 FIXED 7	7/1/2028	7.00%	**	899
FED HM LN PC POOL C14084 FG 08/28 FIXED 7	8/1/2028	7.00%	**	15,149

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL C26742 FG 05/29 FIXED 6	5/1/2029	6.00%	**	782
FED HM LN PC POOL C80373 FG 01/26 FIXED 7.5	1/1/2026	7.50%	**	352
FED HM LN PC POOL C80379 FG 02/26 FIXED 7	2/1/2026	7.00%	**	10,870
FED HM LN PC POOL C80407 FG 06/26 FIXED 7	6/1/2026	7.00%	**	1,123
FED HM LN PC POOL C91028 FG 02/27 FIXED 5	2/1/2027	5.00%	**	18,641
FED HM LN PC POOL C91161 FG 02/28 FIXED 5	2/1/2028	5.00%	**	24,917
FED HM LN PC POOL C91589 FG 11/32 FIXED 3.5	11/1/2032	3.50%	**	618,273
FED HM LN PC POOL D64290 FG 10/25 FIXED 7	10/1/2025	7.00%	**	14,300
FED HM LN PC POOL D64990 FG 03/25 FIXED 8.5	3/1/2025	8.50%	**	3,995
FED HM LN PC POOL D67104 FG 01/26 FIXED 7.5	1/1/2026	7.50%	**	75,238
FED HM LN PC POOL D70703 FG 04/26 FIXED 7	4/1/2026	7.00%	**	13,964
FED HM LN PC POOL D71569 FG 05/26 FIXED 7.5	5/1/2026	7.50%	**	613
FED HM LN PC POOL D75342 FG 10/26 FIXED 8	10/1/2026	8.00%	**	765
FED HM LN PC POOL D75558 FG 10/26 FIXED 8	10/1/2026	8.00%	**	1,187
FED HM LN PC POOL D75787 FG 11/26 FIXED 8	11/1/2026	8.00%	**	3,300
FED HM LN PC POOL D77163 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	6,008
FED HM LN PC POOL D77260 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	4,809
FED HM LN PC POOL D77487 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	228
FED HM LN PC POOL D77490 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	557
FED HM LN PC POOL D77541 FG 01/27 FIXED 7.5	1/1/2027	7.50%	**	8,589
FED HM LN PC POOL D80165 FG 05/27 FIXED 7	5/1/2027	7.00%	**	13,706
FED HM LN PC POOL D80177 FG 05/27 FIXED 7	5/1/2027	7.00%	**	10,053
FED HM LN PC POOL D93618 FG 07/19 FIXED 6.5	7/1/2019	6.50%	**	9,997
FED HM LN PC POOL E01095 FG 01/17 FIXED 6	1/1/2017	6.00%	**	1
FED HM LN PC POOL E01495 FG 09/18 FIXED 6	9/1/2018	6.00%	**	513
FED HM LN PC POOL E04113 FG 11/27 FIXED 2.5	11/1/2027	2.50%	**	1,446,567
FED HM LN PC POOL E87156 FG 01/17 FIXED 6	1/1/2017	6.00%	**	170
FED HM LN PC POOL E87634 FG 01/17 FIXED 6	1/1/2017	6.00%	**	408
FED HM LN PC POOL E87940 FG 02/17 FIXED 6	2/1/2017	6.00%	**	6
FED HM LN PC POOL E88001 FG 02/17 FIXED 6	2/1/2017	6.00%	**	3,001
FED HM LN PC POOL E88056 FG 02/17 FIXED 6	2/1/2017	6.00%	**	39
FED HM LN PC POOL E88123 FG 02/17 FIXED 6	2/1/2017	6.00%	**	623
FED HM LN PC POOL E88282 FG 03/17 FIXED 6	3/1/2017	6.00%	**	96
FED HM LN PC POOL E88283 FG 03/17 FIXED 6	3/1/2017	6.00%	**	14
FED HM LN PC POOL E88474 FG 03/17 FIXED 6	3/1/2017	6.00%	**	73
FED HM LN PC POOL E88603 FG 04/17 FIXED 6	4/1/2017	6.00%	**	72
FED HM LN PC POOL E88729 FG 04/17 FIXED 6	4/1/2017	6.00%	**	691
FED HM LN PC POOL E88749 FG 03/17 FIXED 6	3/1/2017	6.00%	**	140
FED HM LN PC POOL E88765 FG 03/17 FIXED 6	3/1/2017	6.00%	**	98
FED HM LN PC POOL E88809 FG 04/17 FIXED 6	4/1/2017	6.00%	**	409
FED HM LN PC POOL E88884 FG 04/17 FIXED 6	4/1/2017	6.00%	**	316

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL E89041 FG 04/17 FIXED 6	4/1/2017	6.00%	**	21
FED HM LN PC POOL E89080 FG 04/17 FIXED 6	4/1/2017	6.00%	**	196
FED HM LN PC POOL E89092 FG 04/17 FIXED 6	4/1/2017	6.00%	**	64
FED HM LN PC POOL E89102 FG 04/17 FIXED 6	4/1/2017	6.00%	**	709
FED HM LN PC POOL E89118 FG 04/17 FIXED 6	4/1/2017	6.00%	**	409
FED HM LN PC POOL E89149 FG 04/17 FIXED 6	4/1/2017	6.00%	**	158
FED HM LN PC POOL E89216 FG 04/17 FIXED 6	4/1/2017	6.00%	**	161
FED HM LN PC POOL E89347 FG 04/17 FIXED 6	4/1/2017	6.00%	**	447
FED HM LN PC POOL E89369 FG 04/17 FIXED 6	4/1/2017	6.00%	**	183
FED HM LN PC POOL E89434 FG 05/17 FIXED 6	5/1/2017	6.00%	**	268
FED HM LN PC POOL E89435 FG 05/17 FIXED 6	5/1/2017	6.00%	**	218
FED HM LN PC POOL E89593 FG 05/17 FIXED 6	5/1/2017	6.00%	**	603
FED HM LN PC POOL E89601 FG 05/17 FIXED 6	5/1/2017	6.00%	**	60
FED HM LN PC POOL E89645 FG 05/17 FIXED 6	5/1/2017	6.00%	**	582
FED HM LN PC POOL E89686 FG 05/17 FIXED 6	5/1/2017	6.00%	**	434
FED HM LN PC POOL E89687 FG 05/17 FIXED 6	5/1/2017	6.00%	**	499
FED HM LN PC POOL E89704 FG 05/17 FIXED 6	5/1/2017	6.00%	**	144
FED HM LN PC POOL E89707 FG 05/17 FIXED 6	5/1/2017	6.00%	**	434
FED HM LN PC POOL E89746 FG 05/17 FIXED 6	5/1/2017	6.00%	**	16
FED HM LN PC POOL E89777 FG 05/17 FIXED 6	5/1/2017	6.00%	**	99
FED HM LN PC POOL E89856 FG 05/17 FIXED 6	5/1/2017	6.00%	**	351
FED HM LN PC POOL E89883 FG 05/17 FIXED 6	5/1/2017	6.00%	**	200
FED HM LN PC POOL E89913 FG 05/17 FIXED 6	5/1/2017	6.00%	**	1,430
FED HM LN PC POOL E89969 FG 05/17 FIXED 6	5/1/2017	6.00%	**	64
FED HM LN PC POOL E90103 FG 05/17 FIXED 6	5/1/2017	6.00%	**	147
FED HM LN PC POOL E90135 FG 06/17 FIXED 6	6/1/2017	6.00%	**	31
FED HM LN PC POOL E90171 FG 06/17 FIXED 6	6/1/2017	6.00%	**	353
FED HM LN PC POOL E90237 FG 06/17 FIXED 6	6/1/2017	6.00%	**	419
FED HM LN PC POOL E90295 FG 06/17 FIXED 6	6/1/2017	6.00%	**	120
FED HM LN PC POOL E90313 FG 06/17 FIXED 6	6/1/2017	6.00%	**	30
FED HM LN PC POOL E90315 FG 07/17 FIXED 6	7/1/2017	6.00%	**	164
FED HM LN PC POOL E90322 FG 06/17 FIXED 6	6/1/2017	6.00%	**	44
FED HM LN PC POOL E90348 FG 06/17 FIXED 6	6/1/2017	6.00%	**	1,143
FED HM LN PC POOL E90402 FG 07/17 FIXED 6	7/1/2017	6.00%	**	607
FED HM LN PC POOL E90472 FG 07/17 FIXED 6	7/1/2017	6.00%	**	315
FED HM LN PC POOL E90473 FG 07/17 FIXED 6	7/1/2017	6.00%	**	2,171
FED HM LN PC POOL E90551 FG 07/17 FIXED 6	7/1/2017	6.00%	**	323
FED HM LN PC POOL E90623 FG 08/17 FIXED 6	8/1/2017	6.00%	**	19
FED HM LN PC POOL E90689 FG 08/17 FIXED 6	8/1/2017	6.00%	**	31
FED HM LN PC POOL E90690 FG 07/17 FIXED 6	7/1/2017	6.00%	**	49
FED HM LN PC POOL E90781 FG 08/17 FIXED 6	8/1/2017	6.00%	**	691

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL E90831 FG 08/17 FIXED 6	8/1/2017	6.00%	**	38
FED HM LN PC POOL E90985 FG 08/17 FIXED 6	8/1/2017	6.00%	**	11
FED HM LN PC POOL E91012 FG 08/17 FIXED 6	8/1/2017	6.00%	**	1,319
FED HM LN PC POOL E91278 FG 07/17 FIXED 6	7/1/2017	6.00%	**	31
FED HM LN PC POOL E91485 FG 09/17 FIXED 6	9/1/2017	6.00%	**	2,543
FED HM LN PC POOL E93128 FG 10/17 FIXED 6	10/1/2017	6.00%	**	836
FED HM LN PC POOL E99733 FG 09/18 FIXED 6	9/1/2018	6.00%	**	3,534
FED HM LN PC POOL G00144 FG 03/21 FIXED 10	3/1/2021	10.00%	**	2,964
FED HM LN PC POOL G00280 FG 12/22 FIXED 9.5	12/1/2022	9.50%	**	957
FED HM LN PC POOL G00473 FG 03/26 FIXED 7.5	3/1/2026	7.50%	**	233
FED HM LN PC POOL G00529 FG 08/26 FIXED 7.5	8/1/2026	7.50%	**	2,096
FED HM LN PC POOL G00552 FG 03/23 FIXED 8.5	3/1/2023	8.50%	**	8,869
FED HM LN PC POOL G00561 FG 06/25 FIXED 9.5	6/1/2025	9.50%	**	1,535
FED HM LN PC POOL G00627 FG 06/25 FIXED 8	6/1/2025	8.00%	**	8,702
FED HM LN PC POOL G00675 FG 03/27 FIXED 7.5	3/1/2027	7.50%	**	12,556
FED HM LN PC POOL G00704 FG 12/26 FIXED 7	12/1/2026	7.00%	**	11,071
FED HM LN PC POOL G00825 FG 12/27 FIXED 7	12/1/2027	7.00%	**	726
FED HM LN PC POOL G00869 FG 01/28 FIXED 7.5	1/1/2028	7.50%	**	15,633
FED HM LN PC POOL G01091 FG 12/29 FIXED 7	12/1/2029	7.00%	**	32,245
FED HM LN PC POOL G01665 FG 03/34 FIXED 5.5	3/1/2034	5.50%	**	628,692
FED HM LN PC POOL G02031 FG 02/36 FIXED 5.5	2/1/2036	5.50%	**	193,189
FED HM LN PC POOL G02408 FG 12/36 FIXED 5.5	12/1/2036	5.50%	**	284,683
FED HM LN PC POOL G02427 FG 12/36 FIXED 5.5	12/1/2036	5.50%	**	558,074
FED HM LN PC POOL G03073 FG 07/37 FIXED 5.5	7/1/2037	5.50%	**	309,875
FED HM LN PC POOL G03233 FG 08/37 FIXED 6	8/1/2037	6.00%	**	9,632
FED HM LN PC POOL G03695 FG 11/37 FIXED 5.5	11/1/2037	5.50%	**	172,102
FED HM LN PC POOL G03812 FG 02/38 FIXED 5.5	2/1/2038	5.50%	**	226,689
FED HM LN PC POOL G03819 FG 01/38 FIXED 6	1/1/2038	6.00%	**	71,817
FED HM LN PC POOL G04448 FG 07/38 FIXED 5.5	7/1/2038	5.50%	**	93,795
FED HM LN PC POOL G04585 FG 02/38 FIXED 5.5	2/1/2038	5.50%	**	163,215
FED HM LN PC POOL G04588 FG 08/38 FIXED 5.5	8/1/2038	5.50%	**	97,139
FED HM LN PC POOL G04636 FG 12/35 FIXED 5	12/1/2035	5.00%	**	68,136
FED HM LN PC POOL G04688 FG 09/38 FIXED 5.5	9/1/2038	5.50%	**	85,567
FED HM LN PC POOL G05179 FG 01/39 FIXED 5.5	1/1/2039	5.50%	**	106,177
FED HM LN PC POOL G05527 FG 07/39 FIXED 4	7/1/2039	4.00%	**	73,402
FED HM LN PC POOL G05676 FG 11/39 FIXED 4	11/1/2039	4.00%	**	1,222,548
FED HM LN PC POOL G05726 FG 08/39 FIXED 5	8/1/2039	5.00%	**	316,369
FED HM LN PC POOL G05741 FG 12/39 FIXED 4.5	12/1/2039	4.50%	**	710,276
FED HM LN PC POOL G05927 FG 07/40 FIXED 4.5	7/1/2040	4.50%	**	1,448,676
FED HM LN PC POOL G06021 FG 01/40 FIXED 5.5	1/1/2040	5.50%	**	261,447
FED HM LN PC POOL G06087 FG 09/40 FIXED 5	9/1/2040	5.00%	**	67,495

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL G06172 FG 12/38 FIXED 5.5	12/1/2038	5.50%	**	606,281
FED HM LN PC POOL G06506 FG 12/40 FIXED 4	12/1/2040	4.00%	**	2,380,018
FED HM LN PC POOL G06507 FG 02/41 FIXED 4	2/1/2041	4.00%	**	410,308
FED HM LN PC POOL G06601 FG 12/40 FIXED 4.5	12/1/2040	4.50%	**	2,602,829
FED HM LN PC POOL G06669 FG 09/39 FIXED 6.5	9/1/2039	6.50%	**	289,671
FED HM LN PC POOL G06875 FG 12/38 FIXED 5.5	12/1/2038	5.50%	**	2,124,889
FED HM LN PC POOL G07032 FG 06/42 FIXED 3	6/1/2042	3.00%	**	1,380,884
FED HM LN PC POOL G07129 FG 09/42 FIXED 3.5	9/1/2042	3.50%	**	1,278,085
FED HM LN PC POOL G07335 FG 03/39 FIXED 7	3/1/2039	7.00%	**	897,588
FED HM LN PC POOL G07388 FG 05/43 FIXED 3.5	5/1/2043	3.50%	**	2,401,657
FED HM LN PC POOL G07509 FG 09/39 FIXED 6.5	9/1/2039	6.50%	**	692,385
FED HM LN PC POOL G08273 FG 06/38 FIXED 5.5	6/1/2038	5.50%	**	60,233
FED HM LN PC POOL G08368 FG 10/39 FIXED 4.5	10/1/2039	4.50%	**	652,809
FED HM LN PC POOL G08372 FG 11/39 FIXED 4.5	11/1/2039	4.50%	**	646,378
FED HM LN PC POOL G08521 FG 01/43 FIXED 3	1/1/2043	3.00%	**	725,018
FED HM LN PC POOL G08540 FG 08/43 FIXED 3	8/1/2043	3.00%	**	1,159,209
FED HM LN PC POOL G08553 FG 10/43 FIXED 3	10/1/2043	3.00%	**	136,022
FED HM LN PC POOL G08567 FG 01/44 FIXED 4	1/1/2044	4.00%	**	2,151,234
FED HM LN PC POOL G08624 FG 01/45 FIXED 4	1/1/2045	4.00%	**	3,290,555
FED HM LN PC POOL G08672 FG 10/45 FIXED 4	10/1/2045	4.00%	**	2,144,416
FED HM LN PC POOL G08681 FG 12/45 FIXED 3.5	12/1/2045	3.50%	**	6,554,688
FED HM LN PC POOL G08694 FG 02/46 FIXED 4	2/1/2046	4.00%	**	1,049,612
FED HM LN PC POOL G08702 FG 04/46 FIXED 3.5	4/1/2046	3.50%	**	1,533,606
FED HM LN PC POOL G11300 FG 08/17 FIXED 6	8/1/2017	6.00%	**	49
FED HM LN PC POOL G11410 FG 07/18 FIXED 4	7/1/2018	4.00%	**	319,308
FED HM LN PC POOL G11557 FG 03/19 FIXED 6	3/1/2019	6.00%	**	83
FED HM LN PC POOL G11634 FG 11/19 FIXED 5.5	11/1/2019	5.50%	**	3,933
FED HM LN PC POOL G11652 FG 01/20 FIXED 6	1/1/2020	6.00%	**	80,530
FED HM LN PC POOL G12467 FG 11/21 FIXED 6	11/1/2021	6.00%	**	247,917
FED HM LN PC POOL G12978 FG 12/22 FIXED 5.5	12/1/2022	5.50%	**	251,321
FED HM LN PC POOL G13300 FG 05/23 FIXED 4.5	5/1/2023	4.50%	**	76,940
FED HM LN PC POOL G13492 FG 02/24 FIXED 5	2/1/2024	5.00%	**	185,192
FED HM LN PC POOL G13825 FG 05/25 FIXED 4	5/1/2025	4.00%	**	1,702,193
FED HM LN PC POOL G13868 FG 07/25 FIXED 4.5	7/1/2025	4.50%	**	422,258
FED HM LN PC POOL G14171 FG 10/24 FIXED 6	10/1/2024	6.00%	**	202,883
FED HM LN PC POOL G14239 FG 09/26 FIXED 4	9/1/2026	4.00%	**	201,179
FED HM LN PC POOL G14375 FG 07/26 FIXED 4	7/1/2026	4.00%	**	965,885
FED HM LN PC POOL G14492 FG 10/25 FIXED 4	10/1/2025	4.00%	**	524,960
FED HM LN PC POOL G18401 FG 09/26 FIXED 3.5	9/1/2026	3.50%	**	184,412
FED HM LN PC POOL G18475 FG 08/28 FIXED 2.5	8/1/2028	2.50%	**	323,124
FED HM LN PC POOL G20028 FG 12/36 FIXED 7.5	12/1/2036	7.50%	**	1,425,221

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL J06009 FG 10/20 FIXED 5	10/1/2020	5.00%	**	232,859
FED HM LN PC POOL J09212 FG 01/24 FIXED 5	1/1/2024	5.00%	**	70,882
FED HM LN PC POOL J10556 FG 08/24 FIXED 4	8/1/2024	4.00%	**	4,030,683
FED HM LN PC POOL J11089 FG 04/19 FIXED 4	4/1/2019	4.00%	**	20,546
FED HM LN PC POOL J12398 FG 06/25 FIXED 4.5	6/1/2025	4.50%	**	374,811
FED HM LN PC POOL J12439 FG 06/25 FIXED 4.5	6/1/2025	4.50%	**	614,975
FED HM LN PC POOL J14494 FG 02/26 FIXED 4	2/1/2026	4.00%	**	1,088,845
FED HM LN PC POOL J15658 FG 06/26 FIXED 4	6/1/2026	4.00%	**	396,909
FED HM LN PC POOL J15719 FG 06/26 FIXED 4	6/1/2026	4.00%	**	1,029,254
FED HM LN PC POOL J15974 FG 06/26 FIXED 4	6/1/2026	4.00%	**	369,738
FED HM LN PC POOL J16059 FG 07/26 FIXED 4	7/1/2026	4.00%	**	198,854
FED HM LN PC POOL J16432 FG 08/26 FIXED 3.5	8/1/2026	3.50%	**	327,090
FED HM LN PC POOL J18912 FG 04/27 FIXED 2.5	4/1/2027	2.50%	**	587,207
FED HM LN PC POOL J23935 FG 05/28 FIXED 3	5/1/2028	3.00%	**	642,978
FED HM LN PC POOL J25735 FG 09/28 FIXED 3	9/1/2028	3.00%	**	717,954
FED HM LN PC POOL J27464 FG 02/29 FIXED 3.5	2/1/2029	3.50%	**	1,446,618
FED HM LN PC POOL J27964 FG 04/29 FIXED 3	4/1/2029	3.00%	**	724,234
FED HM LN PC POOL J28196 FG 05/29 FIXED 3	5/1/2029	3.00%	**	4,390,916
FED HM LN PC POOL J29007 FG 08/29 FIXED 3	8/1/2029	3.00%	**	777,026
FED HM LN PC POOL J35097 FG 08/31 FIXED 2.5	8/1/2031	2.50%	**	975,956
FED HM LN PC POOL Q04673 FG 11/41 FIXED 4	11/1/2041	4.00%	**	1,142,524
FED HM LN PC POOL Q04674 FG 12/41 FIXED 4	12/1/2041	4.00%	**	85,245
FED HM LN PC POOL Q08998 FG 06/42 FIXED 3.5	6/1/2042	3.50%	**	1,384,979
FED HM LN PC POOL Q10241 FG 08/42 FIXED 3.5	8/1/2042	3.50%	**	613,377
FED HM LN PC POOL Q10448 FG 08/42 FIXED 3.5	8/1/2042	3.50%	**	726,979
FED HM LN PC POOL Q11288 FG 09/42 FIXED 3.5	9/1/2042	3.50%	**	632,912
FED HM LN PC POOL Q11788 FG 10/42 FIXED 3	10/1/2042	3.00%	**	360,052
FED HM LN PC POOL Q12052 FG 10/42 FIXED 3.5	10/1/2042	3.50%	**	696,432
FED HM LN PC POOL Q12520 FG 10/42 FIXED 3	10/1/2042	3.00%	**	158,125
FED HM LN PC POOL Q14326 FG 01/43 FIXED 2.5	1/1/2043	2.50%	**	834,209
FED HM LN PC POOL Q15062 FG 02/43 FIXED 3	2/1/2043	3.00%	**	2,734,905
FED HM LN PC POOL Q17792 FG 05/43 FIXED 3.5	5/1/2043	3.50%	**	3,110,262
FED HM LN PC POOL Q20402 FG 07/43 FIXED 3	7/1/2043	3.00%	**	217,101
FED HM LN PC POOL Q20416 FG 07/43 FIXED 3	7/1/2043	3.00%	**	452,144
FED HM LN PC POOL Q20983 FG 08/43 FIXED 3	8/1/2043	3.00%	**	365,072
FED HM LN PC POOL Q21694 FG 08/43 FIXED 3	8/1/2043	3.00%	**	344,024
FED HM LN PC POOL Q25702 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	884,995
FED HM LN PC POOL Q25703 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	963,452
FED HM LN PC POOL Q25705 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	584,095
FED HM LN PC POOL Q25712 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	555,465
FED HM LN PC POOL Q25818 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	3,852,947

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FED HM LN PC POOL Q25819 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	3,966,400
FED HM LN PC POOL Q25850 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	439,980
FED HM LN PC POOL Q25851 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	184,786
FED HM LN PC POOL Q25852 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	666,032
FED HM LN PC POOL Q25853 FG 04/44 FIXED 4.5	4/1/2044	4.50%	**	745,683
FED HM LN PC POOL Q29920 FG 11/44 FIXED 4.5	11/1/2044	4.50%	**	76,679
FED HM LN PC POOL U90245 FG 10/42 FIXED 3.5	10/1/2042	3.50%	**	782,373
FED HM LN PC POOL U90316 FG 10/42 FIXED 4	10/1/2042	4.00%	**	3,039,798
FED HM LN PC POOL U91254 FG 04/43 FIXED 4	4/1/2043	4.00%	**	1,291,211
FED HM LN PC POOL U92272 FG 12/43 FIXED 4.5	12/1/2043	4.50%	**	804,608
FED HM LN PC POOL U95137 FG 08/43 FIXED 4	8/1/2043	4.00%	**	808,667
FED HM LN PC POOL U99076 FG 12/43 FIXED 4.5	12/1/2043	4.50%	**	6,720,389
FED HM LN PC POOL U99084 FG 02/44 FIXED 4.5	2/1/2044	4.50%	**	5,432,473
FED HM LN PC POOL U99091 FG 03/44 FIXED 4.5	3/1/2044	4.50%	**	1,643,318
FED HM LN PC POOL U99114 FG 02/44 FIXED 3.5	2/1/2044	3.50%	**	341,884
FED HM LN PC POOL V60298 FG 10/28 FIXED 3	10/1/2028	3.00%	**	720,981
FED HM LN PC POOL V60564 FG 06/29 FIXED 3	6/1/2029	3.00%	**	1,422,218
FED HM LN PC POOL V60869 FG 07/30 FIXED 2.5	7/1/2030	2.50%	**	2,706,644
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/3/2017	0.01%	**	10,474,000
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/3/2017	0.49%	**	49,698,661
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/4/2017		**	5,408,941
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/5/2017	0.49%	**	99,494,583
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/6/2017	0.50%	**	30,797,861
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/9/2017		**	286,982
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/10/2017		**	6,999,482
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/13/2017	0.01%	**	20,547,822
FEDERAL HOME LOAN BANK BONDS 01/19 1.25	1/16/2019	1.25%	**	4,798,325
FEDERAL HOME LOAN BANK BONDS 03/18 0.875	3/19/2018	0.88%	**	5,990,322
FEDERAL HOME LOAN BANK BONDS 03/18 1.375	3/9/2018	1.38%	**	10,035,770
FEDERAL HOME LOAN BANK BONDS 05/17 0.625	5/30/2017	0.63%	**	674,712
FEDERAL HOME LOAN BANK BONDS 05/17 0.875	5/24/2017	0.88%	**	120,061
FEDERAL HOME LOAN BANK BONDS 06/18 0.875	6/29/2018	0.88%	**	2,242,177
FEDERAL HOME LOAN BANK BONDS 06/18 1.25	6/8/2018	1.25%	**	2,440,542
FEDERAL HOME LOAN BANK BONDS 06/19 1.625	6/14/2019	1.63%	**	20,097,020
FEDERAL HOME LOAN BANK BONDS 07/36 5.5	7/15/2036	5.50%	**	12,199,117
FEDERAL HOME LOAN BANK BONDS 08/17 0.75	8/28/2017	0.75%	**	8,998,299
FEDERAL HOME LOAN BANK BONDS 09/18 2	9/14/2018	2.00%	**	810,888
FEDERAL HOME LOAN BANK BONDS 09/19 1	9/26/2019	1.00%	**	4,940,420
FEDERAL HOME LOAN BANK BONDS 11/21 1.875	11/29/2021	1.88%	**	5,961,372
FHLMC MULTIFAMILY STRUCTURED P FHMS K010 A2	10/25/2020	4.33%	**	10,784,262
FHLMC MULTIFAMILY STRUCTURED P FHMS K012 A2	12/25/2020	4.18%	**	860,926

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FHLMC MULTIFAMILY STRUCTURED P FHMS K020 A2	5/25/2022	2.37%	**	4,187,370
FHLMC MULTIFAMILY STRUCTURED P FHMS K023 A2	8/25/2022	2.31%	**	3,535,207
FHLMC MULTIFAMILY STRUCTURED P FHMS K041 A2	10/25/2024	3.17%	**	15,439,241
FHLMC MULTIFAMILY STRUCTURED P FHMS K043 A2	12/25/2024	3.06%	**	9,696,679
FHLMC MULTIFAMILY STRUCTURED P FHMS K053 A2	12/25/2025	3.00%	**	4,539,919
FHLMC MULTIFAMILY STRUCTURED P FHMS K056 A1	7/25/2025	2.20%	**	4,819,771
FHLMC MULTIFAMILY STRUCTURED P FHMS K721 A2	8/25/2022	3.09%	**	3,676,031
FHLMC MULTIFAMILY STRUCTURED P FHMS KF13 A	11/25/2025	1.35%	**	6,650,332
FHLMC MULTIFAMILY STRUCTURED P FHMS KJ02 A2	9/25/2020	2.60%	**	6,416,463
FHLMC MULTIFAMILY STRUCTURED P FHMS KJ05 A1	5/25/2021	1.42%	**	778,572
FHLMC MULTIFAMILY STRUCTURED P FHMS KJ05 A2	10/25/2021	2.16%	**	7,100,710
FHLMC MULTIFAMILY STRUCTURED P FHMS KJ06 A	1/25/2023	2.27%	**	6,099,862
FHLMC MULTIFAMILY STRUCTURED P FHMS KP03 A2	7/25/2019	1.78%	**	18,312,887
FHLMC STRUCTURED PASS THROUGH FSPC T 21 A	10/25/2029	1.12%	**	218,663
FHLMC STRUCTURED PASS THROUGH FSPC T 61 1A1	7/25/2044	2.00%	**	952,221
FHLMC TBA 15 YR 2.5 GOLD SINGLE FAMILY	1/23/2032	2.50%	**	2,003,594
FHLMC TBA 30 YR 3 GOLD SINGLE FAMILY	1/18/2047	3.00%	**	1,985,949
FHLMC TBA 30 YR 3.5 GOLD SINGLE FAMILY	1/18/2047	3.50%	**	16,178,298
FHLMC TBA 30 YR 4 GOLD SINGLE FAMILY	1/18/2047	4.00%	**	5,251,660
FHLMC TBA 30 YR 4 GOLD SINGLE FAMILY	2/13/2047	4.00%	**	1,049,082
FHLMC TBA 30 YR 4.5 GOLD SINGLE FAMILY	1/18/2047	4.50%	**	2,683,432
FIDELITY NATIONAL INFORM SR UNSECURED 08/21 2.25	8/15/2021	2.25%	**	1,126,156
FIDELITY NATIONAL INFORM SR UNSECURED 10/18 2.85	10/15/2018	2.85%	**	1,551,524
FIDELITY NATIONAL INFORM SR UNSECURED 10/20 3.625	10/15/2020	3.63%	**	2,111,947
FIDELITY NATL FINANCIAL SR UNSECURED 09/22 5.5	9/1/2022	5.50%	**	2,432,800
FIFTH THIRD AUTO TRUST FITAT 2014 3 A3	3/15/2019	0.96%	**	524,712
FIFTH THIRD AUTO TRUST FITAT 2015 1 A3	3/16/2020	1.42%	**	4,487,669
FIFTH THIRD BANK SR UNSECURED 02/18 1.45	2/28/2018	1.45%	**	3,475,066
FIFTH THIRD BANK SR UNSECURED 03/19 2.3	3/15/2019	2.30%	**	591,966
FIFTH THIRD BANK SR UNSECURED 04/19 2.375	4/25/2019	2.38%	**	302,255
FIFTH THIRD BANK SR UNSECURED 06/21 2.25	6/14/2021	2.25%	**	7,513,603
FIFTH THIRD BANK SR UNSECURED 08/18 2.15	8/20/2018	2.15%	**	5,182,538
FIFTH THIRD BANK SR UNSECURED 09/19 1.625	9/27/2019	1.63%	**	3,062,930
FINNVERA PLC GOVT GUARANT 144A 06/25 2.375	6/4/2025	2.38%	**	382,736
FIRST INVESTORS AUTO OWNER TRU FIAOT 2015 1A A2 144A	4/15/2019	1.21%	**	116,251
FIRST INVESTORS AUTO OWNER TRU FIAOT 2016 2A A1 144A	11/16/2020	1.53%	**	712,706
FIRSTENERGY CORP SR UNSECURED 03/18 2.75	3/15/2018	2.75%	**	2,482,347
FIRSTENERGY CORP SR UNSECURED 03/23 4.25	3/15/2023	4.25%	**	4,972,554
FIRSTENERGY CORP SR UNSECURED 11/31 7.375	11/15/2031	7.38%	**	1,288,898
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 11/17 5.55	11/1/2017	5.55%	**	232,898
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 12/25 3.125	12/1/2025	3.13%	**	7,582,823

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FLORIDA ST BRD OF EDU PUBLIC E FLSEDU 06/19 FIXED 5	6/1/2019	5.00%	**	3,465,184
FLORIDA ST TURNPIKE AUTH FLSTRN 07/39 FIXED OID 6.8	7/1/2039	6.80%	**	2,521,490
FNMA POOL 050305 FN 05/20 FIXED 9.5	5/1/2020	9.50%	**	1,143
FNMA POOL 050402 FN 02/21 FIXED 9	2/1/2021	9.00%	**	248
FNMA POOL 050415 FN 03/21 FIXED 9	3/1/2021	9.00%	**	326
FNMA POOL 050795 FN 09/23 FIXED 7	9/1/2023	7.00%	**	1,427
FNMA POOL 050947 FN 12/23 FIXED 7	12/1/2023	7.00%	**	17,088
FNMA POOL 050966 FN 01/24 FIXED 7	1/1/2024	7.00%	**	6,792
FNMA POOL 050993 FN 02/24 FIXED 7	2/1/2024	7.00%	**	5,135
FNMA POOL 060680 FN 02/28 FLOATING VAR	2/1/2028	4.41%	**	21,384
FNMA POOL 100168 FN 01/21 FIXED VAR	1/15/2021	9.50%	**	1,146
FNMA POOL 108489 FN 11/20 FIXED 9	11/1/2020	9.00%	**	9,066
FNMA POOL 190353 FN 08/34 FIXED VAR	8/1/2034	5.00%	**	11,237
FNMA POOL 190357 FN 03/35 FIXED VAR	3/1/2035	5.00%	**	8,386
FNMA POOL 190360 FN 08/35 FIXED VAR	8/1/2035	5.00%	**	6,782
FNMA POOL 190377 FN 11/36 FIXED VAR	11/1/2036	5.00%	**	277,297
FNMA POOL 190533 FN 01/24 FIXED VAR	1/1/2024	7.00%	**	2,589
FNMA POOL 242136 FN 10/23 FIXED 7	10/1/2023	7.00%	**	394
FNMA POOL 245442 FN 11/23 FIXED 7	11/1/2023	7.00%	**	2,467
FNMA POOL 252210 FN 02/19 FIXED 6.5	2/1/2019	6.50%	**	15,556
FNMA POOL 253153 FN 02/20 FIXED 7	2/1/2020	7.00%	**	6,564
FNMA POOL 253947 FN 08/31 FIXED 8	8/1/2031	8.00%	**	35,930
FNMA POOL 254223 FN 02/32 FIXED 7.5	2/1/2032	7.50%	**	525
FNMA POOL 254793 FN 07/33 FIXED 5	7/1/2033	5.00%	**	215,583
FNMA POOL 267989 FN 02/24 FIXED 7	2/1/2024	7.00%	**	2,988
FNMA POOL 274621 FN 03/24 FIXED 7	3/1/2024	7.00%	**	1,197
FNMA POOL 303675 FN 10/17 FIXED VAR	10/1/2017	10.00%	**	2,298
FNMA POOL 312206 FN 06/25 FLOATING VAR	6/1/2025	2.60%	**	39,292
FNMA POOL 313499 FN 10/18 FIXED VAR	10/1/2018	10.00%	**	3,201
FNMA POOL 313947 FN 01/28 FIXED VAR	1/1/2028	7.00%	**	1,802
FNMA POOL 330089 FN 04/25 FIXED 8	4/1/2025	8.00%	**	26,744
FNMA POOL 330126 FN 08/25 FLOATING VAR	8/1/2025	2.66%	**	47,628
FNMA POOL 331427 FN 11/25 FLOATING VAR	11/1/2025	2.60%	**	15,963
FNMA POOL 347547 FN 08/26 FLOATING VAR	8/1/2026	2.66%	**	279
FNMA POOL 347633 FN 07/26 FLOATING VAR	7/1/2026	2.63%	**	18,298
FNMA POOL 362968 FN 01/26 FLOATING VAR	1/1/2026	2.89%	**	41,542
FNMA POOL 369996 FN 01/27 FIXED 7.5	1/1/2027	7.50%	**	3,314
FNMA POOL 371049 FN 02/27 FIXED 7.5	2/1/2027	7.50%	**	13,005
FNMA POOL 371073 FN 02/27 FIXED 7.5	2/1/2027	7.50%	**	6,843
FNMA POOL 371871 FN 02/27 FIXED 7.5	2/1/2027	7.50%	**	7,164
FNMA POOL 377038 FN 04/27 FIXED 7.5	4/1/2027	7.50%	**	11,255

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 396434 FN 11/27 FIXED 7.5	11/1/2027	7.50%	**	496
FNMA POOL 396439 FN 11/27 FIXED 7.5	11/1/2027	7.50%	**	7,894
FNMA POOL 397256 FN 10/27 FIXED 7.5	10/1/2027	7.50%	**	720
FNMA POOL 398754 FN 09/27 FIXED 7.5	9/1/2027	7.50%	**	5,652
FNMA POOL 401788 FN 10/27 FIXED 7.5	10/1/2027	7.50%	**	997
FNMA POOL 479545 FN 08/29 FIXED 7	8/1/2029	7.00%	**	588
FNMA POOL 492745 FN 05/29 FIXED 7	5/1/2029	7.00%	**	8,896
FNMA POOL 503573 FN 10/29 FIXED 7	10/1/2029	7.00%	**	2,675
FNMA POOL 507521 FN 08/29 FIXED 7	8/1/2029	7.00%	**	5,479
FNMA POOL 509436 FN 10/29 FIXED 7	10/1/2029	7.00%	**	8,176
FNMA POOL 509662 FN 08/29 FIXED 7	8/1/2029	7.00%	**	485
FNMA POOL 511103 FN 08/29 FIXED 7	8/1/2029	7.00%	**	8,495
FNMA POOL 511384 FN 09/29 FIXED 7	9/1/2029	7.00%	**	1,870
FNMA POOL 514267 FN 09/29 FIXED 7	9/1/2029	7.00%	**	2,609
FNMA POOL 515518 FN 10/29 FIXED 7	10/1/2029	7.00%	**	3,706
FNMA POOL 517511 FN 10/29 FIXED 7	10/1/2029	7.00%	**	3,885
FNMA POOL 518108 FN 09/29 FIXED 7	9/1/2029	7.00%	**	6,199
FNMA POOL 523486 FN 08/30 FIXED 8	8/1/2030	8.00%	**	1,060
FNMA POOL 533757 FN 06/30 FIXED 8	6/1/2030	8.00%	**	12,416
FNMA POOL 534194 FN 04/30 FIXED 8	4/1/2030	8.00%	**	3,367
FNMA POOL 545204 FN 05/36 FLOATING VAR	5/1/2036	3.05%	**	46,553
FNMA POOL 545278 FN 11/31 FIXED VAR	11/1/2031	7.50%	**	78,828
FNMA POOL 554482 FN 10/30 FIXED 7.5	10/1/2030	7.50%	**	86,407
FNMA POOL 555743 FN 09/33 FIXED VAR	9/1/2033	5.00%	**	260,735
FNMA POOL 569972 FN 03/31 FIXED 7.5	3/1/2031	7.50%	**	38,572
FNMA POOL 569973 FN 02/31 FIXED 8	2/1/2031	8.00%	**	5,205
FNMA POOL 572675 FN 04/31 FIXED 7.5	4/1/2031	7.50%	**	48,332
FNMA POOL 593848 FN 07/31 FIXED 8	7/1/2031	8.00%	**	21,542
FNMA POOL 602065 FN 09/31 FIXED 7	9/1/2031	7.00%	**	68,698
FNMA POOL 604576 FN 09/21 FIXED 6.5	9/1/2021	6.50%	**	7,358
FNMA POOL 609504 FN 10/31 FIXED 7	10/1/2031	7.00%	**	98,598
FNMA POOL 649952 FN 06/32 FIXED 6.5	6/1/2032	6.50%	**	1,856
FNMA POOL 725162 FN 02/34 FIXED VAR	2/1/2034	6.00%	**	61,406
FNMA POOL 725946 FN 11/34 FIXED VAR	11/1/2034	5.50%	**	144,679
FNMA POOL 735061 FN 11/34 FIXED VAR	11/1/2034	6.00%	**	1,652,224
FNMA POOL 735208 FN 10/19 FIXED VAR	10/1/2019	6.00%	**	34,684
FNMA POOL 735382 FN 04/35 FIXED VAR	4/1/2035	5.00%	**	1,111,202
FNMA POOL 735439 FN 09/19 FIXED VAR	9/1/2019	6.00%	**	34,862
FNMA POOL 735500 FN 05/35 FIXED VAR	5/1/2035	5.50%	**	1,543,619
FNMA POOL 735501 FN 05/35 FIXED VAR	5/1/2035	6.00%	**	385,327
FNMA POOL 735503 FN 04/35 FIXED VAR	4/1/2035	6.00%	**	437,477

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 735561 FN 04/34 FLOATING VAR	4/1/2034	2.59%	**	96,062
FNMA POOL 735580 FN 06/35 FIXED VAR	6/1/2035	5.00%	**	525,782
FNMA POOL 735676 FN 07/35 FIXED VAR	7/1/2035	5.00%	**	347,274
FNMA POOL 735893 FN 10/35 FIXED VAR	10/1/2035	5.00%	**	147,094
FNMA POOL 735989 FN 02/35 FIXED VAR	2/1/2035	5.50%	**	2,306,134
FNMA POOL 745000 FN 10/35 FIXED VAR	10/1/2035	6.00%	**	77,427
FNMA POOL 745140 FN 11/35 FIXED VAR	11/1/2035	5.00%	**	1,985,578
FNMA POOL 745327 FN 03/36 FIXED VAR	3/1/2036	6.00%	**	218,691
FNMA POOL 745412 FN 12/35 FIXED VAR	12/1/2035	5.50%	**	1,151,717
FNMA POOL 745885 FN 10/36 FIXED VAR	10/1/2036	6.00%	**	767,862
FNMA POOL 745948 FN 10/36 FIXED VAR	10/1/2036	6.50%	**	85,383
FNMA POOL 745959 FN 11/36 FIXED VAR	11/1/2036	5.50%	**	520,319
FNMA POOL 758777 FN 04/28 FIXED 6.5	4/1/2028	6.50%	**	835
FNMA POOL 811569 FN 06/21 FIXED 6	6/1/2021	6.00%	**	31,842
FNMA POOL 813599 FN 01/36 FLOATING VAR	1/1/2036	2.55%	**	244,451
FNMA POOL 825480 FN 06/35 FLOATING VAR	6/1/2035	2.83%	**	186,924
FNMA POOL 827601 FN 08/19 FIXED 5.5	8/1/2019	5.50%	**	35,635
FNMA POOL 831561 FN 05/36 FIXED 6.5	5/1/2036	6.50%	**	70,986
FNMA POOL 833600 FN 11/35 FIXED 6.5	11/1/2035	6.50%	**	11,808
FNMA POOL 836464 FN 10/35 FLOATING VAR	10/1/2035	2.54%	**	1,049,186
FNMA POOL 836852 FN 10/35 FLOATING VAR	10/1/2035	2.45%	**	638,904
FNMA POOL 843823 FN 11/35 FLOATING VAR	11/1/2035	2.49%	**	537,901
FNMA POOL 843997 FN 11/35 FLOATING VAR	11/1/2035	2.54%	**	203,592
FNMA POOL 844052 FN 11/35 FLOATING VAR	11/1/2035	2.49%	**	190,529
FNMA POOL 844148 FN 11/35 FLOATING VAR	11/1/2035	2.50%	**	185,560
FNMA POOL 844237 FN 11/35 FLOATING VAR	11/1/2035	2.47%	**	171,264
FNMA POOL 844789 FN 11/35 FLOATING VAR	11/1/2035	2.44%	**	181,697
FNMA POOL 866888 FN 01/36 FLOATING VAR	1/1/2036	2.71%	**	226,499
FNMA POOL 872021 FN 06/21 FIXED 6	6/1/2021	6.00%	**	32,756
FNMA POOL 879067 FN 04/36 FLOATING VAR	4/1/2036	2.73%	**	1,265,190
FNMA POOL 879394 FN 02/21 FIXED 5	2/1/2021	5.00%	**	35,432
FNMA POOL 880870 FN 03/36 FIXED 6.5	3/1/2036	6.50%	**	14,242
FNMA POOL 884729 FN 08/36 FLOATING VAR	8/1/2036	2.86%	**	211,733
FNMA POOL 884773 FN 10/36 FLOATING VAR	10/1/2036	2.92%	**	208,928
FNMA POOL 888366 FN 04/37 FIXED VAR	4/1/2037	7.00%	**	270,112
FNMA POOL 888560 FN 11/35 FIXED VAR	11/1/2035	6.00%	**	829,291
FNMA POOL 888601 FN 06/20 FIXED VAR	6/1/2020	5.50%	**	92,592
FNMA POOL 888637 FN 09/37 FIXED VAR	9/1/2037	6.00%	**	125,133
FNMA POOL 888832 FN 11/37 FIXED VAR	11/1/2037	6.50%	**	35,176
FNMA POOL 888890 FN 10/37 FIXED VAR	10/1/2037	6.50%	**	245,226
FNMA POOL 888893 FN 08/37 FIXED VAR	8/1/2037	5.50%	**	56,018

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 889072 FN 12/37 FIXED VAR	12/1/2037	6.50%	**	267,857
FNMA POOL 889117 FN 10/35 FIXED VAR	10/1/2035	5.00%	**	731,897
FNMA POOL 889190 FN 03/38 FIXED VAR	3/1/2038	6.00%	**	113,310
FNMA POOL 889579 FN 05/38 FIXED VAR	5/1/2038	6.00%	**	1,666,125
FNMA POOL 890116 FN 02/23 FIXED VAR	2/1/2023	7.00%	**	336,653
FNMA POOL 890236 FN 08/40 FIXED VAR	8/1/2040	4.50%	**	128,075
FNMA POOL 890248 FN 08/37 FIXED VAR	8/1/2037	6.00%	**	1,684,331
FNMA POOL 890268 FN 10/38 FIXED VAR	10/1/2038	6.50%	**	394,513
FNMA POOL 890604 FN 10/44 FIXED VAR	10/1/2044	4.50%	**	3,931,625
FNMA POOL 891654 FN 06/36 FIXED 6.5	6/1/2036	6.50%	**	189,850
FNMA POOL 902425 FN 11/36 FLOATING VAR	11/1/2036	3.31%	**	52,395
FNMA POOL 903261 FN 10/36 FIXED 6	10/1/2036	6.00%	**	98,486
FNMA POOL 906666 FN 12/36 FIXED 6.5	12/1/2036	6.50%	**	8,543
FNMA POOL 908172 FN 01/37 FIXED 6.5	1/1/2037	6.50%	**	3,646
FNMA POOL 914875 FN 04/37 FIXED 6.5	4/1/2037	6.50%	**	196,175
FNMA POOL 918653 FN 06/37 FIXED 6	6/1/2037	6.00%	**	110,860
FNMA POOL 924874 FN 10/37 FIXED 7	10/1/2037	7.00%	**	43,047
FNMA POOL 928746 FN 09/37 FIXED 6.5	9/1/2037	6.50%	**	12,035
FNMA POOL 928938 FN 12/37 FIXED 7	12/1/2037	7.00%	**	52,458
FNMA POOL 929298 FN 03/38 FIXED 5	3/1/2038	5.00%	**	244,982
FNMA POOL 930719 FN 03/19 FIXED 4.5	3/1/2019	4.50%	**	10,857
FNMA POOL 931307 FN 06/39 FIXED 4.5	6/1/2039	4.50%	**	510,947
FNMA POOL 931991 FN 09/39 FIXED 4.5	9/1/2039	4.50%	**	726,478
FNMA POOL 932058 FN 10/39 FIXED 4.5	10/1/2039	4.50%	**	592,787
FNMA POOL 932426 FN 01/40 FIXED 4.5	1/1/2040	4.50%	**	1,643,477
FNMA POOL 932495 FN 02/40 FIXED 4.5	2/1/2040	4.50%	**	166,457
FNMA POOL 932669 FN 03/40 FIXED 4.5	3/1/2040	4.50%	**	13,536
FNMA POOL 933409 FN 03/38 FIXED 5	3/1/2038	5.00%	**	216,422
FNMA POOL 933638 FN 08/38 FLOATING VAR	8/1/2038	3.00%	**	436,532
FNMA POOL 934648 FN 11/38 FIXED 7	11/1/2038	7.00%	**	228,603
FNMA POOL 942798 FN 08/37 FIXED 6.5	8/1/2037	6.50%	**	91,010
FNMA POOL 943699 FN 08/37 FIXED 6.5	8/1/2037	6.50%	**	91,385
FNMA POOL 946065 FN 09/37 FIXED 6.5	9/1/2037	6.50%	**	18,432
FNMA POOL 948849 FN 08/37 FIXED 6	8/1/2037	6.00%	**	486,027
FNMA POOL 955183 FN 11/37 FIXED 7	11/1/2037	7.00%	**	115,103
FNMA POOL 955762 FN 10/37 FIXED 6.5	10/1/2037	6.50%	**	4,052
FNMA POOL 962062 FN 03/38 FIXED 5	3/1/2038	5.00%	**	300,315
FNMA POOL 962444 FN 04/38 FIXED 5	4/1/2038	5.00%	**	146,484

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL 968252 FN 02/38 FIXED 7	2/1/2038	7.00%	**	15,006
FNMA POOL 971053 FN 02/39 FIXED 4.5	2/1/2039	4.50%	**	68,394
FNMA POOL 972242 FN 03/38 FIXED 6.5	3/1/2038	6.50%	**	2,549
FNMA POOL 972571 FN 03/38 FIXED 5	3/1/2038	5.00%	**	340,826
FNMA POOL 972572 FN 03/38 FIXED 5	3/1/2038	5.00%	**	126,005
FNMA POOL 973161 FN 02/38 FIXED 6.5	2/1/2038	6.50%	**	161,080
FNMA POOL 974156 FN 02/38 FIXED 7	2/1/2038	7.00%	**	39,695
FNMA POOL 975184 FN 03/38 FIXED 5	3/1/2038	5.00%	**	111,990
FNMA POOL 975185 FN 03/38 FIXED 5	3/1/2038	5.00%	**	124,418
FNMA POOL 975441 FN 03/38 FIXED 5	3/1/2038	5.00%	**	63,188
FNMA POOL 975453 FN 03/38 FIXED 5	3/1/2038	5.00%	**	10,286
FNMA POOL 975454 FN 03/38 FIXED 5	3/1/2038	5.00%	**	69,918
FNMA POOL 979973 FN 09/36 FIXED 5	9/1/2036	5.00%	**	16,645
FNMA POOL 984632 FN 06/38 FLOATING VAR	6/1/2038	2.94%	**	1,914,815
FNMA POOL 985626 FN 04/33 FIXED 6	4/1/2033	6.00%	**	393,360
FNMA POOL 985867 FN 08/38 FIXED 7	8/1/2038	7.00%	**	29,399
FNMA POOL 987325 FN 09/38 FLOATING VAR	9/1/2038	3.12%	**	843,896
FNMA POOL 987891 FN 09/38 FIXED 7	9/1/2038	7.00%	**	1,828
FNMA POOL 991549 FN 11/38 FIXED 7	11/1/2038	7.00%	**	43,782
FNMA POOL 992249 FN 11/38 FIXED 7	11/1/2038	7.00%	**	18,806
FNMA POOL 992262 FN 01/39 FIXED 5	1/1/2039	5.00%	**	27,407
FNMA POOL 995072 FN 08/38 FIXED VAR	8/1/2038	5.50%	**	424,055
FNMA POOL 995149 FN 10/38 FIXED VAR	10/1/2038	6.50%	**	256,022
FNMA POOL 995381 FN 01/24 FIXED VAR	1/1/2024	6.00%	**	155,261
FNMA POOL 995899 FN 02/38 FIXED VAR	2/1/2038	6.00%	**	185,234
FNMA POOL AA0472 FN 03/39 FIXED 4	3/1/2039	4.00%	**	194,613
FNMA POOL AA2700 FN 01/39 FIXED 5	1/1/2039	5.00%	**	8,547
FNMA POOL AA7693 FN 07/24 FIXED 4	7/1/2024	4.00%	**	7,256,629
FNMA POOL AB1228 FN 07/40 FIXED 5	7/1/2040	5.00%	**	52,757
FNMA POOL AB2801 FN 04/26 FIXED 3.5	4/1/2026	3.50%	**	701,578
FNMA POOL AB3701 FN 10/41 FIXED 4.5	10/1/2041	4.50%	**	1,327,268
FNMA POOL AB4058 FN 12/41 FIXED 4	12/1/2041	4.00%	**	841,308
FNMA POOL AB4590 FN 03/42 FIXED 3.5	3/1/2042	3.50%	**	842,647
FNMA POOL AB4689 FN 03/42 FIXED 3.5	3/1/2042	3.50%	**	1,120,157
FNMA POOL AB4941 FN 04/42 FIXED 3.5	4/1/2042	3.50%	**	3,714,999
FNMA POOL AB5236 FN 05/27 FIXED 3	5/1/2027	3.00%	**	598,496
FNMA POOL AB5425 FN 06/42 FIXED 3.5	6/1/2042	3.50%	**	357,388
FNMA POOL AB5546 FN 06/42 FIXED 3.5	6/1/2042	3.50%	**	867,677
FNMA POOL AB5593 FN 07/42 FIXED 3.5	7/1/2042	3.50%	**	507,122
FNMA POOL AB6136 FN 09/27 FIXED 2.5	9/1/2027	2.50%	**	3,324,405
FNMA POOL AB6229 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	2,531,815
FNMA POOL AB6238 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	656,210
FNMA POOL AB6390 FN 10/42 FIXED 3	10/1/2042	3.00%	**	364,101
FNMA POOL AB6694 FN 10/42 FIXED 3	10/1/2042	3.00%	**	731,987
FNMA POOL AB6832 FN 11/42 FIXED 3.5	11/1/2042	3.50%	**	1,966,805
FNMA POOL AB7059 FN 11/42 FIXED 2.5	11/1/2042	2.50%	**	4,009,663
FNMA POOL AB7272 FN 12/42 FIXED 3	12/1/2042	3.00%	**	1,366,049

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AB7410 FN 12/42 FIXED 3	12/1/2042	3.00%	**	3,699,536
FNMA POOL AB7426 FN 12/42 FIXED 3	12/1/2042	3.00%	**	1,066,262
FNMA POOL AB7568 FN 01/43 FIXED 3	1/1/2043	3.00%	**	1,529,438
FNMA POOL AB7570 FN 01/43 FIXED 3	1/1/2043	3.00%	**	2,673,686
FNMA POOL AB7716 FN 01/28 FIXED 2.5	1/1/2028	2.50%	**	308,533
FNMA POOL AB7728 FN 01/43 FIXED 2.5	1/1/2043	2.50%	**	404,568
FNMA POOL AB7741 FN 01/43 FIXED 3	1/1/2043	3.00%	**	2,165,619
FNMA POOL AB8464 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	361,063
FNMA POOL AB8465 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	612,513
FNMA POOL AB9136 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	1,643,049
FNMA POOL AB9347 FN 05/43 FIXED 3	5/1/2043	3.00%	**	2,206,800
FNMA POOL AB9361 FN 05/43 FIXED 3.5	5/1/2043	3.50%	**	705,739
FNMA POOL AB9461 FN 05/43 FIXED 3	5/1/2043	3.00%	**	2,849,943
FNMA POOL AB9516 FN 05/28 FIXED 2.5	5/1/2028	2.50%	**	330,099
FNMA POOL AB9663 FN 06/43 FIXED 3	6/1/2043	3.00%	**	241,482
FNMA POOL AB9825 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	131,878
FNMA POOL AB9980 FN 07/43 FIXED 3.5	7/1/2043	3.50%	**	831,376
FNMA POOL AC0728 FN 08/39 FIXED 5	8/1/2039	5.00%	**	18,287
FNMA POOL AC1889 FN 09/39 FIXED 4	9/1/2039	4.00%	**	378,086
FNMA POOL AC2953 FN 09/39 FIXED 4.5	9/1/2039	4.50%	**	186,301
FNMA POOL AC3237 FN 10/39 FIXED 5	10/1/2039	5.00%	**	1,436,594
FNMA POOL AC9526 FN 01/40 FIXED 5.5	1/1/2040	5.50%	**	1,053,287
FNMA POOL AD0217 FN 08/37 FIXED VAR	8/1/2037	6.00%	**	110,953
FNMA POOL AD0249 FN 04/37 FIXED VAR	4/1/2037	5.50%	**	690,503
FNMA POOL AD0296 FN 12/36 FLOATING VAR	12/1/2036	3.02%	**	377,267
FNMA POOL AD0452 FN 04/21 FIXED VAR	4/1/2021	6.00%	**	584,987
FNMA POOL AD0471 FN 01/24 FIXED VAR	1/1/2024	5.50%	**	330,338
FNMA POOL AD4178 FN 06/40 FIXED 4.5	6/1/2040	4.50%	**	1,218,562
FNMA POOL AD6510 FN 05/40 FIXED 5	5/1/2040	5.00%	**	19,220
FNMA POOL AD9143 FN 08/40 FIXED 4.5	8/1/2040	4.50%	**	54,594
FNMA POOL AD9153 FN 08/40 FIXED 4.5	8/1/2040	4.50%	**	359,683
FNMA POOL AD9713 FN 08/40 FIXED 5	8/1/2040	5.00%	**	151,985
FNMA POOL AE0081 FN 07/24 FIXED VAR	7/1/2024	6.00%	**	257,845
FNMA POOL AE0113 FN 07/40 FIXED VAR	7/1/2040	4.00%	**	554,946
FNMA POOL AE0478 FN 11/40 FIXED VAR	11/1/2040	4.00%	**	9,230
FNMA POOL AE0654 FN 12/40 FLOATING VAR	12/1/2040	3.77%	**	4,342,629
FNMA POOL AE0758 FN 02/39 FIXED VAR	2/1/2039	7.00%	**	1,136,804
FNMA POOL AE0967 FN 06/39 FIXED VAR	6/1/2039	3.50%	**	1,015,589
FNMA POOL AE1840 FN 08/40 FIXED 5	8/1/2040	5.00%	**	52,970
FNMA POOL AE1862 FN 08/40 FIXED 5	8/1/2040	5.00%	**	371,744
FNMA POOL AE3505 FN 01/26 FIXED 3.5	1/1/2026	3.50%	**	238,447
FNMA POOL AE6090 FN 10/40 FIXED 4	10/1/2040	4.00%	**	411,777
FNMA POOL AE7283 FN 10/40 FIXED 4	10/1/2040	4.00%	**	17,695
FNMA POOL AH0210 FN 12/40 FIXED 4.5	12/1/2040	4.50%	**	1,520,485
FNMA POOL AH0943 FN 12/40 FIXED 4	12/1/2040	4.00%	**	1,050,590
FNMA POOL AH1115 FN 01/41 FIXED 4.5	1/1/2041	4.50%	**	2,773,794
FNMA POOL AH1508 FN 12/40 FIXED 4.5	12/1/2040	4.50%	**	1,667,155

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AH1559 FN 12/40 FIXED 4	12/1/2040	4.00%	**	1,225,229
FNMA POOL AH1560 FN 01/41 FIXED 4	1/1/2041	4.00%	**	1,623,252
FNMA POOL AH1565 FN 12/40 FIXED 4.5	12/1/2040	4.50%	**	702,609
FNMA POOL AH2683 FN 01/41 FIXED 4	1/1/2041	4.00%	**	1,913,293
FNMA POOL AH3203 FN 01/41 FIXED 4	1/1/2041	4.00%	**	307,599
FNMA POOL AH4404 FN 01/41 FIXED 4	1/1/2041	4.00%	**	1,996,649
FNMA POOL AH5098 FN 01/41 FIXED 4	1/1/2041	4.00%	**	30,489
FNMA POOL AH6958 FN 02/41 FLOATING VAR	2/1/2041	2.92%	**	353,683
FNMA POOL AI0511 FN 04/41 FIXED 5	4/1/2041	5.00%	**	116,172
FNMA POOL AI1051 FN 06/26 FIXED 4	6/1/2026	4.00%	**	499,225
FNMA POOL AI1863 FN 05/41 FIXED 5	5/1/2041	5.00%	**	231,210
FNMA POOL AI1892 FN 05/41 FIXED 5	5/1/2041	5.00%	**	1,095,707
FNMA POOL AI2433 FN 05/41 FIXED 5	5/1/2041	5.00%	**	319,333
FNMA POOL AI2443 FN 05/41 FIXED 5	5/1/2041	5.00%	**	177,280
FNMA POOL AI2462 FN 05/41 FIXED 5	5/1/2041	5.00%	**	200,597
FNMA POOL AI2737 FN 05/41 FIXED 5	5/1/2041	5.00%	**	32,204
FNMA POOL AI4261 FN 06/41 FIXED 5	6/1/2041	5.00%	**	175,371
FNMA POOL AI7778 FN 07/41 FIXED 4	7/1/2041	4.00%	**	18,559
FNMA POOL AI8382 FN 09/26 FIXED 3.5	9/1/2026	3.50%	**	408,979
FNMA POOL AI8630 FN 07/42 FIXED 4	7/1/2042	4.00%	**	103,856
FNMA POOL AI9940 FN 09/41 FIXED 5	9/1/2041	5.00%	**	783,933
FNMA POOL AJ1884 FN 02/42 FIXED 3.5	2/1/2042	3.50%	**	807,124
FNMA POOL AJ2288 FN 09/41 FIXED 4	9/1/2041	4.00%	**	679,400
FNMA POOL AJ4051 FN 10/41 FIXED 4	10/1/2041	4.00%	**	11,301
FNMA POOL AJ7688 FN 12/41 FIXED 4	12/1/2041	4.00%	**	1,471,448
FNMA POOL AJ9317 FN 01/42 FIXED 4	1/1/2042	4.00%	**	2,424,754
FNMA POOL AJ9982 FN 08/42 FIXED 3.5	8/1/2042	3.50%	**	3,839,224
FNMA POOL AK0968 FN 02/27 FIXED 3	2/1/2027	3.00%	**	726,983
FNMA POOL AK1140 FN 02/27 FIXED 3	2/1/2027	3.00%	**	476,290
FNMA POOL AK1608 FN 01/27 FIXED 3	1/1/2027	3.00%	**	530,596
FNMA POOL AK5551 FN 04/42 FIXED 4	4/1/2042	4.00%	**	7,873,081
FNMA POOL AK6966 FN 03/27 FIXED 3	3/1/2027	3.00%	**	754,670
FNMA POOL AL0007 FN 12/34 FIXED VAR	12/1/2034	5.00%	**	1,011,513
FNMA POOL AL0009 FN 12/34 FIXED VAR	12/1/2034	5.50%	**	1,001,967
FNMA POOL AL0215 FN 04/41 FIXED VAR	4/1/2041	4.50%	**	1,754,100
FNMA POOL AL0476 FN 11/40 FIXED VAR	11/1/2040	5.00%	**	913,942
FNMA POOL AL0484 FN 05/40 FIXED VAR	5/1/2040	5.50%	**	374,787
FNMA POOL AL0533 FN 07/41 FLOATING VAR	7/1/2041	3.03%	**	1,094,146
FNMA POOL AL0998 FN 10/41 FIXED VAR	10/1/2041	4.50%	**	946,037
FNMA POOL AL1051 FN 09/41 FIXED VAR	9/1/2041	4.50%	**	617,390
FNMA POOL AL1469 FN 02/39 FIXED VAR	2/1/2039	7.00%	**	1,210,195
FNMA POOL AL1470 FN 04/37 FIXED VAR	4/1/2037	7.00%	**	491,027
FNMA POOL AL1938 FN 12/26 FIXED VAR	12/1/2026	4.00%	**	1,476,002
FNMA POOL AL1945 FN 06/42 FIXED VAR	6/1/2042	3.50%	**	596,192
FNMA POOL AL2151 FN 03/42 FIXED VAR	3/1/2042	3.50%	**	1,222,502
FNMA POOL AL2389 FN 09/42 FIXED VAR	9/1/2042	3.50%	**	1,393,520
FNMA POOL AL2683 FN 09/26 FIXED VAR	9/1/2026	4.00%	**	2,150,332

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AL3626 FN 09/42 FIXED VAR	9/1/2042	4.00%	**	24,850
FNMA POOL AL4324 FN 05/40 FIXED VAR	5/1/2040	6.50%	**	3,932,290
FNMA POOL AL4465 FN 07/28 FIXED VAR	7/1/2028	3.00%	**	2,291,721
FNMA POOL AL4741 FN 01/44 FIXED VAR	1/1/2044	4.50%	**	923,311
FNMA POOL AL5540 FN 07/44 FIXED VAR	7/1/2044	4.50%	**	639,390
FNMA POOL AL5760 FN 09/43 FIXED VAR	9/1/2043	4.00%	**	65,550
FNMA POOL AL6308 FN 08/38 FIXED VAR	8/1/2038	5.00%	**	3,501,311
FNMA POOL AL6851 FN 10/43 FIXED VAR	10/1/2043	2.50%	**	837,351
FNMA POOL AL7204 FN 10/43 FIXED VAR	10/1/2043	5.00%	**	162,273
FNMA POOL AL8558 FN 07/41 FIXED VAR	7/1/2041	6.00%	**	582,816
FNMA POOL AM8674 FN 04/25 FIXED 2.81	4/1/2025	2.81%	**	168,995
FNMA POOL AN0360 FN 12/45 FIXED 3.95	12/1/2045	3.95%	**	4,446,306
FNMA POOL AO0454 FN 08/42 FIXED 3.5	8/1/2042	3.50%	**	717,597
FNMA POOL AO0527 FN 05/27 FIXED 3	5/1/2027	3.00%	**	492,844
FNMA POOL AO4135 FN 06/42 FIXED 3.5	6/1/2042	3.50%	**	2,056,431
FNMA POOL AO4688 FN 07/43 FIXED 3	7/1/2043	3.00%	**	3,069,927
FNMA POOL AO6482 FN 07/42 FLOATING VAR	7/1/2042	2.26%	**	136,601
FNMA POOL AO7348 FN 08/42 FIXED 4	8/1/2042	4.00%	**	629,959
FNMA POOL AO8156 FN 08/27 FIXED 3	8/1/2027	3.00%	**	4,315,428
FNMA POOL AP0006 FN 07/42 FLOATING VAR	7/1/2042	2.02%	**	823,513
FNMA POOL AP2611 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	632,402
FNMA POOL AP3308 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	614,594
FNMA POOL AP3902 FN 10/42 FIXED 3	10/1/2042	3.00%	**	582,684
FNMA POOL AP4710 FN 08/42 FIXED 3.5	8/1/2042	3.50%	**	1,377,264
FNMA POOL AP5143 FN 09/42 FIXED 3	9/1/2042	3.00%	**	706,109
FNMA POOL AP6027 FN 04/43 FIXED 3	4/1/2043	3.00%	**	730,011
FNMA POOL AP6032 FN 04/43 FIXED 3	4/1/2043	3.00%	**	756,228
FNMA POOL AP6053 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	226,060
FNMA POOL AP6054 FN 07/43 FIXED 3	7/1/2043	3.00%	**	71,050
FNMA POOL AP8057 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	736,434
FNMA POOL AP8903 FN 10/42 FIXED 3.5	10/1/2042	3.50%	**	672,748
FNMA POOL AP9539 FN 10/42 FIXED 3	10/1/2042	3.00%	**	356,115
FNMA POOL AP9766 FN 10/42 FIXED 4	10/1/2042	4.00%	**	2,115,205
FNMA POOL AQ0556 FN 11/42 FIXED 3	11/1/2042	3.00%	**	2,605,141
FNMA POOL AQ1802 FN 10/42 FIXED 3.5	10/1/2042	3.50%	**	518,719
FNMA POOL AQ5971 FN 12/42 FIXED 3	12/1/2042	3.00%	**	705,082
FNMA POOL AQ7192 FN 07/43 FIXED 3	7/1/2043	3.00%	**	143,153
FNMA POOL AQ8359 FN 01/43 FIXED 3	1/1/2043	3.00%	**	711,482
FNMA POOL AQ8653 FN 12/42 FIXED 2.5	12/1/2042	2.50%	**	587,110
FNMA POOL AQ9990 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	1,455,755
FNMA POOL AR2602 FN 02/43 FIXED 2.5	2/1/2043	2.50%	**	507,820
FNMA POOL AR2638 FN 02/43 FIXED 3.5	2/1/2043	3.50%	**	719,826
FNMA POOL AR3368 FN 02/28 FIXED 2.5	2/1/2028	2.50%	**	265,252
FNMA POOL AR4343 FN 06/43 FIXED 3	6/1/2043	3.00%	**	459,991
FNMA POOL AR4473 FN 03/28 FIXED 2.5	3/1/2028	2.50%	**	2,064,556
FNMA POOL AR7182 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	576,536
FNMA POOL AR7213 FN 05/43 FIXED 2.5	5/1/2043	2.50%	**	637,457

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AR7214 FN 06/43 FIXED 3	6/1/2043	3.00%	**	2,902,548
FNMA POOL AR7399 FN 06/43 FIXED 3	6/1/2043	3.00%	**	190,402
FNMA POOL AR7970 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	585,915
FNMA POOL AR8600 FN 07/43 FIXED 2.5	7/1/2043	2.50%	**	802,652
FNMA POOL AR8749 FN 03/43 FIXED 3	3/1/2043	3.00%	**	2,993,790
FNMA POOL AR9203 FN 03/43 FIXED 3.5	3/1/2043	3.50%	**	1,786,381
FNMA POOL AS0047 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	843,906
FNMA POOL AS0070 FN 08/43 FIXED 4	8/1/2043	4.00%	**	768,425
FNMA POOL AS0302 FN 08/43 FIXED 3	8/1/2043	3.00%	**	148,614
FNMA POOL AS0522 FN 09/43 FIXED 3.5	9/1/2043	3.50%	**	336,352
FNMA POOL AS0838 FN 10/43 FIXED 5	10/1/2043	5.00%	**	358,859
FNMA POOL AS1364 FN 12/43 FIXED 3	12/1/2043	3.00%	**	133,975
FNMA POOL AS1774 FN 02/44 FIXED 4	2/1/2044	4.00%	**	334,184
FNMA POOL AS2117 FN 04/44 FIXED 4	4/1/2044	4.00%	**	14,683
FNMA POOL AS2369 FN 05/29 FIXED 3.5	5/1/2029	3.50%	**	2,064,537
FNMA POOL AS3282 FN 10/43 FIXED 3	10/1/2043	3.00%	**	299,769
FNMA POOL AS3293 FN 09/44 FIXED 4	9/1/2044	4.00%	**	1,613,188
FNMA POOL AS4271 FN 01/45 FIXED 4.5	1/1/2045	4.50%	**	351,448
FNMA POOL AS4302 FN 01/45 FIXED 4	1/1/2045	4.00%	**	1,794,493
FNMA POOL AS4354 FN 01/45 FIXED 4.5	1/1/2045	4.50%	**	2,796,348
FNMA POOL AS4427 FN 02/45 FIXED 4.5	2/1/2045	4.50%	**	2,330,199
FNMA POOL AS4431 FN 02/45 FIXED 4.5	2/1/2045	4.50%	**	1,262,741
FNMA POOL AS5068 FN 06/45 FIXED 3.5	6/1/2045	3.50%	**	221,752
FNMA POOL AS5103 FN 06/30 FIXED 3	6/1/2030	3.00%	**	5,966,585
FNMA POOL AS5598 FN 08/45 FIXED 4	8/1/2045	4.00%	**	1,826,912
FNMA POOL AS5722 FN 09/45 FIXED 3.5	9/1/2045	3.50%	**	19,851,891
FNMA POOL AS6065 FN 10/45 FIXED 3.5	10/1/2045	3.50%	**	536,369
FNMA POOL AS6067 FN 10/45 FIXED 3.5	10/1/2045	3.50%	**	25,741,586
FNMA POOL AS6286 FN 12/45 FIXED 4	12/1/2045	4.00%	**	4,097,520
FNMA POOL AS6304 FN 12/45 FIXED 4	12/1/2045	4.00%	**	6,177,447
FNMA POOL AS6315 FN 12/45 FIXED 4	12/1/2045	4.00%	**	273,847
FNMA POOL AS6328 FN 12/45 FIXED 3.5	12/1/2045	3.50%	**	5,971,021
FNMA POOL AS6386 FN 12/45 FIXED 3	12/1/2045	3.00%	**	429,546
FNMA POOL AS6395 FN 12/45 FIXED 3.5	12/1/2045	3.50%	**	293,082
FNMA POOL AS6452 FN 01/46 FIXED 3.5	1/1/2046	3.50%	**	977,181
FNMA POOL AS6489 FN 01/46 FIXED 4	1/1/2046	4.00%	**	2,901,297
FNMA POOL AS6534 FN 01/46 FIXED 3.5	1/1/2046	3.50%	**	9,752,330
FNMA POOL AS7125 FN 05/46 FIXED 2.5	5/1/2046	2.50%	**	1,406,869
FNMA POOL AS7530 FN 07/46 FIXED 2.5	7/1/2046	2.50%	**	2,094,290
FNMA POOL AS7693 FN 08/31 FIXED 2	8/1/2031	2.00%	**	2,299,676
FNMA POOL AS7877 FN 09/46 FIXED 2.5	9/1/2046	2.50%	**	2,126,341
FNMA POOL AS8249 FN 11/36 FIXED 3	11/1/2036	3.00%	**	4,524,337
FNMA POOL AT0162 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	617,139
FNMA POOL AT0238 FN 03/43 FIXED 2.5	3/1/2043	2.50%	**	956,988
FNMA POOL AT0333 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	800,431
FNMA POOL AT0874 FN 07/43 FIXED 3	7/1/2043	3.00%	**	137,281
FNMA POOL AT1572 FN 05/43 FIXED 3	5/1/2043	3.00%	**	2,995,239

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AT2008 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	674,743
FNMA POOL AT2043 FN 04/43 FIXED 3	4/1/2043	3.00%	**	76,376
FNMA POOL AT2722 FN 05/43 FIXED 3	5/1/2043	3.00%	**	1,374,029
FNMA POOL AT2725 FN 05/43 FIXED 3	5/1/2043	3.00%	**	14,897,518
FNMA POOL AT2894 FN 05/28 FIXED 2.5	5/1/2028	2.50%	**	344,380
FNMA POOL AT3389 FN 08/43 FIXED 3	8/1/2043	3.00%	**	785,527
FNMA POOL AT3487 FN 04/43 FIXED 3.5	4/1/2043	3.50%	**	2,686,766
FNMA POOL AT5198 FN 05/43 FIXED 2.5	5/1/2043	2.50%	**	467,620
FNMA POOL AT5612 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	682,836
FNMA POOL AT5690 FN 06/43 FIXED 3	6/1/2043	3.00%	**	120,923
FNMA POOL AT5803 FN 06/43 FIXED 3	6/1/2043	3.00%	**	116,527
FNMA POOL AT5994 FN 05/43 FIXED 3	5/1/2043	3.00%	**	272,777
FNMA POOL AT5995 FN 05/43 FIXED 3	5/1/2043	3.00%	**	165,037
FNMA POOL AT6656 FN 05/43 FIXED 2.5	5/1/2043	2.50%	**	667,682
FNMA POOL AT6764 FN 07/43 FIXED 3	7/1/2043	3.00%	**	85,278
FNMA POOL AT7213 FN 06/28 FIXED 2.5	6/1/2028	2.50%	**	124,030
FNMA POOL AT7620 FN 06/43 FIXED 3	6/1/2043	3.00%	**	2,168,886
FNMA POOL AT8000 FN 06/43 FIXED 3	6/1/2043	3.00%	**	154,724
FNMA POOL AT8326 FN 06/43 FIXED 3	6/1/2043	3.00%	**	2,807,357
FNMA POOL AT8419 FN 06/43 FIXED 3	6/1/2043	3.00%	**	398,593
FNMA POOL AT8489 FN 08/43 FIXED 3	8/1/2043	3.00%	**	3,147,515
FNMA POOL AT8968 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	245,313
FNMA POOL AT9250 FN 07/43 FIXED 3	7/1/2043	3.00%	**	2,681,004
FNMA POOL AT9311 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	174,195
FNMA POOL AT9521 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	385,214
FNMA POOL AU1130 FN 09/43 FIXED 2.5	9/1/2043	2.50%	**	534,287
FNMA POOL AU1629 FN 07/43 FIXED 3	7/1/2043	3.00%	**	210,202
FNMA POOL AU1811 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	175,153
FNMA POOL AU1888 FN 06/28 FIXED 2.5	6/1/2028	2.50%	**	1,180,800
FNMA POOL AU2032 FN 07/43 FIXED 3	7/1/2043	3.00%	**	211,860
FNMA POOL AU3034 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	87,740
FNMA POOL AU3176 FN 08/43 FIXED 3	8/1/2043	3.00%	**	216,252
FNMA POOL AU3191 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	435,415
FNMA POOL AU3195 FN 08/43 FIXED 3	8/1/2043	3.00%	**	195,804
FNMA POOL AU3334 FN 07/28 FIXED 2.5	7/1/2028	2.50%	**	413,093
FNMA POOL AU3732 FN 08/43 FIXED 2.5	8/1/2043	2.50%	**	1,681,629
FNMA POOL AU3736 FN 08/43 FIXED 3	8/1/2043	3.00%	**	4,235,088
FNMA POOL AU3789 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	266,751
FNMA POOL AU3811 FN 08/43 FIXED 3	8/1/2043	3.00%	**	167,013
FNMA POOL AU4278 FN 09/43 FIXED 2.5	9/1/2043	2.50%	**	548,223
FNMA POOL AU4346 FN 07/43 FIXED 3.5	7/1/2043	3.50%	**	1,006,095
FNMA POOL AU4585 FN 08/43 FIXED 3	8/1/2043	3.00%	**	181,241
FNMA POOL AU5161 FN 08/43 FIXED 3	8/1/2043	3.00%	**	3,807,460
FNMA POOL AU5190 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	325,265
FNMA POOL AU5202 FN 08/43 FIXED 3	8/1/2043	3.00%	**	156,076
FNMA POOL AU5904 FN 09/33 FIXED 3.5	9/1/2033	3.50%	**	705,003
FNMA POOL AU8066 FN 09/43 FIXED 3	9/1/2043	3.00%	**	195,905

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL AV0702 FN 12/43 FIXED 4	12/1/2043	4.00%	**	510,013
FNMA POOL AV0802 FN 08/28 FIXED 2.5	8/1/2028	2.50%	**	47,147
FNMA POOL AV2425 FN 02/45 FIXED 4	2/1/2045	4.00%	**	405,353
FNMA POOL AV4486 FN 01/44 FIXED 4.5	1/1/2044	4.50%	**	305,722
FNMA POOL AV4502 FN 01/44 FIXED 4.5	1/1/2044	4.50%	**	352,223
FNMA POOL AV4736 FN 12/43 FIXED 4	12/1/2043	4.00%	**	516,821
FNMA POOL AV5425 FN 01/44 FIXED 4.5	1/1/2044	4.50%	**	2,247,424
FNMA POOL AV5667 FN 01/44 FIXED 4	1/1/2044	4.00%	**	330,193
FNMA POOL AV5730 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	797,037
FNMA POOL AV5731 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	492,766
FNMA POOL AV5732 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	320,256
FNMA POOL AV5733 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	379,365
FNMA POOL AV5734 FN 04/44 FIXED 4.5	4/1/2044	4.50%	**	557,339
FNMA POOL AV7116 FN 03/44 FIXED 4.5	3/1/2044	4.50%	**	374,505
FNMA POOL AV8492 FN 02/44 FIXED 4.5	2/1/2044	4.50%	**	657,275
FNMA POOL AV9290 FN 02/44 FIXED 4.5	2/1/2044	4.50%	**	1,148,030
FNMA POOL AW3146 FN 06/44 FIXED 4	6/1/2044	4.00%	**	772,520
FNMA POOL AW9504 FN 01/45 FIXED 3	1/1/2045	3.00%	**	158,812
FNMA POOL AX1348 FN 10/44 FIXED 4	10/1/2044	4.00%	**	54,895
FNMA POOL AX3719 FN 07/27 FIXED 3.5	7/1/2027	3.50%	**	1,064,564
FNMA POOL AX4277 FN 01/45 FIXED 3	1/1/2045	3.00%	**	1,329,980
FNMA POOL AX4883 FN 12/44 FIXED 3	12/1/2044	3.00%	**	3,961,843
FNMA POOL AX4927 FN 12/44 FIXED 3	12/1/2044	3.00%	**	384,661
FNMA POOL AX6579 FN 01/45 FIXED 3	1/1/2045	3.00%	**	190,746
FNMA POOL AX7578 FN 01/45 FIXED 3	1/1/2045	3.00%	**	197,958
FNMA POOL AX9603 FN 03/45 FIXED 3	3/1/2045	3.00%	**	411,005
FNMA POOL AY1022 FN 05/45 FIXED 3	5/1/2045	3.00%	**	1,852,605
FNMA POOL AY1363 FN 04/45 FIXED 4	4/1/2045	4.00%	**	810,730
FNMA POOL AY1377 FN 04/45 FIXED 4	4/1/2045	4.00%	**	521,636
FNMA POOL AY3913 FN 02/45 FIXED 3.5	2/1/2045	3.50%	**	799,761
FNMA POOL AY4156 FN 03/45 FIXED 3	3/1/2045	3.00%	**	311,426
FNMA POOL AY4869 FN 06/45 FIXED 4	6/1/2045	4.00%	**	915,567
FNMA POOL AY5484 FN 12/44 FIXED 4	12/1/2044	4.00%	**	21,133
FNMA POOL AY9434 FN 12/45 FIXED 4	12/1/2045	4.00%	**	271,957
FNMA POOL AZ0711 FN 02/46 FIXED 3.5	2/1/2046	3.50%	**	184,389
FNMA POOL AZ3743 FN 11/45 FIXED 3.5	11/1/2045	3.50%	**	2,356,030
FNMA POOL AZ3926 FN 10/45 FIXED 4	10/1/2045	4.00%	**	32,296
FNMA POOL AZ4234 FN 06/30 FIXED 3	6/1/2030	3.00%	**	6,605,473
FNMA POOL AZ4775 FN 10/45 FIXED 3.5	10/1/2045	3.50%	**	12,439,486
FNMA POOL AZ5713 FN 09/45 FIXED 4	9/1/2045	4.00%	**	3,781,825
FNMA POOL AZ7353 FN 11/45 FIXED 3.5	11/1/2045	3.50%	**	1,116,255
FNMA POOL BA3779 FN 01/46 FIXED 4	1/1/2046	4.00%	**	34,139
FNMA POOL BA4766 FN 01/46 FIXED 4	1/1/2046	4.00%	**	893,697
FNMA POOL BA4780 FN 01/46 FIXED 4	1/1/2046	4.00%	**	17,355,554
FNMA POOL BA4801 FN 02/46 FIXED 4	2/1/2046	4.00%	**	3,939,864
FNMA POOL BA5330 FN 11/45 FIXED 4	11/1/2045	4.00%	**	46,431
FNMA POOL BA5827 FN 11/30 FIXED 3	11/1/2030	3.00%	**	976,655

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA POOL BA6018 FN 01/46 FIXED 3	1/1/2046	3.00%	**	41,471
FNMA POOL BA6555 FN 01/46 FIXED 3	1/1/2046	3.00%	**	53,785
FNMA POOL BA6798 FN 01/46 FIXED 4	1/1/2046	4.00%	**	912,688
FNMA POOL BA6824 FN 02/46 FIXED 3	2/1/2046	3.00%	**	839,634
FNMA POOL BA6924 FN 02/46 FIXED 3	2/1/2046	3.00%	**	102,341
FNMA POOL BC1104 FN 02/46 FIXED 3	2/1/2046	3.00%	**	734,938
FNMA POOL BC3020 FN 02/46 FIXED 3	2/1/2046	3.00%	**	879,046
FNMA POOL BC3883 FN 03/46 FIXED 4	3/1/2046	4.00%	**	1,991,438
FNMA POOL MA0214 FN 10/29 FIXED 5	10/1/2029	5.00%	**	724,935
FNMA POOL MA0243 FN 11/29 FIXED 5	11/1/2029	5.00%	**	523,615
FNMA POOL MA0295 FN 01/30 FIXED 5	1/1/2030	5.00%	**	331,147
FNMA POOL MA0583 FN 12/40 FIXED 4	12/1/2040	4.00%	**	8,122
FNMA POOL MA0706 FN 04/31 FIXED 4.5	4/1/2031	4.50%	**	297,149
FNMA POOL MA0734 FN 05/31 FIXED 4.5	5/1/2031	4.50%	**	914,928
FNMA POOL MA0776 FN 06/31 FIXED 4.5	6/1/2031	4.50%	**	921,594
FNMA POOL MA0816 FN 08/31 FIXED 4.5	8/1/2031	4.50%	**	693,617
FNMA POOL MA0833 FN 08/21 FIXED 3	8/1/2021	3.00%	**	128,617
FNMA POOL MA0913 FN 11/31 FIXED 4.5	11/1/2031	4.50%	**	628,837
FNMA POOL MA0939 FN 12/31 FIXED 4.5	12/1/2031	4.50%	**	722,946
FNMA POOL MA0968 FN 12/31 FIXED 4.5	12/1/2031	4.50%	**	138,384
FNMA POOL MA1044 FN 04/42 FIXED 3	4/1/2042	3.00%	**	213,279
FNMA POOL MA1146 FN 08/42 FIXED 4	8/1/2042	4.00%	**	6,088,410
FNMA POOL MA1177 FN 09/42 FIXED 3.5	9/1/2042	3.50%	**	446,437
FNMA POOL MA1221 FN 09/42 FIXED 4.5	9/1/2042	4.50%	**	141,478
FNMA POOL MA1253 FN 11/42 FIXED 4	11/1/2042	4.00%	**	1,669,525
FNMA POOL MA1272 FN 12/42 FIXED 3	12/1/2042	3.00%	**	1,543,168
FNMA POOL MA1412 FN 04/43 FIXED 2.5	4/1/2043	2.50%	**	648,859
FNMA POOL MA1458 FN 06/43 FIXED 3	6/1/2043	3.00%	**	1,380,699
FNMA POOL MA1493 FN 06/43 FIXED 2.5	6/1/2043	2.50%	**	421,645
FNMA POOL MA1510 FN 07/43 FIXED 4	7/1/2043	4.00%	**	82,385
FNMA POOL MA1547 FN 08/43 FIXED 4	8/1/2043	4.00%	**	514,318
FNMA POOL MA1582 FN 09/43 FIXED 3.5	9/1/2043	3.50%	**	3,561,489
FNMA POOL MA1591 FN 09/43 FIXED 4.5	9/1/2043	4.50%	**	1,689,220
FNMA POOL MA1629 FN 10/43 FIXED 4.5	10/1/2043	4.50%	**	1,597,619
FNMA POOL MA1664 FN 11/43 FIXED 4.5	11/1/2043	4.50%	**	1,064,376
FNMA POOL MA1711 FN 12/43 FIXED 4.5	12/1/2043	4.50%	**	1,323,109
FNMA POOL MA1728 FN 11/33 FIXED 5	11/1/2033	5.00%	**	306,761
FNMA POOL MA2189 FN 02/45 FIXED 3	2/1/2045	3.00%	**	85,105
FNMA POOL MA2516 FN 01/46 FIXED 3	1/1/2046	3.00%	**	1,418,105
FNMA TBA 15 YR 2.5 SINGLE FAMILY MORTGAGE	1/23/2032	2.50%	**	3,004,746
FNMA TBA 15 YR 3 SINGLE FAMILY MORTGAGE	1/23/2032	3.00%	**	61,878,166
FNMA TBA 15 YR 3.5 SINGLE FAMILY MORTGAGE	1/23/2032	3.50%	**	80,324,044
FNMA TBA 30 YR 3 SINGLE FAMILY MORTGAGE	1/18/2047	3.00%	**	31,987,924
FNMA TBA 30 YR 3 SINGLE FAMILY MORTGAGE	2/13/2047	3.00%	**	37,692,576
FNMA TBA 30 YR 3.5 SINGLE FAMILY MORTGAGE	1/18/2047	3.50%	**	322,440,429
FNMA TBA 30 YR 3.5 SINGLE FAMILY MORTGAGE	2/13/2047	3.50%	**	83,098,369
FNMA TBA 30 YR 4 SINGLE FAMILY MORTGAGE	1/18/2047	4.00%	**	27,859,678

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FNMA TBA 30 YR 4 SINGLE FAMILY MORTGAGE	2/13/2047	4.00%	**	38,216,446
FNMA TBA 30 YR 4.5 SINGLE FAMILY MORTGAGE	1/18/2047	4.50%	**	5,377,930
FNMA TBA 30 YR 5 SINGLE FAMILY MORTGAGE	1/18/2047	5.00%	**	7,189,876
FNMA TBA 30 YR 5.5 SINGLE FAMILY MORTGAGE	1/18/2047	5.50%	**	2,223,281
FORD CREDIT AUTO LEASE TRUST FORDL 2016 A A2A	11/15/2018	1.42%	**	5,145,619
FORD CREDIT AUTO OWNER TRUST FORDO 2013 B B	10/15/2018	1.11%	**	4,818,198
FORD CREDIT AUTO OWNER TRUST FORDO 2013 C A4	10/15/2018	1.25%	**	392,430
FORD CREDIT AUTO OWNER TRUST FORDO 2013 D A3	4/15/2018	0.67%	**	59,593
FORD CREDIT AUTO OWNER TRUST FORDO 2014 A A3	5/15/2018	0.79%	**	214,355
FORD CREDIT AUTO OWNER TRUST FORDO 2014 B A3	10/15/2018	0.90%	**	591,750
FORD CREDIT AUTO OWNER TRUST FORDO 2015 B A3	11/15/2019	1.16%	**	5,056,469
FORD CREDIT AUTO OWNER TRUST FORDO 2016 B A3	10/15/2020	1.33%	**	464,799
FORD CREDIT AUTO OWNER TRUST FORDO 2016 B A4	8/15/2021	1.52%	**	6,703,615
FORD CREDIT AUTO OWNER TRUST FORDO 2016 C A4	2/15/2022	1.40%	**	3,666,730
FORD CREDIT AUTO OWNER TRUST/F FORDR 2014 2 A 144A	4/15/2026	2.31%	**	2,440,240
FORD CREDIT AUTO OWNER TRUST/F FORDR 2015 1 A 144A	7/15/2026	2.12%	**	4,308,467
FORD CREDIT AUTO OWNER TRUST/F FORDR 2016 1 A 144A	8/15/2027	2.31%	**	10,080,390
FORD CREDIT AUTO OWNER TRUST/F FORDR 2016 2 A 144A	12/15/2027	2.03%	**	10,228,195
FORD CREDIT FLOORPLAN MASTER O FORDF 2014 2 A	2/15/2021	1.20%	**	6,860,399
FORD CREDIT FLOORPLAN MASTER O FORDF 2015 4 A2	8/15/2020	1.30%	**	2,937,551
FORD CREDIT FLOORPLAN MASTER O FORDF 2016 3 A2	7/15/2021	1.32%	**	1,702,991
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/18 2.145	1/9/2018	2.15%	**	941,361
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/18 2.375	1/16/2018	2.38%	**	1,229,465
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/19 2.943	1/8/2019	2.94%	**	3,145,491
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/20 8.125	1/15/2020	8.13%	**	25,185,473
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/21 3.2	1/15/2021	3.20%	**	2,703,939
FORD MOTOR CREDIT CO LLC SR UNSECURED 02/17 4.25	2/3/2017	4.25%	**	1,001,969
FORD MOTOR CREDIT CO LLC SR UNSECURED 02/21 5.75	2/1/2021	5.75%	**	2,363,132
FORD MOTOR CREDIT CO LLC SR UNSECURED 03/17 1.461	3/27/2017	1.46%	**	4,550,728
FORD MOTOR CREDIT CO LLC SR UNSECURED 03/19 2.375	3/12/2019	2.38%	**	599,644
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/18 5	5/15/2018	5.00%	**	21,522,454
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/17 3	6/12/2017	3.00%	**	915,297
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/17 6.625	8/15/2017	6.63%	**	717,181
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/19 1.897	8/12/2019	1.90%	**	1,785,775
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/21 5.875	8/2/2021	5.88%	**	1,236,892
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/25 4.134	8/4/2025	4.13%	**	5,061,076
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/17 1.684	9/8/2017	1.68%	**	4,488,725
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/22 4.25	9/20/2022	4.25%	**	3,606,005
FORD MOTOR CREDIT CO LLC SR UNSECURED 10/18 2.551	10/5/2018	2.55%	**	239,339
FORD MOTOR CREDIT CO LLC SR UNSECURED 10/18 2.875	10/1/2018	2.88%	**	505,972
FORD MOTOR CREDIT CO LLC SR UNSECURED 11/19 2.597	11/4/2019	2.60%	**	993,522
FOREST LABORATORIES LLC COMPANY GUAR 144A 02/19 4.375	2/1/2019	4.38%	**	493,591
FORTIVE CORPORATION SR UNSECURED 144A 06/19 1.8	6/15/2019	1.80%	**	2,489,421
FORWARDS CCSALTUS9 COC USD FWCC CASH COLLATERAL USD			**	266,000
FOUR TIMES SQUARE TRUST FTST 2006 4TS A 144A	12/13/2028	5.40%	**	2,194,162
FREDDIE MAC STACR STACR 2014 DN1 M2	2/25/2024	2.78%	**	6,097,233
FREDDIE MAC STACR STACR 2014 HQ1 M2	8/25/2024	3.08%	**	3,394,343

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/3/2017		**	1,238,000
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/17 0.00000	1/5/2017		**	4,999,895
FREDDIE MAC FHR 2135 OH	3/15/2029	6.50%	**	182,386
FREDDIE MAC FHR 2248 FB	9/15/2030	1.20%	**	6,437
FREDDIE MAC FHR 2319 PZ	5/15/2031	6.50%	**	447,332
FREDDIE MAC FHR 2410 PF	2/15/2032	1.68%	**	1,352,858
FREDDIE MAC FHR 2541 EQ	12/15/2017	5.00%	**	89,820
FREDDIE MAC FHR 2564 HJ	2/15/2018	5.00%	**	36,428
FREDDIE MAC FHR 2638 JG	2/15/2033	5.00%	**	380,341
FREDDIE MAC FHR 2649 KA	7/15/2018	4.50%	**	113,494
FREDDIE MAC FHR 2707 QE	11/15/2018	4.50%	**	217,551
FREDDIE MAC FHR 2764 UE	10/15/2032	5.00%	**	153,090
FREDDIE MAC FHR 2780 YD	4/15/2019	5.00%	**	26,678
FREDDIE MAC FHR 2812 FL	2/15/2023	0.90%	**	238,001
FREDDIE MAC FHR 3055 CF	10/15/2035	1.11%	**	592,318
FREDDIE MAC FHR 3117 FE	2/15/2036	1.00%	**	926,666
FREDDIE MAC FHR 3150 FA	5/15/2036	1.05%	**	2,885,685
FREDDIE MAC FHR 3209 EG	8/15/2020	4.50%	**	384,790
FREDDIE MAC FHR 3221 FW	9/15/2036	1.12%	**	1,645,181
FREDDIE MAC FHR 3231 FA	10/15/2036	1.10%	**	1,019,930
FREDDIE MAC FHR 3361 PF	8/15/2035	1.15%	**	4,283,565
FREDDIE MAC FHR 3404 FB	1/15/2038	1.70%	**	2,760,941
FREDDIE MAC FHR 3439 CY	4/15/2023	4.50%	**	849,100
FREDDIE MAC FHR 3571 FL	8/15/2036	1.64%	**	794,843
FREDDIE MAC FHR 3578 VZ	8/15/2036	5.50%	**	962,210
FREDDIE MAC FHR 3609 FA	12/15/2039	1.36%	**	7,552,466
FREDDIE MAC FHR 3613 HJ	12/15/2039	5.50%	**	848,962
FREDDIE MAC FHR 3616 FG	3/15/2032	1.35%	**	1,004,024
FREDDIE MAC FHR 3649 BW	3/15/2025	4.00%	**	290,110
FREDDIE MAC FHR 3653 HJ	4/15/2040	5.00%	**	303,701
FREDDIE MAC FHR 3680 MA	7/15/2039	4.50%	**	434,569
FREDDIE MAC FHR 3786 NA	7/15/2040	4.50%	**	2,036,749
FREDDIE MAC FHR 3786 P	1/15/2041	4.00%	**	14,098,017
FREDDIE MAC FHR 3843 GH	10/15/2039	3.75%	**	1,165,495
FREDDIE MAC FHR 3877 FA	11/15/2040	1.05%	**	2,836,926
FREDDIE MAC FHR 4042 EB	8/15/2039	6.50%	**	1,979,803
FREDDIE MAC FHR 4102 CE	11/15/2040	1.50%	**	1,350,070
FREDDIE MAC FHR 4118 PD	5/15/2042	1.50%	**	670,673
FREDDIE MAC FHR 4227 VA	10/15/2037	3.50%	**	1,637,893
FREDDIE MAC FHR 4229 MA	5/15/2041	3.50%	**	2,399,306
FREDDIE MAC FHR 4239 AB	12/15/2039	4.00%	**	9,163,593
FREDDIE MAC FHR 4305 A	6/15/2048	3.50%	**	2,725,939
FREDDIE MAC FHR 4305 KA	3/15/2038	3.00%	**	1,777,447
FREDDIE MAC FHR 4384 LA	9/15/2040	3.50%	**	10,908,138
FREDDIE MAC FHR 4462 KA	1/15/2045	3.50%	**	14,732,122
FREDDIE MAC FHR 4569 JA	3/15/2042	3.00%	**	9,632,473
FREDDIE MAC FHR 4582 PA	11/15/2045	3.00%	**	23,952,811

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
FREDDIE MAC NOTES 02/17 0.875	2/22/2017	0.88%	**	5,002,240
FREDDIE MAC NOTES 03/17 1	3/8/2017	1.00%	**	3,602,884
FREDDIE MAC NOTES 07/17 0.75	7/14/2017	0.75%	**	3,500,578
FREDDIE MAC NOTES 07/19 0.875	7/19/2019	0.88%	**	1,973,582
FREDDIE MAC NOTES 10/18 0.875	10/12/2018	0.88%	**	1,193,478
FREDDIE MAC WHOLE LOAN FHW 2005 S001 2A2	9/25/2045	0.91%	**	718,718
FREEPORT MCMORAN INC COMPANY GUAR 11/21 4	11/14/2021	4.00%	**	1,082,250
FREMF MORTGAGE TRUST FREMF 2013 KF02 C 144A	12/25/2045	4.53%	**	227,799
GATX CORP SR UNSECURED 03/19 2.5	3/15/2019	2.50%	**	9,724,815
GE CAPITAL INTL FUNDING COMPANY GUAR 11/20 2.342	11/15/2020	2.34%	**	5,910,179
GE CAPITAL INTL FUNDING COMPANY GUAR 11/25 3.373	11/15/2025	3.37%	**	1,799,340
GE CAPITAL INTL FUNDING COMPANY GUAR 11/35 4.418	11/15/2035	4.42%	**	4,610,791
GE COMMERCIAL MORTGAGE CORPORA GECMC 2007 C1 A1A	12/10/2049	5.48%	**	2,485,496
GENERAL DYNAMICS CORP COMPANY GUAR 11/22 2.25	11/15/2022	2.25%	**	884,189
GENERAL ELECTRIC CO SR UNSECURED 01/17 2.9	1/9/2017	2.90%	**	800,283
GENERAL ELECTRIC CO SR UNSECURED 01/20 2.2	1/9/2020	2.20%	**	1,481,807
GENERAL ELECTRIC CO SR UNSECURED 01/20 5.5	1/8/2020	5.50%	**	986,126
GENERAL ELECTRIC CO SR UNSECURED 01/21 4.625	1/7/2021	4.63%	**	86,865
GENERAL ELECTRIC CO SR UNSECURED 01/23 3.1	1/9/2023	3.10%	**	9,688,840
GENERAL ELECTRIC CO SR UNSECURED 01/39 6.875	1/10/2039	6.88%	**	465,281
GENERAL ELECTRIC CO SR UNSECURED 03/44 4.5	3/11/2044	4.50%	**	1,084,210
GENERAL ELECTRIC CO SR UNSECURED 05/20 5.55	5/4/2020	5.55%	**	469,510
GENERAL ELECTRIC CO SR UNSECURED 09/17 5.625	9/15/2017	5.63%	**	278,301
GENERAL ELECTRIC CO SR UNSECURED 09/20 4.375	9/16/2020	4.38%	**	75,240
GENERAL ELECTRIC CO SR UNSECURED 10/21 4.65	10/17/2021	4.65%	**	180,995
GENERAL ELECTRIC CO SR UNSECURED 10/22 2.7	10/9/2022	2.70%	**	699,871
GENERAL ELECTRIC CO SUBORDINATED 02/21 5.3	2/11/2021	5.30%	**	2,790,390
GENERAL MILLS INC SR UNSECURED 02/19 5.65	2/15/2019	5.65%	**	215,029
GENERAL MOTORS CO SR UNSECURED 10/18 3.5	10/2/2018	3.50%	**	7,108,710
GENERAL MOTORS FINL CO COMPANY GUAR 01/19 3.1	1/15/2019	3.10%	**	3,986,868
GENERAL MOTORS FINL CO COMPANY GUAR 03/26 5.25	3/1/2026	5.25%	**	4,522,364
GENERAL MOTORS FINL CO COMPANY GUAR 05/19 2.4	5/9/2019	2.40%	**	3,865,733
GENERAL MOTORS FINL CO COMPANY GUAR 05/23 3.7	5/9/2023	3.70%	**	2,371,409
GENERAL MOTORS FINL CO COMPANY GUAR 07/21 3.2	7/6/2021	3.20%	**	2,490,051
GENERAL MOTORS FINL CO COMPANY GUAR 10/19 2.35	10/4/2019	2.35%	**	3,626,871
GENERAL MOTORS FINL CO COMPANY GUAR 11/20 3.7	11/24/2020	3.70%	**	9,918,189
GEORGIA POWER COMPANY SR UNSECURED 05/22 2.85	5/15/2022	2.85%	**	698,953
GILEAD SCIENCES INC SR UNSECURED 02/20 2.35	2/1/2020	2.35%	**	6,342,787
GILEAD SCIENCES INC SR UNSECURED 02/25 3.5	2/1/2025	3.50%	**	4,504,268
GILEAD SCIENCES INC SR UNSECURED 04/19 2.05	4/1/2019	2.05%	**	4,664,847
GILEAD SCIENCES INC SR UNSECURED 04/21 4.5	4/1/2021	4.50%	**	1,061,172
GILEAD SCIENCES INC SR UNSECURED 09/18 1.85	9/4/2018	1.85%	**	401,510
GILEAD SCIENCES INC SR UNSECURED 09/20 2.55	9/1/2020	2.55%	**	11,119,971
GILEAD SCIENCES INC SR UNSECURED 09/23 2.5	9/1/2023	2.50%	**	684,668
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/17 1.5	5/8/2017	1.50%	**	320,473
GLENCORE FINANCE CANADA COMPANY GUAR 144A 10/17 VAR	10/25/2017	2.70%	**	2,287,366
GM FINANCIAL AUTOMOBILE LEASIN GMALT 2014 2A A3 144A	1/22/2018	1.22%	**	635,152

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GM FINANCIAL AUTOMOBILE LEASIN GMALT 2015 1 A3	9/20/2018	1.53%	**	2,077,804
GM FINANCIAL AUTOMOBILE LEASIN GMALT 2015 3 A4	11/20/2019	1.81%	**	2,601,723
GM FINANCIAL AUTOMOBILE LEASIN GMALT 2016 2 A3	9/20/2019	1.62%	**	993,050
GM FINANCIAL AUTOMOBILE LEASIN GMALT 2016 3 A3	12/20/2019	1.61%	**	1,106,453
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR4 3A1	7/19/2035	3.58%	**	2,033,341
GMF FLOORPLAN OWNER REVOLVING GFORT 2015 1 A2 144A	5/15/2020	1.04%	**	8,503,702
GNMA I TBA 30 YR 3 SINGLE FAMILY MORTGAGE	1/24/2047	3.00%	**	11,116,445
GNMA II POOL 002958 G2 08/30 FIXED 8	8/20/2030	8.00%	**	19,428
GNMA II POOL 003529 G2 03/34 FIXED 5	3/20/2034	5.00%	**	4,600
GNMA II POOL 003879 G2 07/36 FIXED 6	7/20/2036	6.00%	**	2,798
GNMA II POOL 004028 G2 09/37 FIXED 6	9/20/2037	6.00%	**	73,316
GNMA II POOL 004040 G2 10/37 FIXED 6.5	10/20/2037	6.50%	**	21,148
GNMA II POOL 004041 G2 10/37 FIXED 7	10/20/2037	7.00%	**	347,966
GNMA II POOL 004060 G2 12/37 FIXED 6	12/20/2037	6.00%	**	74,267
GNMA II POOL 004073 G2 01/38 FIXED 6	1/20/2038	6.00%	**	159,232
GNMA II POOL 004099 G2 03/38 FIXED 6	3/20/2038	6.00%	**	31,690
GNMA II POOL 004195 G2 07/38 FIXED 6	7/20/2038	6.00%	**	11,347
GNMA II POOL 004222 G2 08/38 FIXED 6	8/20/2038	6.00%	**	72,361
GNMA II POOL 004224 G2 08/38 FIXED 7	8/20/2038	7.00%	**	376,411
GNMA II POOL 004245 G2 09/38 FIXED 6	9/20/2038	6.00%	**	910,826
GNMA II POOL 004247 G2 09/38 FIXED 7	9/20/2038	7.00%	**	306,141
GNMA II POOL 004268 G2 10/38 FIXED 6	10/20/2038	6.00%	**	8,773
GNMA II POOL 004291 G2 11/38 FIXED 6	11/20/2038	6.00%	**	427,663
GNMA II POOL 004371 G2 02/39 FIXED 6	2/20/2039	6.00%	**	15,155
GNMA II POOL 004423 G2 04/39 FIXED 4.5	4/20/2039	4.50%	**	8,433
GNMA II POOL 004447 G2 05/39 FIXED 5	5/20/2039	5.00%	**	149,730
GNMA II POOL 004520 G2 08/39 FIXED 5	8/20/2039	5.00%	**	766,270
GNMA II POOL 004543 G2 09/39 FIXED 6	9/20/2039	6.00%	**	57,526
GNMA II POOL 004602 G2 12/39 FIXED 6	12/20/2039	6.00%	**	14,030
GNMA II POOL 004617 G2 01/40 FIXED 4.5	1/20/2040	4.50%	**	627,308
GNMA II POOL 004696 G2 05/40 FIXED 4.5	5/20/2040	4.50%	**	1,374,408
GNMA II POOL 004697 G2 05/40 FIXED 5	5/20/2040	5.00%	**	299,715
GNMA II POOL 004717 G2 06/40 FIXED 6	6/20/2040	6.00%	**	33,307
GNMA II POOL 004746 G2 07/40 FIXED 4.5	7/20/2040	4.50%	**	318,078
GNMA II POOL 004747 G2 07/40 FIXED 5	7/20/2040	5.00%	**	1,767,902
GNMA II POOL 004772 G2 08/40 FIXED 5	8/20/2040	5.00%	**	488,655
GNMA II POOL 004774 G2 08/40 FIXED 6	8/20/2040	6.00%	**	475,124
GNMA II POOL 004800 G2 09/40 FIXED 4	9/20/2040	4.00%	**	744,536
GNMA II POOL 004801 G2 09/40 FIXED 4.5	9/20/2040	4.50%	**	27,379
GNMA II POOL 004802 G2 09/40 FIXED 5	9/20/2040	5.00%	**	387,812
GNMA II POOL 004833 G2 10/40 FIXED 4	10/20/2040	4.00%	**	2,448,972
GNMA II POOL 004834 G2 10/40 FIXED 4.5	10/20/2040	4.50%	**	94,124
GNMA II POOL 004837 G2 10/40 FIXED 6	10/20/2040	6.00%	**	119,460
GNMA II POOL 004855 G2 11/40 FIXED 5	11/20/2040	5.00%	**	1,793,051
GNMA II POOL 004883 G2 12/40 FIXED 4.5	12/20/2040	4.50%	**	470,187
GNMA II POOL 004905 G2 12/40 FIXED 6	12/20/2040	6.00%	**	664,499
GNMA II POOL 004922 G2 01/41 FIXED 4	1/20/2041	4.00%	**	518,759

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA II POOL 004923 G2 01/41 FIXED 4.5	1/20/2041	4.50%	**	616,282
GNMA II POOL 004945 G2 02/41 FIXED 4	2/20/2041	4.00%	**	394,991
GNMA II POOL 004978 G2 03/41 FIXED 4.5	3/20/2041	4.50%	**	10,075,988
GNMA II POOL 004979 G2 03/41 FIXED 5	3/20/2041	5.00%	**	906,216
GNMA II POOL 004984 G2 03/41 FIXED 5.5	3/20/2041	5.50%	**	877,509
GNMA II POOL 004991 G2 03/41 FIXED 6	3/20/2041	6.00%	**	229,834
GNMA II POOL 005016 G2 04/41 FIXED 4	4/20/2041	4.00%	**	328,154
GNMA II POOL 005017 G2 04/41 FIXED 4.5	4/20/2041	4.50%	**	904,953
GNMA II POOL 005018 G2 04/41 FIXED 5	4/20/2041	5.00%	**	643,989
GNMA II POOL 005019 G2 04/41 FIXED 6	4/20/2041	6.00%	**	132,799
GNMA II POOL 005063 G2 05/41 FIXED 6	5/20/2041	6.00%	**	173,836
GNMA II POOL 005082 G2 06/41 FIXED 4.5	6/20/2041	4.50%	**	587,821
GNMA II POOL 005115 G2 07/41 FIXED 4.5	7/20/2041	4.50%	**	140,408
GNMA II POOL 005140 G2 08/41 FIXED 4.5	8/20/2041	4.50%	**	1,303,854
GNMA II POOL 005189 G2 09/41 FIXED 6	9/20/2041	6.00%	**	313,659
GNMA II POOL 005240 G2 11/41 FIXED 6	11/20/2041	6.00%	**	335,285
GNMA II POOL 005259 G2 12/41 FIXED 4	12/20/2041	4.00%	**	186,841
GNMA II POOL 005269 G2 12/41 FIXED 6	12/20/2041	6.00%	**	31,901
GNMA II POOL 005280 G2 01/42 FIXED 4	1/20/2042	4.00%	**	283,946
GNMA II POOL 005305 G2 02/42 FIXED 4	2/20/2042	4.00%	**	1,756,057
GNMA II POOL 005326 G2 03/27 FIXED 3	3/20/2027	3.00%	**	390,275
GNMA II POOL 008358 G2 01/24 FLOATING VAR	1/20/2024	2.00%	**	15,385
GNMA II POOL 008399 G2 04/24 FLOATING VAR	4/20/2024	2.13%	**	14,030
GNMA II POOL 008744 G2 11/25 FLOATING VAR	11/20/2025	2.00%	**	38,028
GNMA II POOL 008770 G2 12/25 FLOATING VAR	12/20/2025	2.00%	**	42,215
GNMA II POOL 008781 G2 01/26 FLOATING VAR	1/20/2026	2.00%	**	999
GNMA II POOL 008788 G2 01/26 FLOATING VAR	1/20/2026	2.00%	**	10,446
GNMA II POOL 080012 G2 11/26 FLOATING VAR	11/20/2026	2.00%	**	18,777
GNMA II POOL 080106 G2 08/27 FLOATING VAR	8/20/2027	2.13%	**	21,552
GNMA II POOL 080397 G2 04/30 FLOATING VAR	4/20/2030	2.13%	**	3,303
GNMA II POOL 783368 G2 07/41 FIXED 4.5	7/20/2041	4.50%	**	1,942,923
GNMA II POOL 783637 G2 06/42 FIXED 3	6/20/2042	3.00%	**	157,735
GNMA II POOL MA0023 G2 04/42 FIXED 4	4/20/2042	4.00%	**	561,969
GNMA II POOL MA0317 G2 08/42 FIXED 3	8/20/2042	3.00%	**	1,823,084
GNMA II POOL MA0318 G2 08/42 FIXED 3.5	8/20/2042	3.50%	**	3,623,760
GNMA II POOL MA0391 G2 09/42 FIXED 3	9/20/2042	3.00%	**	2,140,455
GNMA II POOL MA0392 G2 09/42 FIXED 3.5	9/20/2042	3.50%	**	2,642,715
GNMA II POOL MA0462 G2 10/42 FIXED 3.5	10/20/2042	3.50%	**	3,676,142
GNMA II POOL MA0624 G2 12/42 FIXED 3	12/20/2042	3.00%	**	851,908
GNMA II POOL MA0698 G2 01/43 FIXED 3	1/20/2043	3.00%	**	1,229,312
GNMA II POOL MA1012 G2 05/43 FIXED 3.5	5/20/2043	3.50%	**	2,820,172
GNMA II POOL MA1376 G2 10/43 FIXED 4	10/20/2043	4.00%	**	985,438
GNMA II POOL MA1377 G2 10/43 FIXED 4.5	10/20/2043	4.50%	**	1,662,620
GNMA II POOL MA1448 G2 11/43 FIXED 3.5	11/20/2043	3.50%	**	26,438
GNMA II POOL MA2072 G2 07/44 FIXED 3	7/20/2044	3.00%	**	675,290

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA II POOL MA2678 G2 03/45 FIXED 3.5	3/20/2045	3.50%	**	2,487,870
GNMA II POOL MA2754 G2 04/45 FIXED 3.5	4/20/2045	3.50%	**	7,225,770
GNMA II POOL MA3873 G2 08/46 FIXED 3	8/20/2046	3.00%	**	5,943,225
GNMA II TBA 30 YR 3 JUMBOS	1/24/2047	3.00%	**	61,459,934
GNMA II TBA 30 YR 3.5 JUMBOS	1/24/2047	3.50%	**	29,418,181
GNMA II TBA 30 YR 3.5 JUMBOS	2/21/2047	3.50%	**	31,138,476
GNMA II TBA 30 YR 4 JUMBOS	1/24/2047	4.00%	**	7,327,611
GNMA II TBA 30 YR 4 JUMBOS	2/21/2047	4.00%	**	21,208,983
GNMA POOL 300672 GN 04/22 FIXED 8.5	4/15/2022	8.50%	**	6,461
GNMA POOL 315855 GN 01/22 FIXED 8.5	1/15/2022	8.50%	**	1,541
GNMA POOL 322562 GN 04/22 FIXED 8.5	4/15/2022	8.50%	**	10,064
GNMA POOL 438506 GN 01/27 FIXED 7	1/15/2027	7.00%	**	8,433
GNMA POOL 476784 GN 08/28 FIXED 7	8/15/2028	7.00%	**	7,200
GNMA POOL 497630 GN 02/29 FIXED 6	2/15/2029	6.00%	**	6,345
GNMA POOL 498387 GN 02/29 FIXED 6	2/15/2029	6.00%	**	3,826
GNMA POOL 521330 GN 05/35 FIXED 5	5/15/2035	5.00%	**	256,809
GNMA POOL 523278 GN 07/31 FIXED 6	7/15/2031	6.00%	**	36,126
GNMA POOL 543812 GN 02/31 FIXED 6	2/15/2031	6.00%	**	13,372
GNMA POOL 586373 GN 02/35 FIXED 5	2/15/2035	5.00%	**	6,622
GNMA POOL 594106 GN 09/33 FIXED 4.5	9/15/2033	4.50%	**	110,784
GNMA POOL 595611 GN 01/35 FIXED 5	1/15/2035	5.00%	**	11,441
GNMA POOL 603692 GN 06/34 FIXED 5	6/15/2034	5.00%	**	10,065
GNMA POOL 604497 GN 07/33 FIXED 5	7/15/2033	5.00%	**	11,928
GNMA POOL 607451 GN 01/34 FIXED 5	1/15/2034	5.00%	**	34,423
GNMA POOL 607465 GN 02/34 FIXED 5	2/15/2034	5.00%	**	57,328
GNMA POOL 610410 GN 08/33 FIXED 5	8/15/2033	5.00%	**	15,158
GNMA POOL 615656 GN 10/33 FIXED 5	10/15/2033	5.00%	**	9,046
GNMA POOL 623871 GN 06/34 FIXED 5	6/15/2034	5.00%	**	15,155
GNMA POOL 633701 GN 09/33 FIXED 5	9/15/2033	5.00%	**	17,110
GNMA POOL 636484 GN 03/35 FIXED 5	3/15/2035	5.00%	**	19,836
GNMA POOL 637746 GN 12/34 FIXED 5	12/15/2034	5.00%	**	10,561
GNMA POOL 638222 GN 12/34 FIXED 5	12/15/2034	5.00%	**	9,021
GNMA POOL 643362 GN 10/35 FIXED 5	10/15/2035	5.00%	**	13,117
GNMA POOL 646853 GN 08/35 FIXED 5.5	8/15/2035	5.50%	**	10,708
GNMA POOL 668014 GN 11/44 FIXED 3	11/15/2044	3.00%	**	4,377,924
GNMA POOL 672676 GN 04/38 FIXED 5.5	4/15/2038	5.50%	**	172,222
GNMA POOL 676754 GN 03/38 FIXED 5.5	3/15/2038	5.50%	**	331,849
GNMA POOL 687179 GN 04/38 FIXED 5.5	4/15/2038	5.50%	**	236,560
GNMA POOL 687835 GN 08/38 FIXED 6	8/15/2038	6.00%	**	116,268
GNMA POOL 688043 GN 11/38 FIXED 6	11/15/2038	6.00%	**	171,091
GNMA POOL 689805 GN 08/23 FIXED 7	8/15/2023	7.00%	**	31,052
GNMA POOL 690922 GN 06/38 FIXED 5.5	6/15/2038	5.50%	**	130,319
GNMA POOL 697586 GN 11/38 FIXED 5.5	11/15/2038	5.50%	**	7,466
GNMA POOL 711379 GN 07/38 FIXED 5.5	7/15/2038	5.50%	**	2,310
GNMA POOL 723344 GN 09/39 FIXED 4	9/15/2039	4.00%	**	693,622
GNMA POOL 723430 GN 11/39 FIXED 4.5	11/15/2039	4.50%	**	265,871
GNMA POOL 733600 GN 04/40 FIXED 5	4/15/2040	5.00%	**	219,808

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL 733627 GN 05/40 FIXED 5	5/15/2040	5.00%	**	462,969
GNMA POOL 736520 GN 04/40 FIXED 4.5	4/15/2040	4.50%	**	1,279,507
GNMA POOL 737111 GN 04/40 FIXED 4.5	4/15/2040	4.50%	**	684,575
GNMA POOL 738108 GN 03/41 FIXED 4.5	3/15/2041	4.50%	**	719,520
GNMA POOL 745243 GN 07/40 FIXED 4	7/15/2040	4.00%	**	838,793
GNMA POOL 771561 GN 08/41 FIXED 4	8/15/2041	4.00%	**	397,708
GNMA POOL 780049 GN 11/21 FIXED 9.5	11/15/2021	9.50%	**	2,721
GNMA POOL 780151 GN 12/21 FIXED 9	12/15/2021	9.00%	**	16,364
GNMA POOL 780345 GN 12/21 FIXED 9.5	12/15/2021	9.50%	**	3,298
GNMA POOL 781213 GN 12/17 FIXED 8	12/15/2017	8.00%	**	264
GNMA POOL 781804 GN 09/34 FIXED 6	9/15/2034	6.00%	**	348,756
GNMA POOL 781847 GN 12/34 FIXED 6	12/15/2034	6.00%	**	265,543
GNMA POOL 781885 GN 03/35 FIXED 5	3/15/2035	5.00%	**	20,137
GNMA POOL 781902 GN 02/35 FIXED 6	2/15/2035	6.00%	**	279,351
GNMA POOL 781958 GN 07/35 FIXED 5	7/15/2035	5.00%	**	23,568
GNMA POOL 782382 GN 08/38 FIXED 5.5	8/15/2038	5.50%	**	62,139
GNMA POOL 782436 GN 10/38 FIXED 6	10/15/2038	6.00%	**	158,582
GNMA POOL 782716 GN 07/39 FIXED 5	7/15/2039	5.00%	**	233,353
GNMA POOL 782838 GN 07/19 FIXED 4.5	7/15/2019	4.50%	**	94,156
GNMA POOL 799706 GN 09/42 FIXED 3.5	9/15/2042	3.50%	**	164,978
GNMA POOL AA5821 GN 11/42 FIXED 3	11/15/2042	3.00%	**	1,399,945
GNMA POOL AB3031 GN 10/42 FIXED 3	10/15/2042	3.00%	**	323,105
GNMA POOL AB9323 GN 09/42 FIXED 3.5	9/15/2042	3.50%	**	148,905
GNMA POOL AC3752 GN 12/42 FIXED 3	12/15/2042	3.00%	**	622,833
GNMA POOL AD1034 GN 07/43 FIXED 3	7/15/2043	3.00%	**	763,367
GNMA POOL AD2413 GN 05/43 FIXED 3.5	5/15/2043	3.50%	**	363,437
GNMA POOL AD2414 GN 05/43 FIXED 3.5	5/15/2043	3.50%	**	345,851
GNMA POOL AD4102 GN 07/43 FIXED 3	7/15/2043	3.00%	**	1,766,460
GNMA POOL AE7613 GN 07/43 FIXED 3	7/15/2043	3.00%	**	416,408
GNMA POOL AE7691 GN 08/43 FIXED 3	8/15/2043	3.00%	**	2,985,275
GNMA POOL AE8109 GN 01/44 FIXED 3.5	1/15/2044	3.50%	**	710,136
GNMA POOL AF5807 GN 01/44 FIXED 3.5	1/15/2044	3.50%	**	77,121
GNMA POOL AI6888 GN 05/45 FIXED 3	5/15/2045	3.00%	**	2,418,971
GNMA POOL AK6718 GN 01/45 FIXED 3	1/15/2045	3.00%	**	257,903
GNMA POOL AK7285 GN 03/45 FIXED 3	3/15/2045	3.00%	**	605,153
GNMA POOL AK7286 GN 03/45 FIXED 3	3/15/2045	3.00%	**	2,528,893
GNMA POOL AK7329 GN 04/45 FIXED 3	4/15/2045	3.00%	**	5,705,598
GNMA POOL AK8997 GN 07/45 FIXED 3	7/15/2045	3.00%	**	3,227,178
GNMA POOL AL1539 GN 05/45 FIXED 3	5/15/2045	3.00%	**	2,946,009
GNMA POOL AL4608 GN 03/45 FIXED 3	3/15/2045	3.00%	**	3,099,890
GNMA POOL AL8635 GN 03/45 FIXED 3	3/15/2045	3.00%	**	1,966,630
GNMA POOL AM4099 GN 04/45 FIXED 3	4/15/2045	3.00%	**	3,160,421
GNMA POOL AM8643 GN 05/45 FIXED 3	5/15/2045	3.00%	**	3,098,766
GNMA POOL AM8646 GN 05/45 FIXED 3	5/15/2045	3.00%	**	2,560,359
GNMA POOL AN5715 GN 06/45 FIXED 3	6/15/2045	3.00%	**	887,156
GNMA POOL AN5721 GN 06/45 FIXED 3	6/15/2045	3.00%	**	378,745
GNMA POOL AN5726 GN 06/45 FIXED 3	6/15/2045	3.00%	**	10,321,692

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GNMA POOL AN5734 GN 06/45 FIXED 3	6/15/2045	3.00%	**	4,401,121
GOLDCORP INC SR UNSECURED 06/21 3.625	6/9/2021	3.63%	**	18,321,865
GOLDMAN SACH AND CO TBA CASH COLLATERAL			**	160,000
GOLDMAN SACHS CAPITAL II LIMITD GUARA 12/49 VAR	12/29/2049	4.00%	**	4,897
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 2.375	1/22/2018	2.38%	**	7,282,036
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	**	10,828,908
GOLDMAN SACHS GROUP INC SR UNSECURED 01/19 2.625	1/31/2019	2.63%	**	303,226
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	1/24/2022	5.75%	**	6,885,817
GOLDMAN SACHS GROUP INC SR UNSECURED 01/23 3.625	1/22/2023	3.63%	**	612,847
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	2/15/2019	7.50%	**	4,439,867
GOLDMAN SACHS GROUP INC SR UNSECURED 02/21 2.875	2/25/2021	2.88%	**	371,711
GOLDMAN SACHS GROUP INC SR UNSECURED 02/26 3.75	2/25/2026	3.75%	**	852,497
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	5.38%	**	4,894,371
GOLDMAN SACHS GROUP INC SR UNSECURED 03/24 4	3/3/2024	4.00%	**	28,653,513
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	6.15%	**	38,479,050
GOLDMAN SACHS GROUP INC SR UNSECURED 04/20 2.6	4/23/2020	2.60%	**	4,339,542
GOLDMAN SACHS GROUP INC SR UNSECURED 06/20 6	6/15/2020	6.00%	**	10,512,761
GOLDMAN SACHS GROUP INC SR UNSECURED 07/21 5.25	7/27/2021	5.25%	**	7,485,612
GOLDMAN SACHS GROUP INC SR UNSECURED 07/24 3.85	7/8/2024	3.85%	**	7,186,369
GOLDMAN SACHS GROUP INC SR UNSECURED 09/20 2.75	9/15/2020	2.75%	**	5,664,364
GOLDMAN SACHS GROUP INC SR UNSECURED 10/19 2.55	10/23/2019	2.55%	**	612,464
GOLDMAN SACHS GROUP INC SR UNSECURED 10/45 4.75	10/21/2045	4.75%	**	559,491
GOLDMAN SACHS GROUP INC SR UNSECURED 11/18 VAR	11/15/2018	2.01%	**	1,817,111
GOLDMAN SACHS GROUP INC SR UNSECURED 11/21 2.35	11/15/2021	2.35%	**	6,281,135
GOLDMAN SACHS GROUP INC SR UNSECURED 11/26 3.5	11/16/2026	3.50%	**	1,211,461
GOLDMAN SACHS GROUP INC SR UNSECURED 12/19 2.3	12/13/2019	2.30%	**	15,312,601
GOLDMAN SACHS GROUP INC SUBORDINATED 05/45 5.15	5/22/2045	5.15%	**	273,432
GOLDMAN SACHS GROUP INC SUBORDINATED 10/25 4.25	10/21/2025	4.25%	**	1,168,217
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	10/1/2037	6.75%	**	5,186,357
GOVERNMENT NATIONAL MORTGAGE A GNR 2002 31 FW	6/16/2031	1.11%	**	17,528
GOVERNMENT NATIONAL MORTGAGE A GNR 2006 38 FZ	9/16/2035	0.81%	**	1,089,301
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 76 CF	9/16/2039	1.51%	**	1,393,571
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 96 FT	10/20/2039	1.49%	**	1,201,997
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 109 CH	12/20/2037	3.00%	**	1,252,522
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 14 QP	12/20/2039	6.00%	**	93,431
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H10 FC	5/20/2060	1.61%	**	3,756,380
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H20 AF	10/20/2060	0.86%	**	6,036,681
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H22 FE	5/20/2059	0.88%	**	3,059,243
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 48 QA	8/16/2039	5.00%	**	362,811
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 52 NA	4/16/2041	4.00%	**	696,307
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H09 AF	3/20/2061	1.03%	**	1,339,042
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H11 FB	4/20/2061	1.03%	**	7,484,233
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 59 F	5/20/2042	1.19%	**	762,757
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 84 AB	7/16/2033	5.00%	**	469,480
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 96 WP	8/16/2042	6.50%	**	896,724
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 88 WA	6/20/2030	5.01%	**	1,310,498
GOVERNMENT NATIONAL MORTGAGE A GNR 2015 21 AF	7/16/2048	2.07%	**	1,252,658

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
GOVERNMENT NATIONAL MORTGAGE A GNR 2016 110 AB	5/16/2049	2.00%	**	2,938,545
GOVERNMENT NATIONAL MORTGAGE A GNR 2016 131 A	4/16/2057	2.20%	**	7,127,387
GOVERNMENT NATIONAL MORTGAGE A GNR 2016 86 AB	9/16/2056	2.50%	**	1,305,370
GOVERNMENT NATIONAL MORTGAGE A GNR 2016 H11 FE	4/20/2066	1.38%	**	2,777,249
GOVERNMENT PROPERTIES IN SR UNSECURED 08/19 3.75	8/15/2019	3.75%	**	293,186
GREEN TREE AGENCY ADVANCE FUND GAAFT 2016 T1 AT1 144A	10/15/2048	2.38%	**	908,553
GREENPOINT MORTGAGE FUNDING TR GPMF 2006 OH1 A1	1/25/2037	0.77%	**	1,946,119
GS MORTGAGE SECURITIES TRUST GSMS 2007 GG10 A4	8/10/2045	5.79%	**	918,214
GS MORTGAGE SECURITIES TRUST GSMS 2012 GCJ9 A2	11/10/2045	1.76%	**	5,543,744
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 A2	11/10/2046	3.03%	**	5,203,919
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 B	11/10/2046	5.16%	**	560,359
GS MORTGAGE SECURITIES TRUST GSMS 2013 NYC5 A 144A	1/10/2030	2.32%	**	146,629
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC18 A2	1/10/2047	2.92%	**	1,501,759
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC22 AAB	6/10/2047	3.47%	**	1,663,874
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC26 A4	11/10/2047	3.36%	**	8,468,373
GS MORTGAGE SECURITIES TRUST GSMS 2015 GS1 AAB	11/10/2048	3.55%	**	12,957,138
GS MORTGAGE SECURITIES TRUST GSMS 2016 ICE2 D 144A	2/15/2033	6.45%	**	3,953,937
GSAMP TRUST GSAMP 2004 AR1 A2B	6/25/2034	1.96%	**	2,224,904
GSR MORTGAGE LOAN TRUST GSR 2003 2F 3A1	3/25/2032	6.00%	**	3,943
HALLIBURTON CO SR UNSECURED 08/18 2	8/1/2018	2.00%	**	2,109,810
HALLIBURTON CO SR UNSECURED 09/19 6.15	9/15/2019	6.15%	**	387,971
HALLIBURTON CO SR UNSECURED 11/25 3.8	11/15/2025	3.80%	**	7,019,848
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2003 1 A	5/19/2033	3.00%	**	14,586
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 4 4A	7/19/2035	3.27%	**	635,803
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	6/20/2035	1.08%	**	1,849,349
HARLEY DAVIDSON FINL SER COMPANY GUAR 144A 11/17 1.55	11/17/2017	1.55%	**	1,127,199
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2015 1 A4	8/15/2022	1.67%	**	6,026,007
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2015 2 A3	3/16/2020	1.30%	**	2,000,500
HARRIS CNTY TX HAR 10/19 FIXED 5	10/1/2019	5.00%	**	2,464,039
HARRIS CORPORATION SR UNSECURED 04/18 1.999	4/27/2018	2.00%	**	875,533
HARTFORD FINL SVCS GRP SR UNSECURED 03/18 6.3	3/15/2018	6.30%	**	5,357,445
HARTFORD FINL SVCS GRP SR UNSECURED 03/20 5.5	3/30/2020	5.50%	**	1,987,307
HAWAII ST HIS 10/19 FIXED 5	10/1/2019	5.00%	**	1,283,923
HCP INC SR UNSECURED 02/19 3.75	2/1/2019	3.75%	**	102,810
HERTZ VEHICLE FINANCING LLC HERTZ 2013 1A A2 144A	8/25/2019	1.83%	**	1,290,943
HERTZ VEHICLE FINANCING LLC HERTZ 2015 3A A 144A	9/25/2021	2.67%	**	6,986,822
HERTZ VEHICLE FINANCING LLC HERTZ 2016 1A A 144A	3/25/2020	2.32%	**	8,048,877
HERTZ VEHICLE FINANCING LLC HERTZ 2016 3A A 144A	7/25/2020	2.27%	**	3,264,973
HESS CORP SR UNSECURED 04/27 4.3	4/1/2027	4.30%	**	627,116
HOME DEPOT INC SR UNSECURED 02/24 3.75	2/15/2024	3.75%	**	594,820
HONDA AUTO RECEIVABLES OWNER T HAROT 2014 2 A3	3/19/2018	0.77%	**	604,769
HONDA AUTO RECEIVABLES OWNER T HAROT 2016 3 A3	5/18/2020	1.16%	**	3,210,623
HONDA AUTO RECEIVABLES OWNER T HAROT 2016 4 A4	1/18/2023	1.36%	**	3,453,561
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	**	2,801,988
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	**	3,002,130
HONOLULU CITY CNTY HI HON 11/22 FIXED 2.512	11/1/2022	2.51%	**	3,943,310
HONOLULU CITY CNTY HI HON 11/23 FIXED 2.812	11/1/2023	2.81%	**	5,438,394

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
HORRY CNTY SC SCH DIST HORSCD 03/19 FIXED 5	3/1/2019	5.00%	**	1,653,947
HP ENTERPRISE CO SR UNSECURED 144A 10/17 2.45	10/5/2017	2.45%	**	8,165,147
HP ENTERPRISE CO SR UNSECURED 144A 10/18 2.85	10/5/2018	2.85%	**	16,187,046
HP INC SR UNSECURED 06/21 4.3	6/1/2021	4.30%	**	852,964
HSBC BANK PLC SR UNSECURED 144A 08/20 4.125	8/12/2020	4.13%	**	314,863
HSBC BANK USA NA SUBORDINATED 08/20 4.875	8/24/2020	4.88%	**	1,182,038
HSBC BANK USA SUBORDINATED 08/17 6	8/9/2017	6.00%	**	15,398,385
HSBC FINANCE CORP SUBORDINATED 01/21 6.676	1/15/2021	6.68%	**	3,456,426
HSBC HOLDINGS PLC SR UNSECURED 01/22 4.875	1/14/2022	4.88%	**	3,017,309
HSBC HOLDINGS PLC SR UNSECURED 03/21 3.4	3/8/2021	3.40%	**	4,626,799
HSBC HOLDINGS PLC SR UNSECURED 03/22 4	3/30/2022	4.00%	**	2,068,696
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	4/5/2021	5.10%	**	421,475
HSBC HOLDINGS PLC SR UNSECURED 05/21 2.95	5/25/2021	2.95%	**	5,995,726
HSBC HOLDINGS PLC SR UNSECURED 05/21 VAR	5/25/2021	2.59%	**	5,413,510
HSBC HOLDINGS PLC SR UNSECURED 05/23 3.6	5/25/2023	3.60%	**	2,715,655
HSBC HOLDINGS PLC SUBORDINATED 03/24 4.25	3/14/2024	4.25%	**	1,473,383
HSBC HOLDINGS PLC SUBORDINATED 05/32 7.625	5/17/2032	7.63%	**	1,296,111
HSBC HOLDINGS PLC SUBORDINATED 08/25 4.25	8/18/2025	4.25%	**	5,863,150
HSBC USA INC SR UNSECURED 08/20 2.75	8/7/2020	2.75%	**	1,997,958
HUMANA INC SR UNSECURED 06/18 7.2	6/15/2018	7.20%	**	10,749
HUMANA INC SR UNSECURED 12/22 3.15	12/1/2022	3.15%	**	2,657,986
HUMANA INC. SR UNSECURED 08/18 6.3	8/1/2018	6.30%	**	735,578
HUNTINGTON AUTO TRUST HUNT 2015 1 A4	6/15/2021	1.64%	**	3,500,251
HUNTINGTON BANCSHARES SR UNSECURED 08/18 2.6	8/2/2018	2.60%	**	201,948
HUNTINGTON NATIONAL BANK SR UNSECURED 04/19 2.2	4/1/2019	2.20%	**	300,263
HUNTINGTON NATIONAL BANK SR UNSECURED 06/18 2	6/30/2018	2.00%	**	750,324
HUNTINGTON NATIONAL BANK SR UNSECURED 11/18 2.2	11/6/2018	2.20%	**	6,509,369
HUSKY ENERGY INC SR UNSECURED 04/24 4	4/15/2024	4.00%	**	4,072,684
HUSKY ENERGY INC SR UNSECURED 06/19 6.15	6/15/2019	6.15%	**	2,070,141
HYUNDAI AUTO LEASE SECURITIZAT HALST 2016 B A3 144A	10/15/2019	1.52%	**	1,482,385
HYUNDAI AUTO LEASE SECURITIZAT HALST 2016 B A4 144A	4/15/2020	1.68%	**	498,933
HYUNDAI AUTO LEASE SECURITIZAT HALST 2016 C A4 144A	7/15/2020	1.65%	**	1,832,787
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A4	9/17/2018	0.75%	**	141,009
HYUNDAI AUTO RECEIVABLES TRUST HART 2014 B A4	11/15/2019	1.46%	**	801,010
HYUNDAI AUTO RECEIVABLES TRUST HART 2015 A A3	4/15/2019	1.05%	**	1,049,300
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 07/19 2	7/1/2019	2.00%	**	486,211
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 10/18 2.4	10/30/2018	2.40%	**	4,654,337
HYUNDAI FLOORPLAN MASTER OWNER HFMOT 2016 1A A2 144A	3/15/2021	1.81%	**	1,555,252
IBM CORP SR UNSECURED 05/19 1.8	5/17/2019	1.80%	**	1,427,609
IBM CORP SR UNSECURED 11/19 8.375	11/1/2019	8.38%	**	1,418,297
ILLINOIS ST FIN AUTH REVENUE ILSGEN 07/19 FIXED 5	7/1/2019	5.00%	**	819,704
ILLINOIS TOOL WORKS INC SR UNSECURED 03/19 1.95	3/1/2019	1.95%	**	201,032
IMPAC CMB TRUST IMM 2007 A M1 144A	5/25/2037	1.16%	**	3,663,066
IMPERIAL BRANDS FIN PLC COMPANY GUAR 144A 02/18 2.05	2/11/2018	2.05%	**	1,030,956
IMPERIAL BRANDS FIN PLC COMPANY GUAR REGS 02/23 3.5	2/11/2023	3.50%	**	9,351,020
ING BANK NV SR UNSECURED 144A 03/17 3.75	3/7/2017	3.75%	**	301,269
ING BANK NV SR UNSECURED 144A 03/19 2.3	3/22/2019	2.30%	**	231,603

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ING BANK NV SR UNSECURED 144A 03/20 2.45	3/16/2020	2.45%	**	199,958
ING BANK NV SR UNSECURED 144A 08/18 2.05	8/17/2018	2.05%	**	4,653,841
ING BANK NV SR UNSECURED 144A 08/19 1.65	8/15/2019	1.65%	**	3,585,833
INGERSOLL RAND GL HLD CO COMPANY GUAR 01/19 2.875	1/15/2019	2.88%	**	4,501,176
INGERSOLL RAND GL HLD CO COMPANY GUAR 06/23 4.25	6/15/2023	4.25%	**	571,125
INGERSOLL RAND GL HLD CO COMPANY GUAR 08/18 6.875	8/15/2018	6.88%	**	1,199,110
INTEL CORP SR UNSECURED 07/25 3.7	7/29/2025	3.70%	**	3,343,574
INTEL CORP SR UNSECURED 07/45 4.9	7/29/2045	4.90%	**	4,474,732
INTEL CORP SR UNSECURED 10/21 3.3	10/1/2021	3.30%	**	629,735
INTEL CORP SR UNSECURED 12/17 1.35	12/15/2017	1.35%	**	956,435
INTER AMERICAN DEVEL BK SR UNSECURED 05/19 1	5/13/2019	1.00%	**	14,238,898
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/18 2.5	10/15/2018	2.50%	**	229,907
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/23 4	10/15/2023	4.00%	**	5,243,294
INTERNATIONAL PAPER CO SR UNSECURED 02/22 4.75	2/15/2022	4.75%	**	1,279,675
INTERNATIONAL PAPER CO SR UNSECURED 02/27 3	2/15/2027	3.00%	**	2,330,292
INTERNATIONAL PAPER CO SR UNSECURED 06/18 7.95	6/15/2018	7.95%	**	1,421,975
INTESA SANPAOLO SPA SUBORDINATED 144A 06/24 5.017	6/26/2024	5.02%	**	4,815,004
INTL BK RECON + DEVELOP SR UNSECURED 08/19 0.875	8/15/2019	0.88%	**	32,201,632
INTL BK RECON + DEVELOP SR UNSECURED 11/19 1.125	11/27/2019	1.13%	**	18,744,588
INTUIT INC SR UNSECURED 03/17 5.75	3/15/2017	5.75%	**	1,064,360
ITALY GOV T INT BOND SR UNSECURED 06/17 5.375	6/12/2017	5.38%	**	6,603,604
ITC HOLDINGS CORP SR UNSECURED 06/26 3.25	6/30/2026	3.25%	**	777,158
J P MORGAN TERM REPO	1/3/2017	0.83%	**	100,000,000
JACKSON NATL LIFE GLOBAL SECURED 144A 04/19 2.3	4/16/2019	2.30%	**	451,843
JACKSON NATL LIFE GLOBAL SR SECURED 144A 06/18 4.7	6/1/2018	4.70%	**	311,760
JACKSON NATL LIFE GLOBAL SR SECURED 144A 10/18 1.875	10/15/2018	1.88%	**	300,620
JAPAN FIN ORG MUNICIPAL SR UNSECURED 144A 02/21 2.125	2/12/2021	2.13%	**	9,790,900
JAPAN FIN ORG MUNICIPAL SR UNSECURED 144A 04/21 2.125	4/13/2021	2.13%	**	586,865
JAPAN FIN ORG MUNICIPAL SR UNSECURED 144A 10/23 2.125	10/25/2023	2.13%	**	1,712,311
JEFFERIES GROUP LLC SR UNSECURED 01/23 5.125	1/20/2023	5.13%	**	2,093,082
JEFFERIES GROUP LLC SR UNSECURED 04/18 5.125	4/13/2018	5.13%	**	129,206
JM SMUCKER CO COMPANY GUAR 03/18 1.75	3/15/2018	1.75%	**	4,851,318
JOHN DEERE CAPITAL CORP SR UNSECURED 01/20 1.7	1/15/2020	1.70%	**	721,624
JOHN DEERE CAPITAL CORP SR UNSECURED 03/19 1.95	3/4/2019	1.95%	**	301,051
JOHN DEERE CAPITAL CORP SR UNSECURED 03/23 2.8	3/6/2023	2.80%	**	1,000,027
JOHN DEERE CAPITAL CORP SR UNSECURED 04/19 2.25	4/17/2019	2.25%	**	889,471
JOHN DEERE CAPITAL CORP SR UNSECURED 07/18 1.6	7/13/2018	1.60%	**	176,942
JOHN DEERE CAPITAL CORP SR UNSECURED 12/17 1.55	12/15/2017	1.55%	**	220,558
JOHN DEERE OWNER TRUST 11/18 1.07	11/15/2018	1.07%	**	1,245,300
JOHN DEERE OWNER TRUST JDOT 2014 A A3	4/16/2018	0.92%	**	660,134
JOHNSON + JOHNSON SR UNSECURED 03/23 2.05	3/1/2023	2.05%	**	1,756,254
JOHNSON + JOHNSON SR UNSECURED 11/17 1.125	11/21/2017	1.13%	**	3,798,677
JOHNSON CONTROLS INTL PL SR UNSECURED 03/20 5	3/30/2020	5.00%	**	161,389
JOHNSON CONTROLS INTL PL SR UNSECURED 11/17 1.4	11/2/2017	1.40%	**	1,977,162
JP MORGAN CHASE BANK NA SR UNSECURED 09/19 1.65	9/23/2019	1.65%	**	4,950,265
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD12 A1A	2/15/2051	5.85%	**	1,859,125
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD12 A4	2/15/2051	5.88%	**	8,697,395

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A3	1/15/2049	5.42%	**	807,243
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2012 C6 A2	5/15/2045	2.21%	**	345,674
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 C10 A4	12/15/2047	2.88%	**	5,763,383
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 C13 A2	1/15/2046	2.67%	**	2,028,032
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 LC11 A4	4/15/2046	2.69%	**	8,618,032
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2014 FL6 A 144A	11/15/2031	2.10%	**	12,143,386
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2014 INN B 144A	6/15/2029	2.00%	**	2,096,794
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2014 PHH C 144A	8/15/2027	2.80%	**	2,029,280
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2016 ASH A 144A	10/15/2034	2.20%	**	5,000,177
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2016 FLRR AFL 144A	1/15/2033	2.15%	**	7,849,994
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2016 JP3 A5	8/15/2049	2.87%	**	2,221,027
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2016 WIKI A 144A	10/5/2031	2.80%	**	8,032,862
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2016 WPT A 144A	10/15/2033	2.15%	**	7,516,645
JP MORGAN MORTGAGE TRUST JPMMT 2004 A3 1A1	7/25/2034	2.99%	**	421,511
JP MORGAN MORTGAGE TRUST JPMMT 2005 A1 6T1	2/25/2035	3.15%	**	336,407
JP MORGAN SEC INC TBA CASH COLLATERAL			**	550,000
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 B	11/15/2045	4.93%	**	2,572,187
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 C	11/15/2045	5.05%	**	568,117
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C17 A2	1/15/2047	3.00%	**	2,040,157
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C17 B	1/15/2047	4.89%	**	325,795
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2014 C22 C	9/15/2047	4.56%	**	962,308
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2014 C23 AS	9/15/2047	4.20%	**	6,579,629
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C28 A2	10/15/2048	2.77%	**	7,537,006
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C30 A3	7/15/2048	3.32%	**	7,251,707
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C30 A5	7/15/2048	3.82%	**	5,816,273
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C30 B	7/15/2048	4.31%	**	2,960,307
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C31 A3	8/15/2048	3.80%	**	7,046,402
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C31 B	8/15/2048	4.62%	**	1,844,838
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C32 A2	11/15/2048	2.82%	**	3,565,621
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2015 C32 A4	11/15/2048	3.33%	**	5,037,168
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2016 C1 A4	3/15/2049	3.31%	**	12,722,742
JPMDB COMMERCIAL MORTGAGE SECU JPMDB 2016 C4 A2	12/15/2049	2.88%	**	7,895,727
JPMORGAN CHASE + CO SR UNSECURED 01/18 6	1/15/2018	6.00%	**	5,669,384
JPMORGAN CHASE + CO SR UNSECURED 01/23 3.2	1/25/2023	3.20%	**	1,597,585
JPMORGAN CHASE + CO SR UNSECURED 02/17 1.35	2/15/2017	1.35%	**	3,500,595
JPMORGAN CHASE + CO SR UNSECURED 03/18 1.7	3/1/2018	1.70%	**	6,434,414
JPMORGAN CHASE + CO SR UNSECURED 03/19 1.85	3/22/2019	1.85%	**	2,512,047
JPMORGAN CHASE + CO SR UNSECURED 03/21 2.55	3/1/2021	2.55%	**	4,984,285
JPMORGAN CHASE + CO SR UNSECURED 04/18 VAR	4/25/2018	1.43%	**	6,618,599
JPMORGAN CHASE + CO SR UNSECURED 04/19 6.3	4/23/2019	6.30%	**	218,547
JPMORGAN CHASE + CO SR UNSECURED 05/23 2.7	5/18/2023	2.70%	**	4,960,432
JPMORGAN CHASE + CO SR UNSECURED 05/24 3.625	5/13/2024	3.63%	**	1,520,695
JPMORGAN CHASE + CO SR UNSECURED 06/20 2.75	6/23/2020	2.75%	**	4,434,748
JPMORGAN CHASE + CO SR UNSECURED 06/21 2.4	6/7/2021	2.40%	**	15,932,289
JPMORGAN CHASE + CO SR UNSECURED 09/22 3.25	9/23/2022	3.25%	**	1,001,177
JPMORGAN CHASE + CO SR UNSECURED 10/20 2.55	10/29/2020	2.55%	**	14,134,561
JPMORGAN CHASE + CO SR UNSECURED 10/20 4.25	10/15/2020	4.25%	**	5,502,827

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
JPMORGAN CHASE + CO SR UNSECURED 10/26 2.95	10/1/2026	2.95%	**	1,603,540
JPMORGAN CHASE + CO SUBORDINATED 05/23 3.375	5/1/2023	3.38%	**	308,890
JPMORGAN CHASE + CO SUBORDINATED 06/17 6.125	6/27/2017	6.13%	**	5,211,670
JPMORGAN CHASE + CO SUBORDINATED 09/24 3.875	9/10/2024	3.88%	**	7,558,422
JPN BANK FOR INT L COOP GOVT GUARANT 07/21 1.5	7/21/2021	1.50%	**	1,342,290
JPN BANK FOR INT L COOP GOVT GUARANT 11/21 2	11/4/2021	2.00%	**	17,260,350
KANSAS CITY POWER + LT GENL REF MOR 04/19 7.15	4/1/2019	7.15%	**	304,317
KANSAS CITY POWER + LT SR UNSECURED 06/17 5.85	6/15/2017	5.85%	**	280,052
KELLOGG CO SR UNSECURED 05/17 1.75	5/17/2017	1.75%	**	481,127
KENTUCKY UTILITIES CO 1ST MORTGAGE 11/20 3.25	11/1/2020	3.25%	**	304,690
KERR MCGEE CORP COMPANY GUAR 07/24 6.95	7/1/2024	6.95%	**	2,229,809
KEY BANK NA SR UNSECURED 02/18 1.65	2/1/2018	1.65%	**	1,545,898
KEY BANK NA SR UNSECURED 03/19 2.35	3/8/2019	2.35%	**	3,238,503
KEY BANK NA SR UNSECURED 03/20 2.25	3/16/2020	2.25%	**	1,946,795
KEY BANK NA SR UNSECURED 06/18 1.7	6/1/2018	1.70%	**	6,261,480
KEY BANK NA SR UNSECURED 12/19 2.5	12/15/2019	2.50%	**	5,178,378
KEYCORP SR UNSECURED 03/21 5.1	3/24/2021	5.10%	**	344,463
KEYCORP SR UNSECURED 09/20 2.9	9/15/2020	2.90%	**	455,334
KEYCORP SR UNSECURED 12/18 2.3	12/13/2018	2.30%	**	3,562,101
KEYCORP STUDENT LOAN TRUST KSLT 2006 A 1B	12/27/2039	1.45%	**	3,460,510
KFW GOVT GUARANT 06/18 1	6/11/2018	1.00%	**	15,529,067
KFW GOVT GUARANT 08/18 1.125	8/6/2018	1.13%	**	18,823,353
KILROY REALTY LP COMPANY GUAR 07/18 4.8	7/15/2018	4.80%	**	1,329,249
KILROY REALTY LP COMPANY GUAR 10/25 4.375	10/1/2025	4.38%	**	2,052,954
KINDER MORGAN ENER PART COMPANY GUAR 02/17 6	2/1/2017	6.00%	**	351,060
KINDER MORGAN ENER PART COMPANY GUAR 02/19 2.65	2/1/2019	2.65%	**	6,534,197
KINDER MORGAN ENER PART COMPANY GUAR 03/22 4.15	3/1/2022	4.15%	**	1,852,129
KINDER MORGAN ENER PART COMPANY GUAR 04/20 6.5	4/1/2020	6.50%	**	348,668
KINDER MORGAN ENER PART COMPANY GUAR 09/22 3.95	9/1/2022	3.95%	**	2,874,774
KINDER MORGAN INC/DELAWA COMPANY GUAR 08/31 7.8	8/1/2031	7.80%	**	741,778
KINDER MORGAN INC/DELAWA COMPANY GUAR 12/17 2	12/1/2017	2.00%	**	3,725,666
KINDER MORGAN INC/DELAWA COMPANY GUAR 12/19 3.05	12/1/2019	3.05%	**	1,039,715
KLA TENCOR CORP SR UNSECURED 11/17 2.375	11/1/2017	2.38%	**	3,250,357
KLA TENCOR CORP SR UNSECURED 11/21 4.125	11/1/2021	4.13%	**	3,316,136
KONINKLIJKE PHILIPS NV SR UNSECURED 03/18 5.75	3/11/2018	5.75%	**	1,089,948
KOREA NATIONAL OIL CORP SR UNSECURED 144A 04/17 3.125	4/3/2017	3.13%	**	200,753
KRAFT HEINZ FOODS CO COMPANY GUAR 02/20 5.375	2/10/2020	5.38%	**	2,513,887
KRAFT HEINZ FOODS CO COMPANY GUAR 06/17 2.25	6/5/2017	2.25%	**	371,181
KRAFT HEINZ FOODS CO COMPANY GUAR 06/26 3	6/1/2026	3.00%	**	3,694,324
KRAFT HEINZ FOODS CO COMPANY GUAR 07/18 2	7/2/2018	2.00%	**	6,606,843
KRAFT HEINZ FOODS CO COMPANY GUAR 07/20 2.8	7/2/2020	2.80%	**	5,193,888
KRAFT HEINZ FOODS CO COMPANY GUAR 07/22 3.5	7/15/2022	3.50%	**	913,595
KRAFT HEINZ FOODS CO COMPANY GUAR 07/25 3.95	7/15/2025	3.95%	**	7,886,478
KRAFT HEINZ FOODS CO COMPANY GUAR 08/18 6.125	8/23/2018	6.13%	**	419,995
KRAFT HEINZ FOODS CO SECURED 144A 02/25 4.875	2/15/2025	4.88%	**	1,251,380
KROGER CO SR UNSECURED 01/19 2	1/15/2019	2.00%	**	3,297,511
KROGER CO SR UNSECURED 01/19 2.3	1/15/2019	2.30%	**	970,988

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
KROGER CO SR UNSECURED 02/24 4	2/1/2024	4.00%	**	1,888,753
KROGER CO SR UNSECURED 09/19 1.5	9/30/2019	1.50%	**	2,915,020
LAB CORP OF AMER HLDGS SR UNSECURED 08/17 2.2	8/23/2017	2.20%	**	226,049
LAB CORP OF AMER HLDGS SR UNSECURED 11/18 2.5	11/1/2018	2.50%	**	191,674
LABORATORY CORP OF AMER SR UNSECURED 02/20 2.625	2/1/2020	2.63%	**	299,706
LAM RESEARCH CORP SR UNSECURED 03/20 2.75	3/15/2020	2.75%	**	1,427,950
LAM RESEARCH CORP SR UNSECURED 06/21 2.8	6/15/2021	2.80%	**	775,799
LANDWIRTSCH. RENTENBANK GOVT GUARANT 04/18 1	4/4/2018	1.00%	**	4,983,140
LB COMMERCIAL CONDUIT MORTGAGE LBCMT 2007 C3 A1A	7/15/2044	5.87%	**	2,212,343
LB COMMERCIAL CONDUIT MORTGAGE LBCMT 2007 C3 AMB	7/15/2044	5.19%	**	5,059,994
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	9/15/2045	5.87%	**	2,251,108
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2008 C1 A2	4/15/2041	6.11%	**	1,153,114
LEHMAN BROTHERS HOLDINGS JR SUBORDINA 07/17 6.5	7/19/2017	6.50%	**	205
LEHMAN BROTHERS HOLDINGS SUBORDINATED 12/17 6.75	12/28/2017	6.75%	**	676
LG+E AND KU ENERGY LLC SR UNSECURED 11/20 3.75	11/15/2020	3.75%	**	520,032
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 06/23 4.25	6/15/2023	4.25%	**	6,281,850
LINCOLN NATIONAL CORP SR UNSECURED 02/20 6.25	2/15/2020	6.25%	**	2,700,300
LINCOLN NATIONAL CORP SR UNSECURED 07/19 8.75	7/1/2019	8.75%	**	111,606
LLOYDS BANK PLC COMPANY GUAR 09/19 2.35	9/5/2019	2.35%	**	220,871
LLOYDS BANK PLC COMPANY GUAR 11/18 2.3	11/27/2018	2.30%	**	301,878
LLOYDS BANK PLC COMPANY GUAR 144A 01/20 5.8	1/13/2020	5.80%	**	4,143,824
LLOYDS BANKING GROUP PLC SUBORDINATED 12/45 5.3	12/1/2045	5.30%	**	3,407,841
LOCKHEED MARTIN CORP SR UNSECURED 01/26 3.55	1/15/2026	3.55%	**	1,174,969
LOCKHEED MARTIN CORP SR UNSECURED 05/46 4.7	5/15/2046	4.70%	**	2,936,860
LOCKHEED MARTIN CORP SR UNSECURED 09/21 3.35	9/15/2021	3.35%	**	659,883
LONG BEACH MORTGAGE LOAN TRUST LBMLT 2003 4 AV1	8/25/2033	1.38%	**	3,357,730
LOWE S COS INC SR UNSECURED 04/26 2.5	4/15/2026	2.50%	**	5,413,085
LOWE S COS INC SR UNSECURED 04/46 3.7	4/15/2046	3.70%	**	2,893,683
LYONDELLBASELL IND NV SR UNSECURED 04/19 5	4/15/2019	5.00%	**	4,226,608
LYONDELLBASELL IND NV SR UNSECURED 11/21 6	11/15/2021	6.00%	**	2,012,972
MACQUARIE BANK LTD SR UNSECURED 144A 10/17 1.6	10/27/2017	1.60%	**	1,099,930
MACQUARIE GROUP LTD SR UNSECURED 144A 12/18 3	12/3/2018	3.00%	**	1,826,795
MACYS RETAIL HLDGS INC COMPANY GUAR 07/17 7.45	7/15/2017	7.45%	**	5,807,739
MAGELLAN MIDSTREAM PARTN SR UNSECURED 02/21 4.25	2/1/2021	4.25%	**	212,035
MAGELLAN MIDSTREAM PARTN SR UNSECURED 07/18 6.4	7/15/2018	6.40%	**	2,134,242
MAGELLAN MIDSTREAM PARTN SR UNSECURED 07/19 6.55	7/15/2019	6.55%	**	293,267
MAGNA INTERNATIONAL INC SR UNSECURED 06/24 3.625	6/15/2024	3.63%	**	1,509,596
MANITOBA (PROVINCE OF) SR UNSECURED 06/26 2.125	6/22/2026	2.13%	**	186,570
MANUF + TRADERS TRUST CO SR UNSECURED 02/20 2.1	2/6/2020	2.10%	**	3,938,944
MANUF + TRADERS TRUST CO SR UNSECURED 03/18 1.45	3/7/2018	1.45%	**	249,665
MANUF + TRADERS TRUST CO SR UNSECURED 07/17 1.4	7/25/2017	1.40%	**	6,163,252
MANUF + TRADERS TRUST CO SUBORDINATED 12/17 6.625	12/4/2017	6.63%	**	260,989
MANULIFE FINANCIAL CORP SR UNSECURED 03/26 4.15	3/4/2026	4.15%	**	10,857,735
MANULIFE FINANCIAL CORP SR UNSECURED 03/46 5.375	3/4/2046	5.38%	**	11,636,486
MANULIFE FINANCIAL CORP SR UNSECURED 09/20 4.9	9/17/2020	4.90%	**	429,097
MARATHON OIL CORP SR UNSECURED 03/18 5.9	3/15/2018	5.90%	**	208,833
MARATHON OIL CORP SR UNSECURED 06/20 2.7	6/1/2020	2.70%	**	1,031,371

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MARKEL CORPORATION SR UNSECURED 07/22 4.9	7/1/2022	4.90%	**	4,315,044
MARRIOTT INTERNATIONAL SR UNSECURED 01/22 2.3	1/15/2022	2.30%	**	4,355,511
MARRIOTT INTERNATIONAL SR UNSECURED 05/18 6.75	5/15/2018	6.75%	**	2,851,590
MARRIOTT INTERNATIONAL SR UNSECURED 10/20 3.375	10/15/2020	3.38%	**	5,078,061
MARSH + MCLENNAN COS INC SR UNSECURED 06/24 3.5	6/3/2024	3.50%	**	595,283
MARSH + MCLENNAN COS INC SR UNSECURED 09/19 2.35	9/10/2019	2.35%	**	502,811
MASS INSTITUTE OF TECH UNSECURED 07/38 3.959	7/1/2038	3.96%	**	8,386,144
MASSMUTUAL GLOBAL FUNDIN SECURED 144A 04/21 2	4/15/2021	2.00%	**	194,962
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/19 2.35	4/9/2019	2.35%	**	898,251
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 07/18 5.25	7/31/2018	5.25%	**	2,419,239
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 10/22 2.5	10/17/2022	2.50%	**	294,590
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 11/20 2.45	11/23/2020	2.45%	**	4,248,933
MASTERCARD INC SR UNSECURED 04/24 3.375	4/1/2024	3.38%	**	2,900,635
MASTR ADJUSTABLE RATE MORTGAGE MARM 2003 6 3A1	12/25/2033	2.93%	**	669,912
MASTR ALTERNATIVE LOANS TRUST MALT 2004 8 7A1	9/25/2019	5.00%	**	71,689
MASTR ASSET BACKED SECURITIES MABS 2006 HE4 A2	11/25/2036	0.70%	**	2,570,525
MAXIM INTEGRATED PRODUCT SR UNSECURED 11/18 2.5	11/15/2018	2.50%	**	11,098,747
MCDONALD S CORP SR UNSECURED 03/18 5.35	3/1/2018	5.35%	**	583,592
MCDONALD S CORP SR UNSECURED 10/17 5.8	10/15/2017	5.80%	**	222,343
MCDONALD S CORP SR UNSECURED 12/18 2.1	12/7/2018	2.10%	**	4,687,676
MCDONALD S CORP SR UNSECURED 12/20 2.75	12/9/2020	2.75%	**	13,440,166
MCDONALD S CORP SR UNSECURED 12/45 4.875	12/9/2045	4.88%	**	1,392,396
MCKESSON CORP SR UNSECURED 03/17 5.7	3/1/2017	5.70%	**	1,308,978
MCKESSON CORP SR UNSECURED 03/19 2.284	3/15/2019	2.28%	**	921,438
MCKESSON CORP SR UNSECURED 03/21 4.75	3/1/2021	4.75%	**	310,940
MEAD JOHNSON NUTRITION C SR UNSECURED 11/19 4.9	11/1/2019	4.90%	**	412,664
MEDCO HEALTH SOLUTIONS COMPANY GUAR 09/20 4.125	9/15/2020	4.13%	**	104,930
MEDTRONIC INC COMPANY GUAR 03/18 1.5	3/15/2018	1.50%	**	2,807,042
MEDTRONIC INC COMPANY GUAR 03/20 2.5	3/15/2020	2.50%	**	7,472,702
MEDTRONIC INC COMPANY GUAR 03/22 3.125	3/15/2022	3.13%	**	265,643
MEDTRONIC INC COMPANY GUAR 03/25 3.5	3/15/2025	3.50%	**	9,741,094
MEDTRONIC INC COMPANY GUAR 04/18 1.375	4/1/2018	1.38%	**	219,623
MERCEDES BENZ AUTO LEASE TRUST MBALT 2015 A A3	8/15/2017	1.10%	**	39,825
MERCEDES BENZ AUTO LEASE TRUST MBALT 2015 B A3	7/16/2018	1.34%	**	2,352,777
MERCEDES BENZ AUTO LEASE TRUST MBALT 2016 B A3	8/15/2019	1.35%	**	649,406
MERCEDES BENZ AUTO LEASE TRUST MBALT 2016 B A4	6/15/2022	1.52%	**	3,174,270
MERCEDES BENZ AUTO RECEIVABLES MBART 2014 1 A3	10/15/2018	0.87%	**	1,402,087
MERCEDES BENZ AUTO RECEIVABLES MBART 2015 1 A3	12/16/2019	1.34%	**	8,967,124
MERCEDES BENZ AUTO RECEIVABLES MBART 2016 1 A3	2/16/2021	1.26%	**	1,680,375
MERCEDES BENZ AUTO RECEIVABLES MBART 2016 1 A4	12/15/2022	1.46%	**	2,170,145
MERCK + CO INC SR UNSECURED 01/21 3.875	1/15/2021	3.88%	**	2,578,735
MERCK + CO INC SR UNSECURED 02/20 1.85	2/10/2020	1.85%	**	2,861,790
MERCK + CO INC SR UNSECURED 02/25 2.75	2/10/2025	2.75%	**	1,502,249
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A5 A3	6/25/2035	2.83%	**	8,582,310
MET LIFE GLOB FUNDING I SECURED 144A 04/19 2.3	4/10/2019	2.30%	**	10,507,684
MET LIFE GLOB FUNDING I SECURED 144A 09/19 1.55	9/13/2019	1.55%	**	920,862
METLIFE INC JR SUBORDINA 12/66 6.4	12/15/2066	6.40%	**	4,509,000

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
METLIFE INC SR UNSECURED 02/19 7.717	2/15/2019	7.72%	**	760,677
METLIFE INC SR UNSECURED 12/17 VAR	12/15/2017	1.90%	**	1,293,328
MICROSOFT CORP SR UNSECURED 02/20 1.85	2/12/2020	1.85%	**	554,646
MICROSOFT CORP SR UNSECURED 02/55 4	2/12/2055	4.00%	**	6,147,577
MICROSOFT CORP SR UNSECURED 08/21 1.55	8/8/2021	1.55%	**	4,461,595
MICROSOFT CORP SR UNSECURED 08/26 2.4	8/8/2026	2.40%	**	2,494,000
MICROSOFT CORP SR UNSECURED 08/36 3.45	8/8/2036	3.45%	**	76,029
MICROSOFT CORP SR UNSECURED 11/18 1.3	11/3/2018	1.30%	**	4,806,157
MITSUBISHI UFJ FIN GRP SR UNSECURED 09/21 2.19	9/13/2021	2.19%	**	6,709,988
MITSUBISHI UFJ FIN GRP SR UNSECURED 09/23 2.527	9/13/2023	2.53%	**	1,155,259
MITSUBISHI UFJ TR + BANK SR UNSECURED 144A 10/19 2.45	10/16/2019	2.45%	**	2,302,622
MIZUHO BANK LTD COMPANY GUAR 144A 04/19 2.45	4/16/2019	2.45%	**	602,543
MIZUHO FIN GRP CAYMAN 3 COMPANY GUAR REGS 03/24 4.6	3/27/2024	4.60%	**	5,239,915
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 A4	9/12/2049	5.70%	**	2,212,277
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 AMA	9/12/2049	5.85%	**	1,389,208
MLCC MORTGAGE INVESTORS INC MLCC 2003 C A1	6/25/2028	1.42%	**	232,548
MLCC MORTGAGE INVESTORS INC MLCC 2004 A A1	4/25/2029	1.22%	**	13,607
MLCC MORTGAGE INVESTORS INC MLCC 2005 2 3A	10/25/2035	1.62%	**	363,874
MOLSON COORS BREWING CO COMPANY GUAR 05/17 2	5/1/2017	2.00%	**	305,742
MOLSON COORS BREWING CO COMPANY GUAR 05/22 3.5	5/1/2022	3.50%	**	247,049
MOLSON COORS BREWING CO COMPANY GUAR 07/19 1.45	7/15/2019	1.45%	**	3,246,399
MONDELEZ INTL HLDINGS NE COMPANY GUAR 144A 10/19 1.625	10/28/2019	1.63%	**	7,342,387
MONSANTO CO SR UNSECURED 06/17 1.15	6/30/2017	1.15%	**	2,997,744
MOODY S CORPORATION SR UNSECURED 07/19 2.75	7/15/2019	2.75%	**	5,724,581
MOODY S CORPORATION SR UNSECURED 07/44 5.25	7/15/2044	5.25%	**	551,079
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 A3	2/15/2046	2.66%	**	5,029,012
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 AS	2/15/2046	3.21%	**	218,138
MORGAN STANLEY BAML TRUST MSBAM 2013 C9 AS	5/15/2046	3.46%	**	313,482
MORGAN STANLEY BAML TRUST MSBAM 2014 C14 A2	2/15/2047	2.92%	**	4,992,958
MORGAN STANLEY BAML TRUST MSBAM 2014 C15 A4	4/15/2047	4.05%	**	1,164,705
MORGAN STANLEY BAML TRUST MSBAM 2014 C15 ASB	4/15/2047	3.65%	**	3,123,955
MORGAN STANLEY BAML TRUST MSBAM 2014 C16 ASB	6/15/2047	3.48%	**	5,373,889
MORGAN STANLEY BAML TRUST MSBAM 2014 C18 AS	10/15/2047	4.11%	**	2,281,323
MORGAN STANLEY BAML TRUST MSBAM 2014 C19 A2	12/15/2047	3.10%	**	17,437,450
MORGAN STANLEY BAML TRUST MSBAM 2015 C21 A3	3/15/2048	3.08%	**	1,990,555
MORGAN STANLEY BAML TRUST MSBAM 2015 C23 A2	7/15/2050	2.98%	**	3,067,478
MORGAN STANLEY BAML TRUST MSBAM 2015 C25 A4	10/15/2048	3.37%	**	6,940,707
MORGAN STANLEY BAML TRUST MSBAM 2015 C26 ASB	10/15/2048	3.32%	**	10,259,636
MORGAN STANLEY BAML TRUST MSBAM 2015 C27 A3	12/15/2047	3.47%	**	5,940,227
MORGAN STANLEY BAML TRUST MSBAM 2016 C31 ASB	11/15/2049	2.95%	**	3,451,599
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ13 A4	3/15/2044	5.36%	**	4,674,275
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ16 A4	12/12/2049	5.81%	**	7,535,361
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 A4	6/11/2042	5.64%	**	1,567,463
MORGAN STANLEY CAPITAL I TRUST MSC 2015 MS1 A2	5/15/2048	3.26%	**	8,392,128
MORGAN STANLEY CAPITAL I TRUST MSC 2016 BNK2 A4	11/15/2049	3.05%	**	1,865,391
MORGAN STANLEY CAPITAL I TRUST MSC 2016 UB12 A4	12/15/2049	3.60%	**	1,898,670

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
MORGAN STANLEY CAPITAL INC MSAC 2005 HE1 M1	12/25/2034	1.43%	**	8,574,073
MORGAN STANLEY MORTGAGE LOAN T MSM 2004 11AR 1A1	1/25/2035	0.91%	**	161,812
MORGAN STANLEY MORTGAGE LOAN T MSM 2005 6AR 1A1	11/25/2035	0.87%	**	20,579
MORGAN STANLEY REREMIC TRUST MSRR 2009 GG10 A4A 144A	8/12/2045	5.79%	**	1,368,494
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	8/15/2045	5.79%	**	27,723,292
MORGAN STANLEY SR UNSECURED 01/17 5.45	1/9/2017	5.45%	**	7,764,818
MORGAN STANLEY SR UNSECURED 01/18 1.875	1/5/2018	1.88%	**	16,512,567
MORGAN STANLEY SR UNSECURED 01/19 2.5	1/24/2019	2.50%	**	4,860,563
MORGAN STANLEY SR UNSECURED 01/20 2.65	1/27/2020	2.65%	**	2,371,116
MORGAN STANLEY SR UNSECURED 01/20 5.5	1/26/2020	5.50%	**	1,208,807
MORGAN STANLEY SR UNSECURED 01/21 5.75	1/25/2021	5.75%	**	2,884,898
MORGAN STANLEY SR UNSECURED 01/26 3.875	1/27/2026	3.88%	**	1,131,319
MORGAN STANLEY SR UNSECURED 02/19 2.45	2/1/2019	2.45%	**	11,483,318
MORGAN STANLEY SR UNSECURED 02/23 3.75	2/25/2023	3.75%	**	1,843,723
MORGAN STANLEY SR UNSECURED 03/17 4.75	3/22/2017	4.75%	**	332,486
MORGAN STANLEY SR UNSECURED 04/18 6.625	4/1/2018	6.63%	**	6,297,579
MORGAN STANLEY SR UNSECURED 04/21 2.5	4/21/2021	2.50%	**	8,021,828
MORGAN STANLEY SR UNSECURED 04/24 3.875	4/29/2024	3.88%	**	1,948,583
MORGAN STANLEY SR UNSECURED 05/19 7.3	5/13/2019	7.30%	**	4,234,256
MORGAN STANLEY SR UNSECURED 06/20 2.8	6/16/2020	2.80%	**	8,125,963
MORGAN STANLEY SR UNSECURED 07/26 3.125	7/27/2026	3.13%	**	1,342,303
MORGAN STANLEY SR UNSECURED 08/17 6.25	8/28/2017	6.25%	**	2,678,933
MORGAN STANLEY SR UNSECURED 09/19 5.625	9/23/2019	5.63%	**	1,680,138
MORGAN STANLEY SR UNSECURED 11/21 2.625	11/17/2021	2.63%	**	5,330,055
MORGAN STANLEY SR UNSECURED 12/17 5.95	12/28/2017	5.95%	**	17,444,311
MORGAN STANLEY SR UNSECURED 12/18 2.2	12/7/2018	2.20%	**	2,855,475
MORGAN STANLEY SUBORDINATED 05/23 4.1	5/22/2023	4.10%	**	405,476
MORGAN STANLEY SUBORDINATED 09/26 4.35	9/8/2026	4.35%	**	2,818,057
MORGAN STANLEY TBA CASH COLLATERAL			**	190,000
MORTGAGEIT TRUST MHL 2005 2 1A1	5/25/2035	1.28%	**	1,746,803
MUFG AMERICAS HLDGS CORP SR UNSECURED 02/20 2.25	2/10/2020	2.25%	**	4,348,180
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.655	4/1/2057	6.66%	**	5,010,651
MYLAN INC COMPANY GUAR 03/19 2.55	3/28/2019	2.55%	**	229,506
MYLAN INC COMPANY GUAR 06/18 2.6	6/24/2018	2.60%	**	5,028,945
MYLAN NV COMPANY GUAR 144A 06/19 2.5	6/7/2019	2.50%	**	5,384,699
NA DEVELOPMENT BANK SR UNSECURED 02/20 4.375	2/11/2020	4.38%	**	2,127,891
NA DEVELOPMENT BANK SR UNSECURED 10/18 2.3	10/10/2018	2.30%	**	7,684,143
NABORS INDUSTRIES INC COMPANY GUAR 02/18 6.15	2/15/2018	6.15%	**	5,041,213
NABORS INDUSTRIES INC COMPANY GUAR 09/21 4.625	9/15/2021	4.63%	**	675,986
NATIONAL AUSTRALIA BANK COVERED 144A 12/21 2.4	12/7/2021	2.40%	**	14,919,810
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 12/20 4.375	12/10/2020	4.38%	**	498,963

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NATIONAL AUSTRALIA BK/NY SR UNSECURED 01/19 2	1/14/2019	2.00%	**	500,034
NATIONAL BANK OF CANADA BANK GUARANT 12/18 2.1	12/14/2018	2.10%	**	251,052
NATIONAL CITY CORP SUBORDINATED 05/19 6.875	5/15/2019	6.88%	**	1,430,891
NATIONAL RURAL UTIL COOP COLLATERAL T 01/17 1.1	1/27/2017	1.10%	**	4,170,904
NATIONAL RURAL UTIL COOP COLLATERAL T 02/18 5.45	2/1/2018	5.45%	**	312,879
NATIONAL RURAL UTIL COOP COLLATERAL T 02/19 1.65	2/8/2019	1.65%	**	2,507,623
NATIONAL RURAL UTIL COOP COLLATERAL T 06/20 2.35	6/15/2020	2.35%	**	200,287
NATIONAL RURAL UTIL COOP COLLATERAL T 11/19 2.3	11/15/2019	2.30%	**	151,059
NATIONAL RURAL UTIL COOP SR UNSECURED 11/19 1.5	11/1/2019	1.50%	**	3,460,729
NATIONSTAR HECM LOAN TRUST NHLT 2016 3A A 144A	8/25/2026	2.01%	**	565,612
NATIONWIDE BLDG SOCIETY SR UNSECURED 144A 07/21 2.45	7/27/2021	2.45%	**	1,825,410
NAVIENT STUDENT LOAN TRUST NAVSL 2016 3A A1 144A	6/25/2065	1.36%	**	1,247,083
NAVIENT STUDENT LOAN TRUST NAVSL 2016 6A A2 144A	3/25/2066	1.27%	**	7,530,067
NBCUNIVERSAL ENTERPRISE COMPANY GUAR 144A 04/19 1.974	4/15/2019	1.97%	**	1,294,659
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 01/23 2.875	1/15/2023	2.88%	**	424,003
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/20 5.15	4/30/2020	5.15%	**	6,932,942
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/21 4.375	4/1/2021	4.38%	**	2,895,255
NCUA GUARANTEED NOTES NGN 2010 R3 3A	12/8/2020	2.40%	**	293,874
NELNET STUDENT LOAN TRUST NSLT 2004 4 B	1/25/2041	1.18%	**	3,838,121
NELNET STUDENT LOAN TRUST NSLT 2007 1 B2	8/25/2037	0.99%	**	5,685,246
NETAPP INC SR UNSECURED 06/21 3.375	6/15/2021	3.38%	**	101,563
NEVADA POWER CO GENL REF MOR 03/19 7.125	3/15/2019	7.13%	**	333,531
NEW RESIDENTIAL MORTGAGE LOAN NRZT 2016 3A A1B 144A	9/25/2056	3.25%	**	4,484,746
NEW YORK LIFE GLOBAL FDG SECURED 144A 01/19 2.1	1/2/2019	2.10%	**	1,004,139
NEW YORK LIFE GLOBAL FDG SECURED 144A 09/21 1.7	9/14/2021	1.70%	**	3,138,920
NEW YORK LIFE GLOBAL FDG SECURED 144A 11/18 1.55	11/2/2018	1.55%	**	2,682,307
NEW YORK LIFE GLOBAL FDG SECURED 144A 12/17 1.45	12/15/2017	1.45%	**	6,205,865
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 04/21 2	4/13/2021	2.00%	**	1,993,038
NEWELL BRANDS INC SR UNSECURED 03/19 2.6	3/29/2019	2.60%	**	3,588,954
NEWELL BRANDS INC SR UNSECURED 04/21 3.15	4/1/2021	3.15%	**	1,994,685
NEWELL BRANDS INC SR UNSECURED 04/23 3.85	4/1/2023	3.85%	**	1,400,364
NEWELL BRANDS INC SR UNSECURED 04/26 4.2	4/1/2026	4.20%	**	1,085,531
NEWELL BRANDS INC SR UNSECURED 12/19 2.875	12/1/2019	2.88%	**	5,603,143
NEXTERA ENERGY CAPITAL COMPANY GUAR 04/19 2.3	4/1/2019	2.30%	**	3,063,141
NEXTERA ENERGY CAPITAL COMPANY GUAR 06/17 1.586	6/1/2017	1.59%	**	1,555,913
NEXTERA ENERGY CAPITAL COMPANY GUAR 09/17 2.056	9/1/2017	2.06%	**	5,298,236
NEXTERA ENERGY CAPITAL COMPANY GUAR 09/18 1.649	9/1/2018	1.65%	**	1,894,036
NIAGARA MOHAWK POWER SR UNSECURED 144A 08/19 4.881	8/15/2019	4.88%	**	827,042
NIPPON LIFE INSURANCE SUBORDINATED 144A 10/44 VAR	10/16/2044	5.10%	**	10,312,500
NISOURCE FINANCE CORP COMPANY GUAR 01/19 6.8	1/15/2019	6.80%	**	714,965
NISOURCE FINANCE CORP COMPANY GUAR 03/18 6.4	3/15/2018	6.40%	**	75,827

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
NISSAN AUTO LEASE TRUST NALT 2015 B A2A	12/15/2017	1.18%	**	4,128,585
NISSAN AUTO LEASE TRUST NALT 2015 B A3	4/16/2018	1.54%	**	4,008,420
NISSAN AUTO LEASE TRUST NALT 2016 B A4	1/18/2022	1.61%	**	1,141,191
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 C A3	8/15/2018	0.67%	**	294,804
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 C A4	6/15/2020	1.30%	**	929,875
NISSAN AUTO RECEIVABLES OWNER NAROT 2014 A A3	8/15/2018	0.72%	**	332,682
NISSAN AUTO RECEIVABLES OWNER NAROT 2014 B A3	5/15/2019	1.11%	**	521,800
NISSAN AUTO RECEIVABLES OWNER NAROT 2015 C A2A	11/15/2018	0.87%	**	552,219
NISSAN AUTO RECEIVABLES OWNER NAROT 2016 B A3	1/15/2021	1.32%	**	473,668
NISSAN AUTO RECEIVABLES OWNER NAROT 2016 B A4	10/17/2022	1.54%	**	6,276,021
NISSAN AUTO RECEIVABLES OWNER NAROT 2016 C A2A	5/15/2019	1.07%	**	1,497,436
NISSAN MASTER OWNER TRUST RECE NMOTR 2016 A A1	6/15/2021	1.34%	**	9,547,102
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 03/18 1.8	3/15/2018	1.80%	**	220,217
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 03/19 2	3/8/2019	2.00%	**	3,028,305
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 03/19 2.35	3/4/2019	2.35%	**	201,001
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 09/18 2.65	9/26/2018	2.65%	**	606,173
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 09/19 1.55	9/13/2019	1.55%	**	244,261
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 09/21 1.9	9/14/2021	1.90%	**	849,160
NOBLE ENERGY INC SR UNSECURED 03/19 8.25	3/1/2019	8.25%	**	5,127,888
NOBLE ENERGY INC SR UNSECURED 11/24 3.9	11/15/2024	3.90%	**	4,383,151
NOBLE ENERGY INC SR UNSECURED 12/21 4.15	12/15/2021	4.15%	**	4,027,459
NOBLE HOLDING INTL LTD COMPANY GUAR 03/17 2.5	3/15/2017	2.50%	**	745,195
NOMURA ASSET ACCEPTANCE CORPOR NAA 2007 1 1A5	3/25/2047	6.35%	**	3,793,409
NOMURA HOLDINGS INC SR UNSECURED 03/19 2.75	3/19/2019	2.75%	**	2,145,111
NORDEA BANK AB SR UNSECURED 144A 03/17 3.125	3/20/2017	3.13%	**	401,816
NORDEA BANK AB SR UNSECURED 144A 05/18 1.625	5/15/2018	1.63%	**	209,496
NORFOLK SOUTHERN CORP SR UNSECURED 04/18 5.75	4/1/2018	5.75%	**	860,980
NORFOLK SOUTHERN CORP SR UNSECURED 05/17 7.7	5/15/2017	7.70%	**	664,853
NORFOLK SOUTHERN CORP SR UNSECURED 06/19 5.9	6/15/2019	5.90%	**	2,269,357
NORFOLK SOUTHERN CORP SR UNSECURED 06/45 4.45	6/15/2045	4.45%	**	1,036,486
NORTHERN TRUST COMPANY SUBORDINATED 08/18 6.5	8/15/2018	6.50%	**	536,972
NORTHROP GRUMMAN CORP SR UNSECURED 08/19 5.05	8/1/2019	5.05%	**	1,257,457
NORTHWEST AIR 2002 1 G2 PASS THRU CE 05/23 6.264	5/20/2023	6.26%	**	366,854
NOVARTIS CAPITAL CORP COMPANY GUAR 05/24 3.4	5/6/2024	3.40%	**	422,506
NOVARTIS CAPITAL CORP COMPANY GUAR 09/22 2.4	9/21/2022	2.40%	**	874,163
NSTAR ELECTRIC CO SR UNSECURED 11/17 5.625	11/15/2017	5.63%	**	175,847
NUCOR CORP SR UNSECURED 06/18 5.85	6/1/2018	5.85%	**	600,525
NVIDIA CORP SR UNSECURED 09/21 2.2	9/16/2021	2.20%	**	2,323,125
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/22 3.125	2/15/2022	3.13%	**	500,830
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	2/15/2023	2.70%	**	217,867
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/27 3	2/15/2027	3.00%	**	2,302,829

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
OCCIDENTAL PETROLEUM COR SR UNSECURED 04/26 3.4	4/15/2026	3.40%	**	1,662,448
OCEAN CNTY NJ OCE 08/19 FIXED 4	8/1/2019	4.00%	**	2,752,756
OHIO ST OHS 05/21 FIXED 4.534	5/1/2021	4.53%	**	10,982,700
OHIO ST OHS 05/22 FIXED 4.654	5/1/2022	4.65%	**	11,072,800
OHIO ST UNIV OHSHGR 12/46 FIXED 3.798	12/1/2046	3.80%	**	1,954,380
ONEMAIN DIRECT AUTO RECEIVABLE ODART 2016 1A A 144A	1/15/2021	2.04%	**	1,709,904
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 1A A 144A	6/18/2024	2.43%	**	844,917
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2015 1A A 144A	3/18/2026	3.19%	**	503,549
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2015 2A A 144A	7/18/2025	2.57%	**	10,800,380
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2016 2A A 144A	3/20/2028	4.10%	**	2,548,740
ONEOK PARTNERS LP COMPANY GUAR 03/20 3.8	3/15/2020	3.80%	**	3,886,211
ONEOK PARTNERS LP COMPANY GUAR 09/18 3.2	9/15/2018	3.20%	**	296,330
ONEOK PARTNERS LP COMPANY GUAR 10/17 2	10/1/2017	2.00%	**	601,658
ONEOK PARTNERS LP COMPANY GUAR 10/22 3.375	10/1/2022	3.38%	**	235,981
ONTARIO (PROVINCE OF) SR UNSECURED 04/26 2.5	4/27/2026	2.50%	**	29,011,313
ONTARIO (PROVINCE OF) SR UNSECURED 10/17 1.1	10/25/2017	1.10%	**	3,824,071
ORACLE CORP SR UNSECURED 04/18 5.75	4/15/2018	5.75%	**	211,291
ORACLE CORP SR UNSECURED 05/22 2.5	5/15/2022	2.50%	**	4,468,748
ORACLE CORP SR UNSECURED 05/25 2.95	5/15/2025	2.95%	**	4,215,208
ORACLE CORP SR UNSECURED 05/45 4.125	5/15/2045	4.13%	**	2,422,900
ORACLE CORP SR UNSECURED 07/19 5	7/8/2019	5.00%	**	2,331,540
ORACLE CORP SR UNSECURED 07/21 2.8	7/8/2021	2.80%	**	1,121,122
ORACLE CORP SR UNSECURED 07/26 2.65	7/15/2026	2.65%	**	6,454,635
ORACLE CORP SR UNSECURED 09/21 1.9	9/15/2021	1.90%	**	8,970,632
ORACLE CORP SR UNSECURED 09/23 2.4	9/15/2023	2.40%	**	4,747,125
ORACLE CORP SR UNSECURED 10/17 1.2	10/15/2017	1.20%	**	2,640,626
ORACLE CORP SR UNSECURED 10/22 2.5	10/15/2022	2.50%	**	499,595
ORANGE SA SR UNSECURED 11/19 1.625	11/3/2019	1.63%	**	4,280,831
OSCAR US FUNDING TRUST OSCAR 2015 1A A4 144A	6/15/2022	2.44%	**	1,969,552
OVERSEAS PRIVATE INV COR US GOVT GUAR 04/17 0.00000	4/23/2017	3.56%	**	8,885,625
OVERSEAS PRIVATE INV COR US GOVT GUAR 05/30 3.43	5/15/2030	3.43%	**	7,899,895
PACCAR FINANCIAL CORP SR UNSECURED 03/17 1.6	3/15/2017	1.60%	**	263,313
PACCAR FINANCIAL CORP SR UNSECURED 03/18 1.45	3/9/2018	1.45%	**	2,612,028
PACCAR FINANCIAL CORP SR UNSECURED 08/18 1.75	8/14/2018	1.75%	**	3,364,224
PACCAR FINANCIAL CORP SR UNSECURED 11/17 1.4	11/17/2017	1.40%	**	300,545
PACIFIC GAS + ELECTRIC SR UNSECURED 03/26 2.95	3/1/2026	2.95%	**	3,428,992
PACIFIC GAS + ELECTRIC SR UNSECURED 03/34 6.05	3/1/2034	6.05%	**	375,440
PACIFIC GAS + ELECTRIC SR UNSECURED 06/23 3.25	6/15/2023	3.25%	**	1,764,982
PACIFIC GAS + ELECTRIC SR UNSECURED 08/22 2.45	8/15/2022	2.45%	**	987,796
PACIFIC GAS + ELECTRIC SR UNSECURED 10/18 8.25	10/15/2018	8.25%	**	1,831,716
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 5.625	11/30/2017	5.63%	**	845,236

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PACIFIC GAS + ELECTRIC SR UNSECURED 11/23 3.85	11/15/2023	3.85%	**	1,334,619
PACIFICORP 1ST MORTGAGE 07/18 5.65	7/15/2018	5.65%	**	148,430
PENNSYLVANIA ELECTRIC CO SR UNSECURED 09/17 6.05	9/1/2017	6.05%	**	195,253
PENNSYLVANIA HIGHER EDUCATION PHEAA 2016 2A A 144A	11/25/2065	1.50%	**	2,699,657
PENNSYLVANIA ST ECON DEV FING PASDEV 07/19 FIXED 5	7/1/2019	5.00%	**	3,582,810
PENNSYLVANIA ST HGR EDU ASSIST PASSTD 07/29 FLOATING VAR	7/25/2029	1.78%	**	2,053,966
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 01/20 3.05	1/9/2020	3.05%	**	1,769,126
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 03/18 3.375	3/15/2018	3.38%	**	12,805,376
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 05/17 3.75	5/11/2017	3.75%	**	2,267,496
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 07/20 3.2	7/15/2020	3.20%	**	4,115,136
PENTAIR FINANCE SA COMPANY GUAR 09/18 2.9	9/15/2018	2.90%	**	3,099,411
PEOPLES UNITED BANK SUBORDINATED 07/24 4	7/15/2024	4.00%	**	448,199
PEPSICO INC SR UNSECURED 04/18 1.25	4/30/2018	1.25%	**	3,295,846
PEPSICO INC SR UNSECURED 06/18 5	6/1/2018	5.00%	**	1,401,986
PEPSICO INC SR UNSECURED 08/21 3	8/25/2021	3.00%	**	3,498,991
PERNOD RICARD SA SR UNSECURED 144A 01/22 4.45	1/15/2022	4.45%	**	2,281,096
PERRIGO CO PLC SR UNSECURED 11/18 2.3	11/8/2018	2.30%	**	4,344,223
PERRIGO FINANCE UNLIMITE COMPANY GUAR 03/26 4.375	3/15/2026	4.38%	**	1,001,021
PERRIGO FINANCE UNLIMITE COMPANY GUAR 12/21 3.5	12/15/2021	3.50%	**	917,300
PETRO CANADA SR UNSECURED 05/18 6.05	5/15/2018	6.05%	**	866,579
PETROLEOS MEXICANOS COMPANY GUAR 07/20 3.5	7/23/2020	3.50%	**	2,906,888
PFIZER INC SR UNSECURED 01/17 0.9	1/15/2017	0.90%	**	879,994
PFIZER INC SR UNSECURED 03/17 6.05	3/30/2017	6.05%	**	177,119
PFIZER INC SR UNSECURED 06/19 1.45	6/3/2019	1.45%	**	3,271,948
PHILIP MORRIS INTL INC SR UNSECURED 02/21 1.875	2/25/2021	1.88%	**	1,365,271
PHILIP MORRIS INTL INC SR UNSECURED 02/26 2.75	2/25/2026	2.75%	**	7,690,360
PHILIP MORRIS INTL INC SR UNSECURED 03/20 4.5	3/26/2020	4.50%	**	4,685,087
PHILIP MORRIS INTL INC SR UNSECURED 03/23 2.625	3/6/2023	2.63%	**	270,540
PHILIP MORRIS INTL INC SR UNSECURED 08/25 3.375	8/11/2025	3.38%	**	5,490,218
PHILIP MORRIS INTL INC SR UNSECURED 11/17 1.25	11/9/2017	1.25%	**	4,605,621
PHILIP MORRIS INTL INC SR UNSECURED 11/21 2.9	11/15/2021	2.90%	**	11,554,924
PIEDMONT NATURAL GAS CO SR UNSECURED 11/46 3.64	11/1/2046	3.64%	**	706,194
PIONEER NATURAL RESOURCE SR UNSECURED 01/20 7.5	1/15/2020	7.50%	**	363,767
PIONEER NATURAL RESOURCE SR UNSECURED 05/18 6.875	5/1/2018	6.88%	**	2,043,642
PLAINS ALL AMER PIPELINE SR UNSECURED 01/17 6.125	1/15/2017	6.13%	**	2,387,913
PLAINS ALL AMER PIPELINE SR UNSECURED 01/20 5.75	1/15/2020	5.75%	**	2,752,199
PLAINS ALL AMER PIPELINE SR UNSECURED 05/18 6.5	5/1/2018	6.50%	**	454,411
PLAINS ALL AMER PIPELINE SR UNSECURED 06/22 3.65	6/1/2022	3.65%	**	110,607
PLAINS ALL AMER PIPELINE SR UNSECURED 12/26 4.5	12/15/2026	4.50%	**	1,439,211
PNC BANK NA SR UNSECURED 02/18 1.5	2/23/2018	1.50%	**	3,595,486
PNC BANK NA SR UNSECURED 03/19 1.95	3/4/2019	1.95%	**	1,016,070

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PNC BANK NA SR UNSECURED 06/18 1.6	6/1/2018	1.60%	**	2,996,448
PNC BANK NA SR UNSECURED 07/18 1.85	7/20/2018	1.85%	**	500,868
PNC BANK NA SR UNSECURED 07/19 1.45	7/29/2019	1.45%	**	10,445,923
PNC BANK NA SR UNSECURED 07/20 2.6	7/21/2020	2.60%	**	504,302
PNC BANK NA SR UNSECURED 10/19 2.4	10/18/2019	2.40%	**	3,027,624
PNC BANK NA SR UNSECURED 11/18 1.8	11/5/2018	1.80%	**	300,545
PNC BANK NA SR UNSECURED 12/18 1.7	12/7/2018	1.70%	**	808,534
PNC BANK NA SR UNSECURED 12/21 2.55	12/9/2021	2.55%	**	1,384,132
PNC BANK NA SUBORDINATED 07/23 3.8	7/25/2023	3.80%	**	3,608,707
PNC BANK NA SUBORDINATED 09/17 4.875	9/21/2017	4.88%	**	3,020,555
PNC FINANCIAL SERVICES SR UNSECURED 02/20 5.125	2/8/2020	5.13%	**	432,782
PNC FINANCIAL SERVICES SR UNSECURED 06/19 6.7	6/10/2019	6.70%	**	191,941
PNC FINANCIAL SERVICES SR UNSECURED 08/20 4.375	8/11/2020	4.38%	**	2,131,854
PORSCHE INNOVATIVE LEASE OWNER PILOT 2015 1 A4 144A	5/21/2021	1.43%	**	2,301,746
PORT AUTH OF NEW YORK NEW JE PORTRN 12/24 FIXED 5.859	12/1/2024	5.86%	**	21,747,693
POTASH CORP SASKATCHEWAN SR UNSECURED 12/17 3.25	12/1/2017	3.25%	**	531,846
PPG INDUSTRIES INC SR UNSECURED 11/19 2.3	11/15/2019	2.30%	**	276,340
PPL CAPITAL FUNDING INC COMPANY GUAR 06/18 1.9	6/1/2018	1.90%	**	99,976
PRAXAIR INC SR UNSECURED 08/19 4.5	8/15/2019	4.50%	**	197,198
PRAXAIR INC SR UNSECURED 11/17 1.05	11/7/2017	1.05%	**	199,711
PRAXAIR INC SR UNSECURED 11/18 1.25	11/7/2018	1.25%	**	199,088
PRICOA GLOBAL FUNDING 1 SECURED 144A 06/21 2.2	6/3/2021	2.20%	**	294,665
PRICOA GLOBAL FUNDING 1 SECURED 144A 11/20 2.55	11/24/2020	2.55%	**	781,155
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 05/18 1.6	5/29/2018	1.60%	**	149,899
PRIME MORTGAGE TRUST PRIME 2005 2 1A1	7/25/2020	4.75%	**	108,601
PRINCETON UNIVERSITY UNSECURED 07/26 2.612	7/1/2026	2.61%	**	951,166
PRINCETON UNIVERSITY UNSECURED 07/46 3.627	7/1/2046	3.63%	**	1,854,334
PRINCIPAL FINANCIAL GROU COMPANY GUAR 05/23 3.125	5/15/2023	3.13%	**	2,983,623
PRINCIPAL LFE GLB FND II SR SECURED 144A 02/17 1.125	2/24/2017	1.13%	**	559,973
PRINCIPAL LFE GLB FND II SR SECURED 144A 09/17 1.5	9/11/2017	1.50%	**	285,190
PRINCIPAL LFE GLB FND II SR SECURED 144A 10/18 2.25	10/15/2018	2.25%	**	944,294
PRIVATE EXPORT FUNDING US GOVT GUAR 03/20 2.25	3/15/2020	2.25%	**	8,809,948
PRIVATE EXPORT FUNDING US GOVT GUAR 07/18 1.875	7/15/2018	1.88%	**	8,555,806
PRIVATE EXPORT FUNDING US GOVT GUAR 07/24 2.45	7/15/2024	2.45%	**	423,744
PROGRESS ENERGY INC SR UNSECURED 01/21 4.4	1/15/2021	4.40%	**	227,993
PROGRESS ENERGY INC SR UNSECURED 03/19 7.05	3/15/2019	7.05%	**	3,730,840
PROGRESS ENERGY INC SR UNSECURED 04/22 3.15	4/1/2022	3.15%	**	787,051
PROGRESS ENERGY INC SR UNSECURED 12/19 4.875	12/1/2019	4.88%	**	6,539,929
PROGRESS RESIDENTIAL TRUST PROG 2015 SFR2 A 144A	6/12/2032	2.74%	**	1,117,416
PROTECTIVE LIFE GLOBAL SECURED 144A 09/19 1.555	9/13/2019	1.56%	**	962,076
PROV ST JOSEPH HLTH OBL UNSECURED 10/26 2.746	10/1/2026	2.75%	**	1,419,974

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
PROVINCE OF ALBERTA SR UNSECURED 12/19 1.9	12/6/2019	1.90%	**	2,403,674
PROVINCE OF QUEBEC UNSECURED 02/23 2.625	2/13/2023	2.63%	**	5,022,380
PROVINCE OF QUEBEC UNSECURED 02/26 VAR	2/27/2026	7.14%	**	1,486,621
PROVINCE OF QUEBEC UNSECURED 04/26 2.5	4/20/2026	2.50%	**	13,956,569
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/19 7.375	6/15/2019	7.38%	**	168,856
PSEG POWER LLC COMPANY GUAR 11/18 2.45	11/15/2018	2.45%	**	664,639
PUBLIC SERVICE CO OF NEW SR UNSECURED 05/18 7.95	5/15/2018	7.95%	**	377,843
PUBLIC SERVICE COLORADO 1ST MORTGAGE 11/20 3.2	11/15/2020	3.20%	**	206,487
PUBLIC SERVICE ELECTRIC 1ST MORTGAGE 08/19 2	8/15/2019	2.00%	**	402,478
PUBLIC SERVICE ENTERPRIS SR UNSECURED 11/19 1.6	11/15/2019	1.60%	**	4,130,754
QUALCOMM INC SR UNSECURED 05/18 1.4	5/18/2018	1.40%	**	2,319,684
QUALCOMM INC SR UNSECURED 05/22 3	5/20/2022	3.00%	**	3,749,158
QUALCOMM INC SR UNSECURED 05/25 3.45	5/20/2025	3.45%	**	13,533,069
QVC INC SR SECURED 04/24 4.85	4/1/2024	4.85%	**	11,057,893
RABOBANK NEDERLAND NY SR UNSECURED 01/19 2.25	1/14/2019	2.25%	**	754,016
RABOBANK NEDERLAND UTREC COMPANY GUAR 01/17 3.375	1/19/2017	3.38%	**	1,000,912
RAYTHEON COMPANY SR UNSECURED 02/20 4.4	2/15/2020	4.40%	**	197,478
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	10/15/2020	3.13%	**	1,615,697
RAYTHEON COMPANY SR UNSECURED 12/24 3.15	12/15/2024	3.15%	**	1,257,195
RBC CAPITAL MARKETS REPO REPO	1/3/2017	0.57%	**	94,700,000
RBSGC MORTGAGE PASS THROUGH CE RBSGC 2007 B 1A4	1/25/2037	1.21%	**	732,811
REALTY INCOME CORP SR UNSECURED 01/18 2	1/31/2018	2.00%	**	250,706
REALTY INCOME CORP SR UNSECURED 09/17 5.375	9/15/2017	5.38%	**	194,895
REGENCY ENERGY PART/FINA COMPANY GUAR 10/22 5	10/1/2022	5.00%	**	317,910
REGIONS BANK SR UNSECURED 09/18 2.25	9/14/2018	2.25%	**	5,257,198
RELIANCE STAND LIFE II SR SECURED 144A 01/20 2.5	1/15/2020	2.50%	**	323,029
REPO BANK AMERICA REPO	1/3/2017	0.73%	**	85,000,000
REPUBLIC OF KOREA SR UNSECURED 04/19 7.125	4/16/2019	7.13%	**	5,686,552
REPUBLIC SERVICES INC SR UNSECURED 03/25 3.2	3/15/2025	3.20%	**	2,271,362
REPUBLIC SERVICES INC SR UNSECURED 05/18 3.8	5/15/2018	3.80%	**	503,625
REPUBLIC SERVICES INC SR UNSECURED 11/21 5.25	11/15/2021	5.25%	**	7,337,979
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO7 3A2	9/25/2046	0.96%	**	113,749
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S9 A1	3/25/2032	6.50%	**	3,495
REYNOLDS AMERICAN INC COMPANY GUAR 06/18 2.3	6/12/2018	2.30%	**	6,199,048
REYNOLDS AMERICAN INC COMPANY GUAR 06/19 8.125	6/23/2019	8.13%	**	3,639,267
REYNOLDS AMERICAN INC COMPANY GUAR 06/20 3.25	6/12/2020	3.25%	**	7,395,000
REYNOLDS AMERICAN INC COMPANY GUAR 06/25 4.45	6/12/2025	4.45%	**	2,618,411
RIO TINTO FIN USA PLC COMPANY GUAR 03/22 3.5	3/22/2022	3.50%	**	17,585
ROCHE HOLDINGS INC COMPANY GUAR 144A 09/17 1.35	9/29/2017	1.35%	**	200,348
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	8/15/2018	6.80%	**	4,801,434
ROHM + HAAS CO COMPANY GUAR 09/17 6	9/15/2017	6.00%	**	131,994

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
ROLLS ROYCE PLC COMPANY GUAR 144A 10/20 2.375	10/14/2020	2.38%	**	594,953
ROLLS ROYCE PLC COMPANY GUAR 144A 10/25 3.625	10/14/2025	3.63%	**	1,301,140
ROPER TECHNOLOGIES INC SR UNSECURED 12/21 2.8	12/15/2021	2.80%	**	969,536
ROYAL BANK OF CANADA COVERED 02/20 1.875	2/5/2020	1.88%	**	796,067
ROYAL BANK OF CANADA COVERED 09/17 1.2	9/19/2017	1.20%	**	210,717
ROYAL BANK OF CANADA COVERED 09/19 2.2	9/23/2019	2.20%	**	19,507,398
ROYAL BANK OF CANADA SR UNSECURED 01/17 1.2	1/23/2017	1.20%	**	3,500,455
ROYAL BANK OF CANADA SR UNSECURED 01/18 1.5	1/16/2018	1.50%	**	399,438
ROYAL BANK OF CANADA SR UNSECURED 07/18 1.8	7/30/2018	1.80%	**	7,012,389
ROYAL BANK OF CANADA SR UNSECURED 07/18 2.2	7/27/2018	2.20%	**	1,278,477
ROYAL BANK OF CANADA SR UNSECURED 12/18 2	12/10/2018	2.00%	**	501,374
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	3/16/2022	9.50%	**	5,077,300
RYDER SYSTEM INC SR UNSECURED 02/19 2.35	2/26/2019	2.35%	**	221,294
RYDER SYSTEM INC SR UNSECURED 03/17 2.5	3/1/2017	2.50%	**	250,263
RYDER SYSTEM INC SR UNSECURED 03/18 2.5	3/1/2018	2.50%	**	251,814
RYDER SYSTEM INC SR UNSECURED 05/20 2.5	5/11/2020	2.50%	**	2,891,713
RYDER SYSTEM INC SR UNSECURED 06/17 3.5	6/1/2017	3.50%	**	315,648
RYDER SYSTEM INC SR UNSECURED 11/21 3.45	11/15/2021	3.45%	**	2,868,634
SAN FRANCISCO CITY CNTY CA P SFOWTR 11/19 FIXED 5	11/1/2019	5.00%	**	1,891,687
SANOFI SR UNSECURED 04/18 1.25	4/10/2018	1.25%	**	3,193,846
SANTANDER BANK NA SR UNSECURED 01/18 2	1/12/2018	2.00%	**	2,448,976
SANTANDER DRIVE AUTO RECEIVABL SDART 2015 5 A3	9/16/2019	1.58%	**	2,803,050
SANTANDER HOLDINGS USA SR UNSECURED 05/19 2.7	5/24/2019	2.70%	**	5,415,875
SANTANDER HOLDINGS USA SR UNSECURED 08/18 3.45	8/27/2018	3.45%	**	2,040,425
SANTANDER UK GROUP HLDGS SR UNSECURED 01/21 3.125	1/8/2021	3.13%	**	3,192,525
SANTANDER UK GROUP HLDGS SR UNSECURED 10/20 2.875	10/16/2020	2.88%	**	8,581,982
SANTANDER UK PLC SR UNSECURED 03/19 2.5	3/14/2019	2.50%	**	3,650,193
SANTANDER UK PLC SR UNSECURED 09/17 1.65	9/29/2017	1.65%	**	6,452,833
SANTANDER UK PLC SR UNSECURED 09/19 2.35	9/10/2019	2.35%	**	250,158
SAUDI INTERNATIONAL BOND SR UNSECURED 144A 10/21 2.375	10/26/2021	2.38%	**	2,738,040
SCHLUMBERGER HLDGS CORP SR UNSECURED 144A 12/18 2.35	12/21/2018	2.35%	**	302,475
SCHLUMBERGER HLDGS CORP SR UNSECURED 144A 12/20 3	12/21/2020	3.00%	**	492,196
SCHLUMBERGER INVESTMENT COMPANY GUAR 12/23 3.65	12/1/2023	3.65%	**	335,193
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25%	**	149,858
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 09/21 3.3	9/14/2021	3.30%	**	309,844
SCHLUMBERGER NORGE AS COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25%	**	104,873
SCRIPPS NETWORKS INTERAC SR UNSECURED 06/20 2.8	6/15/2020	2.80%	**	866,911
SCRIPPS NETWORKS INTERAC SR UNSECURED 06/22 3.5	6/15/2022	3.50%	**	2,223,245
SEAGATE HDD CAYMAN COMPANY GUAR 11/18 3.75	11/15/2018	3.75%	**	1,536,938
SEATTLE WA MUNI LIGHT PWR RE SEAPWR 02/19 FIXED 5	2/1/2019	5.00%	**	2,195,267
SECURITY NATIONAL MORTGAGE LOA SNMLT 2007 1A 2A 144A	4/25/2037	0.93%	**	311,858

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SELECT INCOME REIT SR UNSECURED 02/18 2.85	2/1/2018	2.85%	**	3,052,990
SEMPRA ENERGY SR UNSECURED 02/19 9.8	2/15/2019	9.80%	**	243,239
SEMPRA ENERGY SR UNSECURED 04/17 2.3	4/1/2017	2.30%	**	185,363
SEMPRA ENERGY SR UNSECURED 10/19 1.625	10/7/2019	1.63%	**	3,701,648
SHELL INTERNATIONAL FIN COMPANY GUAR 03/20 4.375	3/25/2020	4.38%	**	427,303
SHELL INTERNATIONAL FIN COMPANY GUAR 05/19 1.375	5/10/2019	1.38%	**	4,722,020
SHELL INTERNATIONAL FIN COMPANY GUAR 05/20 2.125	5/11/2020	2.13%	**	499,403
SHELL INTERNATIONAL FIN COMPANY GUAR 05/21 1.875	5/10/2021	1.88%	**	488,859
SHELL INTERNATIONAL FIN COMPANY GUAR 09/19 1.375	9/12/2019	1.38%	**	3,731,900
SHELL INTERNATIONAL FIN COMPANY GUAR 09/19 4.3	9/22/2019	4.30%	**	970,666
SHELL INTERNATIONAL FIN COMPANY GUAR 11/18 1.625	11/10/2018	1.63%	**	2,868,232
SHELL INTERNATIONAL FIN COMPANY GUAR 11/18 2	11/15/2018	2.00%	**	6,135,800
SHELL INTERNATIONAL FIN COMPANY GUAR 11/20 2.25	11/10/2020	2.25%	**	310,567
SHIRE ACQ INV IRELAND DA COMPANY GUAR 09/19 1.9	9/23/2019	1.90%	**	10,929,655
SHIRE ACQ INV IRELAND DA COMPANY GUAR 09/23 2.875	9/23/2023	2.88%	**	3,706,743
SHIRE ACQ INV IRELAND DA COMPANY GUAR 09/26 3.2	9/23/2026	3.20%	**	3,924,207
SIERRA RECEIVABLES FUNDING CO SRFC 2013 3A A 144A	10/20/2030	2.20%	**	3,089,930
SIMON PROPERTY GROUP LP SR UNSECURED 02/19 2.2	2/1/2019	2.20%	**	201,626
SIMON PROPERTY GROUP LP SR UNSECURED 09/17 2.15	9/15/2017	2.15%	**	200,859
SIMON PROPERTY GROUP LP SR UNSECURED 09/20 2.5	9/1/2020	2.50%	**	452,934
SIMON PROPERTY GROUP LP SR UNSECURED 144A 02/18 1.5	2/1/2018	1.50%	**	199,909
SINOPEC CAPITAL 2013 LTD COMPANY GUAR 144A 04/18 1.875	4/24/2018	1.88%	**	298,874
SKANDINAVISKA ENSKILDA SR UNSECURED 144A 03/18 1.75	3/19/2018	1.75%	**	200,646
SKANDINAVISKA ENSKILDA SR UNSECURED 144A 03/19 2.375	3/25/2019	2.38%	**	250,642
SKY PLC COMPANY GUAR 144A 02/18 6.1	2/15/2018	6.10%	**	846,183
SKY PLC COMPANY GUAR 144A 09/19 2.625	9/16/2019	2.63%	**	11,205,477
SLM STUDENT LOAN TRUST SLMA 2002 A A2	12/16/2030	1.51%	**	4,714,231
SLM STUDENT LOAN TRUST SLMA 2003 11 A6 144A	12/15/2025	1.71%	**	2,189,000
SLM STUDENT LOAN TRUST SLMA 2003 4 B	6/15/2038	1.61%	**	926,294
SLM STUDENT LOAN TRUST SLMA 2004 A A3	6/15/2033	1.36%	**	11,032,549
SLM STUDENT LOAN TRUST SLMA 2004 B A2	6/15/2021	1.16%	**	629,019
SLM STUDENT LOAN TRUST SLMA 2005 5 B	10/25/2040	1.13%	**	3,678,208
SLM STUDENT LOAN TRUST SLMA 2005 6 B	1/25/2044	1.17%	**	8,384,193
SLM STUDENT LOAN TRUST SLMA 2005 A A4	12/15/2038	1.27%	**	1,800,929
SLM STUDENT LOAN TRUST SLMA 2006 BW A5	12/15/2039	1.05%	**	8,168,834
SLM STUDENT LOAN TRUST SLMA 2008 9 A	4/25/2023	2.38%	**	19,273,615
SMALL BUSINESS ADMINISTRATION SBAP 1999 20L 1	12/1/2019	7.19%	**	25,848
SMALL BUSINESS ADMINISTRATION SBAP 2005 20B 1	2/1/2025	4.63%	**	862,450
SMALL BUSINESS ADMINISTRATION SBAP 2008 20F 1	6/1/2028	5.68%	**	327,653
SMALL BUSINESS ADMINISTRATION SBAP 2016 20A 1	1/1/2036	2.78%	**	278,871
SMALL BUSINESS ADMINISTRATION SBIC 2008 10A 1	3/10/2018	5.47%	**	846,470

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
SMALL BUSINESS ADMINISTRATION SBIC 2016 10A 1	3/10/2026	2.51%	**	487,917
SMB PRIVATE EDUCATION LOAN TRU SMB 2014 A A1 144A	9/15/2021	1.20%	**	857,340
SMB PRIVATE EDUCATION LOAN TRU SMB 2016 B A2A 144A	2/17/2032	2.43%	**	3,593,784
SOCIETE GENERALE COMPANY GUAR 10/18 2.625	10/1/2018	2.63%	**	253,146
SOUTHERN CAL EDISON 1ST REF MORT 05/17 1.125	5/1/2017	1.13%	**	3,084,404
SOUTHERN CAL EDISON 1ST REF MORT 08/18 5.5	8/15/2018	5.50%	**	212,510
SOUTHERN CAL EDISON 1ST REF MORT 10/23 3.5	10/1/2023	3.50%	**	930,111
SOUTHERN CALIF GAS CO 1ST MORTGAGE 06/18 1.55	6/15/2018	1.55%	**	400,300
SOUTHERN CO SR UNSECURED 06/20 2.75	6/15/2020	2.75%	**	758,444
SOUTHERN CO SR UNSECURED 07/19 1.85	7/1/2019	1.85%	**	5,403,220
SOUTHERN CO SR UNSECURED 08/17 1.3	8/15/2017	1.30%	**	5,110,403
SOUTHERN NATURAL GAS SR UNSECURED 144A 04/17 5.9	4/1/2017	5.90%	**	272,812
SOUTHERN POWER CO SR UNSECURED 06/18 1.5	6/1/2018	1.50%	**	3,265,102
SOUTHERN POWER CO SR UNSECURED 12/17 1.85	12/1/2017	1.85%	**	2,001,275
SOUTHERN POWER CO SR UNSECURED 12/19 1.95	12/15/2019	1.95%	**	4,328,409
SOUTHWEST AIRLINES CO SR UNSECURED 11/20 2.65	11/5/2020	2.65%	**	1,754,426
SOUTHWESTERN PUBLIC SERV 1ST MORTGAGE 12/18 8.75	12/1/2018	8.75%	**	281,036
SPAREBANK 1 BOLIGKREDITT COVERED 144A 11/19 1.75	11/15/2019	1.75%	**	19,737,580
SPECTRA ENERGY CAPITAL COMPANY GUAR 04/18 6.2	4/15/2018	6.20%	**	271,809
SPIRIT REALTY LP COMPANY GUAR 144A 09/26 4.45	9/15/2026	4.45%	**	1,319,289
SPRINGCASTLE SPV SCFT 2016 AA A 144A	4/25/2029	3.05%	**	6,338,108
SPRINGFIELD FUNDING TRUST SLFT 2015 AA A 144A	11/15/2024	3.16%	**	7,861,620
ST JUDE MEDICAL LLC SR UNSECURED 09/18 2	9/15/2018	2.00%	**	8,321,726
STANDARD CHARTERED PLC SR UNSECURED 144A 08/19 2.1	8/19/2019	2.10%	**	3,791,177
STANLEY BLACK + DECKER I SUBORDINATED 11/18 1.622	11/17/2018	1.62%	**	2,931,837
STANLEY BLACK + DECKER I SUBORDINATED 11/18 2.451	11/17/2018	2.45%	**	6,681,770
STATE BOARD OF REGENTS OF THE USBR 2016 1 A	9/25/2056	1.28%	**	27,100,074
*STATE STREET CORP JR SUBORDINA 03/18 4.956	3/15/2018	4.96%	**	2,562,140
*STATE STREET CORP SR UNSECURED 05/18 1.35	5/15/2018	1.35%	**	498,625
*STATE STREET CORP SR UNSECURED 05/21 1.95	5/19/2021	1.95%	**	4,620,328
*STATE STREET CORP SR UNSECURED 12/24 3.3	12/16/2024	3.30%	**	2,787,180
STATOIL ASA COMPANY GUAR 04/19 5.25	4/15/2019	5.25%	**	187,899
STATOIL ASA COMPANY GUAR 05/18 1.15	5/15/2018	1.15%	**	397,541
STATOIL ASA COMPANY GUAR 11/17 1.25	11/9/2017	1.25%	**	3,228,451
STATOIL ASA COMPANY GUAR 11/18 1.95	11/8/2018	1.95%	**	2,612,419
STATOIL ASA COMPANY GUAR 11/19 2.25	11/8/2019	2.25%	**	6,251,479
STRIPS 08/25 0.00000	8/15/2025		**	2,104,842
STRIPS 08/30 0.00000	8/15/2030		**	2,905,874
STRIPS 11/34 0.00000	11/15/2034		**	1,135,400
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 1 4A1	2/25/2034	3.07%	**	12,966
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 4 3A2	4/25/2034	3.08%	**	21,204

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
STRUCTURED ASSET MORTGAGE INVE SAMI 2003 AR4 A1	1/19/2034	1.44%	**	861,808
STRUCTURED ASSET MORTGAGE INVE SAMI 2004 AR8 A1	5/19/2035	1.42%	**	8,852,139
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A3	7/19/2035	0.96%	**	1,556,380
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR5 2A1	5/25/2046	0.80%	**	1,778,131
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 3A	6/25/2033	3.05%	**	377,411
STRUCTURED ASSET SECURITIES CO SASC 2003 31A 2A7	10/25/2033	2.93%	**	2,669,809
STRUCTURED ASSET SECURITIES CO SASC 2003 34A 3A3	11/25/2033	3.01%	**	958,171
STRYKER CORP SR UNSECURED 03/19 2	3/8/2019	2.00%	**	4,325,118
SUMITOMO MITSUI BANKING COMPANY GUAR 01/18 1.5	1/18/2018	1.50%	**	248,747
SUMITOMO MITSUI BANKING COMPANY GUAR 01/19 2.45	1/10/2019	2.45%	**	251,369
SUMITOMO MITSUI BANKING COMPANY GUAR 07/17 1.35	7/11/2017	1.35%	**	3,821,183
SUMITOMO MITSUI BANKING COMPANY GUAR 07/18 1.95	7/23/2018	1.95%	**	1,015,279
SUMITOMO MITSUI BANKING COMPANY GUAR 07/24 3.4	7/11/2024	3.40%	**	5,941,046
SUMITOMO MITSUI FINL GRP SR UNSECURED 07/21 2.058	7/14/2021	2.06%	**	4,642,512
SUMITOMO MITSUI FINL GRP SR UNSECURED 10/21 2.442	10/19/2021	2.44%	**	2,788,974
SUNCOR ENERGY INC SR UNSECURED 06/18 6.1	6/1/2018	6.10%	**	2,964,459
SUNTORY HOLDINGS LTD SR UNSECURED 144A 09/17 1.65	9/29/2017	1.65%	**	2,000,810
SUNTRUST BANKS INC SR UNSECURED 01/22 2.7	1/27/2022	2.70%	**	2,851,211
SUNTRUST BANKS INC SR UNSECURED 05/19 2.5	5/1/2019	2.50%	**	3,412,855
SVENSKA HANDELSBANKEN AB SR UNSECURED 01/19 2.5	1/25/2019	2.50%	**	1,333,957
SVENSKA HANDELSBANKEN AB SR UNSECURED 03/18 1.625	3/21/2018	1.63%	**	249,702
SWEDISH EXPORT CREDIT SR UNSECURED 03/21 1.75	3/10/2021	1.75%	**	6,550,625
SYNCHRONY CREDIT CARD MASTER N GEMNT 2010 2 A	3/15/2020	4.47%	**	1,258,313
SYNCHRONY CREDIT CARD MASTER N GEMNT 2012 6 A	8/17/2020	1.36%	**	3,101,729
SYNCHRONY CREDIT CARD MASTER N GEMNT 2012 7 A	9/15/2022	1.76%	**	12,296,342
SYNCHRONY CREDIT CARD MASTER N GEMNT 2013 1 A	3/15/2021	1.35%	**	1,198,019
SYNCHRONY CREDIT CARD MASTER N SYNCT 2015 1 A	3/15/2023	2.37%	**	9,938,831
SYNCHRONY CREDIT CARD MASTER N SYNCT 2015 2 A	4/15/2021	1.60%	**	2,622,210
SYNCHRONY CREDIT CARD MASTER N SYNCT 2016 1 A	3/15/2022	2.04%	**	4,909,130
SYNCHRONY CREDIT CARD MASTER N SYNCT 2016 3 A	9/15/2022	1.58%	**	11,590,117
SYNCHRONY FINANCIAL SR UNSECURED 02/20 2.7	2/3/2020	2.70%	**	1,031,931
SYNCHRONY FINANCIAL SR UNSECURED 07/25 4.5	7/23/2025	4.50%	**	1,643,466
SYNCHRONY FINANCIAL SR UNSECURED 08/17 1.875	8/15/2017	1.88%	**	3,457,788
SYNCHRONY FINANCIAL SR UNSECURED 08/19 3	8/15/2019	3.00%	**	1,408,013
SYNCHRONY FINANCIAL SR UNSECURED 08/24 4.25	8/15/2024	4.25%	**	519,153
TARGET CORP SR UNSECURED 06/19 2.3	6/26/2019	2.30%	**	304,835
TCF AUTO RECEIVABLES OWNER TRU TCFAT 2016 PT1A A 144A	6/15/2022	1.93%	**	2,996,756
TD AMERITRADE HOLDING CO COMPANY GUAR 12/19 5.6	12/1/2019	5.60%	**	411,967
TECO FINANCE INC COMPANY GUAR 11/17 6.572	11/1/2017	6.57%	**	581,325
TELEFONICA EMISIONES SAU COMPANY GUAR 04/18 3.192	4/27/2018	3.19%	**	456,471
TENN VAL AUTH CPN STRIP BONDS 03/31 0.00000	3/15/2031		**	415,517

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TENN VALLEY AUTHORITY SR UNSECURED 07/17 5.5	7/18/2017	5.50%	**	543,703
TENN VALLEY AUTHORITY SR UNSECURED 09/24 2.875	9/15/2024	2.88%	**	10,230,070
TENN VALLEY AUTHORITY SR UNSECURED 09/39 5.25	9/15/2039	5.25%	**	1,055,035
TEVA PHARMACEUTICALS NE COMPANY GUAR 07/19 1.7	7/19/2019	1.70%	**	10,085,650
TEVA PHARMACEUTICALS NE COMPANY GUAR 10/26 3.15	10/1/2026	3.15%	**	977,243
TEXAS EASTERN TRANSMISSI SR UNSECURED 144A 09/17 6	9/15/2017	6.00%	**	720,675
TEXAS INSTRUMENTS INC SR UNSECURED 05/18 1	5/1/2018	1.00%	**	164,232
TEXAS ST TXS 06/18 FLOATING VAR	6/1/2018	1.02%	**	2,183,030
TEXAS ST TXS 08/27 FIXED 5.5	8/1/2027	5.50%	**	1,223,430
TEXTRON INC SR UNSECURED 03/26 4	3/15/2026	4.00%	**	1,401,667
TEXTRON INC SR UNSECURED 12/17 5.6	12/1/2017	5.60%	**	196,722
THERMO FISHER SCIENTIFIC SR UNSECURED 01/18 1.85	1/15/2018	1.85%	**	205,293
THERMO FISHER SCIENTIFIC SR UNSECURED 01/23 3.15	1/15/2023	3.15%	**	2,597,541
THERMO FISHER SCIENTIFIC SR UNSECURED 02/19 2.4	2/1/2019	2.40%	**	1,722,999
THERMO FISHER SCIENTIFIC SR UNSECURED 04/23 3	4/15/2023	3.00%	**	6,445,642
THERMO FISHER SCIENTIFIC SR UNSECURED 08/21 3.6	8/15/2021	3.60%	**	826,810
THERMO FISHER SCIENTIFIC SR UNSECURED 12/18 2.15	12/14/2018	2.15%	**	2,001,143
THOMSON REUTERS CORP SR UNSECURED 02/17 1.3	2/23/2017	1.30%	**	825,035
THOMSON REUTERS CORP SR UNSECURED 09/17 1.65	9/29/2017	1.65%	**	2,580,874
TIAA ASSET MGMT FIN LLC SR UNSECURED 144A 11/19 2.95	11/1/2019	2.95%	**	2,868,676
TIME WARNER CABLE LLC SR SECURED 02/19 8.75	2/14/2019	8.75%	**	208,485
TIME WARNER CABLE LLC SR SECURED 02/21 4.125	2/15/2021	4.13%	**	1,922,946
TIME WARNER CABLE LLC SR SECURED 04/19 8.25	4/1/2019	8.25%	**	3,337,389
TIME WARNER CABLE LLC SR SECURED 05/17 5.85	5/1/2017	5.85%	**	3,463,462
TIME WARNER CABLE LLC SR SECURED 06/39 6.75	6/15/2039	6.75%	**	639,420
TIME WARNER CABLE LLC SR SECURED 09/41 5.5	9/1/2041	5.50%	**	162,658
TIME WARNER CABLE LLC SR SECURED 11/40 5.875	11/15/2040	5.88%	**	714,518
TIME WARNER INC COMPANY GUAR 01/22 4	1/15/2022	4.00%	**	415,287
TIME WARNER INC COMPANY GUAR 02/27 3.8	2/15/2027	3.80%	**	1,252,844
TIME WARNER INC COMPANY GUAR 03/20 4.875	3/15/2020	4.88%	**	320,240
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	4.75%	**	7,756,220
TORONTO DOMINION BANK COVERED 144A 03/17 1.5	3/13/2017	1.50%	**	600,469
TORONTO DOMINION BANK SR UNSECURED 04/21 2.125	4/7/2021	2.13%	**	156,569
TORONTO DOMINION BANK SR UNSECURED 07/18 1.75	7/23/2018	1.75%	**	500,783
TORONTO DOMINION BANK SR UNSECURED 07/19 2.125	7/2/2019	2.13%	**	802,003
TORONTO DOMINION BANK SR UNSECURED 07/21 1.8	7/13/2021	1.80%	**	152,034
TORONTO DOMINION BANK SR UNSECURED 09/18 1.45	9/6/2018	1.45%	**	4,965,724
TORONTO DOMINION BANK SR UNSECURED 12/20 VAR	12/14/2020	1.89%	**	6,677,583
TORONTO DOMINION BANK SUBORDINATED 09/31 VAR	9/15/2031	3.63%	**	1,269,879
TOTAL CAPITAL CANADA LTD COMPANY GUAR 01/18 1.45	1/15/2018	1.45%	**	234,977
TOTAL CAPITAL INTL SA COMPANY GUAR 02/17 1.5	2/17/2017	1.50%	**	287,096

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TOTAL CAPITAL INTL SA COMPANY GUAR 06/17 1.55	6/28/2017	1.55%	**	2,742,504
TOTAL SYSTEM SERVICES IN SR UNSECURED 04/26 4.8	4/1/2026	4.80%	**	1,346,903
TOWD POINT MORTGAGE TRUST TPMT 2016 3 A1 144A	4/25/2056	2.25%	**	4,158,954
TOYOTA AUTO RECEIVABLES OWNER TAOT 2014 A A4	6/17/2019	1.18%	**	1,600,033
TOYOTA AUTO RECEIVABLES OWNER TAOT 2015 B A4	9/15/2020	1.74%	**	1,976,824
TOYOTA AUTO RECEIVABLES OWNER TAOT 2016 A A4	9/15/2021	1.47%	**	2,161,754
TOYOTA AUTO RECEIVABLES OWNER TAOT 2016 B A3	4/15/2020	1.30%	**	347,265
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/18 1.375	1/10/2018	1.38%	**	3,215,927
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/18 1.45	1/12/2018	1.45%	**	7,052,045
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/19 2.1	1/17/2019	2.10%	**	553,020
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/23 2.625	1/10/2023	2.63%	**	935,892
TOYOTA MOTOR CREDIT CORP SR UNSECURED 04/21 1.9	4/8/2021	1.90%	**	4,899,045
TOYOTA MOTOR CREDIT CORP SR UNSECURED 07/18 1.55	7/13/2018	1.55%	**	5,508,628
TOYOTA MOTOR CREDIT CORP SR UNSECURED 07/19 2.125	7/18/2019	2.13%	**	1,305,641
TOYOTA MOTOR CREDIT CORP SR UNSECURED 10/18 2	10/24/2018	2.00%	**	1,005,924
TOYOTA MOTOR CREDIT CORP SR UNSECURED 10/19 1.55	10/18/2019	1.55%	**	4,099,768
TRAFIGURA SECURITISATION FINAN TRFIG 2014 1A A 144A	10/15/2018	1.65%	**	1,060,435
TRANS ALLEGHENY INTERSTA SR UNSECURED 144A 06/25 3.85	6/1/2025	3.85%	**	2,026,062
TRANSCANADA PIPELINES SR UNSECURED 01/18 1.875	1/12/2018	1.88%	**	6,215,743
TRANSCANADA PIPELINES SR UNSECURED 01/19 3.125	1/15/2019	3.13%	**	1,980,476
TRANSCANADA PIPELINES SR UNSECURED 10/20 3.8	10/1/2020	3.80%	**	146,130
TRANSCANADA PIPELINES SR UNSECURED 11/17 1.625	11/9/2017	1.63%	**	549,595
TRANSOCEAN INC COMPANY GUAR 10/17 4.25	10/15/2017	4.25%	**	101,000
TRAVELERS COS INC SR UNSECURED 05/18 5.8	5/15/2018	5.80%	**	1,413,607
TRAVELERS COS INC SR UNSECURED 11/20 3.9	11/1/2020	3.90%	**	211,809
TRAVELERS COS INC SR UNSECURED 12/17 5.75	12/15/2017	5.75%	**	260,452
TSY INFL IX N/B 01/21 1.125	1/15/2021	1.13%	**	55,641,904
TSY INFL IX N/B 01/22 0.125	1/15/2022	0.13%	**	38,191,192
TSY INFL IX N/B 01/23 0.125	1/15/2023	0.13%	**	70,476,426
TSY INFL IX N/B 01/24 0.625	1/15/2024	0.63%	**	8,232,932
TSY INFL IX N/B 02/42 0.75	2/15/2042	0.75%	**	4,952,330
TSY INFL IX N/B 02/43 0.625	2/15/2043	0.63%	**	895,196
TSY INFL IX N/B 02/46 1	2/15/2046	1.00%	**	1,608,404
TSY INFL IX N/B 04/18 0.125	4/15/2018	0.13%	**	69,507,506
TSY INFL IX N/B 04/21 0.125	4/15/2021	0.13%	**	15,283,180
TSY INFL IX N/B 07/23 0.375	7/15/2023	0.38%	**	26,251,934
TSY INFL IX N/B 07/24 0.125	7/15/2024	0.13%	**	3,920,306
TYCO ELECTRONICS GROUP S COMPANY GUAR 10/17 6.55	10/1/2017	6.55%	**	383,783
TYSON FOODS INC COMPANY GUAR 08/19 2.65	8/15/2019	2.65%	**	948,960

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
TYSON FOODS INC COMPANY GUAR 08/24 3.95	8/15/2024	3.95%	**	815,035
TYSON FOODS INC COMPANY GUAR 08/34 4.875	8/15/2034	4.88%	**	1,762,937
UAL 2009 2A PASS THRU TR PASS THRU CE 07/18 9.75	7/15/2018	9.75%	**	121,993
UBS AG STAMFORD CT SR UNSECURED 03/18 1.8	3/26/2018	1.80%	**	3,002,073
UBS AG STAMFORD CT SR UNSECURED 03/20 2.35	3/26/2020	2.35%	**	497,953
UBS AG STAMFORD CT SR UNSECURED 08/17 1.375	8/14/2017	1.38%	**	4,798,430
UBS AG STAMFORD CT SR UNSECURED 08/19 2.375	8/14/2019	2.38%	**	10,677,494
UBS AG STAMFORD CT SR UNSECURED 12/17 5.875	12/20/2017	5.88%	**	312,282
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C4 AAB	12/10/2045	2.46%	**	3,227,181
UBS GROUP FUNDING COMPANY GUAR 144A 02/22 2.65	2/1/2022	2.65%	**	1,822,303
UBS GROUP FUNDING COMPANY GUAR 144A 04/26 4.125	4/15/2026	4.13%	**	3,042,604
UBS GROUP FUNDING COMPANY GUAR 144A 09/20 2.95	9/24/2020	2.95%	**	200,088
UDR INC COMPANY GUAR 07/24 3.75	7/1/2024	3.75%	**	1,519,640
UNILEVER CAPITAL CORP COMPANY GUAR 02/21 4.25	2/10/2021	4.25%	**	1,079,296
UNION PACIFIC CORP SR UNSECURED 02/21 4	2/1/2021	4.00%	**	545,753
UNION PACIFIC CORP SR UNSECURED 07/22 4.163	7/15/2022	4.16%	**	732,792
UNITED AIR 2016 1 AA PTT PASS THRU CE 01/30 3.1	1/7/2030	3.10%	**	4,183,275
UNITED PARCEL SERVICE SR UNSECURED 01/21 3.125	1/15/2021	3.13%	**	3,384,833
UNITED PARCEL SERVICE SR UNSECURED 04/19 5.125	4/1/2019	5.13%	**	1,594,734
UNITED TECHNOLOGIES CORP JR SUBORDINA 05/18 VAR	5/4/2018	1.78%	**	7,131,555
UNITEDHEALTH GROUP INC SR UNSECURED 01/27 3.45	1/15/2027	3.45%	**	1,513,587
UNITEDHEALTH GROUP INC SR UNSECURED 02/18 6	2/15/2018	6.00%	**	539,983
UNITEDHEALTH GROUP INC SR UNSECURED 02/21 4.7	2/15/2021	4.70%	**	557,595
UNITEDHEALTH GROUP INC SR UNSECURED 03/19 1.625	3/15/2019	1.63%	**	5,289,615
UNITEDHEALTH GROUP INC SR UNSECURED 07/18 1.9	7/16/2018	1.90%	**	1,958,662
UNITEDHEALTH GROUP INC SR UNSECURED 07/20 2.7	7/15/2020	2.70%	**	609,027
UNITEDHEALTH GROUP INC SR UNSECURED 07/25 3.75	7/15/2025	3.75%	**	1,242,281
UNITEDHEALTH GROUP INC SR UNSECURED 10/17 1.4	10/15/2017	1.40%	**	786,143
UNITEDHEALTH GROUP INC SR UNSECURED 11/17 6	11/15/2017	6.00%	**	311,850
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	11/15/2021	3.38%	**	1,037,726
UNITEDHEALTH GROUP INC SR UNSECURED 12/17 1.4	12/15/2017	1.40%	**	6,085,126
UNITEDHEALTH GROUP INC SR UNSECURED 12/21 2.875	12/15/2021	2.88%	**	7,906,439
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/12 FIXED 4.858	5/15/2112	4.86%	**	5,271,346
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/45 FIXED 3.931	5/15/2045	3.93%	**	7,723,950
UNIV OF NORTH CAROLINA NC AT C UNCHGR 12/34 FIXED 3.847	12/1/2034	3.85%	**	10,196,600
US AIRWAYS 2011 1A PTT PASS THRU CE 04/25 7.125	4/22/2025	7.13%	**	160,085
US BANCORP SR UNSECURED 04/19 2.2	4/25/2019	2.20%	**	1,653,999
US BANK NA CINCINNATI SR UNSECURED 04/19 1.4	4/26/2019	1.40%	**	5,934,762
US BANK NA CINCINNATI SR UNSECURED 09/17 1.375	9/11/2017	1.38%	**	1,746,389
US DOLLAR			**	337,882
US TREASURY N/B 01/18 0.875	1/15/2018	0.88%	**	70,406,963
US TREASURY N/B 01/18 0.875	1/31/2018	0.88%	**	18,446,302
US TREASURY N/B 01/19 1.25	1/31/2019	1.25%	**	15,108,849
US TREASURY N/B 01/19 1.5	1/31/2019	1.50%	**	12,266,246
US TREASURY N/B 01/20 1.25	1/31/2020	1.25%	**	10,656,162
US TREASURY N/B 01/21 1.375	1/31/2021	1.38%	**	97,408,437
US TREASURY N/B 01/21 2.125	1/31/2021	2.13%	**	4,129,279
US TREASURY N/B 02/17 0.625	2/15/2017	0.63%	**	15,188,614
US TREASURY N/B 02/18 0.75	2/28/2018	0.75%	**	6,444,858
US TREASURY N/B 02/18 2.75	2/28/2018	2.75%	**	4,080,156
US TREASURY N/B 02/18 3.5	2/15/2018	3.50%	**	3,084,141

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREASURY N/B 02/19 1.375	2/28/2019	1.38%	**	26,875,362
US TREASURY N/B 02/19 1.5	2/28/2019	1.50%	**	8,244,846
US TREASURY N/B 02/20 1.25	2/29/2020	1.25%	**	9,920,310
US TREASURY N/B 02/20 1.375	2/29/2020	1.38%	**	4,179,983
US TREASURY N/B 02/41 4.75	2/15/2041	4.75%	**	3,259,375
US TREASURY N/B 02/45 2.5	2/15/2045	2.50%	**	806,121
US TREASURY N/B 02/46 2.5	2/15/2046	2.50%	**	1,883,819
US TREASURY N/B 03/17 1	3/31/2017	1.00%	**	22,017,224
US TREASURY N/B 03/18 0.75	3/31/2018	0.75%	**	7,478,318
US TREASURY N/B 03/19 1.625	3/31/2019	1.63%	**	8,063,440
US TREASURY N/B 03/20 1.375	3/31/2020	1.38%	**	87,151,450
US TREASURY N/B 03/22 1.75	3/31/2022	1.75%	**	12,723,239
US TREASURY N/B 04/18 0.625	4/30/2018	0.63%	**	29,808,729
US TREASURY N/B 04/19 1.625	4/30/2019	1.63%	**	10,279,682
US TREASURY N/B 04/20 1.375	4/30/2020	1.38%	**	16,552,626
US TREASURY N/B 04/21 1.375	4/30/2021	1.38%	**	172,607,808
US TREASURY N/B 04/23 1.625	4/30/2023	1.63%	**	39,659,543
US TREASURY N/B 05/17 0.625	5/31/2017	0.63%	**	17,301,349
US TREASURY N/B 05/18 1	5/31/2018	1.00%	**	20,926,815
US TREASURY N/B 05/19 0.875	5/15/2019	0.88%	**	2,971,290
US TREASURY N/B 05/19 1.5	5/31/2019	1.50%	**	26,722,599
US TREASURY N/B 05/20 1.375	5/31/2020	1.38%	**	9,186,498
US TREASURY N/B 05/20 1.5	5/31/2020	1.50%	**	10,423,144
US TREASURY N/B 05/20 3.5	5/15/2020	3.50%	**	62,229,237
US TREASURY N/B 05/21 1.375	5/31/2021	1.38%	**	47,868,914
US TREASURY N/B 05/23 1.75	5/15/2023	1.75%	**	116,878
US TREASURY N/B 05/25 2.125	5/15/2025	2.13%	**	4,190,834
US TREASURY N/B 05/26 1.625	5/15/2026	1.63%	**	317,050
US TREASURY N/B 05/43 2.875	5/15/2043	2.88%	**	8,765,524
US TREASURY N/B 05/45 3	5/15/2045	3.00%	**	21,436,298
US TREASURY N/B 05/46 2.5	5/15/2046	2.50%	**	35,120,318
US TREASURY N/B 06/17 0.75	6/30/2017	0.75%	**	8,079,102
US TREASURY N/B 06/17 0.875	6/15/2017	0.88%	**	16,519,338
US TREASURY N/B 06/18 1.125	6/15/2018	1.13%	**	3,002,931
US TREASURY N/B 06/18 2.375	6/30/2018	2.38%	**	1,529,004
US TREASURY N/B 06/19 1	6/30/2019	1.00%	**	2,296,915
US TREASURY N/B 06/19 1.625	6/30/2019	1.63%	**	4,835,813
US TREASURY N/B 06/20 1.625	6/30/2020	1.63%	**	32,085,041
US TREASURY N/B 06/20 1.875	6/30/2020	1.88%	**	2,120,261
US TREASURY N/B 06/21 1.125	6/30/2021	1.13%	**	92,207,260
US TREASURY N/B 06/22 2.125	6/30/2022	2.13%	**	1,665,837
US TREASURY N/B 07/17 0.5	7/31/2017	0.50%	**	12,187,605
US TREASURY N/B 07/18 0.875	7/15/2018	0.88%	**	8,971,173
US TREASURY N/B 07/18 1.375	7/31/2018	1.38%	**	6,026,718
US TREASURY N/B 07/18 2.25	7/31/2018	2.25%	**	3,054,024
US TREASURY N/B 07/19 0.875	7/31/2019	0.88%	**	8,979,596
US TREASURY N/B 07/19 1.625	7/31/2019	1.63%	**	4,128,667
US TREASURY N/B 07/20 2	7/31/2020	2.00%	**	3,038,790
US TREASURY N/B 07/21 2.25	7/31/2021	2.25%	**	19,912,093
US TREASURY N/B 07/23 1.25	7/31/2023	1.25%	**	45,695,847
US TREASURY N/B 08/17 0.875	8/15/2017	0.88%	**	94,223,299

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREASURY N/B 08/18 1	8/15/2018	1.00%	**	1,782,630
US TREASURY N/B 08/18 1.5	8/31/2018	1.50%	**	23,435,563
US TREASURY N/B 08/19 1	8/31/2019	1.00%	**	9,905,860
US TREASURY N/B 08/20 1.375	8/31/2020	1.38%	**	4,156,358
US TREASURY N/B 08/20 2.125	8/31/2020	2.13%	**	2,845,281
US TREASURY N/B 08/21 1.125	8/31/2021	1.13%	**	4,145,045
US TREASURY N/B 08/21 2	8/31/2021	2.00%	**	84,896,887
US TREASURY N/B 08/21 8.125	8/15/2021	8.13%	**	1,299,026
US TREASURY N/B 08/26 1.5	8/15/2026	1.50%	**	49,766,428
US TREASURY N/B 08/44 3.125	8/15/2044	3.13%	**	37,650,455
US TREASURY N/B 08/46 2.25	8/15/2046	2.25%	**	25,090,069
US TREASURY N/B 09/17 0.625	9/30/2017	0.63%	**	10,984,534
US TREASURY N/B 09/17 1.875	9/30/2017	1.88%	**	10,888,144
US TREASURY N/B 09/18 0.75	9/30/2018	0.75%	**	95,450,556
US TREASURY N/B 09/18 1	9/15/2018	1.00%	**	2,604,496
US TREASURY N/B 09/18 1.375	9/30/2018	1.38%	**	18,067,500
US TREASURY N/B 09/19 1	9/30/2019	1.00%	**	12,221,190
US TREASURY N/B 09/20 1.375	9/30/2020	1.38%	**	6,470,858
US TREASURY N/B 09/21 2.125	9/30/2021	2.13%	**	80,068,729
US TREASURY N/B 09/23 1.375	9/30/2023	1.38%	**	3,532,280
US TREASURY N/B 10/17 0.75	10/31/2017	0.75%	**	22,100,136
US TREASURY N/B 10/17 0.875	10/15/2017	0.88%	**	1,990,310
US TREASURY N/B 10/17 1.875	10/31/2017	1.88%	**	3,927,558
US TREASURY N/B 10/18 0.75	10/31/2018	0.75%	**	48,776,854
US TREASURY N/B 10/18 1.25	10/31/2018	1.25%	**	34,054,468
US TREASURY N/B 10/19 1.5	10/31/2019	1.50%	**	19,722,653
US TREASURY N/B 10/20 1.375	10/31/2020	1.38%	**	888,961
US TREASURY N/B 10/20 1.75	10/31/2020	1.75%	**	5,210,358
US TREASURY N/B 10/23 1.625	10/31/2023	1.63%	**	21,165,540
US TREASURY N/B 11/17 0.625	11/30/2017	0.63%	**	32,773,000
US TREASURY N/B 11/17 0.875	11/15/2017	0.88%	**	43,501,697
US TREASURY N/B 11/17 0.875	11/30/2017	0.88%	**	69,435,416
US TREASURY N/B 11/18 1	11/30/2018	1.00%	**	547,694,794
US TREASURY N/B 11/18 1.25	11/30/2018	1.25%	**	142,064,988
US TREASURY N/B 11/18 1.25	11/15/2018	1.25%	**	48,048,066
US TREASURY N/B 11/19 1	11/15/2019	1.00%	**	32,108,993
US TREASURY N/B 11/19 1	11/30/2019	1.00%	**	3,655,485
US TREASURY N/B 11/19 1.5	11/30/2019	1.50%	**	4,108,487
US TREASURY N/B 11/20 2	11/30/2020	2.00%	**	12,159,586
US TREASURY N/B 11/20 2.625	11/15/2020	2.63%	**	40,093,111
US TREASURY N/B 11/21 1.75	11/30/2021	1.75%	**	10,292,629
US TREASURY N/B 11/22 2	11/30/2022	2.00%	**	47,159,130
US TREASURY N/B 11/23 2.125	11/30/2023	2.13%	**	40,951,225
US TREASURY N/B 11/26 2	11/15/2026	2.00%	**	88,993,879
US TREASURY N/B 11/40 4.25	11/15/2040	4.25%	**	20,323,398
US TREASURY N/B 11/42 2.75	11/15/2042	2.75%	**	9,676,320
US TREASURY N/B 11/46 2.875	11/15/2046	2.88%	**	29,779,890
US TREASURY N/B 12/17 0.75	12/31/2017	0.75%	**	10,083,426
US TREASURY N/B 12/17 1	12/15/2017	1.00%	**	46,048,530
US TREASURY N/B 12/17 1	12/31/2017	1.00%	**	37,088,944
US TREASURY N/B 12/18 1.375	12/31/2018	1.38%	**	6,019,452

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
US TREASURY N/B 12/18 1.5	12/31/2018	1.50%	**	14,493,866
US TREASURY N/B 12/19 1.125	12/31/2019	1.13%	**	8,090,530
US TREASURY N/B 12/19 1.375	12/15/2019	1.38%	**	254,230,721
US TREASURY N/B 12/20 1.75	12/31/2020	1.75%	**	1,999,376
US TREASURY N/B 12/23 2.25	12/31/2023	2.25%	**	18,658,747
USAA AUTO OWNER TRUST USAOT 2015 1 A4	11/16/2020	1.54%	**	1,241,783
VALERO ENERGY CORP SR UNSECURED 03/19 9.375	3/15/2019	9.38%	**	201,530
VALSPAR CORP SR UNSECURED 05/17 6.05	5/1/2017	6.05%	**	2,397,379
VENTAS REALTY LP/CAP CRP COMPANY GUAR 02/18 2	2/15/2018	2.00%	**	7,137,659
VENTAS REALTY LP/CAP CRP COMPANY GUAR 04/19 4	4/30/2019	4.00%	**	2,384,359
VERIZON COMMUNICATIONS SR UNSECURED 02/20 2.625	2/21/2020	2.63%	**	24,510,923
VERIZON COMMUNICATIONS SR UNSECURED 03/24 4.15	3/15/2024	4.15%	**	13,271,271
VERIZON COMMUNICATIONS SR UNSECURED 04/21 4.6	4/1/2021	4.60%	**	3,248,811
VERIZON COMMUNICATIONS SR UNSECURED 08/19 1.375	8/15/2019	1.38%	**	6,521,889
VERIZON COMMUNICATIONS SR UNSECURED 08/26 2.625	8/15/2026	2.63%	**	1,040,224
VERIZON COMMUNICATIONS SR UNSECURED 09/20 4.5	9/15/2020	4.50%	**	856,090
VERIZON COMMUNICATIONS SR UNSECURED 09/23 5.15	9/15/2023	5.15%	**	38,933,212
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	11/1/2022	2.45%	**	2,356,816
VERIZON COMMUNICATIONS SR UNSECURED 11/24 3.5	11/1/2024	3.50%	**	897,113
VERIZON OWNER TRUST VZOT 2016 1A A 144A	1/20/2021	1.42%	**	273,188
VF CORP SR UNSECURED 11/17 5.95	11/1/2017	5.95%	**	259,199
VIACOM INC SR UNSECURED 04/24 3.875	4/1/2024	3.88%	**	310,567
VIACOM INC SR UNSECURED 06/22 3.125	6/15/2022	3.13%	**	383,006
VIACOM INC SR UNSECURED 09/19 5.625	9/15/2019	5.63%	**	866,034
VIRGINIA ELEC + POWER CO SR UNSECURED 01/18 1.2	1/15/2018	1.20%	**	285,780
VIRGINIA ELEC + POWER CO SR UNSECURED 01/26 3.15	1/15/2026	3.15%	**	3,971,256
VISA INC SR UNSECURED 12/17 1.2	12/14/2017	1.20%	**	7,855,884
VISA INC SR UNSECURED 12/20 2.2	12/14/2020	2.20%	**	3,571,068
VISA INC SR UNSECURED 12/25 3.15	12/14/2025	3.15%	**	1,386,053
VISA INC SR UNSECURED 12/45 4.3	12/14/2045	4.30%	**	390,540
VNO MORTGAGE TRUST VNDO 2012 6AVE A 144A	11/15/2030	3.00%	**	504,610
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	2/27/2017	5.63%	**	301,725
VODAFONE GROUP PLC SR UNSECURED 02/18 1.5	2/19/2018	1.50%	**	398,514
VODAFONE GROUP PLC SR UNSECURED 06/19 5.45	6/10/2019	5.45%	**	2,448,355
VODAFONE GROUP PLC SR UNSECURED 07/18 4.625	7/15/2018	4.63%	**	415,884
VODAFONE GROUP PLC SR UNSECURED 09/17 1.25	9/26/2017	1.25%	**	349,351
VOLKSWAGEN AUTO LEASE TRUST VWALT 2015 A A3	12/20/2017	1.25%	**	1,245,910
VOLKSWAGEN GROUP AMERICA COMPANY GUAR 144A 05/18 1.65	5/22/2018	1.65%	**	637,520
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 03/17 2.375	3/22/2017	2.38%	**	501,125
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 11/17 1.6	11/20/2017	1.60%	**	199,488
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A5	12/15/2043	5.34%	**	2,662,275
WACHOVIA CAP TRUST III LIMITD GUARA 03/49 VAR	3/29/2049	5.57%	**	2,453,250
WACHOVIA CORP COMPANY GUAR 02/18 5.75	2/1/2018	5.75%	**	2,121,681
WAL MART STORES INC SR UNSECURED 02/18 5.8	2/15/2018	5.80%	**	2,066,071
WAL MART STORES INC SR UNSECURED 04/17 5.375	4/5/2017	5.38%	**	480,206
WALDORF ASTORIA BOCA RATON TRU WABR 2016 BOCA A 144A	6/15/2029	2.05%	**	1,100,297
WALGREENS BOOTS ALLIANCE SR UNSECURED 05/18 1.75	5/30/2018	1.75%	**	1,951,948
WALGREENS BOOTS ALLIANCE SR UNSECURED 06/21 2.6	6/1/2021	2.60%	**	596,233
WALGREENS BOOTS ALLIANCE SR UNSECURED 06/23 3.1	6/1/2023	3.10%	**	6,814,662
WALGREENS BOOTS ALLIANCE SR UNSECURED 06/26 3.45	6/1/2026	3.45%	**	1,923,938
WALGREENS BOOTS ALLIANCE SR UNSECURED 11/17 1.75	11/17/2017	1.75%	**	1,669,154

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WALT DISNEY COMPANY/THE SR UNSECURED 05/17 0.875	5/30/2017	0.88%	**	303,825
WALT DISNEY COMPANY/THE SR UNSECURED 08/21 2.75	8/16/2021	2.75%	**	631,150
WALT DISNEY COMPANY/THE SR UNSECURED 12/17 1.1	12/1/2017	1.10%	**	349,698
WALT DISNEY COMPANY/THE SR UNSECURED 12/17 5.875	12/15/2017	5.88%	**	177,398
WAMU MORTGAGE PASS THROUGH CER WAMU 2002 AR2 A	2/27/2034	1.85%	**	2,306,139
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR2 2A1A	1/25/2045	0.90%	**	2,650,188
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR13 2A	10/25/2046	2.10%	**	399,090
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 AR1 2A	2/25/2033	2.75%	**	24,804
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 MS2 3A1	3/25/2018	5.00%	**	44,448
WASHINGTON ST WAS 07/19 FIXED 5	7/1/2019	5.00%	**	3,256,350
WASTE MANAGEMENT INC COMPANY GUAR 03/21 4.6	3/1/2021	4.60%	**	355,962
WASTE MANAGEMENT INC COMPANY GUAR 05/24 3.5	5/15/2024	3.50%	**	1,020,729
WEA FINANCE LLC/WESTFIEL COMPANY GUAR 144A 09/19 2.7	9/17/2019	2.70%	**	2,786,536
WELLS FARGO + COMPANY SR UNSECURED 01/18 1.5	1/16/2018	1.50%	**	968,838
WELLS FARGO + COMPANY SR UNSECURED 01/20 2.15	1/30/2020	2.15%	**	9,156,531
WELLS FARGO + COMPANY SR UNSECURED 04/19 2.125	4/22/2019	2.13%	**	5,016,180
WELLS FARGO + COMPANY SR UNSECURED 04/21 4.6	4/1/2021	4.60%	**	5,372,700
WELLS FARGO + COMPANY SR UNSECURED 10/26 3	10/23/2026	3.00%	**	2,400,040
WELLS FARGO + COMPANY SR UNSECURED 12/17 5.625	12/11/2017	5.63%	**	2,540,060
WELLS FARGO + COMPANY SUBORDINATED 01/24 4.48	1/16/2024	4.48%	**	10,920,295
WELLS FARGO + COMPANY SUBORDINATED 02/23 3.45	2/13/2023	3.45%	**	2,609,357
WELLS FARGO + COMPANY SUBORDINATED 07/27 4.3	7/22/2027	4.30%	**	2,941,722
WELLS FARGO + COMPANY SUBORDINATED 11/44 4.65	11/4/2044	4.65%	**	3,149,539
WELLS FARGO + COMPANY SUBORDINATED 11/45 4.9	11/17/2045	4.90%	**	380,035
WELLS FARGO BANK NA SR UNSECURED 05/19 1.75	5/24/2019	1.75%	**	10,240,248
WELLS FARGO BANK NA SR UNSECURED 12/19 2.15	12/6/2019	2.15%	**	25,324,290
WELLS FARGO BANK NA SUBORDINATED 11/17 6	11/15/2017	6.00%	**	705,699
WELLS FARGO COMMERCIAL MORTGAG WFCM 2015 C29 A2	6/15/2048	2.55%	**	6,366,083
WELLS FARGO COMMERCIAL MORTGAG WFCM 2015 C30 A2	9/15/2058	2.57%	**	1,012,291
WELLS FARGO COMMERCIAL MORTGAG WFCM 2015 NXS2 A3	7/15/2058	3.25%	**	5,270,134
WELLS FARGO COMMERCIAL MORTGAG WFCM 2015 NXS3 ASB	9/15/2057	3.37%	**	2,889,532
WELLS FARGO COMMERCIAL MORTGAG WFCM 2016 C37 A3	12/15/2049	3.70%	**	3,809,752
WELLS FARGO DEALER FLOORPLAN M GEDFT 2015 1 A	1/20/2020	1.24%	**	6,409,455
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 AA A1	12/25/2034	3.03%	**	646,259
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 EE 2A1	12/25/2034	3.03%	**	661,854
WELLTOWER INC SR UNSECURED 03/18 2.25	3/15/2018	2.25%	**	7,230,773
WELLTOWER INC SR UNSECURED 04/26 4.25	4/1/2026	4.25%	**	2,695,126
WESFARMERS LTD COMPANY GUAR 144A 03/18 1.874	3/20/2018	1.87%	**	319,630
WESTERN GAS PARTNERS SR UNSECURED 07/22 4	7/1/2022	4.00%	**	381,119
WESTERN GAS PARTNERS SR UNSECURED 08/18 2.6	8/15/2018	2.60%	**	280,540
WESTPAC BANKING CORP COVERED 144A 11/18 1.85	11/26/2018	1.85%	**	10,394,492
WESTPAC BANKING CORP SR UNSECURED 05/21 2.1	5/13/2021	2.10%	**	586,653
WESTPAC BANKING CORP SR UNSECURED 07/18 2.25	7/30/2018	2.25%	**	1,545,924
WESTPAC BANKING CORP SR UNSECURED 08/19 1.6	8/19/2019	1.60%	**	8,220,900
WESTPAC BANKING CORP SR UNSECURED 11/18 1.95	11/23/2018	1.95%	**	500,821
WESTPAC BANKING CORP SR UNSECURED 11/19 4.875	11/19/2019	4.88%	**	321,924
WESTROCK RKT CO COMPANY GUAR 03/22 4.9	3/1/2022	4.90%	**	352,800
WEYERHAEUSER CO SR UNSECURED 10/19 7.375	10/1/2019	7.38%	**	5,612,930
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 A5	3/15/2045	3.07%	**	407,589
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 AS	3/15/2045	3.31%	**	575,388
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C19 B	3/15/2047	4.72%	**	320,180

Security Name	Maturity Date	Rate	Cost	Current Value (in dollars)
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C20 C	5/15/2047	4.51%	**	1,897,209
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C22 AS	9/15/2057	4.07%	**	4,834,633
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 AS	10/15/2057	4.21%	**	4,574,052
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 B	10/15/2057	4.38%	**	5,116,979
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 C	10/15/2057	3.85%	**	1,613,562
WHIRLPOOL CORP SR UNSECURED 11/17 1.65	11/1/2017	1.65%	**	3,235,624
WI TREASURY SEC 01/17 0.875	1/31/2017	0.88%	**	63,410,227
WI TREASURY SEC 02/17 0.00000	2/9/2017	0.01%	**	73,600,295
WILLIAMS PARTNERS LP SR UNSECURED 03/22 3.6	3/15/2022	3.60%	**	562,963
WILLIAMS PARTNERS LP SR UNSECURED 03/24 4.3	3/4/2024	4.30%	**	22,650,061
WILLIAMS PARTNERS LP SR UNSECURED 08/22 3.35	8/15/2022	3.35%	**	4,474,112
WILLIAMS PARTNERS LP SR UNSECURED 11/23 4.5	11/15/2023	4.50%	**	5,136,125
WISC ELEC POWER SR UNSECURED 06/18 1.7	6/15/2018	1.70%	**	50,121
WISCONSIN POWER + LIGHT SR UNSECURED 07/19 5	7/15/2019	5.00%	**	141,866
WISCONSIN PUBLIC SERVICE SR UNSECURED 12/18 1.65	12/4/2018	1.65%	**	164,829
WISCONSIN ST GEN FUND ANNUAL A WISGEN 05/27 FIXED 2.483	5/1/2027	2.48%	**	1,866,900
WISCONSIN ST WIS 05/19 FIXED 5	5/1/2019	5.00%	**	1,779,413
WM WRIGLEY JR CO SR UNSECURED 144A 10/18 2.4	10/21/2018	2.40%	**	1,684,941
WM WRIGLEY JR CO SR UNSECURED 144A 10/19 2.9	10/21/2019	2.90%	**	5,331,501
WM WRIGLEY JR CO SR UNSECURED 144A 10/20 3.375	10/21/2020	3.38%	**	4,346,194
WORLD FINANCIAL NETWORK CREDIT WFNMT 2012 D A	4/17/2023	2.15%	**	2,007,430
WORLD FINANCIAL NETWORK CREDIT WFNMT 2015 B A	6/17/2024	2.55%	**	1,011,334
WORLD FINANCIAL NETWORK CREDIT WFNMT 2016 A A	4/15/2025	2.03%	**	11,417,111
WORLD OMNI AUTO RECEIVABLES TR WOART 2014 B A3	1/15/2020	1.14%	**	1,223,116
WORLD OMNI AUTO RECEIVABLES TR WOART 2015 B A4	1/17/2022	1.84%	**	1,539,469
WORLD OMNI AUTOMOBILE LEASE SE WOLS 2014 A A3	9/15/2017	1.16%	**	477,139
WORLD OMNI AUTOMOBILE LEASE SE WOLS 2015 A A3	10/15/2018	1.54%	**	1,822,697
WORLD OMNI AUTOMOBILE LEASE SE WOLS 2016 A A3	8/15/2019	1.45%	**	1,404,550
WYETH LLC COMPANY GUAR 04/17 5.45	4/1/2017	5.45%	**	1,237,631
XEROX CORPORATION SR UNSECURED 03/17 2.95	3/15/2017	2.95%	**	4,142,443
XEROX CORPORATION SR UNSECURED 09/20 2.75	9/1/2020	2.75%	**	1,755,715
XYLEM INC SR UNSECURED 10/21 4.875	10/1/2021	4.88%	**	869,055
ZIMMER BIOMET HOLDINGS SR UNSECURED 04/18 2	4/1/2018	2.00%	**	6,247,619
ZIMMER BIOMET HOLDINGS SR UNSECURED 04/22 3.15	4/1/2022	3.15%	**	2,323,630
ZIMMER BIOMET HOLDINGS SR UNSECURED 04/25 3.55	4/1/2025	3.55%	**	1,266,183
ZOETIS INC SR UNSECURED 02/18 1.875	2/1/2018	1.88%	**	3,859,989
ZOETIS INC SR UNSECURED 11/20 3.45	11/13/2020	3.45%	**	1,026,361
ZOETIS INC SR UNSECURED 11/25 4.5	11/13/2025	4.50%	**	2,120,296
TOTAL				$49,811,309,806

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through January 2037)			**	$713,495,086

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
				(Concluded)

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE G, PART III - SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2016

Party Involved	Relationship to Plan	Description of Transaction	Cost of Asset	Current Value of Asset	Net Gain on Each Transaction
The Boeing Company	Plan sponsor	Plan assets were inadvertently used to pay plan sponsor expenses.	$245,035	$257,326	$12,291
State Street Bank and Trust Company	Trustee	Plan assets were inadvertently used to make an overpayment to the Trustee.	$376	$823	$447